As filed with the Securities and Exchange Commission on December 5, 2003

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

AMERICAN COMMUNITY BANCSHARES, INC.

(Exact Name of Registrant as Specified in its Charter)

North Carolina	6712	56-2179531
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

4500 Cameron Valley Parkway

Suite 150

Charlotte, North Carolina 28211

(704) 225-8444

(Address, including ZIP Code, and telephone number, including area code, of registrant’s principal executive offices)

Randy P. Helton

President and Chief Executive Officer

American Community Bancshares, Inc.

4500 Cameron Valley Parkway

Suite 150

Charlotte, North Carolina 28211

(704) 255-8444

(Name, address, including zip code, and telephone number, including area code of agent for service)

WITH COPIES TO:

Anthony Gaeta, Jr., Esq. Todd H. Eveson, Esq. Gaeta & Associates, P.A. 8305 Falls of the Neuse Road Suite 203 Raleigh, North Carolina 27615 (919) 845-2558	Neil E. Grayson, Esq. Nelson, Mullins, Riley & Scarborough, L.L.P. Poinsett Plaza, Suite 900 104 South Main Street Greenville, South Carolina 29601 (864) 250-2235

Approximate date of commencement of the proposed sale to the public:    The date of mailing of the enclosed Joint Proxy Statement/Prospectus to the shareholders of American Community Bancshares, Inc. and FNB Bancshares, Inc.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.    ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 464(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee

Common Stock $1.00 Par Value	729,260	N/A	$6,928,646	$560.53

(1)	Represents the maximum estimated number of shares to be issued by the Registrant in connection with its acquisition of FNB Bancshares, Inc.
(2)	In accordance with Rule 457(f), represents the average of the high and low sale price per share of FNB Bancshares, Inc. as of December 1, 2003 ($20.45), multiplied by the estimated number of shares of FNB Bancshares, Inc. common stock to be cancelled in connection with the merger (679,279 shares) less the estimated amount of cash to be paid by the Registrant to the shareholders of FNB Bancshares, Inc. ($6,962,610).

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission acting pursuant to said Section 8(a) may determine.

JOINT PROXY STATEMENT/PROSPECTUS

AMERICAN COMMUNITY BANCSHARES, INC.

SPECIAL MEETING OF SHAREHOLDERS

            , 2004

FNB BANCSHARES, INC.

SPECIAL MEETING OF SHAREHOLDERS

            , 2004

            , 2004

This Joint Proxy Statement/Prospectus incorporates important business and financial information  that is not included in, or delivered with, this document. This information is available without charge to shareholders upon written or verbal request. Shareholders should contact Dan R. Ellis, Jr., Chief  Financial Officer, American Community Bancshares, Inc., 4500 Cameron Valley Parkway,  Suite 150, Charlotte, North Carolina 28211 or Kimberly D. Barrs, Corporate Secretary,  FNB Bancshares, Inc., 217 North Granard Street, Gaffney, South Carolina 29341 no  later than             , 2004, in order to receive copies of such information free of charge.

JOINT PROXY STATEMENT / PROSPECTUS

The Boards of Directors of American Community Bancshares, Inc. and FNB Bancshares, Inc. have agreed to a transaction that will result in FNB being merged with and into American Community and First National Bank of the Carolinas becoming a wholly owned subsidiary of American Community. Some important facts about this transaction are listed below.

Facts for FNB’s Shareholders	Facts for American Community’s Shareholders

•      FNB will be merged with and into American Community.

•      First National Bank of the Carolinas will become a wholly owned subsidiary of American Community. FNB shareholders will exchange all of their FNB shares for an aggregate of 607,558 shares of American Community’s common stock and $6,962,610 in cash.

•      In exchange for your FNB shares, you will receive, for each share of FNB, cash or a number of shares of American Community’s common stock or a combination of cash and American Community’s common stock.

•      Your Board of Directors unanimously recommends the merger.

•      The per share consideration will be the sum of $10.25 plus 0.8944 times the average price of American Community’s common stock during a 20-day period of time ending on the date of final regulatory approval of the merger. Using the price of American Community’s common stock for the 20 trading days ended as of             , 2003, the per share consideration would have been $            .

•      After the exchange, FNB’s shareholders will own approximately 20.4% of the outstanding shares of common stock of American Community.

•      Except in special circumstances, the exchange will be tax free to you, other than with respect to cash you receive in exchange for your FNB shares.

•      FNB plans to hold a special meeting of shareholders on             , 2004 to vote on the merger.

•      We expect the merger to be completed by March 31, 2004.

•      FNB will be merged with and into American Community.

•      First National Bank of the Carolinas will become a wholly owned subsidiary of American Community.

•      In the merger, you will keep the American Community common stock you own, and your rights as a shareholder of American Community will not be affected by the acquisition of FNB.

•      Your Board of Directors unanimously recommends the merger.

•      After the merger, American Community’s shareholders will own approximately 79.6% of the outstanding shares of common stock of American Community.

•      The merger will be tax-free to you.

•      American Community plans to hold a special meeting of shareholders on             , 2004 to vote on the merger.

•      We expect the merger to be completed by March 31, 2004.

This Document. This document serves two purposes. It is a Joint Proxy Statement being distributed by FNB and American Community to their shareholders in connection with the special shareholders’ meeting of FNB and the special shareholders’ meeting of American Community to consider approval of the merger agreement. It is also the Prospectus of American Community to offer to exchange shares of its common stock for shares of FNB’s common stock held by FNB’s shareholders. This document is therefore referred to as the Joint Proxy Statement/Prospectus. It contains important information about the merger. You should read it carefully.

Merger Consideration. If the merger is approved, FNB’s shareholders may elect to receive shares of American Community common stock, cash, or a combination of cash and American Community common stock in exchange for their shares of FNB common stock. In exchange for all of the shares of common stock of FNB, American Community will issue to FNB’s shareholders an aggregate of 607,558 shares of American Community common stock and $6,962,610 in cash, with approximately 50% of FNB’s outstanding shares of common stock being exchanged for American Community common stock and approximately 50% being exchanged for cash. Each FNB shareholder may elect to receive all cash or all American Community common stock or any combination of cash and American Community common stock, subject to proration, if necessary, to ensure that approximately 50% of FNB’s common stock is exchanged for American Community common stock and approximately 50% is exchanged for cash. The actual number of shares of common stock or amount of cash that each FNB shareholder will receive will be adjusted based upon the average closing price for American Community’s common stock during the 20 consecutive full trading days ending on (and including) the date of final regulatory approval. This calculation will not be known at the time of the special meetings.

American Community’s common stock is traded on the Nasdaq SmallCap Market under the symbol “ACBA.” FNB’s common stock is quoted on the OTC Bulletin Board under the symbol “FNBC.OB.”

Voting. Even if you plan to attend your shareholders’ meeting, please vote as soon as possible by completing and returning the enclosed appointment of proxy. Not voting at all will have the same effect as voting against the merger.

Some factors FNB’s shareholders should consider before they decide how to vote on the merger are described in this document under the heading “Risk Factors” which begins on page 10.

Neither the Securities and Exchange Commission, the FDIC, the North Carolina Commissioner of Banks, nor any state securities commission has approved of the American Community common stock to be issued in the merger or determined if this document is accurate or complete. It is illegal to tell you otherwise.

The shares of American Community common stock to be issued to FNB’s shareholders are not deposits or savings accounts and are not obligations of or guaranteed by American Community or its subsidiary American Community Bank. They are not insured by the FDIC or any other government agency and are subject to investment risk, including the possible loss of principal.

FNB’s shareholders and American Community’s shareholders have dissenters’ rights under South Carolina law and North Carolina law, respectively. Please see “Dissenters’ Rights” on page 49 of this Joint Proxy Statement/Prospectus for more information.

This Joint Proxy Statement/Prospectus is dated             , 2004, and it is being mailed to FNB’s shareholders and American Community’s shareholders on or about             , 2004.

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QUESTIONS AND ANSWERS FOR ALL SHAREHOLDERS

ABOUT VOTING PROCEDURES FOR THE SPECIAL MEETINGS

Q:	What is the proposed transaction?

A:	American Community is proposing to acquire FNB through the merger of FNB into American Community.

Q:	What am I being asked to do?

A:	After you have carefully read this document, mail your signed and dated proxy card in the enclosed envelope. The instructions on the accompanying proxy card will give you more information on how to vote by mail. This will enable your shares to be represented at the American Community special meeting or the FNB special meeting, as applicable.

Q:	If my shares are held in “street name” by my broker, will my broker vote my shares for me?

A:	Your broker will not be able to vote your shares without instructions from you. You should instruct your broker to vote your shares following the directions your broker provides. Your failure to instruct your broker to vote your shares will result in your shares not being voted. If you fail to return a proxy card or abstain from voting, the effect will be the same as a vote against the merger.

Q:	Can I change my vote after I have submitted my proxy with voting instructions?

A:	Yes. There are three ways you can change your vote. First, you may send a written notice to the Secretary of your company at the address included on page of this document, stating that you would like to revoke your proxy. Second, you may complete and submit a later dated proxy with new voting instructions. The latest vote actually received by American Community or FNB prior to its shareholders’ meeting will be your vote, and any earlier votes will be revoked. Third, you may attend your company’s special meeting and vote in person. Any earlier proxy votes will be revoked. Simply attending the meeting without voting, however, will not revoke your proxy. If you have instructed a broker to vote your shares, you must follow directions you will receive from your broker to change or revoke your proxy.

Q:	Whom should I call with questions?

A:	FNB shareholders should call V. Stephen Moss, President, at (864) 488-2265 with any questions about the merger and related issues.

American Community’s shareholders should call Randy P. Helton, President, at (704) 225-8444.

QUESTIONS AND ANSWERS FOR FNB SHAREHOLDERS

ABOUT ELECTING THE FORM OF MERGER CONSIDERATION

Q:	What will I receive in the merger?

A:	FNB’s shareholders will receive, in the aggregate, $6,962,610 in cash and 607,558 shares of common stock of American Community. The per share consideration is expected to be the sum of $10.25 plus 0.8944 times the average price of American Community common stock over the 20-day trading period ending with the date of regulatory approval. Because the determination period we use for this calculation has not occurred yet, the actual value of the per share consideration cannot be determined yet. However, using the price of American Community common stock during the 20 trading days ended as of , 2004, the consideration to be paid for each share of FNB common stock would have been $ . Because the determination period we use for this calculation will end several weeks prior to closing, the market value of the American Community common stock you receive may change from the market value on the date the calculation is actually made.

Q:	How do I elect the form of payment I prefer in the merger?

A:	We will mail an election form, together with a return envelope, to you shortly before the proposed closing date of the merger. To elect the form of payment you prefer, you must complete and return the election form. If you do not make an election, you will be allocated American Community common stock or cash or both depending on the elections made by FNB’s other shareholders. The ratio of cash and stock to be exchanged in the merger for each FNB shareholder will be determined by the price of American Community’s common stock at a date prior to the closing of the merger and, therefore, you might not receive the exact amount of cash or stock that you elect. Furthermore, shareholder elections will be prorated, to the extent necessary, in order to ensure that approximately 50% of FNB’s common stock is exchanged for American Community common stock and approximately 50% is exchanged for cash. The fully completed election form must be returned to Registrar and Transfer Company, Cranford, New Jersey, before the election deadline, which we expect to be 25 days following our mailing of the election form.

Q:	How do I exchange my FNB stock certificates?

A:	Shortly after the merger is completed, a letter of transmittal, together with a return envelope, will be mailed to you. The letter of transmittal will provide instructions on where to surrender your FNB stock certificates. The exchange agent will allocate cash and American Community common stock among FNB’s shareholders consistent with the allocation and proration procedures in the merger agreement.

Q:	When do you expect to complete the merger?

A:	We are working toward completing the merger as quickly as possible and expect to be able to close the merger by March 31, 2004.

Q:	Whom should I call with questions?

A:	FNB shareholders should call V. Stephen Moss, President, at (864) 488-2265 with any questions about the merger and related issues.

SUMMARY

This summary highlights the material terms of the proposed merger between American Community and FNB. For a more complete description of the terms of this transaction, and the parties to it, you should carefully read this entire Joint Proxy Statement/Prospectus, the documents that accompany this Joint Proxy Statement/Prospectus, and the documents to which we refer you. See “Where You Can Get More Information” at page     .

American Community Special Meeting (Page     )

American Community will hold its special meeting of shareholders at      a.m. on             , 2004 at             , North Carolina. If you owned shares of American Community at the close of business on the record date of             , 2004, you may vote at the American Community shareholders’ meeting.

On the record date for the American Community special meeting, there were              shares of American Community common stock outstanding. Each American Community shareholder will have one vote at American Community’s meeting for each share of stock he or she owned on the record date.

The only matter for consideration at the special meeting is consideration of approval of the merger with FNB.

The Affirmative Vote of a Majority of American Community’s Outstanding Shares of Common Stock is Required to Approve the Merger (Page     )

Approval of the merger requires the affirmative vote of the holders of a majority of American Community’s outstanding shares of common stock. Because an absolute majority vote of all shares is required to approve the merger, your failure to vote will have the same effect as a vote against approval of the merger.

Brokers who hold shares as nominees, or in “street name,” will not have the authority to vote such shares at the American Community special meeting unless they receive instructions from the shareholder whose account they hold.

Directors and executive officers of American Community currently own             % of the shares that may be voted at American Community’ special meeting. We expect all of these shares to be voted in favor of the merger.

If both FNB and American Community receive the approval of their respective shareholders, we currently expect to complete the merger by March 31, 2004, although we cannot be sure of when, or whether, the merger will be completed.

FNB Special Meeting (Page     )

FNB will hold its special meeting of shareholders at      p.m. on             , 2004 at                     , South Carolina. If you owned shares of FNB at the close of business on the record date of             , 2004, you may vote at the FNB shareholders’ meeting.

On the record date for the FNB special meeting, there were 679,279 shares of FNB common stock outstanding. Each FNB shareholder will have one vote at FNB’s meeting for each share of stock he or she owned on the record date.

The only matter for consideration at the special meeting is consideration of approval of the merger with American Community.

The Affirmative Vote of the Holders of Two-Thirds of FNB’s Outstanding Shares of Common Stock is Required to Approve the Merger (Page     )

Approval of the merger requires the affirmative vote of the holders of two-thirds of FNB’s outstanding shares of common stock. Because a two-thirds vote of all shares is required to approve the merger, your failure to vote will have the same effect as a vote against approval of the merger.

Brokers who hold shares as nominees, or in “street name,” will not have the authority to vote such shares at the FNB special meeting unless they receive instructions from the shareholder whose account they hold.

Directors and executive officers of FNB own 29.4% of the shares that may be voted at FNB’s special meeting. We expect all of these shares to be voted in favor of the merger.

The Companies (Pages     ,     )

American Community Bancshares, Inc.

4500 Cameron Valley Parkway

Suite 150

Charlotte, North Carolina 28211

(704) 225-8444

American Community is a corporation organized under the laws of the State of North Carolina and is registered as a bank holding company with the Federal Reserve Board. American Community was incorporated on February 16, 2000 to become the owner of all outstanding shares of American Community Bank, Monroe, North Carolina a North Carolina chartered non-member bank which commenced operations in November 1998. American Community’s executive office is in Charlotte, North Carolina. American Community Bank operates eight banking offices throughout Union and Mecklenburg Counties, North Carolina.

FNB Bancshares, Inc.

217 North Granard Street

Gaffney, South Carolina 29341

(864) 488-2265

FNB is a corporation organized under the laws of the State of South Carolina and is registered as a bank holding company with the Federal Reserve Board. FNB was incorporated on September 27, 1995 to become the owner of all outstanding shares of First National Bank of the Carolinas, a national banking association which commenced operations in October 1996. FNB’s main office is located in Gaffney, South Carolina. First National Bank of the Carolinas operates three banking offices throughout Cherokee County, South Carolina.

The Merger (Page     )

Upon completion of the merger, FNB will cease to exist as a separate entity and First National Bank of the Carolinas will become a wholly owned subsidiary of American Community. FNB’s shareholders will receive, in the aggregate, $6,962,610 in cash and 607,558 shares of common stock of American Community. The exact amount of cash and stock to be issued to each FNB shareholder will be based on the elections of all FNB shareholders and the average closing price of American Community’s common stock over a 20-day trading period ending with the date of the regulatory approval required to consummate the merger.

The per share consideration is expected to be the sum of $10.25 plus 0.8944 times the average price of American Community common stock over the 20-day trading period ending with the date of regulatory approval. At time of announcement the per share value for each share of FNB common stock was $20.50 based on an average price of $11.46 for American Community’s common stock.

Because the market price of American Community stock to be used to determine the merger consideration to be paid to each FNB shareholder will not be determined until the 20 day trading period ends, the per share merger consideration to be issued to each FNB shareholder cannot be calculated at this time. However, using the 20-day trading average of American Community’s common stock of $11.46 at the time of announcement of the merger, the value of the merger consideration for each share of FNB common stock would be approximately $20.50. Using the 20-day trading average of American Community’s common stock of $             at the time this document was printed, the value of the merger consideration for each share of FNB common stock would be approximately $            .

While we cannot assure you that you will receive the exact allocation of merger consideration you elect, each FNB shareholder may elect to receive: (i) all of his or her merger consideration in shares of American Community common stock; (ii) all of his or her merger consideration in cash; or (iii) any combination of cash and American Community common stock. Shareholder elections will be adjusted pro rata, as necessary, to ensure that all shares of common stock of FNB will be exchanged for exactly 607,558 shares of American Community common stock and exactly $6,962,610 in cash. If shareholder elections are adjusted, then FNB shareholders may receive a mix of consideration that is different from that which they elected. An election form will be mailed to FNB shareholders shortly before the proposed closing date of the merger. The election form will allow each FNB shareholder to elect the form of merger consideration he or she would like to receive. Upon consummation of the merger, former shareholders of FNB will own approximately 20.4% of the issued and outstanding shares of American Community.

We have attached the merger agreement as Appendix A of this Joint Proxy Statement/Prospectus. We encourage you to read the agreement as it is the legal document that governs the merger.

Both Companies’ Boards of Directors Unanimously Recommend that Shareholders Vote “FOR” Approval of the Merger (Pages     ,     )

The Boards of Directors of both American Community and FNB believe that the merger is in the best interests of their respective shareholders and recommend that shareholders vote “FOR” approval of the merger.

FNB’s Board believes that its shareholders will benefit by gaining a stake in a larger, well capitalized community bank holding company that will have the ability to serve depositors in a wider area of North and South Carolina. Additionally, because American Community’s stock is listed on the Nasdaq SmallCap Market, FNB’s shareholders will benefit from a more liquid market than they now have. This merger will allow the resulting company to increase its market share and its geographic reach and to more widely diversify its credit risk.

The Boards of Directors of American Community and FNB believe that the merger will help fulfill their mutual long-term goals of:

•	enhancing shareholder value;

•	adding financial products and services;

•	diversifying credit risk;

•	broadening the markets they serve; and

•	generating growth in assets and deposits.

American Community and FNB Shareholders Have Dissenters’ Rights in the Merger (Pages      and     )

If the merger is completed, holders of American Community common stock and FNB common stock will each have the right to dissent and receive the “fair value” of their shares in cash. American Community shareholders’ dissenters’ rights are governed by North Carolina law, and FNB shareholders’ dissenters’ rights are governed by South Carolina law. Copies of the applicable statutes are attached as Appendices B and C to this document. Shareholders who intend to exercise their dissenters’ rights must carefully follow the requirements of the applicable statute, and they should consult with their own legal counsel. Shareholders who exercise dissenters’ rights may have taxable income as a result, so shareholders who intend to dissent should also consult with their own tax advisers.

Comparative Per Share Market Price Information (Page     )

Shares of American Community’s common stock are listed on the Nasdaq SmallCap Market under the symbol “ACBA.” On November 5, 2003, the last full trading day prior to the public announcement of the proposed transaction, American Community’s stock closed at $11.75 per share. On             , 2004, the most recent date prior to the printing of this document, American Community’s stock closed at $             per share.

Shares of FNB’s common stock are quoted on the OTC Bulletin Board under the symbol “FNBC.OB.” On November 5, 2003, the last full trading day prior to the public announcement of the proposed transaction, FNB’s stock closed at $16.70 per share. On             , 2004, the most recent date prior to the printing of this document, FNB’s stock closed at $             per share.

Material Federal Income Tax Consequences (Page     )

We have received an opinion from the accounting firm of Dixon Odom PLLC regarding the federal income tax consequences of the merger. Subject to the limitations and qualifications summarized in the “Federal Income Tax Consequences” section of this Joint Proxy Statement/Prospectus, neither American Community shareholders nor FNB shareholders will recognize gain or loss for U.S. federal income tax purposes as a result of the merger, except to the extent that cash is received from American Community for shares of FNB common stock. The cash received by FNB shareholders pursuant to the merger either by exchange of shares of FNB common stock or in lieu of fractional share interests should be treated as proceeds of a redemption for federal income tax purposes and should qualify for “sale or exchange” treatment at applicable capital gains rates. However, because of uncertainty resulting from the fact that more than one provision of the tax law could apply to this transaction, it is possible that the receipt of any cash by FNB shareholders would not qualify for “sale or exchange” treatment and would therefore be subject to dividend income tax rates.

Since tax matters can be complicated, and tax results may vary among shareholders, we urge you to contact your own tax advisor to understand fully how this transaction will affect you.

The Orr Group and McColl Partners, LLC Believe that the Merger is Fair to Each Company’s Shareholders (Pages     ,     )

In deciding to approve the merger of American Community and FNB, our Boards considered opinions from our respective financial advisors as to the fairness of the merger consideration from a financial point of view. FNB has received an opinion from The Orr Group, Winston-Salem, North Carolina that the merger consideration is fair, from a financial point of view, to FNB’s shareholders. The Orr Group is an investment banking firm that specializes in providing investment banking advisory services to financial institutions. American Community has received an opinion from McColl Partners, LLC, Charlotte, North Carolina that the merger consideration is fair, from a financial point of view, to American Community’s shareholders. McColl Partners is a nationally recognized investment banking firm that specializes in advising on mergers and acquisitions. These opinions are attached as Appendices D and E respectively to this Joint Proxy Statement/Prospectus.

In delivering these opinions, our financial advisors performed a variety of analyses. The analyses included:

•	comparing FNB’s and American Community’s historical stock prices and other financial information to each other and to those of other selected companies;

•	comparing the financial terms of the merger to those of other publicly announced transactions; and

•	estimating the relative values and contributions of FNB and American Community based on past and estimated future performances and anticipated benefits of the merger.

The Orr Group will be paid a fee of $236,400 for its advisory services in connection with the merger, including the delivery of its fairness opinion. (See disclosure in The Orr Group’s fairness opinion, included in this Joint Proxy Statement/Prospectus as Appendix D.) McColl Partners, LLC will receive a fee of $150,000 for its advisory services in connection with the merger, including the delivery of its fairness opinion. (See disclosure in McColl Partners, LLC’s fairness opinion, included in this Joint Proxy Statement/Prospectus as Appendix E.)

We Must Obtain Regulatory Approvals to Complete the Merger (Page     )

We have filed an application with the Federal Reserve Board to permit FNB to merge with and into American Community. We cannot complete the merger unless it is first approved by the Federal Reserve and the South Carolina Board of Financial Institutions. If the merger is approved, we will have to wait an additional 15 to 30 days before we can complete it. During that time, the U.S. Department of Justice can challenge the merger.

As of the date of this document, we have not yet received the required regulatory approvals. Although we expect to obtain the necessary approvals in a timely manner, we cannot be certain when, or if, they will be received.

Purchase Accounting Treatment to be Used for the Merger (Page     )

Under the purchase method of accounting, the net assets and liabilities of FNB, as the company being acquired in the merger, are generally recorded at their respective fair values as of the closing date of the merger and added to those of American Community. American Community’s consolidated financial statements issued after consummation of the merger will reflect these values and will not be restated retroactively to reflect the historical financial position or results of operations of FNB.

Our Banking Operations After the Merger (Page     )

Following the completion of the merger, FNB will cease to exist and First National Bank of the Carolinas will become a wholly owned subsidiary of American Community. First National Bank of the Carolinas will continue to operate its current branch offices.

Reselling the Stock Received in the Merger (Page     )

The shares of American Community common stock to be issued in the merger will be registered under the Securities Act of 1933. Except as noted below, shareholders may freely transfer those shares after they receive them. FNB has identified certain of its directors, executive officers and others who may be deemed “affiliates” of FNB, and those persons are expected to enter into agreements with American Community reflecting limitations on the transfer of the shares they will receive in the merger.

Differences in Shareholders’ Rights (Page     )

Each FNB shareholder who receives American Community common stock will become an American Community shareholder. The rights of FNB’s shareholders are currently governed by South Carolina corporate law and FNB’s articles of incorporation and bylaws. The rights of American Community’s shareholders are currently governed by North Carolina corporate law and American Community’s articles of incorporation andbylaws. The rights of FNB’s and American Community’s shareholders differ with respect to various matters.

Financial Interests of FNB’s Directors and Officers in the Merger (Page     )

Some of FNB’s directors and officers have interests in the merger in addition to their interests as shareholders. American Community has agreed that two current FNB directors will be appointed as directors of American Community when the merger is completed. American Community currently pays members of its

Board of Directors $400 for each Board meeting attended and $200 for each committee meeting attended. In addition, in exchange for terminating his current employment agreement, American Community and First National Bank of the Carolinas will enter into a new employment agreement with V. Stephen Moss on the closing date of the merger. The agreement will be for an initial term of three years, with automatic one year extensions. Mr. Moss will serve as President and Chief Executive Officer of First National Bank of the Carolinas and will be paid an annual salary of $125,000. Mr. Moss will also be granted options to purchase 10,000 shares of common stock of American Community and will be permitted to direct the award of an additional 5,000 options to purchase shares of American Community common stock to employees of First National Bank of the Carolinas.

Terminating the Merger Agreement (Page     )

FNB has the right to terminate the merger agreement if the average price of American Community’s common stock during the 20 day trading period falls below $9.17. If FNB exercises its right to terminate due to an average price of American Community stock during the 20-day trading period that is below $9.17, then American Community can override FNB’s termination by increasing the merger consideration as provided in the merger agreement.

American Community also has the right to terminate the merger agreement if the average price of its common stock during the 20 day trading period rises above $13.75. If American Community exercises its right to terminate due to an average price of its stock during the 20-day trading period that is above $13.75, then FNB can override American Community’s termination by decreasing the merger consideration as provided in the merger agreement.

The merger agreement may be terminated by either FNB or American Community alone by action of their respective Boards of Directors if, among other things:

•	there is a material adverse change in the financial condition or results of operations of the other party;

•	any of the conditions to its obligations have not been satisfied in all material respects or effectively waived by it in writing;

•	the other party has violated or failed to fully perform any of its obligations, covenants or agreements under the merger agreement in any material respect;

•	any of the other party’s representations or warranties were false or misleading in any material respect when made, or there occurs any event or development or there exists any condition or circumstance which has caused or, with the lapse of time or otherwise, might cause any of the other party’s representations or warranties to become false or misleading in any material respect;

•	FNB’s shareholders do not approve the merger agreement or American Community’s shareholders do not approve the merger agreement; or

•	the merger has not been completed by June 30, 2004 (unless American Community and FNB mutually agree to extend this deadline to a later date).

Amending the Merger Agreement (Page     )

The merger agreement may be amended by written consent of American Community and FNB at any time prior to the completion of the merger. However, an amendment to change the consideration payable to FNB shareholders cannot be made following adoption of the merger agreement by the FNB shareholders and American Community shareholders without their approval.

FNB has Agreed Not to Solicit Alternative Transactions (Page     )

In the merger agreement, FNB has agreed not to encourage, negotiate with, or provide any information to any entity other than American Community concerning an acquisition transaction involving FNB. This restriction, along with the termination payment described below, may deter other potential parties interested in acquiring control of FNB. However, FNB may take certain of these actions if its Board of Directors determines that it should do so. This determination by the FNB Board must be made after the FNB Board consults with its legal counsel, and must be based on the FNB Board’s fiduciary duties. As a condition to American Community entering into the merger agreement, FNB agreed to pay American Community $650,000 if FNB terminates the merger agreement and, within 18 months, enters into an agreement to, or completes, a transaction with an entity other than American Community which results in FNB being acquired by or coming under the control of a person other than American Community.

Comparative Per Share Data

The following table includes per share data for American Community common stock and FNB common stock, including book values, cash dividends declared, and net income, on the dates and for the periods presented:

•	for American Community and FNB on a historical basis;

•	for American Community on a pro forma combined basis; and

•	on an equivalent per share of FNB common stock basis.

The pro forma combined and equivalent per share information combines the American Community information together with FNB information as though the merger had been consummated on              and             . The pro forma data in the table assumes that the merger is accounted for using the “purchase” method of accounting. The pro forma data is not indicative of the results of future operations or the actual results that would have occurred had the merger been consummated at the beginning of the periods presented. You should read the information below in conjunction with American Community’s and FNB’s audited financial statements and unaudited interim financial statements, together with the related footnotes, which accompany this Joint Proxy Statement/Prospectus. You should also read the notes and assumptions used to prepare the “Unaudited Pro Forma Condensed Combined Consolidated Financial Statements” that appear in this Joint Proxy Statement/Prospectus.

	For the Twelve Months Ended December 31, 2002
	American Community Historical	FNB Historical	Pro Forma Combined	FNB Pro Forma Equivalent
Net Income per share, basic	0.61	0.78	0.54	0.97
Net Income per share, diluted	0.50	0.77	0.52	0.93
Dividends declared per share	—	—	—	—
Book Value per share	8.17	10.49	9.20	16.46

	For the Nine Months Ended September 30, 2003
	American Community Historical	FNB Historical	Pro Forma Combined	FNB Pro Forma Equivalent
Net Income per share, basic	0.38	0.70	0.43	0.76
Net Income per share, diluted	0.38	0.67	0.41	0.73
Dividends declared per share	0.08	—	0.08	0.08
Book Value per share	8.42	11.11	9.41	16.83

The following table lists the closing market values of American Community common stock and FNB common stock on November 5, 2003 (the trading day preceding the first public announcement of the merger), and the equivalent per share market value of FNB common stock on that date based on the terms of the merger agreement.

	American Community Stock	FNB Stock	Pro forma equivalent per share of FNB Stock
Market value	$11.75	$16.70	$20.85

RISK FACTORS

In addition to the other information contained or incorporated by reference in this Joint Proxy Statement/Prospectus, you should consider the following material risk factors carefully before deciding how to vote at the FNB and American Community special meetings. Please see page      under “Forward-Looking Statements” for additional information to bear in mind before casting your vote.

Risks Related to the Merger

Because the market price of American Community common stock may fluctuate, an FNB shareholder cannot be sure of the value of the merger consideration that the shareholder will receive.

Upon completion of the merger, each share of FNB common stock will be converted into shares of American Community common stock, cash or a combination of American Community common stock and cash pursuant to the terms of the merger agreement. The value of the consideration will be determined based on the average closing price of American Community common stock during a 20 trading day measurement period ending on the date of regulatory approval of the merger. This average price may vary from the price of American Community common stock on the date the merger was announced, on the date that this document is mailed to FNB shareholders, and on the date of the special meeting of FNB’s shareholders. Any change in the price of American Community common stock prior to completion of the merger will affect the value of the total consideration that an FNB shareholder will receive upon completion of the merger. Stock price changes may result from a variety of factors, including general market and economic conditions, changes in American Community’s business, operations and prospects, and regulatory considerations. Many of these factors are beyond American Community’s control. Accordingly, at the time of the FNB special meeting, an FNB shareholder may not necessarily know or be able to calculate the exact amount of cash the shareholder would receive or the number of shares of American Community stock the shareholder would receive upon completion of the merger.

American Community may encounter integration difficulties or may fail to realize the anticipated benefits of the merger.

The acquisition of FNB is the first acquisition by American Community. Accordingly, American Community has no experience in integrating another institution’s operations with its company. American Community and FNB may not be able to integrate their operations without encountering difficulties including, without limitation, the loss of key employees and customers, the disruption of their respective ongoing businesses or possible inconsistencies in standards, controls, procedures and policies.

Future results of the combined companies may materially differ from the pro forma historical financial information presented in this document.

The pro forma financial statements shown below only show a combination of the two company’s historical results. Future results of the combined companies may be materially different from these pro forma results. We have estimated that the combined companies will record approximately $             of merger-related charges. The charges may be higher or lower than we have estimated, depending upon how costly or difficult it is to integrate the two companies’ operations. Furthermore, these charges may decrease the amount of capital of the combined companies that could be used for profitable, income-earning investments in the future.

The interests of certain management officials of FNB may be different from those of other shareholders.

FNB’s directors and executive officers have interests in the merger other than their interests as FNB shareholders. The Board of Directors of FNB was aware of these interests at the time it approved the merger. These interests may cause FNB’s directors and executive officers to view the merger proposal differently than you may view it. For example, in exchange for terminating his current employment agreement upon completion of the merger, Mr. Moss, President and Chief Executive Officer of FNB, will enter into a new employment agreement with American Community and First National Bank of the Carolinas on the closing date of the merger that will have an initial term of three years at an annual salary of $125,000. Mr. Moss will also be granted options to purchase 10,000 shares of American Community common stock and will be permitted to direct the award of an additional 5,000 options to purchase shares of American Community common stock to employees of First National Bank of the Carolinas. In addition, Mr. Moss and one other current member of the Board of Directors of FNB will be appointed to serve on the Board of Directors of American Community upon completion of the merger. See “The Merger—Management and Operations after the Merger.”

FNB shareholders may not receive the form of consideration they elected.

The merger agreement that American Community and FNB have entered into requires that an aggregate of 607,558 shares of American Community common stock and $6,962,610 in cash be paid for all of the outstanding shares of FNB common stock. The elections of FNB shareholders will be adjusted on a pro rata basis, if necessary, to maintain this ratio. If the elections of FNB shareholders are adjusted, then FNB shareholders may receive a different mix of cash and stock from that which they elected.

Risks Related to Holding American Community Stock

A decrease in interest rates could adversely impact American Community’s profitability.

American Community’s results of operations are affected by the monetary and fiscal policies of the federal government and the regulatory policies of governmental authorities. American Community’s net interest income comprises a significant component of its earnings. Net interest income is the difference between income from interest-earning assets, such as loans, and the expense of interest-bearing liabilities, such as deposits and borrowings. American Community is asset sensitive with approximately 46% of its assets tied to the prime rate or Federal funds rate, the interest rates of which can change immediately. American Community’s liabilities, however, are relatively short-term with approximately 65% repricing within one year. This means American Community’s one-year interest rate repricing position is approximately 2.3%. At September 30, 2003, if interest rates increased by one percentage point over a one-year time frame, American Community’s net interest income could increase by approximately 5.06% or $489,000. At September 30, 2003, if interest rates decreased by one percentage point over a one-year time frame, American Community’s net interest income could decrease by approximately 6.8% or $662,000.

American Community may have higher loan losses than it has reserved for.

American Community’s loan losses could exceed the allowance for loan losses it has set aside. American Community’s average loan size continues to increase. Reliance on historic loan loss experience may not be indicative of future loan losses. Approximately     % of American Community’s loan portfolio is comprised of construction, commercial mortgage and commercial loans. Repayment of these loans is generally considered more subject to market risk than repayment of residential mortgage loans. Industry experience shows that a portion of loans will become delinquent and a portion of the loans will require partial or entire charge-off. Regardless of the underwriting criteria American Community utilizes, losses may be experienced as a result of various factors beyond its control, including, among other things, changes in market conditions affecting the value of its loan collateral and problems affecting the credit of its borrowers.

American Community’s growth strategy may not be successful.

As a strategy, American Community has sought to increase the size of its franchise by aggressively pursuing business development opportunities, and it has grown rapidly since its incorporation. The acquisition of FNB is American Community’s first acquisition and is an expansion of its strategy, which previously relied only on internal growth. American Community can provide no assurance that it will continue to be successful in increasing the volume of loans and deposits at acceptable risk levels and upon acceptable terms, expanding its asset base while managing the costs and implementation risks associated with this growth strategy. There can be no assurance that any further expansion will be profitable or that American Community will continue to be able to sustain its historical rate of growth, either through internal growth or through other successful expansions of its banking markets, or that it will be able to maintain capital sufficient to support its continued growth.

American Community does not know if it will pay dividends in the future.

American Community paid a cash dividend of $0.08 per share on March 17, 2003. After the merger, the Board of Directors of American Community will decide from time to time whether to pay dividends after evaluating business and financial results and other factors, such as legal restrictions. American Community does not know whether it will declare dividends in the future.

If American Community loses key employees with significant business contacts in its market area, its business may suffer.

American Community’s success is largely dependent on the personal contacts of its officers and employees in its market area. If American Community lost key employees temporarily or permanently, its business could be hurt. American Community could be particularly hurt if its key employees went to work for competitors. American Community’s future success depends on the continued contributions of its existing senior management personnel.

Government regulations may prevent or impair American Community’s ability to pay dividends, engage in additional acquisitions, or operate in other ways.

Current and future legislation and the policies established by federal and state regulatory authorities will affect American Community’s operations. American Community is subject to supervision and periodic examination by the Federal Reserve Board and the North Carolina Commissioner of Banks. American Community’s principal subsidiary, American Community Bank, as a state chartered commercial bank, also receives regulatory scrutiny from the North Carolina Commissioner of Banks and the FDIC. Similarly, First National Bank of the Carolinas is regulated by the OCC and the FDIC. Banking regulations are designed primarily for the protection of depositors rather than shareholders, and they may limit American Community’s growth and the return to you as an investor in American Community by restricting its activities, such as:

•	the payment of dividends to shareholders;

•	possible transactions with or acquisitions by other institutions;

•	desired investments;

•	loans and interest rates;

•	interest rates paid on deposits;

•	the possible expansion of branch offices; and

•	the ability to provide securities or trust services.

American Community is registered with the Federal Reserve Board as a bank holding company. American Community cannot predict what changes, if any, will be made to existing federal and state legislation and regulations or the effect that such changes may have on its business. The cost of compliance with regulatory requirements may adversely affect American Community’s ability to operate profitably.

American Community’s stock trading volume has been low compared with larger bank holding companies.

The trading volume in American Community’s common stock on the Nasdaq SmallCap Market has been comparable to other similarly sized bank holding companies since trading on the SmallCap Market began in July 2001. Nevertheless, this trading volume does not compare with more seasoned companies listed on other stock exchanges. Thus, the market in American Community’s common stock is somewhat limited in scope relative to some other companies. In addition, American Community can provide no assurance that a more active and liquid trading market for its stock will develop after the merger is consummated.

American Community Bank and First National Bank of the Carolinas face strong competition intheir market areas which may limit their asset growth and profitability.

American Community Bank’s primary market area is the Charlotte Metropolitan Area and First National Bank of the Carolinas primary market area is Gaffney, South Carolina. The banking business in both of these areas is extremely competitive, and the level of competition facing American Community following the merger may increase further, which may limit its asset growth and profitability. Each of American Community Bank and First National Bank of the Carolinas experiences competition in both lending and attracting funds from other banks and non-bank financial institutions located within its market area, many of which are significantly larger institutions. Non-bank competitors for deposits and deposit-type accounts include savings associations, credit unions, securities firms, money market funds, life insurance companies and the mutual funds industry. For loans, American Community encounters competition from other banks, savings associations, finance companies, mortgage bankers and brokers, insurance companies, small loan and credit card companies, credit unions, pension trusts and securities firms.

American Community’s articles of incorporation include anti-takeover provisions that may prevent shareholders from receiving a premium for their shares or effecting a transaction favored by a majority of shareholders.

American Community’s articles of incorporation include anti-takeover provisions, such as a provision allowing its Board of Directors to consider the social and economic effects of a proposed merger, which may have the effect of preventing shareholders from receiving a premium for their shares of common stock and discouraging a change of control of American Community by allowing a minority of its shareholders to prevent a transaction favored by a majority of the shareholders. American Community is also subject to the Shareholder Protection Act and Control Share Acquisition Act under North Carolina law. See “Description of American Community’s Capital Stock” on page     .

The securities of American Community are not FDIC insured.

The securities of American Community are not savings or deposit accounts or other obligations of any bank, are not insured by the FDIC, the Bank Insurance Fund or any other governmental agency and are subject to investment risk, including the possible loss of principal.

FORWARD-LOOKING STATEMENTS

We have made forward-looking statements in this Joint Proxy Statement/Prospectus about the financial condition, results of operations, and business of American Community following the consummation of the merger. These statements are not historical facts and include expressions concerning the future that are subject to risks and uncertainties. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, among other things, the following possibilities:

•	deposit attrition, customer loss, or revenue loss following the merger that is greater than expected;

•	competitive pressure in the banking industry that increases significantly;

•	changes in the interest rate environment that reduce margins;

•	general economic conditions, either nationally or regionally, that are less favorable than expected resulting in, among other things, a deterioration in credit quality and an increase in credit risk-related losses and expenses;

•	changes that occur in the regulatory environment; and

•	changes that occur in business conditions and the rate of inflation.

When used in this Joint Proxy Statement/Prospectus, the words “believes,” “estimates,” “plans,” “expects,” “should,” “may,” “might,” “outlook,” and “anticipates,” as well as similar expressions, as they relate to American Community, FNB, or their management are intended to identify forward-looking statements.

MARKET PRICES AND DIVIDEND POLICIES

American Community

Market for the Securities of American Community. American Community’s common stock has been listed on the Nasdaq SmallCap Market under the symbol “ACBA” since July 2001. In addition to American Community’s common stock there are 1,000,500 warrants to purchase shares of American Community common stock outstanding. American Community’s warrants trade on the Nasdaq SmallCap Market under the symbol “ACBAW.” The following table sets forth the high and low sales prices per share of American Community’s common stock and warrants, based on published financial sources, for the last two years. All information has been adjusted for any stock splits and stock dividends effected during the periods presented.

		Price
		ACBA		ACBAW
Year	Quarterly Period	High	Low	High	Low
2002	First Quarter	$8.86	$8.05	—	—
	Second Quarter	9.00	8.05	$1.21	$1.00
	Third Quarter	8.35	7.65	1.12	0.85
	Fourth Quarter	8.44	7.80	1.20	0.85

2003	First Quarter	$8.84	$8.13	$1.21	$1.00
	Second Quarter	8.25	10.49	1.60	0.95
	Third Quarter	10.16	11.10	1.92	1.50
	Fourth Quarter

As of             , there were approximately              holders of record of American Community’s common stock.

Dividends. American Community paid a cash dividend of $0.08 per share on March 17, 2003. After the merger, the Board of Directors of American Community will decide from time to time whether to pay dividends after evaluating business and financial results and other factors, such as legal restrictions. American Community does not know whether it will declare dividends in the future.

After the merger, the only funds available to American Community for use in paying cash dividends would be dividends received from American Community Bank and First National Bank of the Carolinas. North Carolina law imposes restrictions on the payment of dividends by North Carolina chartered banks. Pursuant to North Carolina banking statutes, a state chartered bank may pay dividends only out of its undivided profits and may not declare a cash dividend unless it has surplus in an amount equal to 50% of its paid-in capital stock after payment of the cash dividend. The National Bank Act states that a national banking association, such as First National Bank of the Carolinas, may only pay dividends out of undivided profits. Additionally, a national banking association may not pay dividends until its surplus fund equals its common capital, unless at least 10% of its net income during the past six month period has been carried to its surplus fund (in the case of quarterly or semi-annual dividends) or (in the case of annual dividends) at least 10% of its net income during the past twelve months.

Also, under federal banking law, no cash dividend may be paid if a bank is undercapitalized or insolvent or if payment of the cash dividend would render the bank undercapitalized or insolvent, and no cash dividend may be paid by a bank if it is in default of any deposit insurance assessment due to the FDIC. In addition, North Carolina corporate law precludes any distribution to shareholders, including the payment of a dividend, if, after giving effect to the distribution, the corporation:

•	would not be able to pay its debts as they become due in the usual course of business; or

•	its total assets would be less than the sum of its total liabilities.

Future dividends will be determined by American Community’s Board of Directors in light of circumstances existing from time to time, including:

•	American Community’s growth;

•	American Community’s financial condition and results of operations;

•	the continued existence of the restrictions described above; and

•	other factors that the Board of Directors considers relevant.

American Community can give no assurance as to when, or if, it will pay dividends in the future.

FNB Bancshares, Inc.

Limited Market for the Common Stock of FNB. FNB’s common stock is quoted publicly on the OTC Bulletin Board under the symbol “FNBC.OB.” The prices shown below do not include commissions or other expenses charged by brokers. The following table sets forth the high and low sale price information of FNB’s common stock for the periods indicated. All information has been adjusted for any stock splits and stock dividends effected during the periods presented

		Price
		FNBC.OB
Year	Quarterly Period	High	Low
2002	First Quarter	$12.01	$9.29
	Second Quarter	12.38	9.97
	Third Quarter	10.71	10.00
	Fourth Quarter	10.48	10.01

2003	First Quarter	$10.95	$10.05
	Second Quarter	11.75	8.67
	Third Quarter	15.55	11.75
	Fourth Quarter

Dividends. On March 25, 2003, the FNB Board of Directors approved a 5% common stock dividend payable April 25, 2003 to shareholders of record on April 11, 2003. On March 19, 2002, the FNB Board of Directors approved a 5% common stock dividend payable April 19, 2002 to shareholders of record on April 5, 2002. All share and per share data has been retroactively restated to reflect the stock dividends. FNB has never paid cash dividends.

Restrictions on Cash Dividends. FNB’s ability to pay dividends is dependent largely upon the ability of its subsidiary bank, First National Bank of the Carolinas, to declare dividends. The National Bank Act states that a national banking association, such as First National Bank of the Carolinas, may only pay dividends out of undivided profits. Additionally, a national banking association may not pay dividends until its surplus fund equals its common capital, unless at least 10% of its net income during the past six month period has been carried to its surplus fund (in the case of quarterly or semi-annual dividends) or (in the case of annual dividends) at least 10% of its net income during the past twelve months.

Also, under federal banking law, no cash dividend may be paid if a bank is undercapitalized or insolvent or if payment of the cash dividend would render the bank undercapitalized or insolvent, and no cash dividend may be paid by a bank if it is in default of any deposit insurance assessment due to the FDIC. Subject to these same restrictions on the effect on capital, the payment of future cash dividends will be considered by FNB’s Board of Directors when it is deemed prudent to do so.

AMERICAN COMMUNITY AND FNB UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed consolidated balance sheet as of September 30, 2003 and the unaudited pro forma condensed combined statements of income for the nine months ended September 30, 2003 and for the year ended December 31, 2002 give effect to the merger, accounted for under the purchase method of accounting.

The unaudited pro forma condensed combined financial information as of and for the nine months ended September 30, 2003 has been derived from the unaudited interim financial statements for both American Community and FNB, which accompany this Joint Proxy Statement/Prospectus (see “Information Incorporated by Reference”). The unaudited pro forma condensed combined financial information for the year ended December 31, 2002 is based on the historical financial statements of American Community and FNB under the assumptions and adjustments set forth in the accompanying notes to the unaudited pro forma condensed combined financial statements. It gives effect to the merger as if it had been consummated at the beginning of the earliest period presented. The unaudited pro forma condensed combined financial statements do not give effect to the anticipated cost savings or revenue enhancements in connection with the merger.

The unaudited pro forma condensed combined financial statements should be read together with the historical financial statements of American Community and FNB, including the respective notes to those statements. The pro forma information does not necessarily indicate the combined financial position or the results of operations in the future or the combined financial position or the results of operations that would have been realized had the merger been consummated during the periods or as of the dates for which the pro forma information is presented.

Pro forma per share amounts for the combined entity are based on the consideration as set forth in the merger agreement, (i) using the 20-day average closing price of American Community’s common stock of $11.46 per share on October 20, 2003; (ii) a fixed exchange ratio of 0.50 times 1.7888 American Community’s shares for each share of FNB; and (iii) cash consideration of $6,962,610..

AMERICAN COMMUNITY BANCSHARES, INC.

FNB BANCSHARES, INC.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

SEPTEMBER 30, 2003

	American Community	FNB	Pro Forma Acquisition Adjustments (Note 2)		Pro Forma Combined
	(In thousands, except per share data)
ASSETS
Cash and due from banks	$9,479	$1,445	$(7,533)	B	$3,391
Investment securities available for sale at fair value	52,532	11,213	—		63,745
Investment securities held to maturity at cost	1,893	—	—		1,893
Non-marketable equity securities	792	398	—		1,190
Loans	197,676	54,985	251	D	252,912
Interest receivable	1,084	288	—		1,372
Bank premises and equipment	5,271	3,214	—		8,485
Core deposit intangible	—	—	1,208	D	1,208
Goodwill	—	—	8,211	E	8,211
Other assets	1,780	186	(487)	D	1,479

Total Assets	$270,507	$71,729	$1,650		$343,886

LIABILITIES
Deposits	$207,790	$60,410	$177	D	$268,377
Borrowings	36,448	3,540	—		39,988
Other liabilities	2,476	229	520	B	3,225

Total Liabilities	246,714	64,179	697		311,590

SHAREHOLDERS’ EQUITY
American Community
Preferred stock, no par value, 1,000,000 shares authorized, no shares issued and outstanding	—	—	—		—
Common stock, $1 par value, 9,000,000 shares authorized, 2,824,376 shares issued, 3,431,934 shares issued pro forma	2,824	—	608	A	3,432
Additional paid-in-capital	19,191	—	7,895	A	27,086
Retained earnings	1,764	—	—		1,764
Accumulated other comprehensive income	14	—	—		14

FNB
Preferred stock, $.01 par value, 10,000,000 shares authorized, no shares issued and outstanding	—	—	—		—
Common stock, $.01 par value, 10,000,000 shares authorized, 679,279 issued and outstanding	—	7	(7)	C	—
Additional paid-in-capital	—	6,820	(6,820)	C	—
Retained Earnings	—	714	(714)	C	—
Accumulated other comprehensive income	—	9	(9)	C	—

Total Stockholders’ Equity	23,793	7,550	953		32,296

Total Liabilities and Stockholders’ Equity	$270,507	$71,729	$1,650		$343,886

Total book value per common share	$8.42	$11.11			$9.41
Tangible book value per common share	$8.42	$11.11			$6.67

AMERICAN COMMUNITY BANCSHARES, INC.

FNB BANCSHARES, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2003

	American Community	FNB	Pro forma Adjustments		Combined
	(In thousands, except per share data)
Interest income	$9,597	$3,069	$(119)	G	$12,547
Interest expense	3,895	813	(66)	H	4,642

Net interest income	5,702	2,256	(53)		7,905

Provision for loan losses	636	142	—		778

Net interest income after provision for loan losses	5,066	2,114	(53)		7,127

Non-interest income	2,103	656	—		2,759

Non-interest expense	5,456	2,030	—		7,486
Amortization of intangibles	—	—	91	F	91

Total non-interest expenses	5,456	2,030	91		7,577

Income before income taxes	1,713	740	(144)		2,309
Provision for income taxes	632	265	(55)	I	842

Net income	$1,081	$475	$(89)		$1,467

Net Income Per Common Share
Basic	$0.38	$0.70			$0.43
Diluted	$0.38	$0.67			$0.41

Weighted Average Shares Outstanding
Basic	2,824,376	679,279			3,431,934
Diluted	2,861,116	709,282			3,603,118

Equivalent net income per common share for American common shares exchanged for FNB common shares
Basic					$0.76
Diluted					$0.73

AMERICAN COMMUNITY BANCSHARES, INC.

FNB BANCSHARES, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME

FOR THE YEAR ENDED DECEMBER 31, 2002

	American Community	FNB	Pro forma Adjustments		Combined
	(In thousands, except per share data)
Interest income	$11,463	$3,880	$(159)	G	$15,184
Interest expense	5,294	1,079	(89)	H	6,284

Net interest income	6,169	2,801	(70)		8,900

Provision for loan losses	915	186	—		1,101

Net interest income after provision for loan losses	5,254	2,615	(70)		7,799

Non-interest income	2,030	660	—		2,690

Non-interest expense	6,067	2,448	—		8,515
Amortization of intangibles	—	—	121	F	121

Total non-interest expenses	6,067	2,448	121		8,636

Income before income taxes	1,217	827	(191)		1,853
Provision for income taxes	(83)	295	(73)	I	139

Net income	$1,300	$532	$(118)		$1,714

Net Income Per Common Share
Basic	$0.51	$0.78			$0.54
Diluted	$0.50	$0.77			$0.52

Weighted Average Shares Outstanding
Basic	2,569,385	679,279			3,176,943
Diluted	2,574,435	693,859			3,316,437

Equivalent net income per common share for American common shares exchanged for FNB common shares
Basic					$0.97
Diluted					$0.93

Notes to Unaudited Pro Forma Condensed Combined Financial Statements

The pro forma information presented is not necessarily indicative of the results of operations or the combined financial position that would have resulted had the merger been consummated at the beginning of the periods indicated, nor is it necessarily indicative of the results of operations in future periods or the future financial position of the combined company. It is anticipated that the merger will be completed on or before March 31, 2004.

NOTE 1—Basis of Presentation and FNB Acquisition

Basis of Presentation

The unaudited pro forma condensed combined financial statements give effect to the merger of American Community and FNB in a business combination accounted for as a purchase. As a result of the merger, FNB will become a wholly owned subsidiary of American Community and operated as a separate subsidiary.

FNB Acquisition

Upon completion of the acquisition, each share of FNB is assumed to be converted into 1.7888 shares of American Community common stock or $20.50 per share in cash. Shareholders of FNB will be given the option to choose to exchange their shares for common stock of American Community, cash or a combination thereof. The merger agreement provides that FNB’s shareholders will receive, in the aggregate, $6,962,610 in cash and 607,558 shares of common stock of American Community. Should FNB’s shareholders elect American Community common stock in an amount less than or more than the numbers set forth above, then American Community common stock will be allocated to achieve the correct ratio and the additional shares of American Community common stock or cash will be allocated pro rata among FNB’s shareholders.

The pro forma balance sheet reflects the proposed exchange ratio as if it had occurred on September 30, 2003 based on an estimated market value of American Community common stock of $11.46 per share. This estimate will be refined and updated as of the effective date of the merger and may be more or less than the value indicated in these Pro Forma Condensed Combined Financial Statements, depending upon operating results from September 30, 2003 to the effective date of the merger, changes in market conditions and other factors. For purposes of these Pro Forma Condensed Combined Financial Statements, it is assumed that the purchase price for the FNB common stock is paid as follows:

(i) 50%, or 339,639, of the outstanding shares of FNB common stock on September 30, 2003 are exchanged for American Community common stock at an exchange ratio of 1.7888 shares of American Community for each share of FNB common stock, resulting in the issuance of 607,558 shares of American Community Stock.

(ii) 50%, or 339,640, of the outstanding shares of FNB common stock outstanding on September 30, 2003 are exchanged for cash at $20.50 per share.

Transaction costs incurred in the merger are assumed to be $285,000 for American Community and $805,000 for FNB. For American Community, $235,000 are assumed to have been paid as of the merger date and $50,000 are reflected as a liability as of the merger date. For FNB, $335,000 of such costs are assumed to have been paid as of the merger date, with the remaining $470,000 of transaction related costs reflected as a liability as of the merger date.

Notes to Unaudited Pro Forma Condensed Combined Financial Statements—(Continued)

Described below is the pro forma estimate of the total purchase price of the transaction as well as the adjustment to allocate the purchase priced based on preliminary estimates of the fair values of the assets and liabilities of FNB:

Estimated fair value of American Community’s common shares to be issued to FNB Bancshares’ shareholders	$6,962
Cash paid for shares	6,963
Fair value of vested American Community options granted to FNB Bancshares option holders	1,541
Transaction related costs incurred by American Community in the merger	285

Total purchase price paid by American Community for FNB Bancshares	15,751
Less adjusted net assets of FNB Bancshares	(7,540)

Goodwill recorded in the merger	$8,211

The adjusted net assets of FNB Bancshares are determined as follows:
FNB Bancshares’ stockholders’ equity at September 30, 2003	$7,550
Less transaction related costs incurred by FNB Bancshares in the merger	(805)
Adjustments for fair values of assets acquired and liabilities assumed	795

Adjusted net assets of FNB Bancshares	$7,540

The fair value adjustments for the FNB Bancshares assets acquired and liabilities assumed are as follows:
Increase in loans	$251
Core deposit intangible	1,208
Decrease in deposits	(177)
Increase in net deferred income tax liabilities	(487)

Total fair value adjustments	$795

NOTE 2—DESCRIPTION OF PRO FORMA ACQUISITION ADJUSTMENTS

The purchase accounting and pro forma adjustment related to the unaudited pro forma condensed balance sheet and income statements are described below:

A.	Issuance of 607,558 shares of American Community Bancshares’ $1.00 par value common stock with an effective date value of $11.46 per share, combined with the value of vested American Community Bancshares’ options issued to FNB Bancshares option holders.

B.	To record cash paid for FNB Bancshares’ shares and for transaction costs, and to record liabilities incurred for transaction costs.

C.	To eliminate FNB Bancshares equity accounts.

D.	To record fair value adjustments to FNB Bancshares assets acquired and liabilities assumed.

E.	To record goodwill.

F.	To record amortization of the core deposit intangible using the straight-line method over a ten-year life.

G.	To reduce interest income for (1) the effects of cash used in the acquisition based upon a 1.00% rate earned on overnight funds and (2) amortization of the fair value adjustment to loans over a three year period.

H.	To increase interest expense for the effects of the fair value adjustments to deposits over a two year period.

I.	To adjust income tax expense at a rate of 38% applied to the foregoing adjustments to income before income taxes.

THE SPECIAL MEETINGS OF SHAREHOLDERS

American Community Shareholders’ Meeting

General. This Joint Proxy Statement/Prospectus is being furnished to the shareholders of American Community in connection with the solicitation by the Board of Directors of American Community of proxies for use at the American Community special meeting of shareholders to be held:

    ,             , 2004

     a.m. (local time)

            , North Carolina

and at any adjournment or postponement thereof.

The sole purpose of the American Community special meeting is to vote on approval of the merger agreement dated November 5, 2003 between American Community and FNB.

A copy of the merger agreement is attached as Appendix A to this Joint Proxy Statement/Prospectus.

Record Date. American Community’s shareholders of record at the close of business on             , 2004 are entitled to vote at the American Community special meeting, or following any adjournment or postponement of the American Community special meeting. On             , 2004, there were              shares of American Community’s common stock outstanding and entitled to vote held by approximately              holders of record. As of the record date for the American Community special meeting, the executive officers and directors of American Community and their affiliates owned an aggregate of              shares, or     % of American Community’s issued and outstanding common stock as of that date. All of such shares are expected to be voted in favor of approval of the merger agreement.

Voting Rights. Each share of American Community’s common stock outstanding on             , 2004 entitles the holder to one vote on each matter submitted to a vote at the special meeting. Shares can be voted at the meeting only if the shareholder is represented by proxy or present in person.

Vote Required. Approval of the merger will require the affirmative vote of holders of a majority of the shares of American Community entitled to vote at the special meeting.

Quorum. Pursuant to the bylaws of American Community, a majority of the votes entitled to be cast by holders of American Community’s common stock, represented in person or by proxy, will constitute a quorum for the transaction of business at the meeting. If there is no quorum present at the opening of the meeting, the special meeting may be adjourned by the vote of a majority of the shares voting on the motion to adjourn.

Solicitation of Proxies. A proxy card is enclosed for your use. You are solicited on behalf of the Board of Directors of American Community to complete, date, sign, and return the proxy card in the accompanying envelope, which is postage-paid if mailed in the United States.

Voting of Proxies. You have three choices with regard to the proposal to approve the merger agreement. By checking the appropriate box on the proxy card you may:

•	vote “FOR” approval of the merger agreement;

•	vote “AGAINST” approval of the merger agreement; or

•	“ABSTAIN” from voting altogether.

The merger cannot be completed unless holders of a majority of all outstanding shares, voting either in person or by proxy, vote “FOR” the proposal. Your failure to vote, or a vote to “ABSTAIN,” would have the same effect as a vote “AGAINST” the merger agreement.

If your shares are held in “street name” by your broker, your broker will not be able to vote your shares without instructions from you. You should instruct your broker to vote your shares following the directions your broker provides. Your failure to instruct your broker to vote your shares will result in your shares not being voted. Broker non-votes will have the same effect as a vote “AGAINST” the merger agreement.

Each proxy card that is properly executed, received prior to the beginning of the special meeting, and not revoked will be voted as indicated. Where specific instructions are not indicated, the proxy will be voted “FOR” the merger agreement.

Whether or not you plan to attend American Community’s special meeting, you are requested to complete, date, and sign the accompanying proxy and return it promptly in the enclosed, postage-prepaid envelope.

Revocation of Proxies. If you give an appointment of proxy in the accompanying form, you may revoke that appointment at any time before the actual voting. To revoke the proxy, notify the Corporate Secretary of American Community in writing, or execute another appointment of proxy bearing a later date and file it with the Corporate Secretary. The address for the Corporate Secretary of American Community is:

Stephanie Helms, Corporate Secretary

American Community Bancshares, Inc.

4500 Cameron Valley Parkway, Suite 150

Charlotte, North Carolina 28211

If you return the appointment of proxy, you may still attend the meeting and vote in person. When you arrive at the meeting, first notify the Corporate Secretary of your desire to vote in person. You will then be given a ballot to vote in person, and your appointment of proxy will be disregarded.

If you attend the meeting in person, you may vote your shares without returning the enclosed appointment of proxy. However, if your plans change and you are not able to attend, your shares will not be voted. Even if you plan to attend the meeting, the best way to ensure that your shares will be voted is to return the enclosed appointment of proxy and, when you get to the meeting, notify the Corporate Secretary that you wish to vote in person.

Your death or incapacity will not revoke your proxy unless, before the shares are voted, notice of death or incapacity is filed with the Corporate Secretary of American Community or other person authorized to tabulate votes.

Dissenters’ Rights. Under the applicable provisions of North Carolina corporate law, American Community’s shareholders will have dissenters’ rights with respect to approval of the merger agreement. See “Dissenters’ Rights of American Community Shareholders” on page     .

FNB Shareholders’ Meeting

General. This Joint Proxy Statement/Prospectus is being furnished to shareholders of FNB as of             , 2004, and is accompanied by a form of proxy which is solicited by the Board of Directors of FNB for use at FNB’s special meeting to be held:

    ,             , 2004

     p.m. (local time)

            , South Carolina.

and at any adjournment or postponement thereof.

The sole purpose of the FNB special meeting is to vote on approval of the merger agreement dated November 5, 2003 between American Community and FNB.

A copy of the merger agreement is attached as Appendix A to this Joint Proxy Statement/Prospectus.

Record Date. Shareholders of record at the close of business on             , 2004 are entitled to vote at FNB’s special meeting or at any adjournment or postponement thereof. On             , 2004, there were 679,279 shares of FNB’s common stock outstanding which were held by approximately              holders of record. As of the record date for the FNB special meeting, the executive officers and directors of FNB and their affiliates owned an aggregate of 199,275 shares, or 29.4% of FNB’s issued and outstanding common stock as of that date. All of such shares are expected to be voted in favor of the merger agreement.

Voting Rights. Each share of FNB’s common stock outstanding on             , 2004 is entitled to one vote on each matter submitted to a vote at the special meeting. Shares can be voted at the meeting only if the shareholder is represented by proxy or present in person.

Vote Required. Approval of the merger will require the affirmative vote of holders of two-thirds of the shares of FNB’s common stock entitled to vote at the special meeting.

Quorum. Pursuant to FNB’s articles of incorporation and South Carolina corporate law, a majority of the votes entitled to be cast by holders of FNB’s common stock, represented in person or by proxy, will constitute a quorum for the transaction of business at the meeting. If there is no quorum present at the opening of the meeting, the special meeting may be adjourned by the vote of a majority of the shares voting on the motion to adjourn.

Solicitation of Proxies. A proxy card is enclosed for your use. You are solicited on behalf of the Board of Directors of FNB to complete, date, sign, and return the proxy card in the accompanying envelope, which is postage-paid if mailed in the United States.

Voting of Proxies. You have three choices with regard to the proposal to approve the merger agreement. By checking the appropriate box on the proxy card you may:

•	vote “FOR” the merger;

•	vote “AGAINST” the merger; or

•	“ABSTAIN” from voting altogether.

The merger cannot be completed unless holders of two-thirds of all outstanding shares, voting either in person or by proxy, vote “FOR” the proposal. Your failure to vote, or a vote to “ABSTAIN,” would have the same effect as a vote “AGAINST” the merger agreement.

If your shares are held in “street name” by your broker, your broker will not be able to vote your shares without instructions from you. You should instruct your broker to vote your shares following the directions your broker provides. Your failure to instruct your broker to vote your shares will result in your shares not being voted. Broker non-votes will have the same effect as a vote “AGAINST” the merger agreement.

Each proxy card that is properly executed, received prior to the beginning of the special meeting, and not revoked will be voted as indicated. Where specific instructions are not indicated, the proxy will be voted “FOR” the merger agreement.

Whether or not you plan to attend FNB’s special meeting, you are requested to complete, date, and sign the accompanying proxy and return it promptly in the enclosed, postage-prepaid envelope.

Revocation of Proxies. If you give an appointment of proxy in the accompanying form, you may revoke that appointment at any time before the actual voting. To revoke the proxy, notify the Corporate Secretary of FNB in writing, or execute another appointment of proxy bearing a later date and file it with the Corporate Secretary. The address for the Corporate Secretary of FNB is:

Kimberly D. Barrs, Corporate Secretary

FNB Bancshares, Inc.

217 North Granard Street

Gaffney, South Carolina 29341

If you return the appointment of proxy, you may still attend the meeting and vote in person. When you arrive at the meeting, first notify the Corporate Secretary of your desire to vote in person. You will then be given a ballot to vote in person, and your appointment of proxy will be disregarded.

If you attend the meeting in person, you may vote your shares without returning the enclosed appointment of proxy. However, if your plans change and you are not able to attend, your shares will not be voted. Even if you plan to attend the meeting, the best way to ensure that your shares will be voted is to return the enclosed appointment of proxy and, when you get to the meeting, notify the Corporate Secretary that you wish to vote in person.

Your death or incapacity will not revoke your proxy unless, before the shares are voted, notice of death or incapacity is filed with the Corporate Secretary of FNB or other person authorized to tabulate votes.

Dissenters’ Rights. Under the applicable provisions of South Carolina corporate law, FNB’s shareholders will have dissenters’ rights with respect to approval of the merger agreement. See “Dissenters’ Rights of FNB Shareholders” on page     .

Authorization to Vote on Adjournment.

Unless the appropriate Corporate Secretary is notified otherwise, the proxies solicited by the Boards of Directors of American Community and FNB allow shareholders to either grant or withhold authority from the persons named as proxies to vote on an adjournment or adjournments of the special meetings. Adjournment could be used to obtain more time before a vote is taken in order to solicit additional proxies or to provide additional information to shareholders. However, proxies voted against the merger agreement will not be used to adjourn the special meetings. Neither corporation has any plans to adjourn its special meeting at this time, but each intends to do so, if needed, to promote shareholder interests. The Boards of Directors of FNB and American Community each unanimously recommends that shareholders grant authority to the proxies to vote on adjournment of the special meetings.

Board Recommendation

The Boards of Directors of FNB and American Community each unanimously recommends that shareholders vote “FOR” the merger agreement.

Expenses of the Special Meetings

The expense of preparing, printing, and mailing this Joint Proxy Statement/Prospectus will be shared equally by American Community and FNB. In addition to the use of the mails, proxies may be solicited personally or by telephone by regular employees of American Community and FNB without additional compensation. American Community and FNB will each reimburse banks, brokers and other custodians, nominees and fiduciaries for their costs in sending the proxy materials to the respective beneficial owners of American Community’s and FNB’s common stock.

PROPOSAL FOR BOTH THE FNB SPECIAL MEETING

AND

THE AMERICAN COMMUNITY SPECIAL MEETING:

APPROVAL OF THE MERGER OF FNB WITH AND INTO AMERICAN COMMUNITY

The following information describes material aspects of the proposed transaction by which FNB will be merged with and into American Community pursuant to the terms of the merger agreement. The merger agreement is attached as Appendix A and incorporated by reference into this Joint Proxy Statement/Prospectus.

General

At the effective time of the merger, pursuant to the terms of the merger agreement, FNB will be merged with and into American Community. The shares of FNB’s common stock issued and outstanding immediately prior to the merger will be converted into the right to receive an aggregate of 607,558 shares of American Community common stock and $6,962,610 in cash.

Elections of Merger Consideration

An election form will be mailed to the shareholders of FNB at a reasonable date prior to the estimated closing date of the merger, but not less than 25 days prior to the proposed closing date. In exchange for their shares of FNB common stock in the merger, the election form will allow shareholders of FNB to elect to receive:

•	shares of American Community common stock;

•	cash; or

•	any combination of American Community common stock and cash.

Shareholders of FNB may also indicate that they have no preference with regard to the foregoing and choose not to make an election. To be effective, a properly completed election form must be received by the exchange agent by 5:00 p.m., North Carolina time on             , 2004, or such other date as American Community and FNB mutually agree.

All elections of FNB shareholders are subject to the provisions of the merger agreement. Shareholder elections will be adjusted pro rata, if necessary, so that an aggregate of 607,558 shares of American Community common stock and $6,962,610 in cash are exchanged for all of the common stock of FNB. If the elections of FNB shareholders are adjusted, then some or all FNB shareholders may be required to receive a different mix of cash and stock from that which they elected.

We are not making any recommendation as to whether FNB shareholders should elect to receive only cash; or only American Community common stock; or a combination of cash and American Community common stock in the merger. Each FNB shareholder must make his or her own decision with respect to the election.

Fixed Amount of Cash and Stock

The merger agreement provides that an aggregate of 607,558 shares of American Community common stock and $6,962,610 in cash will be exchanged for all of shares of FNB common stock issued and outstanding on the date of the merger. These amounts will be increased proportionately so that the per share consideration does not change if any outstanding FNB stock options are exercised prior to the effective time of the merger. Shareholder elections will be adjusted pro rata, if necessary, so that an aggregate of 607,558 shares of American Community common stock and $6,962,610 in cash is exchanged for all of the outstanding shares of common stock of FNB. If the elections of FNB shareholders are adjusted, then some or all FNB shareholders may be required to receive a different mix of cash and stock from that which they elected.

The consideration for each share of FNB common stock will be the sum of $10.25 plus 1.7888 times 0.50 times the average closing price for American Community common stock during the 20 consecutive full trading days ending on (and including) the date of final regulatory approval of the merger. The merger agreement describes the procedures to be followed to allocate the cash and American Community common stock to FNB shareholders. A summary of these procedures follows:

•	FNB shareholders who make valid elections will be given priority in the allocation of American Community common stock and cash.

•	Based upon the average closing price for American Community common stock described above, a total aggregate transaction value will be established for the allocation. (The total aggregate transaction value equals $10.25 plus the average closing price of American Community’s common stock times 0.8944 times the number of shares of FNB common stock outstanding.)

•	The total aggregate value will be divided by the number of shares of FNB outstanding at the effective date of the merger to arrive at a per share transaction value.

•	Shareholders who elect cash will receive the per share transaction value in cash times the number of FNB shares exchanged, up to an aggregate maximum of $6,962,610. If total cash elections by all FNB shareholders exceed $6,962,610, each cash election will be reduced proportionately, and these shareholders will receive an amount of American Community common stock that equals the reduction (less any fractional shares, which will be paid in cash).

•	Shareholders who elect American Community common stock will receive a number of shares of American Community common stock equal to the number of FNB shares exchanged times the per share transaction value (less any fractional shares, which will be paid in cash) up to a aggregate maximum of 607,558 shares of American Community common stock. If common stock elections by all FNB shareholders exceed 607,558 shares of American Community common stock, each common stock election will be reduced proportionately, and these shareholders will receive the difference in cash.

•	FNB shareholders who make no election will be allocated either American Community common stock or cash as necessary to ensure that an aggregate of 607,558 shares of American Community common stock and $6,962,610 in cash is distributed to all FNB shareholders.

•	If any currently outstanding options for FNB stock are exercised prior to the closing, then the number of American Community shares to be issued and cash to be paid in the merger will be increased proportionately so that the consideration per share for FNB shareholders does not change.

•	No guarantee can be made that individual FNB shareholders will receive precisely what they request. As a result of the allocation procedures and other limitations described in this Joint Proxy Statement/Prospectus and in the merger agreement, FNB shareholders may be required to receive some American Community common stock and some cash regardless of their election.

Because the market price of American Community stock to be used to determine the merger consideration to be paid to each FNB shareholder will not be determined until the 20-day trading period ends, the per share merger consideration to be issued to each FNB shareholder cannot be calculated at this time. However, using the 20-day trading average of American Community’s common stock of $11.46 at the time of announcement of the merger, the value of the merger consideration for each share of FNB common stock would be approximately $20.50. Using the 20-day trading average of American Community’s common stock of $             at the time this document was printed, the value of the merger consideration for each share of FNB common stock would be approximately $            . The following table represents the per share transaction value at various prices for American Community common stock based on the number of shares of FNB outstanding on the date of the merger agreement.

American Community Average closing price	FNB Per share transaction value	Exchange ratio per FNB Share
$13.75	$22.55	1.6398
13.25	22.10	1.6680
12.75	21.65	1.6983
12.25	21.21	1.7312
11.75	20.76	1.7668
11.46	20.50	1.7888
11.25	20.31	1.8055
10.75	19.86	1.8479
10.25	19.42	1.8944
9.75	18.97	1.9457
9.17	18.45	2.0124

Election Procedures; Surrender of Stock Certificates

An election form will be sent to FNB shareholders shortly before the proposed closing date of the merger. Each election form entitles FNB shareholders to elect to receive: all cash; or all American Community common stock; or any combination of cash and American Community common stock.

To make an effective election, you must submit a properly completed election form in the return envelope mailed with it to Registrar and Transfer Company, which will be acting as the exchange agent, on or before the election deadline of 5:00 p.m., North Carolina time, on             , 2004. You may change your election at any time prior to the election deadline by written notice accompanied by a properly completed and signed, revised election form received by the exchange agent prior to the election deadline. All elections will be revoked automatically if the merger is not approved or the merger agreement is otherwise terminated. FNB shareholders who do not submit a properly completed election form or revoke their election form prior to the election deadline will have their shares of FNB stock designated as non-election shares.

The exchange agent will allocate cash and American Community common stock among the FNB shareholders according to the allocation procedures described above.

After the completion of the merger, a letter of transmittal, together with a return envelope will be mailed to FNB shareholders. The letter of transmittal will include instructions for the surrender and exchange of certificates representing FNB common stock for the merger consideration. A letter of transmittal will be deemed properly completed only if signed and accompanied by stock certificates representing all shares of FNB common stock or an appropriate guarantee of delivery of the certificates.

Until you surrender your FNB stock certificates for exchange after completion of the merger, you will not be paid dividends or other distributions declared after the merger with respect to any American Community common stock into which your FNB shares have been converted. When you surrender your FNB stock certificates, American Community will pay any unpaid dividends or other distributions, without interest. After the completion of the merger, there will be no further transfers of FNB common stock. FNB stock certificates presented for transfer after the completion of the merger will be canceled and exchanged for the merger consideration.

No fractional shares of American Community common stock will be issued to any holder of FNB common stock upon consummation of the merger. For each fractional share that would otherwise be issued, American Community will pay cash in an amount equal to the holder’s fractional interest multiplied by the average market price per share of American Community stock used to calculate the allocations of cash and common stock. No interest will be paid or accrued on cash payable to holders of FNB common stock in lieu of fractional shares. No shareholder of FNB will be entitled to dividends, voting rights or any other rights as a shareholder of American Community in respect of any fractional shares.

None of American Community, FNB, or any other person will be liable to any former holder of FNB common stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

If a certificate for FNB common stock has been lost, stolen or destroyed, the exchange agent will issue the consideration properly payable under the merger agreement upon compliance by the holder of FNB common stock with the conditions reasonably imposed by the exchange agent. These conditions will include a requirement that the shareholder provide a lost instruments indemnity bond in form, substance and amount reasonably satisfactory to the exchange agent and American Community.

Background of the Merger

During the past several years, the Board of Directors of FNB has periodically reviewed its strategic alternatives, including remaining independent and continuing its strategy of internal growth or a strategic combination with a larger banking organization. In prior years, FNB’s Board has determined that FNB should continue its strategy of independence and to seek growth internally.

On April 22, 2003, the Board of Directors of FNB held a meeting to review current market conditions, discuss FNB’s projected performance and, in light of those factors, consider its strategic alternatives. The discussion was continued at a Board of Directors meeting held on May 6, 2003, at which time the Board determined it was appropriate to seek the advice of an investment banking firm to evaluate the various strategic alternatives available to FNB, including the potential value of FNB in a sale of control transaction. Mr. Steve Moss, President and Chief Executive Officer of FNB, was authorized by the Board of Directors to begin discussions with The Orr Group, an investment banking firm recognized for its experience in advising community banks in the area of strategic planning and merger and acquisition transactions.

At a meeting of the FNB Board of Directors held on May 20, 2003, representatives of The Orr Group made a detailed presentation outlining the various strategic alternatives available to FNB, including a possible sale or merger of the company. After careful consideration and extensive discussion, the Board concluded that it would be in FNB’s best interests to consider a possible merger transaction. The Board also approved the engagement of The Orr Group to serve as FNB’s financial advisor to advise FNB on strategic alternatives, including a potential sale of the company. The Orr Group reviewed FNB’s financial position, history, and market, and met with the Board of Directors to review various strategic alternatives. The FNB Board then authorized The Orr Group to solicit indications of interest from potential acquirers of the company. The Orr Group prepared a book of information about FNB and contacted 28 financial institutions it believed might be interested in acquiring FNB. The Orr Group established a deadline for these institutions to submit a bid for an acquisition. Many of these institutions interviewed FNB’s senior management, and 10 of the institutions submitted bids.

On July 3, 2003, Mr. Randy P. Helton, President and Chief Executive Officer of American Community was contacted by The Orr Group to determine whether American Community had any interest in acquiring FNB and its wholly owned subsidiary, First National Bank of the Carolinas. On July 10, 2003, Mr. Helton met with The Orr Group and Mr. Moss, President and Chief Executive Officer of FNB, to discuss what level of interest American Community may have in acquiring FNB.

On July 14, 2003, Mr. Helton met with certain members of the Board of Directors of American Community to discuss the opportunity to acquire FNB. It was suggested that Mr. Helton contact both McColl Partners, LLC, Charlotte, North Carolina and Ryan Beck & Co, Inc., Livingston, New Jersey to discuss the merits of a proposed transaction involving American Community and FNB.

On July 17, 2003, Mr. Helton met with representatives of McColl Partners to discuss the merits of a proposed transaction with FNB. Mr. Helton also contacted David P. Downs of Ryan Beck & Co., Inc. to discuss the proposed transaction.

On July 21, 2003, the Strategic Planning Committee of American Community’s Board of Directors met with McColl Partners and Ryan Beck & Co. by telephone conference call in order to discuss the strategic implications and pricing of a proposed transaction. On July 22, 2003, American Community’s Board of Directors authorized Mr. Helton to send a non-binding letter of intent to FNB, offering a proposed price of $19.50 per share of FNB to be paid in a combination of cash and American Community common stock. This proposal was made by Mr. Helton.

At a special meeting held on July 23, 2003, FNB’s Board of Directors met with representatives of The Orr Group and legal counsel to review the indications of interest received from the 10 institutions which had submitted bids. Mr. Wood Britton of The Orr Group described the 10 merger proposals and reviewed financial impact issues regarding each proposal. Mr. Britton reviewed and compared each of the 10 proposals, and then discussed in more detail the terms of the five highest proposals. After discussion, the board authorized The Orr Group to commence negotiations with the institution that had made the highest proposal, which would be a part-stock, part-cash transaction.

On July 23, 2003, The Orr Group informed Mr. Helton that American Community’s offer had been rejected because FNB had received higher bids. The Orr Group informed Mr. Helton that it wished to keep lines of communications between FNB and American Community open, however, in the event that FNB’s negotiations with the higher bidders did not come to fruition.

From July 23 to August 7, FNB negotiated the terms of a potential transaction with the institution which had submitted the highest bid, and the two companies conducted due diligence on each other. The two companies did not enter into a letter of intent, and FNB did not agree to negotiate exclusively with this institution. At a special meeting held on August 7, 2003, the FNB Board of Directors met with representatives of The Orr Group and legal counsel to review the status of the negotiations and the results of the due diligence investigation. The FNB Board of Directors discussed at length concerns regarding the other institution identified through its due diligence review. Because of these concerns, the FNB Board of Directors also directed The Orr Group to ask the institution that had submitted what the Board considered to be the second most attractive proposal whether it would increase its offer.

On Saturday, August 9, 2003, this second institution increased its offer to FNB and submitted a written proposal letter which was nonbinding except that it obligated FNB to negotiate exclusively with this other institution for a period of 30 days. On August 11, 2003, FNB agreed to this restriction and notified the first institution that it had elected to withdraw from negotiations with it.

From August 10 to August 19, FNB negotiated the terms of a potential transaction with this second institution and the two companies conducted due diligence on each other. On August 19, 2003, the chief executive officer of this second institution informed Mr. Moss that it was withdrawing from negotiations with FNB as a result of due diligence concerns. On August 20, 2003, this second institution released FNB from its exclusive negotiations covenant.

At a special meeting held on August 20, 2003, FNB’s Board of Directors met with representatives of The Orr Group to review the recent events. The Board discussed its strategic alternatives, including remaining independent or continuing to investigate a potential strategic combination with one of the other institutions which had expressed an interest in acquiring FNB. Mr. Britton reviewed and compared each of the remaining eight proposals. After discussion, the board authorized The Orr Group to contact five of these institutions to determine their remaining interest in a transaction and whether they would be willing to increase their offers.

On August 25, 2003, The Orr Group contacted Mr. Helton and informed him that FNB was interested in reopening discussions with American Community and asked American Community to reevaluate its original bid of $19.50 per share of FNB common stock. Mr. Helton reiterated American Community’s interest in a transaction but stated that American Community was not prepared at that time to increase its proposal.

At a special meeting held on September 2, 2003, FNB’s Board of Directors again met with Mr. Britton of The Orr Group. Mr. Britton reported that four of the five institutions The Orr Group had been directed to contact had reiterated their interest in a transaction, but none of the four increased its offer. After extensive discussion, the Board determined not to continue pursuit of any of these offers at this time.

On September 15, 2003, Mr. Glenn Orr and Mr. Britton of The Orr Group met with members of FNB’s Board of Directors to discuss the four proposals and the prospects of each of the potential acquirers. The Orr Group was directed to contact each of these four institutions again.

American Community’s Board met on September 16, 2003 and, after a conference call with McColl Partners, recommended that American Community’s bid be increased to $20.50 per share of FNB, contingent upon due diligence of FNB by American Community. American Community’s Board retained the accounting firm of Dixon Odom PLLC to assist it with financial due diligence of FNB. The Board also elected to retain Ryan Beck & Co. in an advisory role to assist it in its analysis of the proposed transaction with FNB.

At a special meeting held on September 19, 2003, Mr. Britton reported to FNB’s Board of Directors an increased offer of $20.50 per share from American Community, subject to completion of American Community’s due diligence. The Board compared the revised American Community offer with the other three proposals, including one part-cash, part-stock offer for a higher price per share. The Board concluded that the prospects and growth potential for American Community exceeded that of this other institution, and therefore concluded that the American Community offer was more attractive to the FNB shareholders than that of this other institution despite the lower value of the American Community offer. The Board then agreed to commence negotiations with American Community but not to agree to a formal letter of intent or any exclusive negotiations until completion of American Community’s initial due diligence investigations.

From September 29, 2003 to October 3, 2003, American Community, together with its legal counsel, conducted its initial due diligence on FNB. Following the completion of this initial due diligence and through October 15, 2003, FNB and American Community negotiated the terms of a potential transaction and continued to conduct due diligence on each other. On October 8, 2003, American Community formally retained McColl Partners to act as its financial advisor in the proposed transaction with FNB.

At a special meeting held on October 15, 2003, the FNB Board of Directors met with representatives of The Orr Group and legal counsel to review the status of the negotiations and the results to date of each company’s due diligence investigation. The Board directed The Orr Group and legal counsel to negotiate the terms of a nonbinding letter of intent to be reviewed by the Board at its regularly scheduled meeting on October 21, 2003.

On October 20, 2003, American Community called a special meeting of its Board of Directors and approved the issuance of a non-binding letter of intent. On October 21, 2003, the FNB Board approved the letter of intent and the agreement was signed by both FNB and American Community. Thereafter, FNB and its counsel conducted a due diligence review of the books and records at American Community.

From October 21 to November 5, FNB and American Community negotiated a definitive merger agreement and completed their respective due diligence investigations On November 5, 2003, American Community’s and FNB’s respective Boards of Directors met and each unanimously approved the execution of an Agreement and Plan of Merger, which was executed on November 5, 2003.

FNB’s Reasons for the Merger

For the reasons set forth below, the FNB board of directors has approved and adopted the merger agreement as advisable and in the best interests of FNB and its shareholders and recommends that the FNB shareholders vote for the approval and adoption of the merger agreement.

In reaching its decision to approve the merger agreement and recommend the merger to its shareholders, the FNB board of directors consulted with FNB’s management, as well as its legal and financial advisors, and carefully considered a number of factors and potential benefits, including:

•	The current and prospective economic, competitive, and regulatory environment facing the financial services industry and public companies generally, including the increased regulatory burden resulting from passage of the Sarbanes-Oxley Act, and the competitive effects of these factors on smaller financial institutions such as FNB;

•	FNB’s business, operations, financial condition, earnings and prospects, including its potential growth and profitability and the associated business risks;

•	The business, operations, earnings and financial condition of American Community on an historical and a prospective basis and the historical market price and potential future value of American Community’s common stock;

•	The strength of the management team and Board of Directors of American Community and the FNB Board’s belief that American Community will continue to grow and make future acquisitions;

•	The attractiveness of partnering with a community bank in North Carolina and, in particular, in the Charlotte metropolitan area market, thereby giving the combined company an opportunity to develop a market area that extends across the Upstate of South Carolina and the greater Charlotte metropolitan area;

•	The structure of the merger and the financial and other terms of the merger agreement, including the opportunity for FNB shareholders to receive stock in American Community and to continue to participate in the future growth prospects of the combined company, coupled with a belief that a combination with American Community would allow FNB shareholders — as shareholders of the combined entity—to participate in a company with better future prospects than FNB was likely to achieve on a stand-alone basis;

•	The greater liquidity of American Community’s common stock as compared to FNB’s common stock;

•	The financial analyses presented by The Orr Group to the FNB Board of Directors, and the opinion delivered to FNB by The Orr Group, to the effect that, as of November 5, 2003, and based upon and subject to the considerations set forth in the opinion, the merger consideration was fair from a financial point of view to the holders of shares of FNB common stock;

•	The expected treatment of the merger as a “reorganization” for United States federal income tax purposes which would generally allow FNB shareholders to avoid recognizing gain or loss upon the conversion of shares of FNB common stock into shares of American Community common stock in the merger;

•	The exchange ratio, which represents a 23% premium over the closing price of FNB common stock on October 16, 2003, the date of the last trade before announcement of the merger;

•	That following the merger: (i) First National Bank of the Carolinas would continue as a separate subsidiary of American Community and would continue to have a significant number of its existing local board members serve on the board, (ii) Mr. Moss would continue as President and Chief Executive Officer of First National Bank of the Carolinas, and the FNB Board’s belief that together these factors will provide a degree of continuity and involvement by FNB following the merger which will benefit FNB’s existing shareholders, customers and employees;

•	The results of the due diligence of American Community conducted by FNB’s management and its legal counsel and accountants;

•	The likelihood that the merger would be completed, given the regulatory and other approvals required in connection with the merger, and the experience, reputation and resources of American Community; and

•	The alternatives to the merger with American Community, the range of possible values to FNB shareholders that might be obtained in the future if other alternatives were chosen, and the timing and likelihood of actually receiving such values. The alternatives considered included remaining independent and engaging in a merger or similar transaction with other financial institutions, including one institution that had made a part-cash, part-stock offer for a higher price per share. The FNB Board concluded that the prospects and growth potential for American Community exceeded that of this other institution for the factors described above and therefore concluded that the American Community offer was more attractive to the FNB shareholders over the long term than that of this other institution despite the lower immediate value of the American Community offer. The FNB Board also considered the terms of the termination fee and the exclusive negotiations covenant, including the risk that the termination fee might discourage third parties from offering to acquire FNB by increasing the cost of a third party acquisition, and the financial impact on FNB if it had to pay the termination fee. In evaluating the reasonableness of these restrictions, the FNB Board took into account the amount of time it had been searching for a merger partner, the number of institutions its financial advisor had contacted, and the fact that no other institution had made what the FNB Board believed to be a more attractive offer.

The foregoing discussion of the factors considered by the FNB board of directors is not intended to be exhaustive, but rather includes all material factors considered by the FNB board of directors. In reaching its decision to approve the merger agreement, the FNB board of directors did not quantify or assign any relative weights to the factors considered, and individual directors may have given different weights to different factors. The FNB board of directors considered all these factors as a whole, and overall considered them to be favorable to, and to support, a determination that the merger agreement is in the best interests of FNB and its shareholders.

American Community’s Reasons for the Merger

American Community’s Board of Directors believes that the merger is in the best interests of American Community and its shareholders because it presents an important opportunity for American Community to increase shareholder value through growth by acquiring a financial institution in a market that is both a logical expansion for American Community and a means to expand into South Carolina.

In reaching its decision to approve the merger agreement, American Community’s Board of Directors consulted with management of American Community, as well as its financial and legal advisors, and considered the following factors:

•	The pro forma and prospective financial impact of the acquisition upon American Community;

•	The business, operations, financial condition, earnings and prospects of each of American Community and FNB. In making its determination, the American Community Board took into account the results of American Community’s due diligence review of FNB’s business, which indicated that American Community could enhance existing and initiate new banking products that could appeal to a broader customer base;

•	The customer service culture of FNB was very similar to that of American Community;

•	The markets served by FNB are complementary to the existing markets of American Community without any significant overlap, resulting in no redundancy in facilities and only minor duplication of personnel;

•	The acquisition allows American Community to acquire a bank charter located in neighboring South Carolina and therefore a means to further expand in South Carolina through branching or further acquisition;

•	The current and prospective economic and competitive environment facing financial institutions, including American Community, which competitive position American Community believes could be enhanced by expansion into additional economic markets served by FNB;

•	The structure of the merger, the terms of the merger agreement and the fact that the merger is intended to qualify, in part, as a transaction of a type that is generally tax-free for federal income tax purposes;

•	The opinion of McColl Partners to American Community’s Board of Directors that the merger consideration is fair to American Community’s shareholders from a financial point of view; and

•	The likelihood of the merger being approved by the appropriate regulatory authorities.

This discussion of the information and factors considered by the American Community Board includes all material factors considered by American Community’s Board of Directors. In reaching its determination to approve and recommend the merger, the American Community Board did not assign any relative or specific weights to those factors, and individual directors may have given differing weights to different factors.

Recommendation of FNB’s Board

The Board of Directors of FNB unanimously approved the merger agreement and believes that the merger is fair to, and in the best interests of, FNB and its shareholders. FNB’s Board of Directors, therefore, recommends that the holders of FNB’s common stock vote “FOR” approval of the merger agreement and the merger that it contemplates. In making its recommendation, the Board of Directors of FNB has considered, among other things, the opinion of The Orr Group that American Community’s proposal is fair to FNB’s shareholders from a financial point of view. See “Opinion of FNB’s Financial Advisor” below.

Recommendation of American Community’s Board

The Board of Directors of American Community unanimously approved the merger agreement and believes that the merger is fair to, and in the best interests of, American Community and its shareholders. American Community’s Board of Directors, therefore, recommends that the holders of American Community’s common stock vote “FOR” approval of the merger agreement and the merger that it contemplates. In making its recommendation, the Board of Directors of American Community has considered, among other things, the opinion of McColl Partners that the merger is fair to American Community’s shareholders from a financial point of view. See “Opinion of American Community’s Financial Advisor” below.

Opinion of FNB’s Financial Advisor

FNB retained The Orr Group on May 22, 2003 to provide investment advisory services to FNB. As part of these services, The Orr Group agreed to render a written opinion to the Board of Directors of FNB as to the fairness, from a financial point of view, of the consideration to be received by the shareholders of FNB as set forth in the merger agreement with American Community.

The Orr Group is an investment banking firm that specializes in providing investment banking advisory services to financial institutions. The Orr Group’s principals have over 75 years of combined banking experience and have been involved in numerous bank related mergers and acquisitions. No limitations were imposed by FNB upon The Orr Group with respect to rendering its opinion.

On November 5, 2003, The Orr Group rendered its oral opinion to the Board of Directors of FNB as to the fairness, from a financial point of view, of the merger consideration to the shareholders of FNB. The Orr Group subsequently confirmed its opinion in writing as of November 5, 2003. A copy of this written opinion is attached as Appendix D to this Joint Proxy Statement/Prospectus and should be read in its entirety with respect to the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by The Orr Group in connection with its opinion. FNB’s shareholders are urged to read the opinion in its entirety.

The Orr Group’s opinion to FNB’s Board of Directors is directed only to the merger consideration as defined in the merger agreement, as of November 5, 2003, and does not address the fairness, from a financial point of view, of any change in the merger consideration that may be agreed upon by FNB and American Community in the future. The Orr Group’s opinion does not constitute a recommendation to any shareholder of FNB regarding how such shareholder should vote at FNB’s special meeting of shareholders.

In arriving at its opinion, The Orr Group, among other things:

•	Reviewed the merger agreement and certain related documents;

•	Reviewed the historical and current financial position and results of operations of FNB and American Community;

•	Reviewed certain publicly available information concerning FNB including annual reports on Form 10-KSB for each of the years in the three year period ended December 31, 2002 and quarterly reports on Form 10-QSB for the periods ended March 31, 2003 and June 30, 2003;

•	Reviewed certain publicly available information concerning American Community including annual reports on Form 10-KSB for each of the years in the three year period ended December 31, 2002 and quarterly reports on Form 10-QSB for the periods ended March 31, 2003 and June 30, 2003;

•	Reviewed certain available financial forecasts concerning the business and operations of FNB and American Community that were prepared by management of FNB and American Community, respectively;

•	Participated in discussions with officers and employees of FNB and American Community to discuss the past and current business operations, financial condition and prospects of FNB and American Community, as well as matters it believed relevant to its inquiry;

•	Reviewed certain publicly available operating and financial information with respect to other companies that it believed to be comparable in certain respects to FNB and American Community;

•	Reviewed the current and historical relationships between the trading levels of FNB’s common stock and American Community’s common stock and the historical and current market for the common stock of FNB, American Community and other companies that it believed to be comparable in certain respects to FNB or American Community;

•	Reviewed the nature and terms of certain other acquisition transactions that it believed to be relevant; and

•	Performed such other reviews and analyses it deemed appropriate.

In The Orr Group’s review and analysis, The Orr Group assumed and relied upon the accuracy and completeness of all of the financial and other information provided to The Orr Group, or that was publicly available, and has not attempted independently to verify nor assumed responsibility for verifying any such information. The Orr Group assumed that all financial projections were reasonably prepared on bases reflecting the best currently available estimates and judgments of FNB or American Community, and The Orr Group expresses no opinion with respect to such forecasts or the assumptions on which they are based. The Orr Group has not made or obtained, or assumed any responsibility for making or obtaining, any independent evaluations or appraisals of any of the assets, including properties and facilities, or liabilities of FNB or American Community.

The Orr Group employed a variety of analyses, some of which are briefly summarized below. The analyses outlined below do not represent a complete description of the analyses performed by The Orr Group. The Orr Group believes that it is necessary to consider all analyses as a whole and that relying on a select number of the analyses, without considering the whole, could create a misunderstanding of the opinion derived from them. In addition, The Orr Group may have deemed various assumptions more or less probable than other assumptions, so that the ranges of valuations resulting from any particular analysis should not be taken to be The Orr Group’s view of the entire analysis as a whole.

Selected Companies Analysis. The Orr Group compared the financial performance data of FNB with a peer group of 23 publicly traded banking companies that as of November 3, 2003 operated in the Southeast, had total assets of less than $200 million and greater than $70 million, and an inception date of between 1996 and 1999. The peer group included the following:

Peer Group Criteria	Peer Group List (23 institutions)
Southeast Banks	Atlantic BancGroup	ATBC	Bank of Wilmington	BKWW
Assets from $70M to $200M (MRQ)	Madison Bancshares	MDBS	United Financial	UTDF

Start date between 1996 and 1999	Tarpon Coast Bancorp	TCBA	People’s Community Capital	PPLM

	Jacksonville Bancorp	JAXB	Beach First National Bncshrs	BFNB

	Thomasville Bancshares	THVB	FNB Bancshares	FNBC

	Community Capital Bncshrs	ALBY	New Commerce BanCorp	NCBS

	CNB Holdings	CHGD	Pioneer Bankshares	PNBI

	Citizens First Corp	CZFC	Shore Financial Corp	SHBK

	Weststar Financial Services	WFSC	Guaranty Financial Corp	GSLC

	Waccamaw Bankshares	WBNK	Virginia National Bank	VABK

	Surrey Bancorp	SRYB	First Capital Bank	FCRV

	MidCarolina Financial Corp	MCFI

The results of the analysis involve complex considerations of the selected companies and FNB. The Orr Group compared performance indicators of FNB with the median performance of the selected peer group. The performance indicators utilized by The Orr Group were for the quarter ended June 30, 2003. The comparison of indicators included the following:

	FNBC Data	Peer Data Median
Profitability (LTM)
ROAA	0.9	0.9
ROAE	8.6	8.6
NIM	4.5	3.9
Effic Ratio	69.4	69.4

Balance Sheet Data
Assets ($000s)	$71,729	$140,527
Loans/Deposits	92.1	89.3
Deposits/Assets	84.2	83.8

Capital Adequacy
TCE Ratio	10.5	8.5
Tier 1 Ratio	12.7	12.2
Reserves/Loans	1.1	1.3

Trading Data
3 Mo ADV	170	734
P/E (LTM)	18.6	18.4
P/TB	150.3	164.2
Dvd Yld (%)	0.00	0.00

Comparable Transaction Analysis. The Orr Group reviewed data of selected transactions involving pending and completed bank merger transactions that it deemed pertinent to an analysis of the merger of FNB and American Community. The transactions selected were mergers that were announced after August, 2001 through November 3, 2003 in which the selling bank had assets between $50 million and $150 million and return on average assets (“ROAA”) greater than or equal to 0.5% and less than or equal to 2.0%. From these transactions, The Orr Group selected six groups for comparison purposes:

•	All National Comparables (94 transactions)

•	All National Comparables where the seller had a ROAA greater than 0.73% and less than 1.09% (46 transactions)

•	All National Comparables where the selling bank had assets between $50 million and $110 million (61 transactions)

•	All National Comparables where the seller had tangible common equity greater than 8.5% and less than 10.6% (32 transactions)

•	Regional Comparables (27 transactions)

•	A Select Group of Comparables (19 transactions)

The Orr Group compared the median pricing ratios of the comparable transactions to the pricing ratios of the merger. The pricing ratios included price to book, price to tangible book, price to earnings per share for the latest 12 months, and the franchise premium to core deposit ratio. A summary of the analysis is included in the following table:

Median Statistics	Price to Book	Price to TBVPS	Price to LTM EPS	Price to Assets	Price to Deposits	Fran Prem to Core Dep	Target Assets
FNBC—ACBA	189.0	189.0	22.8	21.6	25.6	15.0	$71,729
All Comparables	189.4	190.5	20.2	17.2	20.3	11.1	$97,146
ROAA Comparables	180.4	181.4	22.2	16.7	19.9	10.8	$95,854
Size Comparables	176.7	177.2	20.4	17.4	20.4	10.1	$81,128
TCE Comparables	198.5	200.6	18.6	18.8	21.1	13.2	$105,157
Regional Comparables	197.8	199.9	21.9	18.4	22.6	14.4	$97,895
Select Comparables	197.8	200.0	19.1	18.8	21.0	12.6	$109,178

Discount Dividend Analysis. The Orr Group performed a discount dividend analysis to estimate a range of present values per share of FNB’s common stock, assuming FNB continued to operate as a stand-alone entity. The Orr Group discounted five years of estimated cash flows for FNB based on projected growth rates and capital requirements. The Orr Group derived a range of terminal values by applying multiples ranging from 10 times to 12 times estimated forward net income for the terminal year 2007. The present value of the estimated excess cash flows and terminal value was calculated using discount rates ranging from 10% to 14%, which The Orr Group viewed as the appropriate range of discount rates for a company with FNB’s risk characteristics. The analysis yielded a range of stand-alone, fully diluted values for FNB’s stock of approximately $14.00 to $19.00, with a mid-point of $16.30. The Orr Group included the discount dividend analysis because it is a widely used valuation methodology; however the results of such methodology are highly dependent upon numerous assumptions.

Contribution Analysis. In its contribution analysis, The Orr Group compared the pro forma financial contribution of FNB to the combined company, particularly in terms of earnings contribution, to the pro forma ownership of FNB shareholders in the combined company’s shareholder base. The contribution analysis did not take into account any merger adjustments or cost savings as a result of the merger. The contribution analysis revealed that FNB would contribute 23.9% and 24.0% of the 2004 and 2005 pro forma estimated net income, respectively. This was compared to the pro forma ownership for FNB shareholders of 27.3% in the combined company assuming the transaction was an all stock transaction. The actual ownership will be less due to the fact that part of the consideration will be in the form of cash.

Pro Forma Merger Analysis. The Orr Group analyzed the financial impact of the merger on the estimated earnings per share for American Community. Based on American Community’s common stock trading at $11.46 per share and with anticipated synergies, the merger would be accretive to American Community’s GAAP earnings per share in 2004.

No company or transaction used in the above analyses as a comparison is identical to FNB, American Community or the merger. Accordingly, an analysis of the results of the foregoing involves complex considerations and judgments concerning differences in financial growth and operating characteristics of the companies and other factors that could affect the public trading value of the companies to which they are being compared. Mathematical analysis in and of itself does not necessarily provide meaningful comparisons.

The Orr Group will be paid a fee in connection with the proposed merger. The payment of a portion of that fee is contingent upon consummation of the merger. Further, FNB has agreed to reimburse legal and other reasonable expenses and to indemnify The Orr Group and its affiliates, directors, agents, employees and controlling persons in connection with certain matters related to rendering its opinion, including liabilities under securities laws.

THE WRITTEN OPINION OF THE ORR GROUP TO FNB IS ATTACHED AS APPENDIX D TO THIS JOINT PROXY STATEMENT/PROSPECTUS AND IS INCORPORATED HEREIN BY REFERENCE. THE DESCRIPTION OF THE FNB FAIRNESS OPINION IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO APPENDIX D. FNB SHAREHOLDERS ARE URGED TO READ THE OPINION IN ITS ENTIRETY FOR A DESCRIPTION OF THE PROCEDURES FOLLOWED, ASSUMPTIONS MADE, MATTERS CONSIDERED, AND QUALIFICIATIONS AND LIMITATIONS ON THE REVIEW UNDERTAKEN BY THE ORR GROUP IN CONNECTION WITH RENDERING ITS OPINION.

Opinion of American Community’s Financial Advisor

American Community engaged McColl Partners, LLC to act as its financial advisor in connection with the merger. American Community selected McColl Partners because McColl Partners is a nationally recognized investment banking firm that specializes in advising on mergers and acquisitions. At the November 5, 2003 meeting of American Community’s Board of Directors, representatives of McColl Partners reviewed its financial analysis of the merger with the Board and delivered its written opinion to the effect that, as of that date and based upon and subject to the matters described in the opinion, the consideration to be issued in the merger was fair, from a financial point of view, to the shareholders of American Community. No limitations were imposed by the American Community Board upon McColl Partners with respect to the investigation made or the procedures followed by McColl Partners in rendering its opinion.

The full text of McColl Partners’ written opinion dated November 5, 2003, which describes the assumptions made, procedures followed, matters considered, and limitations on the review undertaken in connection with the opinion, is attached as Appendix E and is incorporated into this Joint Proxy Statement/Prospectus by reference. You are urged to read this opinion in its entirety.

McColl Partners’ opinion is addressed to the Board of Directors of American Community and relates only to the fairness to the shareholders of American Community, from a financial point of view, of the consideration to be issued by American Community in the merger and does not constitute a recommendation to any shareholder as to how to vote with respect to matters relating to the merger. The summary of McColl Partners’ opinion appearing below is qualified in its entirety by reference to the full text of its opinion, which is attached to this Joint Proxy Statement/Prospectus as Appendix E.

Material and Information Considered with Respect to the Merger. In arriving at its opinion, McColl Partners:

•	reviewed the merger agreement;

•	reviewed and analyzed certain publicly available information concerning FNB and American Community that McColl Partners believed to be relevant to its inquiry;

•	reviewed and analyzed financial and operating information with respect to the business, operations, and prospects of FNB and American Community furnished to McColl Partners by American Community;

•	reviewed and analyzed a comparison of the historical financial results and present financial condition of FNB and American Community with those of publicly traded companies that McColl Partners deemed relevant;

•	reviewed and analyzed a comparison of the financial terms of the merger with the publicly available financial terms of other recent transactions that McColl Partners deemed relevant;

•	conducted discussions with the management of American Community concerning its business, operations, assets, liabilities, present condition, and future prospects and the potential strategic benefits expected by the management of American Community to result from a combination of the businesses of FNB and American Community; and

•	reviewed such other studies, analyses, and investigations and took into account such other matters as McColl Partners deemed appropriate.

In rendering its opinion, McColl Partners assumed and relied upon, without independent verification, the accuracy and completeness of the financial and other information discussed with or reviewed by McColl Partners in arriving at its opinion. With respect to the financial forecasts provided to or discussed with McColl Partners, McColl Partners assumed, without independent verification or investigation, that such forecasts had been reasonably prepared on bases reflecting the best currently available information, estimates and judgments of the management of FNB and American Community as to the future financial performance of FNB and American Community. In arriving at its opinion, McColl Partners did not conduct a physical inspection of the properties and facilities of FNB and did not make nor obtain any evaluations or appraisals of the assets or liabilities (including, without limitation, any potential environmental liabilities), contingent or otherwise, of FNB. McColl Partners also assumed the following:

•	that the merger will be consummated in accordance with the terms of the merger agreement;

•	that the merger will be treated as a tax-free reorganization for federal income tax purposes; and

•	that all material governmental, regulatory, or other consents and approvals necessary for the consummation of the merger will be obtained without any adverse effect on American Community or FNB or on the expected benefits of the merger.

McColl Partners’ opinion is necessarily based upon market, economic, and other conditions as they may have existed and could be evaluated as of November 5, 2003. McColl Partners expressed no opinion as to the underlying valuation, future performance, or long-term viability of American Community or FNB.

In connection with the preparation of its fairness opinion, McColl Partners performed financial and comparative analyses, the material portions of which are summarized below. The summary set forth below includes the financial analyses used by McColl Partners and deemed to be material, but does not purport to be a complete description of the analyses performed by McColl Partners in arriving at its opinion. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances, and, therefore, such an opinion is not readily susceptible to partial analysis or summary description. In addition, McColl Partners believes that its analyses must be considered as an integrated whole and that selecting portions of such analyses and the factors considered by it, without considering all of such analyses and factors, could create a misleading or incomplete view of the process underlying its analyses set forth in the opinion.

In performing its analyses, McColl Partners made numerous assumptions with respect to industry and economic conditions, many of which are beyond the control of American Community or FNB. Any estimates contained in such analyses are not necessarily indicative of actual, past, or future results or values, which may be significantly more or less favorable than as set forth therein. Estimates of values of companies do not purport to be appraisals or necessarily to reflect the price at which such companies may actually be sold, and such estimates are inherently subject to substantial uncertainty. No company, business, or transaction used in such analyses as a comparison is identical to American Community, FNB, their respective businesses, or the merger, and an evaluation of the results of those analyses is not entirely mathematical. Rather, the analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading, or other values of the companies, businesses, or transactions analyzed.

McColl Partners’ opinion and financial analyses were only one of many factors considered by American Community’s Board in its evaluation of the merger and should not be viewed as determinative of the views of American Community’s Board or management with respect to the merger or the exchange ratio in the merger. The type of consideration and amount of consideration in the merger were determined through direct negotiation between American Community and FNB. The decision to enter into the merger was solely that of American Community’s Board.

The following is a summary of the material financial analyses presented by McColl Partners to American Community’s Board in connection with its opinion.

Analysis of Selected Publicly Traded Reference Companies. Reference company analysis analyzes a company’s operating performance relative to a reference group of publicly traded companies. Based on relative performance and outlook for a company, this analysis enables an implied unaffected market trading value to be determined. McColl Partners analyzed the financial and stock market information for the following selected publicly traded bank holding companies with less than $250 million in assets operating in Alabama, Georgia, North Carolina, South Carolina, Tennessee, and Virginia:

•	Albemarle First Bank

•	Bank of South Carolina Corporation

•	BOE Financial Services of Virginia, Inc.

•	Carolina Bank Holdings, Inc.

•	Community Capital Bancshares, Inc.

•	First Community Corporation

•	FirstFed Bancorp, Inc.

•	Guaranty Financial Corporation

•	Monarch Bank

•	Pinnacle Bancshares, Inc.

•	Shore Financial Corporation

•	Southwest Georgia Financial Corporation

•	Waccamaw Bankshares, Inc.

For each of the reference companies, McColl Partners reviewed and analyzed, among other things, market price as a multiple of:

•	latest 12 months earnings per share; and

•	book value per share.

All multiples were based on closing stock prices as of October 30, 2003. The following table sets forth the multiples indicated by this analysis for the reference companies as of the most recently available public filings as of October 30, 2003:

Selected Companies’ Market Price to:	Median
Latest 12 Months Earnings Per Share	18.5	x
Book Value Per Share	1.7	x

McColl Partners then applied the median multiples resulting from the analysis above to the values for FNB for the latest 12 months earnings per share and book value per share as of September 30, 2003. This analysis yielded implied equity values per share for FNB of approximately $16.67 and $18.66, respectively. These implied equity values per share were compared to the implied equity value per share for FNB as of November 5, 2003 of $20.50. The implied equity value per share for FNB was calculated based on the consideration as set forth in the merger agreement, (i) using the 20-day average closing price of American Community’s common stock of $11.46 per share on October 20, 2003; (ii) a fixed exchange ratio of 0.50 times 1.7888 American Community’s shares for each share of FNB Bancshares; and (iii) cash consideration of $6,962,610. Estimated financial data for FNB were based on internal estimates of the management of FNB and American Community.

Analysis of Selected Merger and Acquisition Transactions. Reference merger and acquisition transaction analysis provides a valuation range based upon consideration paid for selected bank holding companies in recent transactions. McColl Partners reviewed the financial terms, to the extent publicly available, of a National Reference Transactions Group comprised of 61 completed merger and acquisition transactions from November 1, 2002 to October 31, 2003, involving selected bank holding companies with assets less than $250 million. McColl Partners also reviewed the financial terms, to the extent publicly available, of a Southeastern Reference Transactions Group comprised of 67 completed merger and acquisition transactions from January 1, 2001 to October 31, 2003, involving selected bank holding companies with assets less than $250 million operating in Alabama, Florida, Georgia, Mississippi, North Carolina, South Carolina, Tennessee, and Virginia. Finally, McColl Partners reviewed the financial terms, to the extent publicly available, of a North and South Carolina Reference Transactions Group comprised of 13 completed merger and acquisition transactions from January 1, 2001 to October 31, 2003, involving selected bank holding companies with assets less than $250 million operating in North Carolina and South Carolina. For each of the National Reference Transactions Group, the Southeastern Reference Transactions Group, and the North Carolina and South Carolina Reference Transactions Group, McColl Partners calculated various financial multiples based on publicly available information for each of the selected acquisition transactions and compared them to corresponding financial multiples for the merger, based on the implied equity value per share for FNB as of November 5, 2003 of $20.50. The implied equity value per share for FNB was calculated based on the consideration as set forth in the merger agreement, (i) using the 20-day average closing price of American Community’s common stock of $11.46 per share on October 20, 2003; (ii) a fixed exchange ratio of 0.50 times 1.7888 American Community shares for each share of FNB; and (iii) cash consideration of $6,962,610.

McColl Partners reviewed and analyzed, among other things, market price as a multiple of:

•	latest 12 months earnings per share; and

•	book value per share.

All multiples for the selected transactions were based on publicly available information at the time of announcement of the relevant transaction.

For the National Reference Transactions Group, the median multiples indicated by these analyses are as follows:

Market Price to:	Average
Latest 12 Months Earnings Per Share	29.4	x
Book Value Per Share	1.9	x

McColl Partners then applied the median multiple resulting from the analysis above to the latest 12 months earnings per share and book value per share for FNB. This analysis yielded implied equity values per share for FNB of approximately $27.71 and $19.78, respectively. These implied equity values per share were compared to the implied equity value per share for FNB as of November 5, 2003 of $20.50. The implied equity value per share for FNB was calculated based on the consideration as set forth in the merger agreement, (i) using the 20-day average closing price of American Community’s common stock of $11.46 per share on October 20, 2003; (ii) a fixed exchange ratio of 0.50 times 1.7888 American Community shares for each share of FNB; and (iii) cash consideration of $6,962,610. Estimated financial data for FNB were based on internal estimates of the management of FNB and American Community.

For the Southeastern Reference Transactions Group, the median multiples indicated by these analyses are as follows:

Market Price to:	Median
Latest 12 Months Earnings Per Share	33.4	x
Book Value Per Share	1.7	x

McColl Partners then applied the median multiple resulting from the analysis above to the latest 12 months earnings per share and book value per share for FNB. This analysis based on the median multiples yielded implied equity values per share for FNB Bancshares of approximately $30.09 and $18.79, respectively. These implied equity values per share were compared to the implied equity value per share for FNB as of November 5, 2003 of $20.50. The implied equity value per share for FNB was calculated based on the consideration as set forth in the merger agreement, (i) using the 20-day average closing price of American Community’s common stock of $11.46 per share on October 20, 2003; (ii) a fixed exchange ratio of 0.50 times 1.7888 American Community shares for each share of FNB; and (iii) cash consideration of $6,962,610. Estimated financial data for FNB were based on internal estimates of the management of FNB and American Community.

For the North Carolina and South Carolina Reference Transactions Group, the median multiples indicated by these analyses are as follows:

Market Price to:	Median
Latest 12 Months Earnings Per Share	36.5	x
Book Value Per Share	1.8	x

McColl Partners then applied the median multiple resulting from the analysis above to the latest 12 months earnings per share and book value per share for FNB. This analysis is based on the median multiples yielded implied equity values per share for FNB of approximately $32.85 and $19.60, respectively. These implied equity values per share were compared to the implied equity value per share for FNB as of November 5, 2003 of $20.50. The implied equity value per share for FNB was calculated based on the consideration as set forth in the merger agreement, (i) using the 20-day average closing price of American Community’s common stock of $11.46 per share on October 20, 2003; (ii) a fixed exchange ratio of 0.50 times 1.7888 American Community shares for each share of FNB; and (iii) cash consideration of $6,962,610. Estimated financial data for FNB were based on internal estimates of the management of FNB and American Community.

Contribution Analysis. McColl Partners reviewed the relative contribution that American Community and FNB would be making to the combined business in terms of net interest income, net income, total assets, net loans, total deposits, and shareholders’ equity. McColl Partners analyzed relative contribution based on the latest twelve months results for each company through September 30, 2003 and the terms of the merger as set forth in the merger agreement. The relative contribution of American Community to the combined entity’s pro forma combined financial results ranged from a high of 79.3% (based on each company’s total assets as of September 30, 2003) to a low of 69.5% (based on each company’s latest twelve months net income as of September 30, 2003). American Community’s shareholders are expected to own 79.6% of the combined entity, based on the terms and consideration as set forth in the merger agreement as of November 5, 2003.

Dividend Discount Analysis. McColl Partners performed a dividend discount analysis to estimate a range of present values per share of FNB common stock, assuming FNB continued to operate as a stand-alone entity. McColl Partners discounted three years of estimated cash flows for FNB, assuming a dividend rate sufficient to maintain an equity capital ratio (defined as common equity divided by total assets) of 6.00% and using a range of discount rates from 11% to 15%. McColl Partners derived an estimate of a range of terminal values by applying multiples ranging from 14 times to 18 times estimated year-end 2006 net income. This analysis yielded a range of stand-alone, fully diluted values for FNB of approximately $23.02 to $29.91 per share, with a value of $26.30 per share at the midpoint of the range. These implied equity values per share were compared to the implied equity value per share for FNB as of November 5, 2003 of $20.50. The implied equity value per share for FNB was calculated based on the consideration as set forth in the merger agreement, (i) using the 20-day average closing price of American Community’s common stock of $11.46 per share on October 20, 2003; (ii) a fixed exchange ratio of 0.50 times 1.7888 American Community shares for each share of FNB; and (iii) cash consideration of $6,962,610. Estimated financial data for FNB were based on internal estimates of the management of FNB and American Community.

Effective Time of the Merger

Subject to the conditions to the obligations of the parties to effect the merger (including, without limitation, the receipt of all required approvals of governmental and regulatory authorities), the merger will become effective when Articles of Merger are filed with the North Carolina Secretary of State and the South Carolina Secretary of State.

Although we anticipate that all conditions to consummation of the merger will be satisfied so that the merger can be consummated on or before March 31, 2004, we cannot give any assurance that the necessary shareholder and regulatory approvals can be obtained or that other conditions precedent to the merger can or will be satisfied.

Conditions to Consummation of the Merger

Consummation of the merger is subject to various conditions, including:

•	receipt of the approval of the respective shareholders of FNB and American Community of the merger agreement and receipt of regulatory approvals required for consummation of the merger;

•	receipt by FNB of a written legal opinion from Gaeta & Associates, P.A., counsel to American Community, and by American Community of a written legal opinion from Nelson, Mullins, Riley & Scarborough, L.L.P., counsel to FNB;

•	the accuracy, as of the date of the merger agreement and as of the merger effective time, of the representations and warranties of FNB and American Community as set forth in the merger agreement;

•	the performance of all agreements and the compliance with all covenants of FNB and American Community as set forth in the merger agreement;

•	the absence of any law or order or any action taken by any court, governmental, or regulatory authority of competent jurisdiction prohibiting, restricting, or making illegal the consummation of the transactions contemplated by the merger agreement;

•	the execution of a new employment agreement by and between First National Bank of the Carolinas and V. Stephen Moss, in a form satisfactory to American Community; and

•	satisfaction of certain other conditions, including the receipt of various certificates from the officers of FNB and American Community.

We are unable to provide assurance about when or if all of the conditions precedent to the merger can or will be satisfied or waived by the party permitted to do so.

Regulatory Approvals

The merger may not proceed in the absence of receipt of the requisite regulatory approvals. Applications for the approvals described below have been submitted to the appropriate regulatory authorities.

FNB and American Community are not aware of any material governmental approvals or actions that are required for consummation of the merger, except as described in this Joint Proxy Statement/Prospectus. Should any other approval or action be required, it presently is contemplated that such approval or action would be sought.

The merger is subject to the prior approval of the Federal Reserve Board, pursuant to the Bank Holding Company Act. In evaluating the merger, the Federal Reserve Board is required to consider, among other factors, the financial and managerial resources and future prospects of the institutions and the convenience and needs of the communities to be served. The relevant statutes prohibit the Federal Reserve Board from approving the merger if:

•	it would result in a monopoly or be in furtherance of any combination or conspiracy to monopolize or attempt to monopolize the business of banking in any part of the United States; or

•	its effect in any section of the country could be to substantially lessen competition or to tend to create a monopoly, or if it would result in a restraint of trade in any other manner, unless the Federal Reserve Board should find that any anti-competitive effects are outweighed clearly by the public interest and the probable effect of the merger in meeting the convenience and needs of the communities to be served.

The merger may not be consummated any earlier than the 15th day following the date of approval of the merger by the Federal Reserve Board, during which time the United States Department of Justice is afforded the opportunity to challenge the merger on antitrust grounds. The commencement of any antitrust action would stay the effectiveness of the approval of the Federal Reserve Board, unless a court of competent jurisdiction should specifically order otherwise.

The merger is also subject to approval from the South Carolina State Board of Financial Institutions. Any regulatory approval that imposes material changes to the merger agreement or other material conditions could necessitate a resolicitation of shareholder approval.

Waiver, Amendment, and Termination

To the extent permitted by law, the merger agreement may be amended by a subsequent writing signed by each of the parties upon the approval of the Board of Directors of each of the parties before or after shareholder approval of the merger agreement. However, no amendment may be made which modifies the consideration to be received by FNB’s shareholders without their further approval. In addition, prior to or at the filing of the Articles of Merger with the North Carolina Secretary of State and the South Carolina Secretary of State either FNB or American Community, or both, acting through their respective Boards of Directors, may:

•	waive any default in the performance of any term of the merger agreement by the other party;

•	waive or extend the time for the compliance or fulfillment by the other party of any and all of its obligations under the merger agreement; and

•	waive any of the conditions precedent to the obligations of such party under the merger agreement,

except any condition that, if not satisfied, would result in the violation of any applicable law or governmental regulation and provided that such waiver would not adversely affect the interests of the waiving party or its shareholders. No such waiver will be effective unless written and unless executed by a duly authorized officer of FNB or American Community as the case may be.

The merger agreement may be terminated and the merger abandoned at any time prior to the effective time of the merger, notwithstanding its approval by the shareholders of American Community and FNB:

•	by the mutual agreement of American Community and FNB;

•	by American Community if:

•	the conditions to American Community’s obligations have not been satisfied or waived within 15 days of receipt of all shareholder and regulatory approvals;

•	FNB violates or does not fulfill, in any material respect, its obligations, covenants or agreements contained in the merger agreement;

•	FNB is in breach, in any material respect, of the representations and warranties provided to American Community in the merger agreement and certificates or other documents delivered to American Community by FNB pursuant to the merger agreement;

•	either the American Community shareholders or the FNB shareholders do not approve the merger;

•	the shareholder meetings have not been held by May 31, 2004;

•	the merger has not become effective on or before June 30, 2004, or such later date as the parties shall have agreed in writing; or

•	American Community determines that the average price of its common stock during the 20 trading day period preceding regulatory approval of the merger has risen above $13.75. If American Community terminates the merger agreement because the average trading price of its common stock has risen above $13.75, FNB has the right to decrease the exchange ratio according to a formula in the merger agreement. Upon such decrease by FNB, no termination by American Community will be deemed to have taken place.

•	by FNB if:

•	the conditions of FNB’s obligations have not been satisfied or waived within 15 days of receipt of all shareholder and regulatory approvals;

•	American Community violates or does not fulfill, in any material respect, its obligations, covenants or agreements contained in the merger agreement;

•	American Community is in breach, in any material respect, of the representations and warranties provided to FNB in the merger agreement and certificates or other documents delivered to FNB by American Community pursuant to the merger agreement;

•	either the American Community shareholders or the FNB shareholders do not approve the merger agreement;

•	the shareholder meetings have not been held by May 31, 2004;

•	the merger has not become effective on or before June 30, 2004, or such later date as the parties shall have agreed in writing;

•	prior to the effective time of the merger, FNB receives an acquisition proposal that the FNB Board of Directors determines is more favorable to the FNB shareholders; or

•	FNB determines that the average price of American Community’s common stock during the 20 trading day period preceding regulatory approval of the merger has fallen below $9.17. If FNB terminates the merger agreement because the average trading price of American Community’s common stock has dropped below $9.17, American Community has the right to increase the exchange ratio according to a formula in the merger agreement. Upon such increase by American Community, no termination by FNB will be deemed to have taken place.

If the merger is terminated as described above, the merger agreement will become void and have no effect, except that: (i) certain of its provisions including those relating to the obligations to maintain the confidentiality of information and the return of all documents obtained from the other party, will survive; and (ii) under certain conditions, the terminating party will be reimbursed by the other party for its expenses up to $150,000.

If FNB terminates the merger agreement following receipt of an acquisition proposal from a third party and then enters into or consummates a transaction involving a change of control of FNB within 18 months of such termination, FNB must make a cash payment of $650,000 to American Community.

Management and Operations After the Merger

As soon as practicable following the merger and subject to any necessary regulatory and shareholder approval, the Board of Directors of American Community will take steps to reconstitute its size to 14individuals, 11of whom shall be current members of the Board of Directors of American Community, two of whom shall be current members of the Board of Directors of FNB and one (1) of whom shall be a newly appointed director, mutually agreeable to American Community and FNB, who shall be a resident of FNB’s market area.

Interests of Certain Persons

Two current members of the Board of Directors of FNB, one of whom will be Mr. Moss, will be appointed to serve on the Board of Directors of American Community upon consummation of the merger. American Community currently pays members of its Board of Directors $400 for each Board meeting attended and $200 for each committee meeting attended.

The merger agreement provides that Mr. V. Stephen Moss, President and Chief Executive Officer of FNB, will terminate his existing employment agreement with FNB. Mr. Moss has agreed to enter into a new employment agreement with First National Bank of the Carolinas on the closing date of the merger that will have a three-year term at an initial annual salary of $125,000. Under the new employment agreement, Mr. Moss will be entitled to receive normal and customary employee benefits associated with his position. The new employment agreement provides that Mr. Moss may not “compete” (as such term is defined in the employment agreement) with American Community for a period of two years following the termination of the employment agreement. In addition, the new employment agreement provides that Mr. Moss will be entitled to terminate the employment agreement and receive a one-time payment equal to 1.5 times his “base amount” in the event that a “termination event” occurs within 24months of a “change in control.” The defined terms are found in the employment agreement, which is Exhibit 5.01(f) to the merger agreement.

Effect on Certain Benefit Plans

In the merger agreement, American Community agreed that, as of the effective time of the merger, holders of FNB’s outstanding options to purchase shares of FNB common stock shall have the option to surrender their FNB stock options and receive a cash payment for the difference between the exercise price of the stock option and the per share cash value of the merger. This right is limited to the extent that it affects the tax-free nature of the merger under Section 368(a) of the Internal Revenue Code of 1986.

At the effective time of the merger, each FNB stock option that is outstanding and not surrendered for cash as described above, whether or not exercisable, will be converted into and become a right to purchase American Community common stock, and American Community will assume (i) each FNB stock option, in accordance with the terms of the FNB stock option agreements, as applicable, and (ii) the stock option plans of FNB. However, from and after the merger effective time:

•	American Community and its compensation committee will be substituted for FNB and the Compensation Committee of the FNB Board of Directors administering the FNB omnibus stock option plan;

•	each FNB stock option assumed by American Community may be exercised solely for shares of American Community common stock;

•	each FNB stock option assumed by American Community will be fully vested following the merger;

•	the number of shares of American Community common stock subject to such FNB stock option will equal the number of shares of FNB common stock exerciseable under such FNB stock option at the merger effective time multiplied by the per share exchange ratio for the FNB common stock in the merger, rounded to the nearest whole share; and

•	the per share exercise price under each such FNB stock option will be adjusted by dividing the per share exercise price under each such FNB stock option by the common stock exchange ratio referenced above, rounded to the nearest cent.

Federal Income Tax Consequences of the Merger

The merger is intended to qualify as a reorganization for federal income tax purposes under Section 368(a) of the Internal Revenue Code. The accounting firm of Dixon Odom PLLC has rendered its opinion to American Community and FNB that the merger will constitute such a reorganization. In delivering its opinion, Dixon Odom received and relied upon certain representations of officers of FNB and American Community and certain other factual assumptions, information, data, documentation and other materials as it deemed necessary.

Neither American Community nor FNB intends to seek a ruling from the IRS as to the federal income tax consequences of the merger. FNB’s shareholders should be aware that the opinion of Dixon Odom will not be binding on the IRS or the courts. FNB’s shareholders also should be aware that some of the tax consequences of the merger are governed by provisions of the Internal Revenue Code as to which there are no final regulations and little or no judicial or administrative guidance. There can be no assurance that future legislation, administrative rulings, or court decisions will not adversely affect the accuracy of the statements contained herein.

The tax opinion states that, provided the assumptions stated therein are satisfied, the merger whereby FNB will be merged with and into American Community will constitute one or more reorganizations as defined in Section 368(a) of the IRS Code, and the following federal income tax consequences will result:

Shareholders That Receive Only American Community Common Stock. No gain or loss will be recognized by FNB shareholders who receive only American Community common stock in the merger. The aggregate federal income tax basis of the American Community common stock received by each of those FNB shareholders will be the same as the aggregate federal income tax basis of the shareholder’s FNB common stock. The holding period of the shares of the American Community common stock received by each of those FNB shareholders will include the period for which the exchanged FNB common stock was held as a capital asset by the FNB shareholder as of the closing date of the merger.

Shareholders That Receive Both American Community Common Stock and Cash. FNB shareholders who receive a combination of American Community common stock and cash, will generally recognize gain (but not loss) in an amount equal to the lesser of (1) the amount of gain realized (i.e., the excess of the sum of the amount of cash and the fair market value of the American Community common stock received pursuant to the merger over the adjusted tax basis of FNB common stock surrendered) and (2) the amount of cash received pursuant to the merger. For this purpose, gain or loss must be calculated separately for each identifiable block of shares surrendered in the exchange, and a loss realized on one block of shares may not be used to offset a gain realized on another block of shares. Shareholders should consult their tax advisors regarding the manner in which cash and American Community common stock should be allocated among different blocks of FNB common stock. Any recognized gain will generally be long-term capital gain if the shareholder’s holding period with respect to the FNB common stock surrendered is more than one year at the effective time of the merger. If, however, the cash received has the effect of the distribution of a dividend, the gain will be treated as a dividend to the extent of the shareholder’s ratable share of accumulated earnings and profits as calculated for United States federal income tax purposes. See—“Possible Treatment of Cash as a Dividend” below.

The aggregate tax basis of American Community common stock received by a FNB shareholder that exchanges shares of FNB common stock for a combination of American Community common stock and cash pursuant to the merger will be equal to the aggregate adjusted tax basis of the shares of FNB common stock surrendered for American Community common stock and cash, reduced by the amount of cash received by the shareholder pursuant to the merger (excluding any cash received for a fractional share of American Community common stock) and increased by the amount of gain (including any portion of the gain that is treated as a dividend as described below but excluding any gain or loss resulting from the deemed receipt and redemption of fractional shares described below), if any, recognized by the shareholder on the exchange. The holding period of the American Community common stock (including fractional shares deemed received and redeemed as described below) will include the holding period of the shares of FNB common stock surrendered.

Shareholders That Receive Only Cash. In general, any cash received by FNB’s shareholders who receive only cash for their shares (either in the merger or through the exercise of dissenters’ rights) will be treated as a distribution in redemption of their shares. Those shareholders generally will recognize capital gain or loss, as applicable, equal to the difference between the amount of cash they receive and their tax basis in their shares of FNB stock. However, it is possible that, in some circumstances, the full amount of cash received by one of those FNB shareholders (not just the amount in excess of the shareholder’s tax basis in the FNB shares) could be treated as a dividend and be taxed as dividend income. Whether a FNB shareholder’s receipt of cash will be treated as a redemption or as a dividend will vary depending on the circumstances of the individual shareholder.

Possible Treatment of Cash as a Dividend. In general, the determination of whether the gain recognized in the exchange will be treated as capital gain or has the effect of a distribution of a dividend depends upon whether and to what extent the exchange reduces the shareholder’s deemed percentage stock ownership of American Community. For purposes of this determination, the shareholder is treated as if it first exchanged all of its shares of FNB common stock solely for American Community common stock and then American Community immediately redeemed (the “deemed redemption”) a portion of the American Community common stock in exchange for the cash the shareholder actually received. The gain recognized in the deemed redemption will be treated as capital gain if the deemed redemption is (1) “substantially disproportionate” with respect to the shareholder, or (2) “not essentially equivalent to a dividend.”

These rules are complex and dependent upon the specific factual circumstances particular to each shareholder. Consequently, each shareholder that may be subject to these rules should consult its tax advisor as to the application of these rules to the particular facts relevant to such shareholder.

Cash Received for a Fractional Share. A shareholder who receives cash instead of a fractional share of American Community common stock will generally be treated as having received such fractional share and then as having received such cash in redemption of the fractional share. Gain or loss generally will be recognized based on the difference between the amount of cash received for the fractional share and the portion of the shareholder’s aggregate adjusted tax basis of the shares of FNB common stock surrendered which is allocable to the fractional share. Such gain or loss generally will be long-term capital gain or loss if the holding period for such shares of FNB common stock is more than one year at the effective time of the merger.

American Community and FNB. Neither American Community nor FNB will recognize gain solely as a result of the merger, except that gain or loss may be recognized on the recapture of tax attributes, including but not limited to the recapture of bad debt reserves.

FNB’s shareholders are urged to consult their own tax advisors regarding specific tax consequences to them of the merger and the exchange of their FNB stock for American Community stock or cash.

Section 1.368-3 of the Treasury Regulations requires that each shareholder that receives American Community common stock pursuant to the merger attach to such shareholder’s federal income tax return for the taxable year in which the merger occurs, a complete statement of all the facts pertinent to the non-recognition of gain or loss upon the merger. Shareholders should consult their own tax advisors regarding the disclosure requirements.

The foregoing discussion is intended only as a summary of material federal income tax consequences of the merger to the shareholders of FNB and does not purport to be a complete description of all potential tax effects of the merger. The discussion does not address the tax consequences that may be relevant to a particular shareholder subject to special treatment under certain federal income tax laws, such as:

•	dealers in securities;

•	banks;

•	insurance companies;

•	tax-exempt organizations;

•	non-United States persons;

•	shareholders who do not hold their shares of FNB common stock as capital assets within the meaning of Section 1221 of the Internal Revenue Code; and

•	shareholders who acquired their shares of FNB common stock pursuant to the exercise of stock options or otherwise as compensation.

In addition, the discussion does not address any consequences arising under the laws of any state, locality or foreign jurisdiction. Moreover, the tax consequences to holders of FNB stock options are not discussed. The discussion is based upon the Internal Revenue Code, treasury regulations thereunder and administrative rulings and court decisions as of the date hereof. All of the foregoing is subject to change and any such change could affect the continuing validity of this discussion. FNB shareholders are urged to consult their own tax advisors concerning the particular federal, state, local and foreign tax consequences of the merger to them.

Accounting Treatment

The merger will be treated as a “purchase” under generally accepted accounting principles. Under the purchase method of accounting, at the effective time of the merger, FNB’s assets and liabilities generally will be recorded at their respective fair values and added to those of American Community. The excess of the cost over the fair value of the net assets acquired will be recorded as goodwill on American Community’s books. American

Community’s consolidated financial statements after the effective time of the merger will reflect the assets and liabilities of FNB, but American Community’s consolidated financial statements will not be restated retroactively to reflect FNB’s historical financial position or results of operations.

All unaudited pro forma condensed combined financial information contained in this Joint Proxy Statement/Prospectus has been prepared using the purchase method to account for the merger. The final allocation of the purchase price will be determined after the merger is completed and after completion of an analysis to determine the fair values of FNB’s tangible and identifiable intangible assets and liabilities. In addition, estimates related to restructuring and merger-related charges are subject to final decisions related to the merger. Accordingly, the final purchase accounting adjustments, restructuring and merger-related charges may be materially different from the unaudited pro forma adjustments presented in this document. Any decrease in the fair value of the net assets of FNB as compared to the information shown in this document will have the effect of increasing the amount of the purchase price allocable to goodwill.

Expenses and Fees

The merger agreement provides that each of the parties will bear and pay its own expenses in connection with the transactions contemplated by the merger agreement, including legal, accounting and financial advisory fees. All expenses associated with the printing and mailing of this Joint Proxy Statement/Prospectus will be shared by American Community and FNB equally.

Resales of American Community Common Stock

The issuance of American Community common stock to shareholders of FNB in connection with the merger will be registered under the Securities Act of 1933. All shares of American Community common stock received by FNB shareholders will be freely transferable upon consummation of the merger by those shareholders who were not “affiliates” of FNB. “Affiliates” generally are defined as persons or entities who control, are controlled by, or are under common control with FNB (generally, this will include executive officers, directors, and shareholders who own 10% or more of FNB’s common stock). The “affiliates” are expected to enter into agreements with American Community reflecting limitations on their ability to transfer the shares they will receive in the merger.

DISSENTERS’ RIGHTS

Dissenters’ Rights of FNB’s Shareholders under South Carolina Law

Chapter 13 of the South Carolina Business Corporation Act sets forth the rights of the shareholders of FNB who object to the merger. The following summarizes the material terms of the statutory procedures to be followed by a shareholder in order to dissent from the merger and perfect dissenters’ rights under the South Carolina Business Corporation Act. A copy of Chapter 13 of the South Carolina Business Corporation Act is attached as Appendix B to this Joint Proxy Statement/Prospectus.

If you elect to exercise such a right to dissent and demand appraisal, you must satisfy each of the following conditions:

(a) you must give to FNB and FNB must actually receive, before the vote at the special shareholders’ meeting on approval or disapproval of the merger is taken, written notice of your intent to demand payment for your shares if the merger is effectuated (this notice must be in addition to and separate from any proxy or vote against the merger; neither voting against, abstaining from voting, nor failing to vote on the merger will constitute a notice within the meaning of the South Carolina Business Corporation Act); and

(b) you must not vote in favor of the merger. A failure to vote or a vote against the merger will satisfy this requirement. The return of a signed proxy which does not specify whether you vote in favor or against approval of the merger will not constitute a waiver of your dissenters’ rights.

If the requirements of (a) and (b) above are not satisfied and the merger becomes effective, you will not be entitled to payment for your shares under the provisions of Chapter 13 of the South Carolina Business Corporation Act.

If you are a dissenting FNB shareholder, any notices should be addressed to FNB Bancshares, Inc., 217 North Granard Street, Gaffney, South Carolina 29341, attention: V. Stephen Moss. The notice must be executed by the holder of record of the shares of FNB common stock as to which dissenters’ rights are to be exercised. A beneficial owner may assert dissenters’ rights only if he dissents with respect to all shares of FNB common stock of which he is the beneficial owner. With respect to shares of FNB common stock which are owned of record by a voting trust or by a nominee, the beneficial owner of such shares may exercise dissenters’ rights if such beneficial holder also submits to FNB the name and address of the record shareholder of the shares, if known to him. A record owner, such as a broker, who holds shares of FNB common stock as a nominee for others may exercise dissenters’ rights with respect to the shares held for all or less than all beneficial owners of shares as to which such person is the record owner, provided such record owner dissents with respect to all FNB common stock beneficially owned by any one person. In such case, the notice submitted by the broker as record owner must set forth the name and address of the shareholder who is objecting to the merger and demanding payment for such person’s shares.

If you properly dissent and the merger is approved, FNB must mail by registered or certified mail, return receipt requested, a written dissenters’ notice to you. This notice must be sent no later than 10 days after the shareholder approval of the merger. The dissenters’ notice will state where your payment demand must be sent, and where and when certificates for shares of FNB common stock must be deposited; supply a form for demanding payment; set a date by which FNB must receive your payment demand (not fewer than 30 days nor more than 60 days after the dissenters’ notice is mailed and which must not be earlier than 20 days after the demand date); and include a copy of Chapter 13 of the South Carolina Business Corporation Act.

If you receive a dissenters’ notice, you must demand payment and deposit your share certificates in accordance with the terms of the dissenters’ notice. If you demand payment and deposit your share certificates, you retain all other rights of a shareholder until these rights are canceled or modified by the merger. If you do not demand payment or deposit your share certificates where required, each by the date set in the dissenters’ notice, you are not entitled to payment for your shares under the South Carolina Business Corporation Act.

Within 30 days after receipt of your demand for payment, FNB is required to pay you the amount it estimates to be the fair value of your shares, plus interest accrued from the effective date of the merger to the date of payment. The payment must be accompanied by:

•	FNB’s most recent available balance sheet, income statement and statement of cash flows as of the end of or for the fiscal year ending not more than 16 months before the date of payment, and the latest available interim financial statements, if any;

•	an explanation of how FNB estimated the fair value of the shares;

•	an explanation of the interest calculation;

•	a statement of the dissenters’ right to demand payment (as described below); and

•	a copy of Chapter 13 of the South Carolina Business Corporation Act.

If the merger is not consummated within 60 days after the date set for demanding payment and depositing share certificates, FNB must return your deposited certificates. If after returning your deposited certificates the merger is consummated, FNB must send you a new dissenters’ notice and repeat the payment demand procedure.

Demand for Payment. You may, however, notify FNB in writing of your own estimate of the fair value of your shares and amount of interest due, and demand payment of the excess of your estimate of the fair value of your shares over the amount previously paid by FNB if:

(a) you believe that the amount paid is less than the fair value of FNB common stock or that the interest is incorrectly calculated;

(b) FNB fails to make payment of its estimate of fair value to you within 30 days after receipt of a demand for payment; or

(c) the merger not having been consummated, FNB does not return your deposited certificates within 60 days after the date set for demanding payment.

You waive the right to demand payment unless you notify FNB of your demand in writing within 30 days of FNB’s payment of its estimate of fair value (with respect to clause (a) above) or FNB’s failure to perform (with respect to clauses (b) and (c) above). If you fail to notify FNB of your demand within such 30-day period, you shall be deemed to have withdrawn your shareholder’s dissent and demand for payment.

Appraisal Proceeding. If your demand for payment remains unsettled, FNB must commence a proceeding within 60 days after the earlier of (a) the date of your payment demand or (b) the date payment is made, by filing a complaint with the South Carolina Court of Common Pleas in Cherokee County to determine the fair value of the shares and accrued interest. If FNB does not commence the proceeding within such 60-day period, FNB shall pay you the amount you demanded.

The court in such an appraisal proceeding will determine all costs of the proceeding and assess the costs as it finds equitable. The proceeding is to be tried as in other civil actions; however, you will not have the right to a trial by jury. The court may also assess the fees and expenses of counsel and expenses for the respective parties, in the amounts the court finds equitable: (a) against FNB if the court finds that it did not comply with the statute; or (b) against FNB or you, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously or not in good faith. If the court finds that the services of counsel for you were of substantial benefit to other dissenting shareholders, and that the fees for those services should not be assessed against FNB, the court may award to these counsel reasonable fees to be paid out of the amounts awarded the dissenting shareholders who were benefited. If FNB failed to commence an appraisal proceeding within 60 days, the court shall assess the costs of the proceedings and the fees and expenses of your counsel.

The summary set forth above does not purport to be a complete statement of the provisions of the South Carolina Business Corporation Act relating to the rights of dissenting shareholders and is qualified in its entirety by reference to the applicable sections of the South Carolina Business Corporation Act, which are included as Appendix B to this Joint Proxy Statement/Prospectus. If you intend to exercise your dissenters’ rights, you are urged to carefully review Appendix B and to consult with legal counsel so as to be in strict compliance therewith.

Dissenters’ Rights of American Community’s Shareholders under North Carolina Law

Article 13 of the North Carolina Business Corporation Act sets forth the rights of the shareholders of American Community who object to the merger. The following summarizes the material terms of the statutory procedures to be followed by a shareholder in order to dissent from the merger and perfect dissenters’ rights under the North Carolina Business Corporation Act. A copy of Article 13 of the North Carolina Business Corporation Act is attached as Appendix C to this Joint Proxy Statement/Prospectus.

If you elect to exercise such a right to dissent and demand appraisal, you must satisfy each of the following conditions:

(a) you must give to American Community and American Community must actually receive, before the vote at the special shareholders’ meeting on approval or disapproval of the merger is taken, written notice of your intent to demand payment for your shares if the merger is effectuated (this notice must be in addition to and separate from any proxy or vote against the merger; neither voting against, abstaining from voting, nor failing to vote on the merger will constitute a notice within the meaning of the North Carolina Business Corporation Act); and

(b) you must not vote in favor of the merger (a failure to vote will satisfy this requirement, but a vote in favor of the merger, by proxy or in person, or the return of a signed proxy which does not specify a vote against approval of the merger or direction to abstain, will constitute a waiver of your dissenters’ rights).

If the requirements of (a) and (b) above are not satisfied and the merger becomes effective, you will not be entitled to payment for your shares under the provisions of Article 13 of the North Carolina Business Corporation Act.

If you are a dissenting American Community shareholder, any notices should be addressed to American Community Bancshares, Inc., 4500 Cameron Valley Parkway, Suite 150, Charlotte, NC 28211 , attention: Stephanie Helms. The notice must be executed by the holder of record of the shares of American Community common stock as to which dissenters’ rights are to be exercised. A beneficial owner may assert dissenters’ rights only if he dissents with respect to all shares of American Community common stock of which he is the beneficial owner. With respect to shares of American Community common stock which are owned of record by a voting trust or by a nominee, the beneficial owner of such shares may exercise dissenters’ rights if such beneficial holder also submits to American Community the record holder’s written consent to such exercise not later than the time such beneficial holder asserts the dissenters’ rights. A record owner, such as a broker, who holds shares of American Community common stock as a nominee for others, may exercise dissenters’ rights with respect to the shares held for all or less than all beneficial owners of shares as to which such person is the record owner, provided such record owner dissents with respect to all American Community common stock beneficially owned by any one person. In such case, the notice submitted by the broker as record owner must set forth the name and address of the shareholder who is objecting to the merger and demanding payment for such person’s shares.

If you properly dissent and the merger is approved, American Community must mail by registered or certified mail, return receipt requested, a written dissenters’ notice to you. This notice must be sent no later than 10 days after the shareholder approval of the merger. The dissenters’ notice will state where your payment demand must be sent, and where and when certificates for shares of American Community common stock must be deposited; supply a form for demanding payment; set a date by which American Community must receive your payment demand (not fewer than 30 days nor more than 60 days after the dissenters’ notice is mailed); and include a copy of Article 13 of the North Carolina Business Corporation Act.

If you receive a dissenters’ notice, you must demand payment and deposit your share certificates in accordance with the terms of the dissenters’ notice. If you demand payment and deposit your share certificates, you retain all other rights of a shareholder until these rights are canceled or modified by the merger. If you do not demand payment or deposit your share certificates where required, each by the date set in the dissenters’ notice, you are not entitled to payment for your shares under the North Carolina Business Corporation Act.

Within 30 days after receipt of your demand for payment, American Community is required to pay you the amount it estimates to be the fair value of your shares, plus interest accrued from the effective date of the merger to the date of payment. The payment must be accompanied by:

•	American Community’s most recent available balance sheet, income statement and statement of cash flows as of the end of or for the fiscal year ending not more than 16 months before the date of payment, and the latest available interim financial statements, if any;

•	an explanation of how American Community estimated the fair value of the shares;

•	an explanation of the interest calculation;

•	a statement of the dissenters’ right to demand payment (as described below); and

•	a copy of Article 13 of the North Carolina Business Corporation Act.

If the merger is not consummated within 60 days after the date set for demanding payment and depositing share certificates, American Community must return your deposited certificates. If after returning your deposited certificates the merger is consummated, American Community must send you a new dissenters’ notice and repeat the payment demand procedure.

Demand for Payment. You may, however, notify American Community in writing of your own estimate of the fair value of your shares and amount of interest due, and demand payment of the excess of your estimate of the fair value of your shares over the amount previously paid by American Community if:

(a) you believe that the amount paid is less than the fair value of American Community common stock or that the interest is incorrectly calculated;

(b) American Community fails to make payment of its estimate of fair value to you within 30 days after receipt of a demand for payment; or

(c) the merger not having been consummated, American Community does not return your deposited certificates within 60 days after the date set for demanding payment.

You waive the right to demand payment unless you notify American Community of your demand in writing within 30 days of American Community’s payment of its estimate of fair value (with respect to clause (a) above) or American Community’s failure to perform (with respect to clauses (b) and (c) above). If you fail to notify American Community of your demand within such 30-day period, you shall be deemed to have withdrawn your shareholder’s dissent and demand for payment.

Appraisal Proceeding. If your demand for payment remains unsettled, you may commence a proceeding within 60 days after the earlier of (a) the date of your payment demand or (b) the date payment is made, by filing a complaint with the Superior Court Division of the North Carolina General Court of Justice to determine the fair value of the shares and accrued interest. If you do not commence the proceeding within such 60-day period, you shall be deemed to have withdrawn the dissent and demand for payment.

The court in such an appraisal proceeding will determine all costs of the proceeding and assess the costs as it finds equitable. The proceeding is to be tried as in other civil actions; however, you will not have the right to a trial by jury. The court may also assess the fees and expenses of counsel and expenses for the respective parties, in the amounts the court finds equitable: (a) against American Community if the court finds that it did not comply with the statutes; or (b) against American Community or you, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously or not in good faith. If the court finds that the services of counsel for you were of substantial benefit to other dissenting shareholders, and that the fees for those services should not be assessed against American Community, the court may award to these counsel reasonable fees to be paid out of the amounts awarded the dissenting shareholders who were benefited.

The summary set forth above does not purport to be a complete statement of the provisions of the North Carolina Business Corporation Act relating to the rights of dissenting shareholders and is qualified in its entirety by reference to the applicable sections of the North Carolina Business Corporation Act, which are included as Appendix C to this Joint Proxy Statement/Prospectus. If you intend to exercise your dissenters’ rights, you are urged to carefully review Appendix C and to consult with legal counsel so as to be in strict compliance therewith.

INFORMATION ABOUT AMERICAN COMMUNITY

American Community

American Community is a North Carolina business corporation that became the holding company for American Community Bank effective April 28, 2000. American Community is registered as a bank holding company with the Federal Reserve System. American Community’s principal executive offices are located at 4500 Cameron Valley Parkway, Suite 150, Charlotte, North Carolina 28211. Its common stock is traded on the Nasdaq SmallCap Market under the symbol “ACBA” and warrants to purchase shares of its common stock trade on the Nasdaq SmallCap Market under the symbol “ACBAW.” The website for American Community is www.americancommunitybank.com.

At September 30, 2003 American Community had:

•	total assets of $270.5 million,

•	total loans of $200.1 million,

•	deposits of $207.8 million, and

•	shareholders’ equity of $23.8 million.

American Community had net income (loss) of $1.3 million, $746,000 and ($108,000) and diluted earnings per share of $0.51, $0.42 and ($0.07) for the years ended December 31, 2002, 2001 and 2000, respectively.

American Community Bank

American Community Bank commenced operations in November 1998. American Community Bank is the principal subsidiary of American Community. The bank operates for the primary purpose of serving the banking needs of individuals, and small to medium-sized businesses in American Community’s market area. American Community Bank has chosen to focus on middle income households and the entrepreneurial segment of its market. It offers a wide range of banking services including checking, certificates of deposit and savings accounts, commercial, consumer and personal loans, mortgage, accounts receivable financing and leasing services and other associated financial services.

Business Offices. American Community Bank’s main office is located in Monroe, North Carolina. American Community also operates two additional branch offices in Monroe as well as branch offices in Charlotte, Mint Hill, Marshville and Indian Trail, North Carolina.

Banking Market. America Community’s current banking market consists primarily of Union County and Mecklenburg County, North Carolina, which are part of the Charlotte Metropolitan Area.

Competition. American Community competes for deposits in its banking market with other commercial banks, savings banks and other thrift institutions, credit unions, agencies issuing United States government securities and all other organizations and institutions engaged in money market transactions. In its lending activities, American Community competes with all other financial institutions as well as consumer finance companies, mortgage companies and other lenders. Commercial banking in American Community’s market area and in North Carolina as a whole is extremely competitive. Eighteen commercial banks are also represented in American Community’s market area. As of June 30, 2003, there were $60.4 billion in deposits in this market area, of which American Community had $206.5 million or approximately 0.34%. Bank of America and Wachovia Bank control approximately 90.16% of the market share of deposits in Mecklenburg and Union Counties, North Carolina.

Interest rates, both on loans and deposits, and prices of fee-based services, are generally significant competitive factors among financial institutions. Other important competitive factors include office location, office hours, the quality of customer service, community reputation, continuity of personnel and services, and, in the case of larger commercial customers, relative lending limits and the ability to offer sophisticated cash management, lines and letters of credit, and other commercial banking services. Many of American Community’s competitors have greater resources, broader geographic markets and higher lending limits, and they can offer more products and services and can better afford and make more effective use of media advertising, support services and electronic technology than can American Community. To counter these competitive disadvantages, American Community attempts to differentiate itself from its larger competitors with its focus on relationship banking, personalized service, direct customer contact, and its ability to make credit and other business decisions more quickly. American Community is proud of its reputation as an institution that is involved in the communities located in its banking markets through its financial support and its personnel’s participation in civic and charitable events and organizations.

In recent years, federal and state legislation has heightened the competitive environment in which all financial institutions conduct their business, and the potential for competition among financial institutions of all types has increased significantly. Additionally, with the elimination of restrictions on interstate banking, a North Carolina commercial bank may be required to compete not only with other North Carolina-based financial institutions, but also with out-of-state financial institutions which may acquire North Carolina institutions, establish or acquire branch offices in North Carolina, or otherwise offer financial services across state lines, thereby adding to the competitive atmosphere of the industry in general. In terms of assets, American Community is one of the smaller commercial banks in North Carolina.

Employees. On             , American Community had      full-time equivalent employees. American Community and its employees are not party to any collective bargaining agreement, and relations with its employees are considered to be good.

Legal Proceedings. From time to time, American Community may become involved in legal proceedings occurring in the ordinary course of its business. However, subject to the uncertainties inherent in any litigation, management of American Community believes there currently are no pending or threatened proceedings that are reasonably likely to result in a material adverse change in American Community’s financial condition or operations.

Properties.

American Community currently operates eight banking offices. The following table sets forth information for each of these offices:

Office Location	Approximate Square Footage	Year Established
Main Office 2593 W. Roosevelt Blvd. Monroe, NC 28110	14,774	1999

Indian Trail Branch 13860 E. Independence Blvd. Indian Trail, NC 28079	3,850	1999

Sunset Branch 120 E. Sunset Drive Monroe, NC 28110	450	1999

Wal-Mart Superstore Branch 2406 W. Roosevelt Blvd. Monroe, NC 28110	600	2000

Marshville Branch 7001 E. Marshville Blvd. Marshville, NC 28103	3,500	2000

Mint Hill Branch 7200 Matthews-Mint Hill Rd. Mint Hill, NC 28227	2,500	2000

Mountain Island Branch 3500 Mt. Holly-Huntersville Rd. Charlotte, NC 28216	4,500	2000

South Park Branch 4500 Cameron Valley Parkway Charlotte, NC 28211	2,800	2003

Results

In approximately five years of existence, American Community has accomplished the following:

•	Assembled a management team consisting of bankers from its local markets who each have over 20 years of banking experience;

•	Opened eight full service banking offices throughout Union County and Mecklenburg County, home of Charlotte, one of North Carolina’s largest and fastest growing metropolitan areas;

•	Registered 13 consecutive quarters of profitability after becoming profitable in its sixth quarter of operations;

•	Developed separate divisions within American Community Bank to provide mortgage banking, accounts receivable financing and leasing products;

•	Implemented investment brokerage services through an agreement with Smith Barney;

•	Augmented its capital base through a local, best-efforts common stock offering of $1.3 million in early 2001, the private placement of $3.5 million of trust preferred securities in late 2001 and early 2002 and an additional public offering of units (which consisted of one share of common stock and one warrant to buy common stock) of $8.1 million in April 2002;

•	Listed its common stock on the Nasdaq SmallCap Market under the symbol “ACBA” on July 17, 2001 and listed warrants to purchase shares of its common stock on the Nasdaq SmallCap Market under the symbol “ACBAW” in June 2002; and

•	Developed a local identity in the communities it serves by sponsoring a wide variety of civic and charitable events.

Other Available Information. American Community’s audited consolidated financial statements at December 31, 2002 and 2001, and for the years ended December 31, 2002, 2001 and 2000, are incorporated by reference into this Joint Proxy Statement/Prospectus from American Community’s annual report on Form 10-KSB for the year ended December 31, 2002, a copy of which accompanies this Joint Proxy Statement/Prospectus. American Community’s unaudited interim consolidated financial statements are incorporated by reference into this Joint Proxy Statement/Prospectus from American Community’s quarterly report on Form 10-QSB for the quarter ended September 30, 2003, a copy of which accompanies this Joint Proxy Statement/Prospectus. A copy of American Community’s Form 10-KSB for the year ended December 31, 2002 and its Form 10-QSB for the quarter ended September 30, 2003 will be provided without charge upon the request of any shareholder entitled to vote at the American Community special meeting or the FNB special meeting. Requests for copies should be directed to Dan R. Ellis, Jr., P.O. Box 5035, Monroe, North Carolina 28110-5035.

American Community’s common stock is registered under the Securities Exchange Act of 1934, and American Community is subject to the informational requirements of, and files periodic reports and other information with, the SEC under Sections 13 and 15(d) of the Securities Exchange Act. You may read and copy any reports, proxy and information statements and other materials filed by American Community with the SEC under the Securities Exchange Act at the SEC’s Public Reference Room located at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at (800) SEC-0330. The SEC also maintains an internet site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding issuers, such as American Community, that file electronically with the SEC.

Management’s Discussion and Analysis of Financial Condition and Results of Operations

American Community’s Management’s Discussion and Analysis is incorporated by reference into this Joint Proxy Statement/Prospectus from American Community’s 2002 Annual Report on Form 10-KSB, a copy of which accompanies this Joint Proxy Statement/Prospectus.

Beneficial Ownership of Securities

To American Community’s knowledge, as of             , no shareholder owned more than 5% of the outstanding shares of American Community common stock The following table shows, as of             , the number of shares of common stock of American Community owned by each director and by all directors and principal officers of American Community as a group:

Name and Address of Beneficial Owner	Amount and Nature Of Beneficial Ownership(1)	Percentage of Class
Robert G. Dinsmore, Jr. Charlotte, NC

Frank L. Gentry Charlotte, NC

Thomas J. Hall Charlotte, NC

Larry S. Helms Monroe, NC

Randy P. Helton Charlotte, NC

Peter A. Pappas Charlotte, NC

L. Steve Phillips Charlotte, NC

Alison J. Smith Charlotte, NC

L. Carlton Tyson Monroe, NC

David D. Whitley Monroe, NC

Gregory N. Wylie Monroe, NC

Directors and principal officers as a group (12 persons)

*	Owns less than 1% of outstanding common stock.
(1)	For each director listed above, this column includes the following number of shares of common stock of American Community capable of being issued within 60 days of , upon the exercise of stock options held by the named individual: . To American Community’s knowledge, each person has sole voting and investment power over the securities shown as beneficially owned by such person, except for the following shares which the individual indicates that he or she shares voting and/or investment power: ; and directors and principal officers as a group— shares.
(2)	The ownership percentages were calculated based on the total of shares issued and outstanding at , plus the number of shares that can be issued to that individual within 60 days of upon the exercise of stock options held by the individual. The ownership percentage of the group is based on the total shares outstanding plus the number of shares that can be issued to the entire group within 60 days of upon the exercise of all stock options held by the group.

INFORMATION ABOUT FNB

FNB

FNB is a South Carolina corporation that incorporated on September 27, 1995 to serve as the bank holding company for First National Bank of the Carolinas. FNB is registered as a bank holding company with the Federal Reserve Board.

First National Bank of the Carolinas

First National Bank of the Carolinas is FNB’s only subsidiary. First National Bank of the Carolinas’ main office is located in Gaffney, South Carolina, and it also operates two other banking offices in Cherokee County, South Carolina, one in Gaffney and one in Blacksburg. Its deposits are insured by the Bank Insurance Fund of the FDIC to the maximum amount permitted by law. First National Bank of the Carolinas is focused on community-oriented banking through localized lending, core deposit funding, conservative balance sheet management, and stable growth.

Business

The primary purpose of FNB is to serve the banking needs of individuals and small- and medium-sized businesses in Gaffney, South Carolina and surrounding areas in Cherokee County, South Carolina. Its operations are primarily retail oriented and its principal activities are the taking of demand and time deposits and the making of consumer and commercial loans. FNB offers a wide range of banking services including checking accounts, NOW accounts, savings accounts, and other time deposits of various types, ranging from daily money market accounts to longer-term certificates of deposit and other associated services.

On September 30, 2003, FNB’s unaudited interim financial statements reflected total assets of approximately $71.7 million, total loans of approximately $55.6 million, total deposits of approximately $60.4 million, and total shareholders’ equity of approximately $7.5 million.

Business Offices. FNB’s main office is located in Gaffney, South Carolina. First National Bank of the Carolinas also operates a branch office in Gaffney and a branch office in Blacksburg, Cherokee County, South Carolina.

Banking Market. FNB’s current banking market consists primarily of Cherokee County, South Carolina.

Competition. FNB competes for deposits in its banking market with other commercial banks, savings banks and other thrift institutions, credit unions, agencies issuing United States government securities and all other organizations and institutions engaged in money market transactions. In its lending activities, FNB competes with all other financial institutions as well as consumer finance companies, mortgage companies and other lenders. Commercial banking in FNB’s market area and in South Carolina as a whole is very competitive. Five commercial banks are also represented in FNB’s market area. As of June 30, 2003, there were $420.5 million in deposits in this market area, of which FNB had $63.5 million or approximately 15%. First Piedmont Federal Savings and Loan, Bank of America and Palmetto Bank control approximately 68.6% of the market share of deposits in Cherokee County, South Carolina.

Interest rates, both on loans and deposits, and prices of fee-based services, are generally significant competitive factors among financial institutions. Other important competitive factors include office location, office hours, the quality of customer service, community reputation, continuity of personnel and services, and, in the case of larger commercial customers, relative lending limits and the ability to offer sophisticated cash management, lines and letters of credit, and other commercial banking services. Most of FNB’s competitors have greater resources, broader geographic markets and higher lending limits than FNB, and they can offer more products and services and can better afford and make more effective use of media advertising, support services and electronic technology than can FNB. To counter these competitive disadvantages, FNB attempts to differentiate itself from its larger competitors with its focus on relationship banking, personalized service, direct customer contact, and its ability to make credit and other business decisions more quickly. FNB is proud of its reputation as an institution that is involved in the communities located in its banking markets through its financial support and its personnel’s participation in civic and charitable events and organizations.

In recent years, federal and state legislation has heightened the competitive environment in which all financial institutions conduct their business, and the potential for competition among financial institutions of all types has increased significantly. In terms of assets, FNB is one of the smaller commercial banks in South Carolina.

Employees. On             , FNB had      full-time equivalent employees. FNB and its employees are not party to any collective bargaining agreement, and relations with its employees are considered to be good.

Legal Proceedings. From time to time, FNB may become involved in legal proceedings occurring in the ordinary course of its business. However, subject to the uncertainties inherent in any litigation, management of FNB believes there currently are no pending or threatened proceedings that are reasonably likely to result in a material adverse change in FNB’s financial condition or operations.

Properties.

FNB currently operates three banking offices. The following table sets forth information for each of these offices:

Office Location	Approximate Square Footage	Year Established
Main Office 217 N. Granard Street Gaffney, SC 29342	11,000	1999

Blacksburg Office 207 W. Cherokee Street Blacksburg, SC 29702	2,550	1999

Chesnee Highway Office 626 Chesnee Highway Gaffney, SC 29341	2,550	2001

Other Available Information

FNB’s audited financial statements as of and for the years ended December 31, 2002 and 2001 are incorporated by reference to FNB’s 2002 Annual Report on Form 10-KSB, a copy of which accompanies this Joint Proxy Statement/Prospectus. FNB’s unaudited interim financial statements are incorporated by reference into this Joint Proxy Statement/Prospectus from FNB’s quarterly report on Form 10-QSB for the quarter ended September 30, 2003, a copy of which accompanies this Joint Proxy Statement/Prospectus, is incorporated by reference into this document. Copies of FNB’s annual report on Form 10-KSB for the year ended December 31, 2002 and quarterly report on Form 10-QSB for the quarter ended September 30, 2003 will be provided without charge upon the request of any shareholder entitled to vote at the American Community special meeting or the FNB special meeting. Requests for copies should be directed to Kimberly D. Barrs, Chief Financial Officer, FNB Bancshares, Inc., 207 North Granard Street, Gaffney, South Carolina 29342.

FNB’s common stock is registered under the Securities Exchange Act of 1934, and FNB is subject to the informational requirements of, and files periodic reports and other information with, the SEC under Sections 13 and 15(d) of the Securities Exchange Act. You may read and copy any reports, proxy and information statements and other materials filed by FNB with the SEC under the Securities Exchange Act at the SEC’s Public Reference Room located at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at (800) SEC-0330. The SEC also maintains an internet site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding issuers, such as FNB, that file electronically with the SEC.

Management’s Discussion and Analysis of Financial Condition and Results of Operations

FNB’s Management’s Discussion and Analysis is incorporated by reference into this Joint Proxy Statement/Prospectus from FNB’s 2002 Annual Report on Form 10-KSB, a copy of which accompanies this Joint Proxy Statement/Prospectus.

Beneficial Ownership of Securities

To FNB’s knowledge, as of             , no shareholder owned more than 5% of the outstanding shares of FNB common stock other than the individuals listed below, each of whom is a director of FNB.

Name and Address	Number of Shares Owned(1)	Right to Acquire(2)	% of Beneficial Ownership(3)
Kimberly Barrs Gaffney, SC	—	2,100	0.31%
Richard Gardner Gaffney, SC	27,563	9,187	5.34%
Thomas W. Hale Gaffney, SC	—	9,040	1.31%
Barry Hamrick Gaffney, SC	27,563	10,290	5.49%
Haskell Mallory Tryon, NC	33,075	10,888	6.37%
Bill Mason Gaffney, SC	22,271	7,423	4.32%
V. Stephen Moss Blacksburg, SC	5,512	35,170	5.69%
Harold Pennington, Jr. Blacksburg, SC	31,973	10,142	6.11%
Harold Pennington, Sr. Blacksburg, SC	35,280	11,025	6.71%
Heyward Porter Blacksburg, SC	16,538	5,512	3.22%
Executive officers and directors as a group (10 persons)	199,775	110,777	39.31%

(1)	Includes shares for which the named person:
•	has sole voting and investment power,
•	has shared voting and investment power with a spouse, or
•	holds in an IRA or other retirement plan program, unless otherwise indicated in these footnotes.

Does not include shares that may be acquired by exercising stock options.

(2)	Includes shares that may be acquired within the next 60 days by exercising stock options but does not include any other stock options.
(3)	Determined by assuming the named person exercises all options which he or she has the right to acquire within 60 days, but that no other persons exercise any options.

DESCRIPTION OF AMERICAN COMMUNITY’S CAPITAL STOCK

The following is a summary of the material provisions of American Community’s articles of incorporation and bylaws relating to the rights of holders of capital stock of American Community.

General

The articles of incorporation of American Community authorize the issuance of capital stock consisting of 9,000,000 shares of common stock, $1.00 par value per share, and 1,000,000 shares of no par value preferred stock. As of             , there were              shares of American Community common stock issued and outstanding and no shares of American Community preferred stock issued and outstanding. American Community also has outstanding, warrants to purchase 1,000,500 shares of its common stock at a price of $10.50 per share. The warrants expire on April 30, 2005.

After consummation of the merger, pursuant to which 50% of the shares of FNB’s common stock will be exchanged for an aggregate of 607,558 shares of American Community common stock, subject to increase for the exercise of stock options and decrease for the payment of fractional shares and the exercise of dissenters’ rights, American Community would have              shares outstanding.

In the future, the authorized but unissued and unreserved shares of American Community common stock will be available for issuance for general purposes, including, but not limited to, possible issuance as stock dividends or stock splits, future mergers or acquisitions, or future private placements or public offerings. Except as may be required to approve a merger or other transaction in which the additional authorized shares of American Community common stock would be issued, no shareholder approval will be required for the issuance of those shares. See page      for a discussion of the rights of the holders of American Community common stock as compared to the holders of FNB common stock.

Common Stock

General. Each share of American Community common stock has the same relative rights as, and is identical in all respects to, each other share of American Community common stock.

Dividend Rights. Holders of shares of American Community common stock will be entitled to receive such cash dividends as the Board of Directors of American Community may declare out of funds legally available therefor. However, the payment of dividends by American Community will be subject to the restrictions of North Carolina law applicable to the declaration of dividends by a business corporation. Under such provisions, cash dividends may not be paid if a corporation will not be able to pay its debts as they become due in the usual course of business after making such cash dividend distribution or the corporation’s total assets would be less than the sum of its total liabilities plus the amount that would be needed to satisfy certain liquidation preferential rights. In addition, the Federal Reserve Board generally prohibits bank holding companies from paying dividends except out of operating earnings, and the prospective rate of earnings retention appears consistent with the holding company’s capital needs, asset quality and overall financial condition. Notwithstanding the above, the ability of American Community to pay dividends to the holders of shares of American Community common stock will be completely dependent upon the amount of dividends its subsidiaries, American Community Bank and First National Bank of the Carolinas (if the merger is finalized), are permitted to pay to American Community. The ability of a bank to pay dividends is restricted under applicable law and regulations. Under North Carolina banking law, dividends must be paid out of retained earnings and no cash dividends may be paid if the bank’s surplus is less than 50% of its paid-in capital. The National Bank Act states that a national banking association, such as First National Bank of the Carolinas, may only pay dividends out of undivided profits. Additionally, a national banking association may not pay dividends until its surplus fund equals its common capital, unless at least 10% of its net income during the past six month period has been carried to its surplus fund (in the case of quarterly or semi-annual dividends) or (in the case of annual dividends) at least 10% of its net income during the past twelve months. Also, under federal banking law, no cash dividend may be paid if the bank is undercapitalized or insolvent or if payment of the cash dividend would render the bank undercapitalized or insolvent, and no cash dividend may be paid by the bank if it is in default of any deposit insurance assessment due to the FDIC. See “Comparison of the Rights of Shareholders—Payment of Dividends.”

Voting Rights. Each share of American Community common stock will entitle the holder thereof to one vote on all matters upon which shareholders have the right to vote. Currently, the Board of Directors of American Community is comprised of 11 directors, who are elected in staggered terms of three years. Following the closing of the merger, the Board will be increased to 14 directors, two of whom will be former FNB directors and one of whom will be a new nominee who will be a resident of FNB’s market area. Shareholders of American Community are not entitled to cumulate their votes for the election of directors. See “Comparison of the Rights of Shareholders—Voting Rights.”

Liquidation Rights. In the event of any liquidation, dissolution, or winding up of American Community, the holders of shares of American Community common stock will be entitled to receive, after payment of all debts and liabilities of American Community, all remaining assets of American Community available for distribution in cash or in kind. After the merger, in the event of any liquidation, dissolution, or winding up of First National Bank of the Carolinas, American Community, as the holder of all shares of First National Bank of the Carolinas’ common stock, would be entitled to receive, after payment of all debts and liabilities (including all deposits and accrued interest thereon), all remaining assets of First National Bank of the Carolinas available for distribution in cash or in kind.

No Preemptive Rights; Redemption and Assessment. Holders of shares of American Community common stock will not be entitled to preemptive rights with respect to any shares that may be issued. American Community common stock is not subject to redemption or any sinking fund and the outstanding shares are fully paid and non-assessable.

Limitations on Director Liability. American Community’s articles of incorporation contain a provision that the directors shall generally not be liable to the corporation or any of its shareholders for monetary damages for breach of duty as a director to the fullest extent permitted by the North Carolina Business Corporation Act. This provision will eliminate such liability except for (i) acts and omissions that the director knew or believed to be clearly in conflict with the best interests of the corporation at the time of the act or omission, (ii) liability for distributions and dividends in violation of the Business Corporation Act, and (iii) any transaction from which the director derived an improper personal benefit.

Securities Are Not Insured by the FDIC. Investments in the common stock or any of American Community’s securities will not qualify as deposits or savings accounts and will not be insured or guaranteed by the FDIC or any other governmental agency and are subject to investment risk, including the possible loss of principal.

Certain Articles and Bylaw Provisions Having Potential Anti-Takeover Effects

General. The following is a summary of the material provisions of American Community’s articles of incorporation and bylaws that address matters of corporate governance and the rights of shareholders. Certain of these provisions may delay or prevent takeover attempts not first approved by the Board of Directors of American Community (including takeovers which certain shareholders may deem to be in their best interests). These provisions also could delay or frustrate the removal of incumbent directors or the assumption of control by certain shareholders. All references to the articles of incorporation and bylaws are to the articles of incorporation and bylaws of American Community in effect as of the date of this Joint Proxy Statement/Prospectus.

Classification of the Board of Directors. Currently, the bylaws provide that the Board of Directors of American Community shall be divided, provided there are nine or more directors, into three classes, which shall be as nearly equal in number as possible. In such case, each director shall serve for a term ending on the date of the third annual meeting of shareholders following the annual meeting at which the director was elected. A director elected to fill a vacancy shall serve for the remainder of the present term of office of the class to which he or she was elected. At the current time, there are 11 members of the Board of Directors, all of who are serving staggered three-year terms. (Following the closing of the merger, the Board will be increased to 14 directors, two  of whom will be former FNB directors and one of whom will be a resident of FNB’s market area who will be added to American Community’s Board of Directors. As a result, approximately one-third of the members of the Board of Directors of American Community are elected each year, and two annual meetings are required for American Community’s shareholders to change a majority of the members constituting the Board of Directors of American Community.

Removal of Directors, Filling Vacancies. American Community’s bylaws provide that:

•	shareholders may remove one or more of the directors with or without cause;

•	a director may be removed by the shareholders only if the number of votes cast for the removal exceeds the number of votes cast against the removal; and

•	a director may not be removed by the shareholders at a meeting unless the notice of the meeting states that the purpose, or one of the purposes, of the meeting is removal of the director.

Vacancies occurring in the Board of Directors of American Community may be filled by the shareholders or a majority of the remaining directors, even though less than a quorum, or by the sole remaining director.

Amendment of Bylaws. Subject to certain restrictions described below, either a majority of the Board of Directors or the shareholders of American Community may amend or repeal the bylaws. A bylaw adopted, amended, or repealed by the shareholders may not be readopted, amended or repealed by the Board of Directors of American Community. Generally, the shareholders of American Community may adopt, amend, or repeal the bylaws in accordance with the North Carolina Business Corporation Act.

Special Meetings of Shareholders. American Community’s bylaws provide that special meetings of shareholders may be called only by the President or by a majority vote of the Board of Directors.

North Carolina Control Share Acquisition Act. American Community is subject to the North Carolina Control Share Acquisition Act which generally provides that shares of the common stock that are “control shares” will not have certain voting rights unless the remaining shareholders grant voting rights. Control shares are shares acquired by a person under certain circumstances which, when added to other shares owned by that person, would entitle that person (except for the application of the statute) to (i) one-fifth, (ii) one-third, or (iii) a majority of all voting power in the election of the company’s directors. Voting rights may be restored to control shares, however, by the affirmative vote of the holders of a majority of the common stock (other than shares held by the owner of the control shares and officers and employee directors of American Community). If voting rights are restored to control shares which give the holder a majority of all voting power in the election of our directors, then the other shareholders may require American Community to redeem their shares at their fair value as of a date prior to the date on which the vote was taken which restored voting rights to the control shares.

North Carolina Shareholder Protection Act. American Community is also subject to the North Carolina Shareholder Protection Act which generally requires that unless certain “fair price” and procedural requirements are satisfied, the affirmative vote of the holders of 95% of the outstanding shares of the common stock (excluding shares owned by an “interested shareholder”) is required to approve certain business combinations with other entities that are the beneficial owners of more than 20% of the common stock or which are affiliates of American Community and previously had been 20% beneficial holders of the common stock.

Business Combination Factors. American Community’s articles of incorporation provide that the Board of Directors may consider the social and economic effects of any matter presented for their consideration on the communities in which American Community operates and may consider the business and financial condition of a proposed acquiror, its management’s experience and integrity, and the prospects of successful conclusion of the transaction when evaluating any business combination.

Transfer Agent and Registrar

The transfer agent and registrar for American Community’s common stock is Registrar and Transfer Company, Cranford, New Jersey.

COMPARISON OF THE RIGHTS OF SHAREHOLDERS

General

Upon consummation of the merger, shareholders of FNB who receive shares of common stock of American Community will become shareholders of American Community. Certain legal distinctions exist between owning American Community common stock and FNB common stock. The shareholders of American Community will be governed by and subject to the articles of incorporation and bylaws of American Community rather than the articles of incorporation and bylaws of FNB. Neither the FNB common stock nor the American Community common stock is insured by the FDIC or guaranteed by the issuer and both are subject to investment risk, including the possible loss of value.

The following is a discussion of the major legal issues associated with owning common stock of either American Community or FNB. There are material differences in the shareholder ownership rights of these organizations. American Community is a North Carolina corporation, governed by the North Carolina Business Corporation Act found in Chapter 55 of the North Carolina General Statutes. FNB is a South Carolina corporation governed by the South Carolina Business Corporation Act of 1988 found in Title 33 of the Code of Laws of South Carolina. There are also certain distinctions and differences in the documents governing both organizations.

The following is only a general summary of the differences in the rights of holders of FNB common stock and American Community common stock. This summary is qualified in its entirety by reference to the North Carolina Business Corporation Act, American Community’s articles of incorporation and bylaws, the South Carolina Business Corporation Act, and FNB’s articles of incorporation and bylaws. FNB’s shareholders should consult with their own legal counsel with respect to specific differences and changes in their rights as shareholders that will result from the merger.

Authorized Capital Stock

FNB. FNB is authorized to issue 10,000,000 shares of common stock, par value $0.01 per share, and 10,000,000 shares of preferred stock, $0.01 par value per share.

American Community. American Community is authorized to issue 9,000,000 shares of common stock, par value $1.00 per share, and 1,000,000 shares of preferred stock, no par value per share.

Size of Board of Directors

FNB. FNB’s bylaws, upon a two-thirds vote of all directors, provide that the number of directors may be increased or decreased by the action of the board.

American Community. American Community’s bylaws provide that the board must consist of not less than seven directors and no more than 20 directors, with the exact number fixed by the Board of Directors. American Community’s Board of Directors is currently comprised of 11 persons. The merger agreement requires that the board increase the number of members from 11 to 14, and to fill the vacancies by appointing two members of the Board of Directors of FNB and one individual who has yet to be identified and who is currently a resident of FNB’s market area.

Classification of Directors

FNB. FNB’s Board of Directors is divided into three classes of directors as nearly equal as possible, with each class being elected to a staggered three-year term.

American Community. American Community’s bylaws also divide the Board of Directors to the extent it consists of nine or more members into three classes of directors serving staggered three-year terms.

Removal of Directors

FNB. Under South Carolina law, shareholders may remove one or more directors with or without cause unless the articles of incorporation provide that directors may be removed only for cause. FNB’s articles of incorporation require the affirmative vote of the holders of not less than two-thirds of the outstanding voting securities of FNB to remove any director or the entire Board of Directors without cause. Directors may be removed for cause as provided under South Carolina law.

American Community. American Community’s articles of incorporation provide that a director may only be removed from office for “cause” by a vote of the shareholders entitled to vote at an annual or special meeting of the shareholders of American Community.

Filling Vacancies on the Board of Directors

FNB. Under FNB’s bylaws, the remaining directors may, by a two-thirds vote, fill a vacancy on the Board of Directors, including a vacancy resulting from an increase in the number of directors. Shareholders also have the right at any special meeting called for such purpose to fill the vacancy.

American Community. American Community’s bylaws provide that vacancies on the Board of Directors shall be filled by a majority of the remaining members of the Board of Directors. If the directors remaining in office do not constitute a quorum of the Board of Directors, the directors may fill the vacancy by the affirmative vote of a majority of the remaining directors, or by the sole remaining director, as the case may be. Shareholders may elect a director to fill any vacancy not filled by the directors at a special meeting of shareholders.

Nomination of Director Candidates by Shareholders

FNB. FNB’s bylaws provide that any shareholder entitled to vote for the election of directors may make nominations for the election of directors by giving written notice to the Secretary of FNB at least 90 days prior to the annual meeting of shareholders at which directors are to be elected, unless this requirement is waived in advance of the meeting by the Board of Directors. With respect to an election at a special meeting of shareholders, nominations must be received no later than the close of business on the seventh day following the date on which the notice is first given to shareholders.

American Community. American Community’s bylaws provide that nominations for election to the Board of Directors shall be made by the Board, or by a committee duly appointed by the Board of Directors. Nomination for election of any person to the board also may be made by a shareholder if written notice of such shareholder’s nomination is delivered to the Corporate Secretary of American Community not later than 120 days prior to the date of the meeting of shareholders at which directors are to be elected.

Election of Directors

FNB. FNB’s articles of incorporation do not provide for cumulative voting rights in the election of directors. Therefore, in accordance with South Carolina law, directors are elected by a plurality of the votes of the shares present, in person or by proxy, and entitled to vote on the election of directors at a meeting of shareholders at which a quorum is present.

American Community. The North Carolina Business Corporation Act provides that unless a corporation’s articles of incorporation provide otherwise, directors are elected by a plurality of votes cast by shares entitled to vote in the election at a meeting at which a quorum is present. American Community’s shareholders do not have a right to cumulate their votes for directors, because American Community’s articles of incorporation do not provide for cumulative voting.

Shareholder Action Without Meeting

FNB. South Carolina law provides that any action that may be taken by shareholders at a meeting may be taken without a meeting only if a written consent describing the action to be taken is signed by all of the shareholders entitled to vote with respect to the subject matter.

American Community. Under North Carolina law, action required or permitted to be taken at a shareholders’ meeting may be taken without a meeting if it is taken by all the shareholders entitled to vote on the action. The action must be evidenced by one or more written consents describing the action taken. The written consents must be signed by all the shareholders entitled to vote on the action and delivered to the corporation.

Calling Special Meetings of Shareholders

FNB. FNB’s bylaws provide that special meetings of shareholders may be called at any time for any purpose by FNB’s chief executive officer, president, chairman of the Board of Directors or a majority of the Board of Directors. FNB must hold a special meeting when requested in writing by shareholders owning shares representing at least one-tenth of all outstanding votes entitled to be cast on any issue at the meeting.

American Community. American Community’s bylaws allow a special meeting of the shareholders to be called only by American Community’s President or its Board of Directors.

Shareholder Proposals

FNB. FNB’s bylaws provide that a shareholder wanting to submit a shareholder proposal must deliver written notice to the Secretary of FNB not later than 90 days in advance of the annual meeting.

American Community. American Community’s bylaws do not provide for or restrict the submission of proposals by shareholders for any new business to be taken up at any annual or special meeting of shareholders.

Record Date

FNB. For the purpose of determining shareholders entitled to notice of or to vote at any meeting or entitled to receive payment of any distribution or dividend, or for any other action, the Board of Directors may fix a record date in advance, which cannot be less than 10 days nor more than 70 days prior to the date of the meeting or action. If the Board of Directors does not set a record date, the date on which notice of the meeting is mailed shall be the record date.

American Community. For the purpose of determining shareholders entitled to notice of or to vote at any meeting or entitled to receive payment of any distribution or dividend, or for any other action, the Board of Directors may fix a record date in advance, which cannot be more than 70 days or less than 10 days prior to the date of the meeting or action. If the Board of Directors does not set a record date, the bylaws list default record dates for shareholders’ meetings and other matters.

Payment of Dividends

FNB. The holders of the FNB common stock are entitled to dividends ratably when, as and if declared by the Board of Directors in its discretion out of legally available assets. South Carolina law prohibits dividends if, after giving it effect: (1) the corporation would not be able to pay its debts as they become due in the usual course of business; or (2) the corporation’s total assets would be less than the sum of its total liabilities plus (unless the articles of incorporation permit otherwise) the amount that would be needed, if the corporation were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of shareholders whose preferential rights are superior to those receiving the distribution. The principal source of funds for FNB is dividends from its subsidiary, First National Bank of the Carolinas. There are various statutory and regulatory limitations on the ability of FNB’s subsidiary institution to pay dividends to FNB. See             .

American Community. American Community is subject, under North Carolina law, to dividend provisions substantially similar to those applicable to FNB. Like FNB, the principal source of funds for American Community is dividends from its banking subsidiary, American Community Bank. There are various statutory limitations on the ability of American Community’s subsidiary institution to pay dividends to American Community. See             .

Liquidation Rights

FNB. In the event of the liquidation, dissolution or winding-up of the affairs of FNB, holders of FNB common stock are entitled to share, pro rata, in FNB’s assets and funds remaining after payment, or provision for payment, of all debts and other liabilities of FNB, and after payment of all amounts due to holders of preferred stock upon liquidation. FNB currently has no preferred stock outstanding.

American Community. Upon liquidation, dissolution or the winding up of the affairs of American Community, holders of American Community common stock are entitled to receive their pro rata portion of the remaining assets of American Community after payment or provision for payment of all debts and other liabilities of American Community.

Indemnification of Directors, Officers and Employees

FNB. Under South Carolina law, FNB may indemnify a past or present director against liability incurred in a proceeding if: (i) the director conducted himself in good faith; (ii) the director reasonably believed (a) in the case of conduct in his or her official capacity with the corporation, that his or her conduct was in its best interest and (b) in all other cases, that his or her conduct was at least not opposed to its best interest; and (iii) in the case of any criminal proceedings, the director had no reasonable cause to believe his or her conduct was unlawful. However, FNB may not indemnify a director (a) in connection with a proceeding by or in the right of FNB in which the director is adjudged liable to FNB or (b) in connection with any other proceeding charging improper personal benefit to him or her in which he or she is adjudged liable on the basis that personal benefit was improperly received by him or her.

Under South Carolina law, unless limited by the articles of incorporation, a corporation must indemnify a director who is wholly successful, on the merits or otherwise, in the defense of any proceeding to which he or she is party because he or she is or was a director against reasonable expenses incurred by him or her in connection with the proceeding. FNB’s articles of incorporation do not limit this provision.

Under South Carolina law, an officer is entitled to the benefit of the same indemnification provisions as apply to directors, but in addition, a corporation may indemnify and advance expenses to an officer who is not a director to the extent, consistent with public policy, and as provided by the corporation’s articles of incorporation, the corporation’s bylaws, general or specific action of the Board of Directors, or contract.

FNB’s bylaws provide that FNB will indemnify any individual made a party to a proceeding because he is or was a director of FNB against liability incurred in the proceeding to the fullest extent permitted by law. FNB may, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification to any employee or agent of FNB to the fullest extent permitted by the bylaws and applicable law.

American Community. American Community’s bylaws provide that it shall indemnify any person who is or was a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (and any appeal therein), whether civil, criminal, administrative, arbitrative or investigative and whether or not brought by or on behalf of American Community, by reason of the fact that such party is or was a director, officer, employee or agent of American Community, or is or was serving at the request of American Community as a director, officer, partner, trustee, employee or agent of another corporation, partnership, joint venture, trust or other enterprise or as a trustee or administrator under an employee benefit plan, or arising out of such party’s activities in any of the foregoing capacities, against all liability and litigation expense, including reasonable attorneys’ fees.

Limitation of Liability for Directors

FNB. FNB’s directors are exempt under its articles of incorporation from personal monetary liability to the extent permitted by Section 33-2-102(e) of the South Carolina Business Corporation Act. This statutory provision provides that a director of a corporation shall not be personally liable to the corporation or any of its shareholders for monetary damages for breach of fiduciary duty as a director, provided that this provision shall not be deemed to eliminate or limit the liability of a director:

•	for any breach of the director’s duty of loyalty to the corporation or its shareholders;

•	for acts or omissions not in good faith or which involved gross negligence, intentional misconduct, or a knowing violation of law;

•	imposed under South Carolina law as a result of an improper distribution to shareholders; or

•	for any transaction from which the director derived an improper personal benefit.

American Community. Under American Community’s articles of incorporation, to the fullest extent permitted by the North Carolina Business Corporation Act, no person who is serving or who has served as a director of American Community is personally liable to American Community or any of its shareholders or otherwise for monetary damages for breach of any duty as a director.

Amendment to Articles of Incorporation

FNB. South Carolina law provides that a corporation may amend its articles of incorporation if the Board of Directors proposes the amendment to the shareholders, and the amendment receives the requisite shareholder approval. Unless a corporation’s articles of incorporation provides otherwise, amendments must be approved by two-thirds of all votes entitled to be cast on the matter, as well as two-thirds of the votes entitled to be cast on the matter within each voting group entitled to vote as a separate voting group on the amendment. FNB’s Articles of Incorporation do not alter the default provisions of South Carolina law.

American Community. North Carolina law provides that unless the articles of incorporation, a bylaw adopted by the Board of Directors or by shareholders, or the law itself requires differently, an amendment to a corporation’s articles of incorporation must be approved by (i) a majority of the votes entitled to be cast by any voting group for which the amendment would create dissenters’ rights; and (ii) a majority of votes cast within each voting group, where a quorum is present. Neither American Community’s articles of incorporation nor its bylaws provide differently.

Amendment to Bylaws

FNB. FNB’s Board of Directors may amend or repeal its bylaws unless:

•	the Articles of Incorporation or South Carolina law reserve this power exclusively to shareholders;

•	FNB shareholders in adopting, amending or repealing any bylaw provide expressly that the Board of Directors may not amend that bylaw; or

•	the bylaw either established, amends or deletes a supermajority shareholder quorum or voting requirement.

Amendments to the bylaws by the Board of Directors must be proposed at a meeting of the Board of Directors prior to the meeting at which such amendments are adopted. FNB’s bylaws may also be amended by the affirmative vote of the holders of a majority of each class of shares entitled to vote thereon.

American Community. According to American Community’s bylaws, the bylaws may be amended or repealed except to the extent otherwise provided by law, the Articles of Incorporation or a bylaw adopted by the shareholders. No bylaw adopted, amended or repealed by the shareholders shall be readopted, amended or repealed by the Board of Directors unless American Community’s articles of incorporation or a bylaw adopted by the shareholders authorizes the Board of Directors to adopt, amend or repeal that particular bylaw or the bylaws generally.

Shareholder Vote on Fundamental Issues

FNB. Under South Carolina law, a plan of merger must generally be approved by the affirmative vote of the holders of at least two-thirds of the votes entitled to be cast on the plan regardless of the class or voting group to which the shares belong, and two-thirds of the votes entitled to be cast on the plan within each voting group entitled to vote as a separate voting group on the plan. A corporation’s Articles of Incorporation may require a lower or higher vote for approval, but the required vote must be at least a majority of the votes entitled to be cast on the plan by each voting group entitled to vote separately on the plan.

Under South Carolina law, to authorize the sale, lease, exchange or other disposition of all or substantially all of the property of a corporation, other than in the usual and regular course of business, or to voluntarily dissolve the corporation, South Carolina law requires the affirmative vote of at least two-thirds of all the votes entitled to be cast on the transaction. A corporation’s articles of incorporation may require a lower or higher vote for approval, but the required vote must be at least a majority of all the votes entitled to be cast on the transaction. FNB’s Articles of Incorporation no not alter the default rules of South Carolina law.

American Community. Under North Carolina law, unless a corporation’s articles of incorporation or bylaws provide for a greater vote, a merger or share exchange must be approved by a majority of all votes entitled to vote with respect to such matter within each voting group. North Carolina law no longer addresses consolidations of corporations. American Community’s articles of incorporation provide that any agreement, plan or arrangement providing for the merger, consolidation, or exchange of shares of American Community with any other corporation, foreign or domestic, or the sale, lease or exchange of all or substantially all of the assets of American Community which requires the prior approval of shareholders under North Carolina law shall only be effected with the prior approval of three-fourths of the outstanding shares of each class of American Community’s capital stock. Notwithstanding this provision, a three-fourth’s vote is not required if a majority of American Community’s disinterested directors approve the transaction.

Control Share Acquisition Provisions

FNB. The South Carolina control share acquisition law applies to several categories of South Carolina corporations, including any South Carolina corporation, such as FNB, that has a class of voting shares registered with the Securities and Exchange Commission under Section 12 of the Securities Exchange Act of 1934, has a principal place of business, its principal office or substantial assets in South Carolina and has a specified shareholder presence in South Carolina.

Unless a corporation has opted out of the provisions of the South Carolina statute before the control share acquisition in question through an amendment to its articles of incorporation or bylaws, control shares of the corporation acquired in a control share acquisition have no voting rights unless and until granted by resolution approved by the holders of a majority of the shares of each voting group, excluding all “interested shares.” “Interested shares” are shares of the corporation voted by an acquiring person or a member of a group with respect to a control share acquisition, any officer of the corporation or any employee of the corporation who is also a director of the corporation.

If authorized by the corporation’s articles of incorporation or bylaws before a control share acquisition has occurred, control shares acquired in a control share acquisition may under certain circumstances be subject to redemption by the corporation at the fair value thereof. Unless otherwise provided in such a corporation’s articles of incorporation or bylaws before a control share acquisition has occurred, if control shares acquired in a control share acquisition are accorded full voting rights which will constitute a majority or more of all voting power, all shareholders of the corporation have dissenters’ rights to receive fair value for their shares.

For purposes of the South Carolina control share acquisition law, “control shares” are shares, the acquisition of which would give a person, acting alone or with a group, the power to exercise one of the following amounts of voting power in an election of directors:

•	one-fifth or more but less than one-third of all voting power,

•	one-third or more but less than a majority of all voting power; or

•	a majority or more of all voting power.

For purposes of the law, a “control share acquisition” means the acquisition, directly or indirectly, by any person of ownership of, or the power to direct the exercise of voting power with respect to, issued and outstanding control shares. Among certain other circumstances, a control share acquisition is deemed not to occur when the share acquisition is pursuant to a merger or plan of share exchange where the corporation is a party to the agreement of merger or plan of share exchange. Accordingly, the statute would not, by its terms, apply to the merger.

FNB has opted out of coverage of the control share acquisition provisions of South Carolina law.

American Community. The North Carolina Business Corporation Act contains “control-share acquisition” provisions comparable to the South Carolina control share acquisition statute. The North Carolina statute provides that any acquisition by a person, either directly or indirectly, of ownership of, or the power to direct the voting power with respect to, issued and outstanding control shares is a “control-share acquisition.” “Control shares” are shares that, but for this section of the North Carolina statute, would have voting power with respect to the shares of a North Carolina corporation that, when added to all other shares owned by such person, would entitle that person to exercise or direct the exercise of the voting power of the corporation in the election of directors within any of the following ranges of voting power:

•	one-fifth or more but less than one-third of all voting power;

•	one-third or more but less than a majority of all voting power; or

•	a majority or more of all voting power.

A control-share acquisition must be approved by a majority of each class of outstanding voting securities of such corporation, excluding the shares held or controlled by the person seeking approval, before the control shares may be voted. The acquisition of shares of the corporation does not constitute a control-share acquisition if, among other circumstances, the acquisition has been approved by the Board of Directors of the corporation before the acquisition or a merger is effected in compliance with the applicable provisions of the North Carolina statute, if the corporation is a party to the agreement of merger. If the control shares are accorded full voting rights and the acquiring person has acquired control shares with a majority or more of the voting power of the corporation, all shareholders shall have dissenters’ rights as provided by the North Carolina Business Corporation Act.

American Community is subject to the control share acquisition provisions of the North Carolina Business Corporation Act.

Business Combinations with Interested Shareholders

FNB. South Carolina law prohibits specified “business combinations” with “interested shareholders” unless certain conditions are satisfied. The act defines an “interested shareholder” as any person (other than the corporation or any of its subsidiaries) that (i) beneficially owns 10% or more of the corporation’s outstanding voting shares or (ii) at any time within the preceding two-year period beneficially owned 10% of the voting power of the corporation’s outstanding shares and is an affiliate or associate of the corporation.

Covered business combinations with interested shareholders or an affiliate or associate of an interested shareholder include, among other transactions:

•	merger of the corporation;

•	sale, lease, exchange, mortgage, pledge, transfer or other disposition of assets having a value equal to 10% or more of the value of all assets of the corporation, the value of all outstanding shares of the corporation, or the earning power or net income of the corporation;

•	transfer of shares of the corporation equaling 5% or more of the market value of all outstanding shares of the corporation; and

•	dissolution or liquidation of the corporation proposed by or under an arrangement with an interested shareholder or its affiliate or associate.

Covered business combinations are prohibited unless:

•	the board of directors of the corporation approved of the business combination before the interested shareholder became an interested shareholder;

•	a majority of shares not beneficially owned by the interested shareholder approved the combination; and

•	certain transactional requirements are met.

Covered business combinations are prohibited for two years after an interested shareholder becomes interested unless the Board of Directors of the corporation approved of the business combination before the interested party became interested.

FNB is subject to the business combination provisions of the South Carolina statute.

American Community. The North Carolina Shareholder Protection Act provides that the affirmative vote of the holders of 95% of the voting shares of a corporation is required for the adoption of a business combination with any other entity, if the other entity is the beneficial owner of more than 20% of the voting shares of the corporation. This voting requirement is not applicable if:

•	The consideration to be received per share by the holders of the corporation’s common stock in such business combination bears the same or a greater percentage relationship to the market price of the corporation’s common stock immediately prior to the announcement of such business combination as the highest per share price which such other entity has paid for any of the shares of the corporation’s common stock bears to the market price of the corporation’s common stock immediately prior to the commencement of acquisition of the corporation’s common stock by such other entity;

•	The consideration to be received per share by holders of the corporation’s common stock in such business combination (A) is not less than the highest per share price paid by such other entity in acquiring any of its holdings of the shares of the corporation’s common stock and (B) is not less than the earnings per share of the corporation’s common stock for the four full consecutive fiscal quarters immediately preceding the record date for the solicitation of votes on such business combination, multiplied by the then price/earnings multiple, if any, of such other entity as customarily computed and reported in the financial community;

•

After the other entity has acquired a 20% interest and prior to the consummation of such business combination: (A) the other entity shall have taken steps to ensure that the corporation’s Board of Directors included at all times representation by continuing directors proportionate to the outstanding shares of the corporation’s common stock held by persons not affiliated with the other entity (with a continuing director to occupy any resulting fractional board position); (B) there shall have been no reduction in the rate of dividends payable on the corporation’s common stock, except as may have been approved by a unanimous vote of its directors; (C) the other entity shall have not acquired any newly issued shares of the corporation’s capital stock from the corporation, with certain exceptions; and (D) the other entity shall not have acquired any additional shares of the corporation’s outstanding common stock, or securities convertible into common stock, with certain exceptions;

•	The other entity shall not have received any loans or other financial assistance or tax credits from the corporation or made any major change in the corporation’s business or equity capital structure unless by a unanimous vote of the directors; and

•	A proxy statement meeting certain requirements is mailed to the public shareholders of the corporation for the purpose of soliciting shareholder approval of the business combination.

American Community is subject to North Carolina’s Shareholder Protection Act.

Shareholders’ Rights Agreement

Neither American Community nor FNB has a shareholders’ rights agreement.

Consideration of Broader Constituencies

FNB. FNB’s articles of incorporation provide that its Board of Directors, in discharging its duties may consider the interests of the employees, customers, suppliers, creditors and other constituencies of FNB and its subsidiaries, the communities and geographical areas in which FNB and its subsidiaries operate or are located, and all other factors as the Board of Directors deems relevant.

American Community. American Community’s articles of incorporation provide that in its consideration of what is in the best interests of American Community, the Board of Directors may, but is not required to, take into consideration the social and economic effects of the matter to be considered on American Community, its subsidiaries, employees, depositors, customers and creditors and the communities in which American Community and its subsidiaries operate and are located. When evaluating a business combination or a proposal to make a business combination or a tender or exchange offer or other proposal involving a change in control of American Community, its articles of incorporation permits the directors to weight the business and financial condition and earnings prospects of the acquiring person, the competence, experience and integrity of the acquiring person and its management and the prospects for successful conclusion of the business combination or proposal. These provisions are entirely discretionary and do not grant any such broader constituency a right to such consideration.

Dissenters’ Rights

FNB. Under South Carolina law, shareholders of a corporation who do not consent to certain major corporate transactions, including a merger, may, under varying circumstances, be entitled to dissenters’ rights pursuant to which such shareholders may receive cash in the amount of the fair market value of their shares in place of the consideration which otherwise would have been received in the transaction. Unless the articles of incorporation or bylaws provides otherwise, dissenters’ rights are not available in certain circumstances, including without limitation:

•	to shareholders of a surviving corporation if shareholder approval is not required, or

•	as to any class of stock which is listed either on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc.

See Dissenters’ Rights at page      for more information regarding dissenters’ rights for shareholders of FNB.

American Community. Under North Carolina law, shareholders of a corporation who do not consent to certain major corporate transactions may, under varying circumstances, be entitled to dissenters’ rights. Unless the articles of incorporation or bylaws provide otherwise, such dissenters’ rights are not available in certain circumstances, including without limitation (A) to shareholders of a surviving corporation if shareholder approval is not required, (B) as to any class of stock which is either listed on a national securities exchange or the Nasdaq National Market or (C) any class of stock which is held by at least 2,000 record shareholders, unless shareholders are required to accept for their shares anything other than shares that are similarly listed or held, or cash instead of fractional shares.

See Dissenters’ Rights at page      for more information regarding dissenters’ rights for shareholders of American Community.

INDEMNIFICATION

Permissible Indemnification. American Community’s bylaws provide for indemnification of its directors, officers, employees or agents to the fullest extent permitted by law. The North Carolina Business Corporation Act allows a corporation, by charter, bylaw, contract, or resolution, to indemnify or agree to indemnify its officers, directors, employees, and agents and any person who is or was serving at the corporation’s request as a director, officer, employee, or agent of another entity or enterprise or as a trustee or administrator under an employee benefit plan, against liability and expenses, including reasonable attorneys’ fees, in any proceeding (including without limitation a proceeding brought by or on behalf of the corporation itself) arising out of their status as such or their activities in any of the foregoing capacities as summarized herein. Any provision in a corporation’s articles of incorporation or bylaws or in a contract or resolution may include provisions for recovery from the corporation of reasonable costs, expenses and attorneys’ fees in connection with the enforcement of rights to indemnification granted therein and may further include provisions establishing reasonable procedures for determining and enforcing such rights.

The corporation may indemnify such person against liability expenses incurred only where such person conducted himself or herself in good faith and reasonably believed (i) in the case of conduct in his or her official corporate capacity, that his or her conduct was in the corporation’s best interests, and (ii) in all other cases, that his or her conduct was at least not opposed to the corporation’s best interests; and, in the case of a criminal proceeding, he or she had no reasonable cause to believe his or her conduct was unlawful. However, a corporation may not indemnify such person either in connection with a proceeding by or in the right of the corporation in which such person was adjudged liable to the corporation, or in connection with any other proceeding charging improper personal benefit to such person (whether or not involving action in an official capacity) in which such person was adjudged liable on the basis that personal benefit was improperly received.

Mandatory Indemnification. Unless limited by the corporation’s articles of incorporation, Chapter 55 requires a corporation to indemnify a director or officer of the corporation who is wholly successful, on the merits or otherwise, in the defense of any proceeding to which such person was a party because he or she is or was a director or officer of the corporation against reasonable expenses incurred in connection with the proceeding.

Advance for Expenses. Expenses incurred by a director, officer, employee, or agent of the corporation in defending a proceeding may be paid by the corporation in advance of the final disposition of the proceeding as authorized by the Board of Directors in the specific case, or as authorized by the articles of incorporation or bylaws or by any applicable resolution or contract, upon receipt of an undertaking by or on behalf of such person to repay amounts advanced, unless it ultimately is determined that such person is entitled to be indemnified by the corporation against such expenses.

Court-Ordered Indemnification. Unless otherwise provided in the corporation’s articles of incorporation, a director or officer of the corporation who is a party to a proceeding may apply for indemnification to the court conducting the proceeding or to another court of competent jurisdiction. On receipt of an application, the court, after giving any notice the court deems necessary, may order indemnification if it determines either (i) that the director or officer is entitled to mandatory indemnification as described above, in which case the court also will order the corporation to pay the reasonable expenses incurred to obtain the court-ordered indemnification, or (ii) that the director or officer is fairly and reasonably entitled to indemnification in view of all the relevant circumstances, whether or not such person met the requisite standard of conduct or was adjudged liable to the corporation in connection with a proceeding by or in the right of the corporation or on the basis that personal benefit was improperly received in connection with any other proceeding so charging (but if adjudged so liable, indemnification is limited to reasonable expenses incurred).

Parties Entitled to Indemnification. The North Carolina Business Corporation Act defines “director” to include former directors and the estate or personal representative of a director. Unless its articles of incorporation provide otherwise, a corporation may indemnify and advance expenses to an officer, employee or agent of the corporation to the same extent as to a director and also may indemnify and advance expenses to an officer, employee or agent who is not a director to the extent, consistent with public policy, as may be provided in its articles of incorporation or bylaws, by general or specific action of its Board of Directors, or by contract.

SEC Opinion on Indemnification. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling American Community pursuant to the provisions discussed above, American Community has been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

LEGAL MATTERS

The validity of the American Community common stock to be issued in connection with the merger is being passed upon for American Community by Gaeta & Associates, P.A., Raleigh, North Carolina. Certain legal matters relating to the merger will be passed upon for FNB by Nelson, Mullins, Riley & Scarborough, L.L.P., Greenville, South Carolina.

EXPERTS

The consolidated financial statements of American Community as of December 31, 2002 and 2001 and for each of the years in the three-year period ended December 31, 2002 have been incorporated by reference herein in reliance on the report of Dixon Odom PLLC, independent certified public accountants, and upon the authority of that firm as experts in accounting and auditing.

The financial statements of FNB as of December 31, 2002 and 2001 and for each of the years in the three-year period ended December 31, 2002 have been incorporated by reference herein in reliance on the report of Dixon Odom PLLC, independent certified public accountants, given on the authority of that firm as experts in accounting and auditing.

WHERE YOU CAN GET MORE INFORMATION

American Community and FNB file reports, proxy statements and other information with the Securities and Exchange Commission. Copies of these reports, proxy statements and other information may be inspected and copied at the public reference facility maintained by the Securities and Exchange Commission at:

Judiciary Plaza

Room 1024

450 Fifth Street, N.W.

Washington, D.C. 20549

Copies of these materials can also be obtained by mail at prescribed rates from the Public Reference Room of the Securities and Exchange Commission, 450 Fifth Street, N.W., Washington, D.C. 20549 or by calling the Securities and Exchange Commission at l-800-SEC-0330. The Securities and Exchange Commission maintains a website that contains reports, proxy statements and other information regarding companies that are required to file reports with it. The address of the Securities and Exchange Commission website is www.sec.gov.

American Community filed a Registration Statement on Form S-4 to register with the Securities and Exchange Commission the issuance of American Community common stock to FNB shareholders in the merger. This Joint Proxy Statement/Prospectus is a part of that Registration Statement and constitutes a prospectus of American Community and a proxy statement of each of American Community and FNB for their respective special meetings. As allowed by the SEC rules, this Joint Proxy Statement/Prospectus does not contain all the information contained in the Registration Statement.

This Joint Proxy Statement/Prospectus does not constitute an offer to sell, or a solicitation of an offer to purchase, the securities offered by this Joint Proxy Statement/Prospectus, or the solicitation of a proxy, in any jurisdiction to or from any person to whom or from whom it is unlawful to make such offer, solicitation of an offer or proxy solicitation in such jurisdiction. Neither the delivery of this Joint Proxy Statement/Prospectus nor any distribution of securities pursuant to this Joint Proxy Statement/Prospectus, under any circumstances, creates any implication that there has been no change in the information set forth or incorporated into this Joint Proxy Statement/Prospectus by reference or in our affairs since the date of this Joint Proxy Statement/Prospectus. The information contained in this Joint Proxy Statement/Prospectus with respect to American Community was provided by American Community and the information contained in this Joint Proxy Statement/Prospectus with respect to FNB was provided by FNB.

Prior to American Community’s formation as the holding company for American Community Bank in April, 2000, American Community Bank was subject to the informational requirements of the Securities Exchange Act and filed reports, proxy statements and other information with the FDIC. American Community Bank’s filings with the FDIC may be inspected and copied, after paying a prescribed fee, at the FDIC’s public reference facilities at the Accounting and Securities Disclosure Section, 550 17th Street, N.W., Room 6043, Washington, DC 20429.

ADDITIONAL INFORMATION

AMERICAN COMMUNITY’S ANNUAL REPORT FOR THE FISCAL YEAR ENDED DECEMBER, 31, 2002 ON FORM 10-KSB, WAS FILED WITH THE SEC ON MARCH 28, 2003. A COPY OF THAT REPORT ACCOMPANIES THIS JOINT PROXY STATEMENT/PROSPECTUS AND WILL BE PROVIDED WITHOUT CHARGE UPON THE WRITTEN REQUEST OF ANY SHAREHOLDER ENTITLED TO VOTE AT EITHER OF THE SPECIAL MEETINGS. REQUESTS FOR COPIES SHOULD BE DIRECTED TO DAN R. ELLIS, JR., CHIEF FINANCIAL OFFICER, AMERICAN COMMUNITY BANCSHARES, INC., 4500 CAMERON VALLEY PARKWAY, SUITE 150, CHARLOTTE, NORTH CAROLINA 28211.

FNB’S ANNUAL REPORT FOR THE FISCAL YEAR ENDED DECEMBER, 31, 2002 ON FORM 10-KSB, WAS FILED WITH THE SEC ON MARCH 24, 2003 AND AMENDED ON MARCH 31, 2003. A COPY OF THAT REPORT ACCOMPANIES THIS JOINT PROXY STATEMENT/PROSPECTUS AND WILL BE PROVIDED WITHOUT CHARGE UPON THE WRITTEN REQUEST OF ANY SHAREHOLDER ENTITLED TO VOTE AT EITHER OF THE SPECIAL MEETINGS. REQUESTS FOR COPIES SHOULD BE DIRECTED TO KIMBERLY D. BARRS, CORPORATE SECRETARY, FNB BANCSHARES, INC., 217 NORTH GRANARD STREET, GAFFNEY, SOUTH CAROLINA 29341.

INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to incorporate by reference information into this Joint Proxy Statement/Prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this Joint Proxy Statement/Prospectus, except for any information superseded by information in this Joint Proxy Statement/Prospectus. This Joint Proxy Statement/Prospectus incorporates by reference:

•	FNB’s Annual Report on Form 10-KSB for the year ended December 31, 2002, a copy of which accompanies this Joint Proxy Statement/Prospectus;

•	FNB’s Quarterly Reports on Form 10-QSB for the quarters ended September 30, 2003, June 30, 2003 and March 31, 2003;

•	FNB’s Current Reports on Form 8-K filed on March 24 ,2003, April 24, 2003, July 15, 2003, October 22, 2003, and November 6, 2003;

•	American Community’s Annual Report on Form 10-KSB for the year ended December 31, 2002;

•	American Community’s Quarterly Reports on Form 10-QSB for the quarters ended September 30, 2003, June 30, 2003 and March 31, 2003;

•	American Community’s Current Reports on Form 8-K, filed on January 28, 2003, February 25, 2003, April 23, 2003, July 25, 2003, October 22, 2003 and November 5, 2003; and

•	All current, quarterly and annual reports filed by American Community with the SEC prior to the date that shareholders of FNB are required to submit their letter of transmittal.

When deciding how to cast your vote, you should rely only on the information contained or incorporated by reference in this Joint Proxy Statement/Prospectus. We have not authorized anyone to provide you with information that is different from what is contained in this Joint Proxy Statement/Prospectus. This Joint Proxy Statement/Prospectus is dated             , 2003. You should not assume that the information contained in this Joint Proxy Statement/Prospectus is accurate as of any date other than such date, and neither the mailing of the Joint Proxy Statement/Prospectus to shareholders nor the issuance of American Community common stock shall create any implication to the contrary.

Appendix A

AGREEMENT AND PLAN OF MERGER

BY AND BETWEEN

AMERICAN COMMUNITY BANCSHARES, INC.

AMERICAN COMMUNITY BANK

AND

FNB BANCSHARES, INC.

FIRST NATIONAL BANK OF THE CAROLINAS

November 5, 2003

AGREEMENT AND PLAN OF MERGER

BY AND BETWEEN

AMERICAN COMMUNITY BANCSHARES, INC.,

AMERICAN COMMUNITY BANK,

FNB BANCSHARES, INC., AND

FIRST NATIONAL BANK OF THE CAROLINAS

THIS AGREEMENT AND PLAN OF MERGER (hereinafter called “Agreement”) is entered into as of the 5th day of November 2003, by and between AMERICAN COMMUNITY BANCSHARES, INC. (“ACB”), AMERICAN COMMUNITY BANK (“American”), FNB BANCSHARES, INC. (“FNB”) and FIRST NATIONAL BANK OF THE CAROLINAS (“First National”).

WHEREAS, ACB is a North Carolina corporation with its principal office and place of business located in Charlotte, North Carolina and is the owner of all the outstanding shares of common stock of American; and

WHEREAS, FNB is a South Carolina corporation with its principal office and place of business located in Gaffney, South Carolina and is the owner of all the outstanding shares of common stock of First National; and,

WHEREAS, ACB and FNB have agreed that it is in their mutual best interests and in the best interests of the respective shareholders for ACB and FNB to consummate a merger whereby each of the outstanding shares of FNB’s common stock would be exchanged for either cash or shares of ACB’s common stock, and FNB would be merged with and into ACB with ACB as the surviving entity in such merger, all in the manner and upon the terms and conditions contained in this Agreement and the accompanying Plan of Merger (the “Plan of Merger”); and,

WHEREAS, to effectuate the foregoing, ACB and FNB desire to adopt this Agreement as a plan of reorganization in accordance with the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”); and,

WHEREAS, the respective Boards of Directors of FNB and ACB have determined that it is in the best interests of their companies and their shareholders to consummate the transactions provided for herein.

NOW, THEREFORE, in consideration of the premises, the mutual benefits to be derived from this Agreement, and of the representations, warranties, conditions, covenants, and promises herein contained, and subject to the terms and conditions hereof, FNB and ACB hereby mutually agree as follows:

ARTICLE I

THE MERGER

1.01. Names Of Merging Corporations. The name of the corporation whose shares will be acquired is “FNB Bancshares, Inc.” and the name of the acquiring corporation is “American Community Bancshares, Inc.” Subject to the provisions of this Agreement and the Plan of Merger, at the Effective Time (as defined in paragraph 1.04 hereof), FNB shall be merged with and into ACB, pursuant to N.C. Gen. Stat. § 55-11-01 et seq. and S.C. Code Ann. § 33-11-101 et seq. (the “Merger”), the separate corporate existence of FNB shall cease and the corporate existence of ACB, as the surviving corporation in the Merger, shall continue under the laws of the State of North Carolina. ACB, as the surviving corporation in the Merger, is hereinafter sometimes referred to as the “Surviving Corporation.”

1.02. The Merger.

(a) Effect of the Merger. At the “Effective Time” (as defined in Paragraph 1.04 hereof), upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the North Carolina Business Corporation Act, as amended, (the “NC Act”) and the South Carolina Business Corporation Act of 1988, as amended, (the “SC Act”), each share of the $0.01 par value common stock of FNB (“FNB Stock”) (other than any shares to which rights of dissent and appraisal are properly exercised as provided below) shall be exchanged for the consideration provided in Paragraph 1.03 hereof (the “Consideration”). At the Effective Time and by reason of the

Merger, and in accordance with applicable law, all of the property, assets and rights of every kind and character of FNB including, without limitation, all real, personal or mixed property, all debts due on whatever account, all other choses in action and every other interest of or belonging to or due to FNB, whether tangible or intangible, shall vest in the Surviving Corporation, and the Surviving Corporation shall succeed to all the rights, privileges, powers, purposes and franchises of a public or private nature of FNB, all without any conveyance, assignment or further act or deed; and the Surviving Corporation shall become responsible for all of the liabilities, duties and obligations of every kind, nature and description of FNB as of the Effective Time.

(b) Articles of Incorporation, Bylaws and Management. The Articles of Incorporation and Bylaws of ACB in effect at the Effective Time shall be the Articles of Incorporation and Bylaws of the Surviving Corporation until thereafter amended in accordance with applicable law. The officers and directors of ACB at the Effective Time shall continue to hold such offices and positions of the Surviving Corporation until removed as provided by law or until the election or appointment and qualification of their respective successors.

1.03. Conversion of Stock.

(a) Consideration. Except as otherwise provided in this Agreement, at the Effective Time all rights of FNB’s shareholders with respect to all outstanding shares of FNB Stock shall cease to exist and, as consideration for and to effect the Merger, each such outstanding share of FNB Stock shall be converted, without any action by ACB, FNB or any FNB shareholder, into the right to receive either: (i) a number of shares of $1.00 par value common stock of ACB (“ACB Stock”); or (ii) cash. No share of FNB Stock shall be deemed to be outstanding or, other than shares as to which the holders have validly exercised “Dissenter’s Rights” (as defined in Paragraph 1.03(i) hereof), have any rights other than those set forth in this Paragraph 1.03(a) after the Effective Time.

(b) Stock Exchange Ratio and Cash Elections.

(i) Each outstanding share of FNB Stock which under the terms of this Agreement elects to be converted into the right to receive shares of ACB Stock (each a “Stock Election Share”) shall, subject to Paragraph 1.03(h) hereof, be converted into and become the right to receive a number of shares of ACB Stock equal to the Cash Election Price (as defined below) divided by the Average Pre-Closing Price of ACB Stock, which quotient is the exchange ratio (the “Exchange Ratio”). For purposes of this Agreement, “Average Pre-Closing Price of ACB Stock” shall mean the average of the closing prices of shares of ACB Stock as reported on the NASDAQ SmallCap Market for the twenty (20) consecutive full trading days ending on (and including) the Determination Date. “Determination Date” shall mean the date of the approval order of the Merger by the FRB. The Average Pre-Closing Price of ACB Stock shall be calculated to the nearest one-hundredth and the Exchange Ratio shall be calculated to the nearest ten thousandth.

(ii) Each outstanding share of FNB Stock which under the terms of this Agreement elects to be converted into the right to receive cash (each a “Cash Election Share”) shall be converted into the right to receive the sum of (i) 0.50 times 1.7888 times the Average Pre-Closing Price of ACB Common Stock and (ii) 0.50 times $20.50 (the sum of (i) and (ii) being the “Cash Election Price”).

(c) Election of Form of Consideration. Subject to the limitations described in this Agreement, each FNB shareholder shall have the right to elect the following forms of Consideration into which his or her shares of FNB Stock will be converted. Each shareholder’s election must be made in writing in a form prescribed by ACB (an “Election of Consideration”). ACB shall forward the Election of Consideration to all shareholders of FNB at a reasonable date prior to the estimated Closing Date (as defined below), but not less than twenty days prior to the Closing Date. To be valid, an Election of Consideration must be signed by the shareholder and delivered to ACB within twenty-five (25) business days following the mailing date of the Election of Consideration, or such other time and date as FNB and ACB may mutually agree (“Election Deadline”). Shareholders of FNB who do not return a properly completed Election of Consideration, or whose Elections of Consideration are received by ACB after the time prescribed, will be deemed to have made no election (“Non-Election”). ACB shall have the discretion, which it may delegate in whole or in part to its Exchange Agent, to determine whether any Election of Consideration has been properly completed, signed and submitted or changed or revoked and to disregard immaterial defects in any Election of Consideration. The decision of ACB (or its Exchange Agent) in such matters shall be conclusive and binding and without any liability whatsoever to FNB. Neither ACB nor its Exchange Agent will be under any obligation to notify any person of any defect in any Election of Consideration submitted to the Exchange Agent.

(d) Required Ratio of Consideration; Allocations of Consideration. As used in this Paragraph, “Cash Amount” shall equal $6,962,610 plus $20.50 times 0.50 times the number of FNB Stock Options exercised prior to the Effective Time less $20.50 times 0.50 times the number of shares of FNB Stock, if any, purchased by ACB prior to the Effective Time. Within five (5) Business Days after the Election Deadline, ACB’s Exchange Agent shall calculate the allocation among holders of FNB Stock of rights to receive ACB Stock or cash as a result of the Merger in accordance with the Elections of Consideration as follows:

(i) If the number of Cash Election Shares is greater than the quotient of (x) the Cash Amount divided by (y) the Cash Election Price (the “Cash Conversion Shares”), then:

(1)	all Stock Election Shares will be converted into the right to receive ACB Stock; and

(2)	each Cash Election Share will be converted into the right to receive ACB Stock and cash in the following manner:

(A)	a proration factor (the “Cash Proration Factor”) shall be determined by dividing (x) the Cash Amount by (y) the product of the number of Cash Election Shares multiplied by the Cash Election Price;

(B)	the number of Cash Election Shares held by each holder of shares of FNB Stock that will be converted into the right to receive cash pursuant to the terms of Paragraph 1.03(b)(ii) shall be determined by multiplying the Cash Proration Factor by the number of Cash Election Shares held by such holder; and

(C)	all Cash Election Shares other than those shares converted into the right to receive cash in accordance with the preceding subparagraph (B) shall be converted into the right to receive ACB Stock in accordance with the terms of Paragraph 1.03(b)(i); or

(ii) If the number of Cash Election Shares is less than the number of Cash Conversion Shares, then:

(1)	all Cash Election Shares will be converted into the right to receive cash at the Cash Election Price; and

(2)	each Stock Election Share will be converted into the right to receive ACB Stock and cash in the following manner:

(A)	a proration factor (the “Stock Proration Factor”) shall be determined by dividing the Stock Conversion Shares (as defined below) by the number of Stock Election Shares. “Stock Conversion Shares” shall mean the difference between (x) the total number of shares of FNB Stock outstanding immediately prior to the Effective Time minus (y) the Cash Conversion Shares;

(B)	the number of Stock Election Shares held by each holder of shares of FNB Stock that will be converted into the right to receive shares of ACB Stock pursuant to the terms of Paragraph 1.03(b)(i) shall be determined by multiplying the Stock Proration Factor by the number of Stock Election Shares held by such holder; and

(C)	all Stock Election Shares other than those shares converted into the right to receive ACB Stock in accordance with the preceding subparagraph (B) shall be converted into the right to receive cash in accordance with the terms of Paragraph 1.03(b)(ii); or

(iii) If the number of Stock Election Shares is equal to the number of Stock Conversion Shares and the Number of Cash Election Shares is equal to the number of Cash Conversion Shares, then subparagraphs (i) and (ii) above shall not apply and all Cash Election Shares will be converted into the right to receive cash valued at the Cash Election Price and all Stock Election Shares will be converted into the right to receive ACB Stock in accordance with the Exchange Ratio.

ACB shall have the discretion, which it may delegate in whole or in part to its Exchange Agent, to allocate the shares of any FNB shareholder determined to have made a Non-Election in such manner as ACB, in its sole discretion, shall consider reasonable and appropriate. The decision of ACB (or its Exchange Agent) in such matters shall be conclusive and binding and without any liability whatsoever to FNB.

Any questions regarding allocations shall be resolved in such manner as ACB, in its sole discretion, shall consider reasonable and appropriate. ACB’s decision regarding any such allocations shall be final and binding on FNB’s shareholders and all parties to this Agreement. ACB shall use its reasonable best efforts to ensure that the Consideration that each FNB shareholder receives per share of FNB Stock surrendered in the Merger is materially equivalent.

(e) Exchange and Payment Procedures; Surrender of Certificates. As promptly as is reasonably practicable following the Effective Time, ACB shall send or cause to be sent to each former FNB shareholder of record immediately prior to the Effective Time written instructions and transmittal materials (a “Transmittal Letter”) for use in surrendering certificates evidencing FNB Stock (each a “FNB Certificate”) to ACB or to its Exchange Agent. Upon the proper surrender and delivery to ACB or its Exchange Agent (in accordance with its instructions, and accompanied by a properly completed Transmittal Letter) by a former shareholder of FNB of his or her FNB Certificate(s), and in exchange therefor, ACB shall as soon as practicable thereafter issue and deliver to the shareholder: (i) a certificate evidencing the ACB Stock into which the shareholder’s FNB Stock has been converted; and (ii) the amount of cash to which such shareholder is entitled in exchange for his or her FNB Stock.

(f) FNB Certificates. At the Effective Time, and without any action by ACB, FNB or any FNB shareholder, FNB’s stock transfer books shall be closed and there shall be no further transfers of FNB Stock on its stock transfer books or the registration of any transfer of a FNB Certificate by any holder thereof, and the holders of FNB Certificates shall cease to be, and shall have no further rights as, shareholders of FNB other than as provided in this Agreement. Following the Effective Time, FNB Certificates shall evidence only the right of the registered holder thereof to receive the Consideration into which his or her FNB Stock was converted at the Effective Time or, in the case of FNB Stock held by shareholders who properly shall have exercised Dissenters’ Rights (as defined in Paragraph 1.03(i)), cash as provided in S.C. Code Ann. § 33-13-101 et seq.

(g) Certificates and Dividends. Subject to Paragraph 1.03(j), no certificate evidencing ACB Stock shall be issued or delivered to any former FNB shareholder unless and until such shareholder shall have properly surrendered to ACB or its Exchange Agent the FNB Certificate(s) formerly representing his or her shares of FNB Stock, together with a properly completed Transmittal Letter. Further, until a former FNB shareholder’s FNB Certificates are so surrendered and certificates for the ACB Stock into which his or her FNB Stock was converted at the Effective Time actually are issued to him or her, no cash dividend or other distribution payable by ACB with respect to that ACB Stock as of any date subsequent to the Effective Time shall be paid or delivered to the former FNB shareholder. However, upon the proper surrender of the shareholder’s FNB Certificate, ACB shall pay to the shareholder the amount of any such cash dividends or other distributions, without interest, that have accrued but remain unpaid with respect to that ACB Stock.

(h) Antidilutive Adjustments. If, prior to the Effective Time, FNB or ACB shall declare any dividend payable in shares of FNB Stock or ACB Stock or shall subdivide, split, reclassify or combine the presently outstanding shares of FNB Stock or ACB Stock, then an appropriate and proportionate adjustment shall be made in the ACB Stock to be issued in exchange for each of the shares of FNB Stock.

(i) Dissenters. Any shareholder of FNB or ACB who properly exercises the right of dissent and appraisal with respect to the Merger as provided in the SC Act or NC Act, as appropriate (“Dissenter’s Rights”), shall be entitled to receive payment of the fair value of his or her shares of FNB Stock or ACB Stock, as the case may be, in the manner and pursuant to the procedures provided in the SC Act or NC Act, as applicable. Shares of FNB Stock held by persons who exercise Dissenter’s Rights shall not be converted as described in Paragraph 1.03(a). However, if any shareholder of FNB who exercises Dissenter’s Rights shall fail to perfect those rights, or effectively shall waive or lose such rights, then each of his or her shares of FNB Stock shall be deemed to have been converted into the right to receive ACB Stock or cash, at ACB’s sole option, as of the Effective Time as provided in Paragraph 1.03(a) hereof.

(j) Lost Certificates. Shareholders of FNB whose FNB Certificates have been lost, destroyed, stolen or otherwise are missing shall be entitled to receive the certificates evidencing ACB Stock to which they are entitled in accordance with and upon compliance with reasonable conditions imposed by ACB, including, without limitation, a requirement that those shareholders provide lost instruments indemnities or surety bonds in form, substance and amounts satisfactory to ACB.

(k) Fractional Shares. No fractional shares of ACB Stock shall be issued or delivered in connection with the Merger. In lieu of any such fractional share, subject to the terms and conditions of this Paragraph 1.03, each holder of shares of FNB Stock who would otherwise have been entitled to a fraction of a share of ACB Stock shall be entitled to receive cash (without interest) in an amount equal to such fraction multiplied by the Cash Election Price.

1.04. Closing; Articles Of Merger; Effective Time. The closing of the transaction contemplated by this Agreement (the “Closing”) shall take place at the offices of ACB in Charlotte, North Carolina, or at such other place as ACB and FNB shall mutually designate, on a date mutually agreed upon by ACB and FNB (the “Closing Date”) after the expiration of any and all required waiting periods following the effective date of required approvals of the Merger by governmental or regulatory authorities. At the Closing, FNB and ACB shall take such actions (including, without limitation, the delivery of certain closing documents) as are required herein and as shall otherwise be required by law to consummate the Merger and cause it to become effective, and shall execute Articles of Merger under North Carolina law and South Carolina law which shall contain a “Plan of Merger” substantially in the form attached as Exhibit A hereto.

Subject to the terms and conditions set forth herein (including, without limitation, the receipt of all required approvals of governmental agencies and regulatory authorities), the Merger shall be effective (the “Effective Time”) upon the later to occur of the following: (i) the filing of the Articles of Merger with the North Carolina Secretary of State; (ii) the filing of Articles of Merger with the South Carolina Secretary of State; or (iii) such time specified in the North Carolina Articles of Merger and South Carolina Articles of Merger.

1.05. Outstanding ACB Stock. The status of the shares of ACB Stock that are outstanding immediately prior to the Effective Time shall not be affected by the Merger.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF FNB AND FIRST NATIONAL

Except as otherwise specifically provided herein or as “Previously Disclosed” (as defined in Paragraph 10.13 hereof) to ACB, FNB and First National hereby make the following representations and warranties to ACB:

2.01. Organization; Standing; Power.

(a) FNB (i) is duly organized and incorporated, validly existing, and in good standing under the laws of South Carolina; (ii) has all requisite power and authority (corporate and other) to own, lease, and operate its properties and to carry on its business as now being conducted; (iii) is duly qualified to do business and is in good standing in each other jurisdiction in which the character of the properties owned, leased, or operated by it therein or in which the transaction of its business makes such qualification necessary, except where failure so to qualify would not have a material adverse effect on FNB, and (iv) is not transacting business or operating any properties owned or leased by it in violation of any provision of federal or state law or any rule or regulation promulgated thereunder, which violation would have a material adverse effect on FNB. FNB is registered as a bank holding company with the Board of Governors of the Federal Reserve System (the “FRB”).

(b) First National (i) is duly organized and incorporated, validly existing, and in good standing as a national banking association under the laws of the United States of America; (ii) has all requisite power and authority (corporate and other) to own, lease, and operate its properties and to carry on its business as now being conducted; (iii) is duly qualified to do business and is in good standing in each other jurisdiction in which the character of the properties owned, leased, or operated by it therein or in which the transaction of its business makes such qualification necessary, except where failure so to qualify would not have a material adverse effect on FNB, and (iv) is not transacting business or operating any properties owned or leased by it in violation of any provision of federal or state law or any rule or regulation promulgated thereunder, which violation would have a material adverse effect on FNB. First National is an “insured depository institution” as defined in the Federal Deposit Insurance Act and applicable regulations thereunder. First National is a member of the Federal Home Loan Bank (“FHLB”) of Atlanta.

2.02. FNB’s Capital Stock.

(a) At the Effective Time, FNB’s authorized capital stock will consist of 10,000,000 shares of common stock, $0.01 par value per share, of which no more than 679,279 shares, plus such number of additional shares, if any, as shall have been issued by FNB after the date of this Agreement as provided in Paragraph 4.02(b) hereof, will be issued and outstanding and, together with the stock options described in Paragraph 2.04 below, constitute FNB’s only outstanding securities.

Each outstanding share of FNB Stock (i) has been duly authorized and is validly issued and outstanding, and is fully paid and nonassessable, and (ii) has not been issued in violation of the preemptive rights of any shareholder. The FNB Stock has been registered with the SEC under the Securities Exchange Act of 1934, as amended (the “1934 Act”) and FNB is subject to the registration and reporting requirements of the 1934 Act. The outstanding shares of common stock of First National are duly authorized, validly issued, fully paid and nonassessable, except to the extent set forth in 12 U.S.C. § 55.

(b) Subsidiaries. FNB has one wholly-owned subsidiary, First National, a national banking association. First National’s authorized capital stock consists of 10,000,000 shares of common stock, $5.00 par value per share, of which 477,500 shares are issued and outstanding and constitute First National’s only outstanding securities.

2.03. Principal Shareholders FNB owns all of the issued and outstanding common stock of First National. No person or entity is known to management of FNB to beneficially own, directly or indirectly, more than 5% of the outstanding shares of FNB Stock.

2.04. Convertible Securities, Options, Etc. With the exception of options to purchase an aggregate of 136,068 shares of FNB Stock which options have been issued and are outstanding under the FNB Bancshares, Inc. 1997 Stock Option Plan (“FNB Stock Options”), FNB does not have any outstanding (i) securities or other obligations (including debentures or other debt instruments) which are convertible into shares of FNB Stock or any other securities of FNB; (ii) options, warrants, rights, calls, or other commitments of any nature which entitle any person to receive or acquire any shares of FNB Stock or any other securities of FNB; or (iii) plans, agreements or other arrangements pursuant to which shares of FNB Stock or any other securities of FNB, or options, warrants, rights, calls, or other commitments of any nature pertaining thereto, have been or may be issued.

2.05. Authorization and Validity of Agreement. This Agreement has been duly and validly approved by FNB’s Board of Directors in the manner required by law. Subject only to approval of this Agreement by the shareholders of FNB in the manner required by law as contemplated by Paragraph 6.01(b) hereof and receipt of all required approvals of governmental or regulatory authorities having jurisdiction over FNB, First National, ACB or American (collectively, the “Regulatory Authorities”) as contemplated by Paragraph 6.02 hereof, (i) FNB has the corporate power and authority to execute and deliver this Agreement and to perform its obligations and agreements and carry out the transactions described in this Agreement; (ii) all corporate action required to authorize FNB to enter into this Agreement and to perform its obligations and agreements and carry out the transactions described herein has been duly and properly completed or obtained; and (iii) this Agreement has been duly executed on behalf of FNB, and (assuming due authorization, execution and delivery by ACB) constitutes the valid and binding agreement of FNB, enforceable in accordance with its terms (except to the extent enforceability may be limited by (A) applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws from time to time in effect which affect creditors’ rights generally; and (B) by legal and equitable limitations on the availability of injunctive relief, specific performance, and other equitable remedies), and (C) general principles of equity and applicable laws or court decisions limiting the enforceability of indemnification provisions).

2.06. Validity of Transactions; Absence of Required Consents or Waivers. Subject to the approval of this Agreement by the shareholders of FNB in the manner required by law and receipt of required approvals of Regulatory Authorities, neither the execution and delivery of this Agreement, nor the consummation of the transactions described herein, nor compliance by FNB with any of its obligations or agreements contained herein, will: (i) conflict with or result in a breach of the terms and conditions of, or constitute a default or violation under any provision of, FNB’s Articles of Incorporation or Bylaws, First National’s Articles of Incorporation or Bylaws, or any material contract, agreement, lease, mortgage, note, bond, indenture, license, or obligation or understanding (oral or written) to which FNB or First National is bound or by which either FNB or First National, their business, capital stock, or any properties or assets, may be affected; (ii) result in the creation or imposition of any lien, claim, interest, charge, restriction, or encumbrance upon any of FNB’s or First National’s properties or assets; (iii) violate any applicable federal or state statute, law, rule, or regulation, or any judgment, order, writ, injunction, or decree of any court, administrative or regulatory agency, or governmental body which violation will or may have a material adverse effect on FNB or First National, their financial condition, results of operations, prospects, businesses, assets, loan portfolio, investments, properties or operations, or on FNB’s and First National’s ability to consummate the transactions described herein or to carry on the business of FNB and First National as presently conducted; (iv) result in the acceleration of any material obligation or indebtedness of FNB or First National; or (v) interfere with or otherwise adversely affect FNB’s or First National’s ability to carry on its business as presently conducted.

No consents, approvals, or waivers are required to be obtained from any person or entity in connection with FNB’s execution and delivery of this Agreement, or the performance of its obligations or agreements or the consummation of the transactions described herein, except for required approvals of FNB’s shareholders and of the Regulatory Authorities.

2.07. FNB’s Books and Records. FNB’s and First National’s books of account and business records have been maintained in material compliance with all applicable legal and accounting requirements and in accordance with good business practices, and such books and records are complete and reflect accurately in all material respects FNB’s and First National’s items of income and expense and all of their assets, liabilities, and shareholders’ equity. The minute books of FNB and First National accurately reflect in all material respects the corporate actions that their shareholders and Boards of Directors, and all committees thereof, have taken during the time periods covered by such minute books. All such minute books have been or will be made available to ACB and its representatives.

2.08. FNB Reports. FNB and First National have filed all reports, registrations, and statements, together with any amendments required to be made with respect thereto, that were required to be filed with (i) the SEC; (ii) the FRB; (iii) the Comptroller of the Currency (the “OCC”); and (iv) any other Regulatory Authorities. All such reports, registrations, and statements filed by FNB or First National with the SEC, the FRB, the OCC or other such Regulatory Authorities are collectively referred to herein as the “FNB Reports.” To the Best Knowledge (as such term is defined in Paragraph 10.14 hereof) of management of FNB, as of their respective dates, each FNB Report complied in all material respects with all the statutes, rules, and regulations enforced or promulgated by the regulatory authority with which it was filed and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; and FNB has not been notified by any such governmental or regulatory authority that any such Report was deficient in any material respect as to form or content.

2.09. FNB Financial Statements. FNB has Previously Disclosed to ACB a copy of its audited statements of financial condition as of December 31, 2002, 2001, and 2000 and its audited statements of income,

shareholders’ equity and cash flows for the years ended December 31, 2002, 2001, and 2000, together with notes thereto (collectively, the “FNB Audited Financial Statements”), together with copies of its unaudited statements of financial condition as of September 30, 2003, and unaudited statements of income and cash flows for the nine-month periods ended September 30, 2003 and 2002 (collectively, the “FNB Interim Financial Statements”). Following the date of this Agreement, FNB promptly will deliver to ACB all other annual or interim financial statements prepared by or for FNB. The FNB Audited Financial Statements and the FNB Interim Financial Statements (including any related notes and schedules thereto) (i) are in accordance with FNB’s books and records; (ii) were prepared in accordance with generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods indicated; and (iii) present fairly in all material respects FNB’s financial condition, assets and liabilities, results of operations, changes in shareholders’ equity, and changes in cash flows as of the dates indicated and for the periods specified therein. The FNB Audited Financial Statements have been audited by FNB’s independent certified public accountants, Dixon Odom PLLC.

2.10. Tax Returns and Other Tax Matters. (i) FNB and First National have timely filed or caused to be filed all federal, state, and local tax returns and reports which are required by law to have been filed, and to the Best Knowledge of management of FNB, all such returns and reports were true, correct, and complete in all material respects and contained all material information required to be contained therein; (ii) all federal, state, and local income, profits, franchise, sales, use, occupation, property, excise, and other taxes (including interest and penalties), charges and assessments which have become due from or been assessed or levied against FNB, First National or their property have been fully paid, or if not yet due, a reserve or accrual, which is adequate in all material respects for the payment of all such taxes to be paid and the obligation for such unpaid taxes, is reflected in the FNB Interim Financial Statements; (iii) the income, profits, franchise, sales, use, occupation, property, excise, withholding, employment and other tax returns and reports of FNB and First National have not been subjected to audit by the Internal Revenue Service (the “IRS”) or the South Carolina Department of Revenue and neither FNB nor First National has received any indication of the pendency of any audit or examination in connection with any tax return or report and, to the Best Knowledge of management of FNB, no such return or report is subject to adjustment; and (iv) neither FNB nor First National executed any waiver or extended the statute of limitations (or been asked to execute a waiver or extend a statute of limitations) with respect to any tax year, the audit of any tax return or report or the assessment or collection of any tax.

2.11. Absence of Material Adverse Changes or Certain Other Events.

(a) Since September 30, 2003, FNB and First National have conducted their business only in the ordinary course and there has been no material adverse change, and there has occurred no event or development and there currently exists no condition or circumstance to the Best Knowledge of management of FNB which, with the lapse of time or otherwise, is reasonably likely to cause, create, or result in a material adverse change, in or affecting FNB’s or First National’s financial condition or results of operations, business, assets, loan portfolio, investments, properties, or operations.

(b) Since September 30, 2003, and other than in the ordinary course of their business including normal salary review for 2003, neither FNB nor First National has incurred any material liability or engaged in any material transaction or entered into any material agreement, increased the salaries, compensation, or general benefits payable or provided to its employees, suffered any loss, destruction, or damage to any of its properties or assets, or made a material acquisition or disposition of any assets or entered into any material contract or lease.

2.12. Absence of Undisclosed Liabilities. Neither FNB nor First National has any liabilities or obligations, whether known or unknown, matured or unmatured, accrued, absolute, contingent, or otherwise, whether due or to become due (including, without limitation, tax liabilities or unfunded liabilities under employee benefit plans or arrangements), other than (i) those reflected in the FNB Audited Financial Statements or the FNB Interim Financial Statements; (ii) increases in deposit accounts in the ordinary course of business since September 30, 2003; or (iii) loan commitments in the ordinary course of its business since September 30, 2003.

2.13. Compliance with Existing Obligations. FNB and First National have performed in all material respects all obligations required to be performed by them under, and neither is in default in any material respect under, or in violation in any material respect of, the terms and conditions of its Articles of Incorporation or Bylaws, and/or any contract, agreement, lease, mortgage, note, bond, indenture, license, obligation, understanding, or other undertaking (whether oral or written) to which either is bound or by which either, their business, capital stock, or any of their properties or assets may be affected, which default or violation would have a material adverse effect on FNB or First National.

2.14. Litigation and Compliance with Law.

(a) There are no actions, suits, arbitrations, controversies, or other proceedings or investigations (or, to the Best Knowledge of management of FNB, any facts or circumstances which reasonably could result in such), including, without limitation, any such action by any Regulatory Authority, which currently exists or is ongoing, pending, or, to the Best Knowledge of management of FNB or First National, threatened, contemplated, or probable of assertion, against, relating to, or otherwise affecting FNB, First National or any of their properties, assets or employees.

(b) FNB and First National have all licenses, permits, orders, authorizations, or approvals (“FNB Permits”) of any federal, state, local, or foreign governmental or regulatory body that are material to or necessary for the conduct of their business or to own, lease, and operate their properties. All such FNB Permits are in full force and effect. No violations are or have been recorded in respect of any such FNB Permits. No proceeding is pending or, to the Best Knowledge of management of FNB, threatened or probable of assertion to suspend, cancel, revoke, or limit any FNB Permit.

(c) Neither FNB nor First National is subject to any supervisory agreement, enforcement order, writ, injunction, capital directive, supervisory directive, memorandum of understanding, or other similar agreement, order, directive, memorandum, or consent of, with or issued by any regulatory or other governmental authority (including, without limitation, the FRB) relating to its financial condition, directors or officers, operations, capital, regulatory compliance, or any other matter. There are no judgments, orders, stipulations, injunctions, decrees, or awards against FNB or First National which in any manner limit, restrict, regulate, enjoin, or prohibit any present or past business or practice of FNB or First National. Neither FNB nor First National has been advised that any regulatory or other governmental authority or any court is contemplating, threatening, or requesting the issuance of any such agreement, order, injunction, directive, memorandum, judgment, stipulation, decree, or award.

(d) Neither FNB nor First National is in violation of, or default in any material respect under, and FNB and First National have complied in all material respects with, all laws, statutes, ordinances, rules, regulations, orders, writs, injunctions, or decrees of any court or federal, state, municipal, or other Regulatory Authority having jurisdiction or authority over FNB, First National or their business operations, properties, or assets (including, without limitation, all provisions of South Carolina law relating to usury, consumer protection laws, and all other laws and regulations applicable to extensions of credit by First National). To the Best Knowledge of management of FNB and First National, there is no basis for any claim by any person or authority for compensation, reimbursement, or damages or other penalties for any violations described in this subparagraph (d).

2.15. Real Properties.

(a) FNB has Previously Disclosed to ACB a listing of all real property owned or leased by FNB or First National (including, without limitation, banking facilities and all other real estate or foreclosed properties, including improvements thereon, owned by FNB) (collectively the “FNB Real Property”) and all leases, if any, pertaining to any such FNB Real Property to which FNB or First National is a party (the “FNB Real Property Leases”). With respect to each parcel of the FNB Real Property owned by FNB or First National, FNB or First National, as applicable, has good and marketable fee simple title to such FNB Real Property and owns the same free and clear of all mortgages, liens, leases, encumbrances, title defects, and exceptions to title other than (i) the lien of current taxes not yet due and payable, and (ii) such imperfections of title and restrictions, covenants and easements (including utility easements) which do not materially and adversely affect the value of the FNB Real Property and which do not and will not materially detract from, interfere with, or restrict the present or future use of the FNB Real Property. With respect to each FNB Real Property Lease: (A) such lease is valid and enforceable in accordance with its terms; (B) there currently exists no circumstance or condition which constitutes an event of default by FNB, First National or any lessor or which, with the passage of time or the giving of required notices, will or could constitute such an event of default; (C) the execution and delivery of this Agreement does not constitute an event of default thereunder; and (D) there are no provisions restricting assignment.

(b) The FNB Real Property complies in all material respects with all applicable federal, state, and local laws, regulations, ordinances, or orders of any governmental or regulatory authority, including those relating to zoning, building and use permits, and the parcels of FNB Real Property upon which FNB’s and First National’s banking or other offices are situated, or which are used by FNB or First National in conjunction with their banking or other offices or for other purposes, may be used under applicable zoning ordinances for the purposes for which they are currently used as a matter of right rather than as a conditional or nonconforming use.

(c) All improvements and fixtures included in or on the FNB Real Property are in good condition and repair, ordinary wear and tear excepted, and there does not exist any condition which in any material respect interferes with their use by FNB and First National (or will interfere with ACB’s or American’s use after the Merger) or adversely affects the economic value thereof.

2.16. Loans, Accounts, Notes and Other Receivables.

(a) All loans, accounts, notes and other receivables reflected as assets on FNB’s or First National’s books and records (i) have resulted from bona fide business transactions in the ordinary course of FNB’s or First National’s operations; (ii) in all material respects were made in accordance with First National’s customary loan policies and procedures; (iii) in all respects were made in accordance with Regulation O of the FRB; and (iv) are owned by FNB or First National free and clear of all liens, encumbrances, assignments, participation or repurchase agreements, or other exceptions to title or to the ownership or collection rights of any other person or entity (other than Federal Home Loan Bank borrowings or repurchase agreements entered into in the ordinary course of business).

(b) All records of FNB and First National regarding all outstanding loans, accounts, notes, and other receivables, and all other real estate owned, are accurate in all material respects, and, with respect to each loan which FNB’s or First National’s loan documentation indicates is secured by any real or personal property or property rights (“Loan Collateral”), such loan is secured by valid, perfected, and enforceable liens on all such Loan Collateral having the priority described in FNB’s or First National’s records of such loan.

(c) Each loan reflected as an asset on FNB’s or First National’s books, and each guarantee therefor, is the legal, valid, and binding obligation of the obligor or guarantor thereon, and no defense, offset, or counterclaim has been asserted with respect to any such loan or guaranty, subject to bankruptcy, insolvency, fraudulent conveyance and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(d) FNB has Previously Disclosed to ACB a listing of (i) each loan, extension of credit, or other asset of FNB or First National which, as of September 30, 2003, was classified by any Regulatory Authority, or by FNB or First National as “Loss”, “Doubtful”, “Substandard”, or “Special Mention” (or otherwise by words of similar import), or which FNB or First National has designated as a special asset or for special handling or placed on any “watch list” because of concerns regarding the ultimate collectibility or deteriorating condition of such asset or any obligor or Loan Collateral therefor, and (ii) each loan or extension of credit of FNB or First National which, as of September 30, 2003, was past due thirty (30) days or more as to the payment of principal and/or interest, or as to which any obligor thereon (including the borrower or any guarantor) otherwise was in default, is the subject of a proceeding in bankruptcy, or otherwise has indicated an inability or intention not to repay such loan or extension of credit.

(e) To the Best Knowledge of management of FNB and First National, each of FNB’s or First National’s loans and other extensions of credit (with the exception of those loans and extensions of credit specified in the written listings described in Subparagraph (d) above) is collectible in the ordinary course of FNB’s or First National’s business in an amount which is not less than the amount at which it is carried on FNB’s or First National’s books and records.

(f) First National’s reserve for loan losses (the “Loan Loss Reserve”) has been established in conformity with GAAP, sound banking practices and all applicable requirements, rules and policies of the OCC and, in the best judgment of management of FNB and First National, is reasonable in view of the size and character of First National’s loan portfolio, current economic conditions and other relevant factors, and is adequate to provide for losses relating to or the risk of loss inherent in First National’s loan portfolios.

2.17. Securities Portfolio and Investments. FNB has Previously Disclosed to ACB a listing of all securities owned, of record or beneficially, by FNB or First National as of September 30, 2003. All securities owned are held free and clear of all mortgages, liens, pledges, encumbrances, or any other restriction or rights of any other person or entity, whether contractual or statutory (other than customary pledges in the ordinary course of its business to secure public funds deposits or Federal Home Loan Bank borrowings or repurchase agreements entered into in the ordinary course of business), which would materially impair the ability of FNB or First National to dispose freely of any such security or otherwise to realize the benefits of ownership thereof at any time. There are no voting trusts or other agreements or undertakings to which FNB or First National is a party with respect to the voting of any such securities. With respect to all “repurchase agreements” under which FNB or First National has “sold” securities under agreement to repurchase, FNB or First National, as applicable, has a valid, perfected first lien or security interest in the government securities or other collateral securing the repurchase agreement, and the value of the collateral securing each such repurchase agreement equals or exceeds the amount of the debt owed by FNB or First National, as the case may be, which is secured by such collateral.

Except for fluctuations in the market values of United States Treasury and agency securities, municipal securities, or other debt securities since September 30, 2003, there has been no material deterioration or adverse change in the quality, or any material decrease in the value, of FNB’s or First National’s securities portfolio as a whole.

2.18. Personal Property and Other Assets. All banking equipment, data processing equipment, vehicles, and other personal property used by FNB or First National and material to the operation of their business are owned or leased by FNB or First National free and clear of all liens, encumbrances, title defects, or exceptions to title. All personal property of FNB and First National material to their business is in good operating condition and repair, ordinary wear and tear excepted.

2.19. Patents, Trademarks and Licenses. FNB and First National own, possess or have the right to use any and all patents, licenses, trademarks, trade names, copyrights, trade secrets and proprietary and other confidential information necessary to conduct their business as now conducted. FNB and First National have not violated, and currently are not in conflict with, any patent, license, trademark, trade name, copyright or proprietary right of any other person or entity. FNB and First National own, possess or have the right to use any and all licenses necessary to lawfully use any and all software, applications and code currently installed or otherwise in use on any computer hardware of FNB or First National or otherwise used by FNB or First National in the conduct of its business.

2.20. Environmental Matters.

(a) As used in this Agreement, “Environmental Laws” shall mean, without limitation:

(i) all federal, state, and local statutes, regulations, ordinances, orders, decrees, and similar provisions having the force or effect of law (including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act, the Superfund Amendment and Reauthorization Act, the Federal Insecticide, Fungicide and Rodenticide Act, the Hazardous Materials Transportation Act, the Resource Conservation and Recovery Act, the Clean Water Act, the Clean Air Act, the Toxic Substances Control Act, the Oil Pollutant Act, the Coastal Zone Management Act, any “Superfund” or “Superlien” law, Title 48 of the South Carolina Code of Laws; and

(ii) all common law concerning public health and safety, worker health and safety, and pollution or protection of the environment, including, without limitation, all standards of conduct and bases of obligations relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, reporting, testing, processing, discharge, release, threatened release, control, or clean-up of any Hazardous Substances (as defined below).

As used in this Agreement, “Hazardous Substance” shall mean any materials, substances, wastes, chemical substances, or mixtures presently listed, defined, designated, or classified as hazardous, toxic, or dangerous, or otherwise regulated, under any Environmental Laws, whether by type, quantity or concentration, including without limitation pesticides, pollutants, contaminants, toxic chemicals, oil, or other petroleum products, byproducts or additives, asbestos or materials containing (or presumed to contain) asbestos, polychlorinated biphenyls, urea formaldehyde foam insulation, lead, radon, methyl tertiary butyl ether (“MTBE”) or radioactive material.

(b) FNB has Previously Disclosed to ACB copies of all written reports, correspondence, notices, or other materials, if any, in its possession pertaining to environmental reports, surveys, assessments, notices of violation, notices of regulatory requirements, penalty assessments, claims, actions, or proceedings, past or pending, of the FNB Real Property and any improvements thereon, or pertaining to any violation or alleged violation of Environmental Laws on, affecting or otherwise involving the FNB Real Property or involving FNB or First National.

(c) To the Best Knowledge of management of FNB after reasonable inquiry, there has been no presence, use, production, generation, handling, transportation, treatment, storage, disposal, emission, discharge, release, or threatened release of any Hazardous Substances by any person on, from or relating to the FNB Real Property which constitutes a violation of any Environmental Laws, or any removal, clean-up or remediation of any Hazardous Substances from, on or relating to the FNB Real Property.

(d) Neither FNB nor First National has violated any Environmental Laws, and, to the Best Knowledge of management of FNB after reasonable inquiry, there has been no violation of any Environmental Laws by any other person or entity for whose liability or obligation with respect to any particular matter or violation FNB or First National is or may be responsible or liable.

(e) Neither FNB nor First National is subject to any claims, demands, causes of action, suits, proceedings, losses, damages, penalties, liabilities, obligations, costs or expenses of any kind and nature which arise out of, under or in connection with, or which result from or are based upon the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, reporting, testing, processing, emission, discharge, release, threatened release, control, removal, clean-up or remediation of any Hazardous Substances on, from or relating to the FNB Real Property by any person or entity.

(f) To the Best Knowledge of management of FNB after reasonable inquiry, no facts, events or conditions relating to the FNB Real Property or the operations of FNB or First National at any of their office locations, will prevent, hinder or limit continued compliance with Environmental Laws, or give rise to any investigatory, emergency removal, remedial or corrective actions, obligations or liabilities (whether accrued, absolute, contingent, unliquidated or otherwise) pursuant to Environmental Laws.

(g) To the Best Knowledge of management of FNB (it being understood by ACB that, for purposes of this representation, management of FNB has not undertaken a review of each of First National’s loan files with respect to all Loan Collateral), (i) there has been no violation of any Environmental Laws by any person or entity (including any violation with respect to any Loan Collateral) for whose liability or obligation with respect to any particular matter or violation FNB or First National is or may be responsible or liable; (ii) Neither FNB nor First National is subject to any claims, demands, causes of action, suits, proceedings, losses, damages, penalties, liabilities, obligations, costs or expenses of any kind and nature which arise out of, under or in connection with, or which result from or are based upon, the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, reporting, testing, processing, emission, discharge, release, threatened release, control, removal, clean-up or remediation of any Hazardous Substances on, from or relating to any Loan Collateral, by any person or entity; and (iii) there are no facts, events or conditions relating to any Loan Collateral that will give rise to any investigatory, emergency removal, remedial or corrective actions, obligations or liabilities (whether accrued, absolute, contingent, unliquidated or otherwise) pursuant to Environmental Laws.

2.21. Absence of Brokerage or Finder’s Commissions. Except for the engagement of The Orr Group by FNB: (i) no person or firm has been retained by or has acted on behalf of, pursuant to any agreement, arrangement or understanding with, or under the authority of, FNB or its Board of Directors, as a broker, finder or agent or has performed similar functions or otherwise is or may be entitled to receive or claim a brokerage fee or other commission in connection with or as a result of the transactions described herein; and (ii) FNB has not agreed, or has any obligation, to pay any brokerage fee or other commission to any person or entity in connection with or as a result of the transactions described herein.

2.22. Material Contracts. Other than a benefit plan, employment agreement or data services contract with FISERV, effective date September 1, 2002, Previously Disclosed to ACB pursuant to Paragraph 2.24 hereof, neither FNB nor First National is a party to or bound by any agreement (i) involving money or other property in an amount or with a value in excess of $25,000 (ii) which is not to be performed in full within the six (6) month period following the date of this Agreement; (iii) which calls for the provision of goods or services to FNB or First National and cannot be terminated without material penalty upon written notice to the other party thereto; (iv) which is material to FNB or First National and was not entered into in the ordinary course of business; (v) which involves hedging, options or any similar trading activity, or interest rate exchanges or swaps; (vi) which commits FNB or First National to extend any loan or credit (with the exception of letters of credit, lines of credit and loan commitments extended in the ordinary course of First National’s business); (vii) which involves the sale of any assets of FNB or First National which are used in and material to the operation of their business; (viii) which involves any purchase of real property, or which involves the purchase of any other assets in the amount of $10,000 or more in the case of any single transaction or $25,000 or more in the case of all such transactions; (ix) which involves the purchase, sale, issuance, redemption or transfer of any capital stock or other securities of FNB or First National; or (x) with any director, officer or principal shareholder of FNB (including without limitation any consulting agreement, but not including any agreements relating to loans or other banking services which were made in the ordinary course of First National’s business and on substantially the same terms and conditions as were prevailing at that time for similar agreements with unrelated persons).

Neither FNB nor First National is in default in any material respect, and there has not occurred any event which with the lapse of time or giving of notice or both would constitute a default, under any contract, lease, insurance policy, commitment, or arrangement to which it is a party or by which it or its property is or may be bound or affected or under which it or its property receives benefits, where the consequences of such default would have a material adverse effect on the financial condition, results of operations, prospects, business, assets, loan portfolio, investments, properties, or operations of FNB or First National.

2.23. Employment Matters; Employee Relations. FNB has Previously Disclosed to ACB a listing of the names, years of credited service and current base salary or wage rates of all of its employees and all employees of First National as of September 30, 2003. FNB and First National (i) have in all material respects paid in full to or accrued on behalf of all their directors, officers and employees all wages, salaries, commissions, bonuses, fees and other direct compensation for all labor or services performed by them to the date of this Agreement, and all vacation pay, sick pay, severance pay, overtime pay and other amounts for which it is obligated under applicable law or its existing agreements, benefit plans, policies or practices; and (ii) are in compliance with all federal, state, and local laws, statutes, rules, and regulations with regard to employment and employment practices, terms and conditions, and wages and hours, and other compensation matters. No person has, to the Best Knowledge of management of FNB, asserted that FNB or First National is liable in any amount for any arrearages in wages or employment taxes or for any penalties for failure to comply with any of the foregoing.

There is no action, suit, or proceeding by any person pending or, to the Best Knowledge of management of FNB, threatened, against FNB or First National (or any of their employees), involving employment discrimination, sexual harassment, wrongful discharge, workers’ compensation or similar claims.

Neither FNB nor First National is a party to or bound by any collective bargaining agreement with any of its employees, any labor union, or any other collective bargaining unit or organization. There is no pending or, to the Best Knowledge of management of FNB, threatened labor dispute, work stoppage, or strike involving FNB, First National or any of their employees, or any pending or, to the Best Knowledge of management of FNB, threatened proceeding in which it is asserted that FNB or First National has committed any unfair labor practice; and, to the Best Knowledge of management of FNB, there is no activity involving FNB, First National or any of their employees seeking to certify a collective bargaining unit or engaging in any other labor organization activity.

2.24. Employment Agreements; Employee Benefit Plans.

(a) FNB is not a party to or bound by any employment agreements with any of its directors, officers, or employees, except for the employment agreement between FNB and V. Stephen Moss dated January 17, 1996. First National is not a party to or bound by any employment agreements with any of its directors, officers, or employees, except for the agreement with V. Stephen Moss described in the previous sentence.

(b) FNB has Previously Disclosed to ACB a true and complete list of all bonus, deferred compensation, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock and stock option plans; all employment and severance contracts; all medical, dental, health, and life insurance plans; all vacation, sickness and other leave plans, disability and death benefit plans; and all other employee benefit plans, contracts, or arrangements maintained or contributed to by FNB or First National for the benefit of any employees, former employees, directors, former directors or any of their beneficiaries (collectively, the “FNB Plans”). True and complete copies of all FNB Plans, including, but not limited to, any trust instruments or insurance contracts, if any, forming a part thereof or applicable to the administration of any such FNB Plans or the assets thereof, and all amendments thereto, previously have been supplied to ACB. Neither FNB nor First National maintains, sponsors, contributes to or otherwise participates in any “Employee Benefit Plan” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), any “Multi-employer Plan” within the meaning of Section 3(37) of ERISA, or any “Multiple Employer Welfare Arrangement” within the meaning of Section 3(40) of ERISA. Each FNB Plan which is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA and which is intended to be qualified under Section 401(a) of the Code has received or applied for a favorable determination letter from the IRS to the effect that they are so qualified, and FNB is not aware of any circumstances reasonably likely to result in the revocation or denial of any such favorable determination letter. All reports and returns with respect to the FNB Plans (and any FNB Plans previously maintained by FNB or First National) required to be filed with any governmental department, agency, service or other authority, including without limitation IRS Form 5500 (Annual Report), have been properly and timely filed.

(c) All “Employee Benefit Plans” maintained by or otherwise covering employees or former employees of FNB or First National, to the extent each is subject to ERISA, currently are, and at all times have been, in compliance with all material provisions and requirements of ERISA. There is no pending or, to the Best Knowledge of management of FNB, threatened litigation relating to any FNB Plan or any employee benefit plan, contract or arrangement previously maintained by FNB or First National. Neither FNB nor First National has engaged in a transaction with respect to any FNB Plan that could subject FNB or First National to a tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA.

(d) FNB has delivered to ACB a true, correct and complete copy (including copies of all amendments thereto) of each retirement plan maintained by FNB or First National which is intended to be a plan qualified under Section 401(a) of the Code (collectively, the “FNB Retirement Plans”), together with true, correct and complete copies of the summary plan descriptions relating to the FNB Retirement Plans, the most recent determination letters received from the IRS regarding the FNB Retirement Plans, and the most recent Annual Reports (Form 5500 series) and related schedules, if any, for the FNB Retirement Plans.

FNB Retirement Plans are qualified under the provisions of Section 401(a) of the Code, the trusts under the FNB Retirement Plans are exempt trusts under Section 501(a) of the Code, and determination letters have been issued or applied for with respect to the FNB Retirement Plans to such effect, including determination letters covering the current terms and provisions of the FNB Retirement Plans. There are no issues relating to the qualification or exemption of the FNB Retirement Plans currently pending before the IRS, the United States Department of Labor, the Pension Benefit Guarantee Corporation or any court. FNB Bancshares, Inc. Retirement Plans and the administration thereof meet (and have met since the establishment of the FNB Retirement Plans) in all material respects all of the applicable requirements of ERISA, the Code and all other laws, rules and regulations applicable to the FNB Retirement Plans and do not violate (and since the establishment of the FNB Retirement Plans have not violated) in any material respect any of the applicable provisions of ERISA, the Code and such other laws, rules and regulations. Without limiting the generality of the foregoing, all reports and returns with respect to the FNB Retirement Plans required to be filed with any governmental department, agency, service or other authority have been properly and timely filed. There are no issues or disputes with respect to the FNB Retirement Plans or the administration thereof currently existing between FNB, First National, or any trustee or other fiduciary thereunder, and any governmental agency, any current or former employee of FNB or First National or beneficiary of any such employee, or any other person or entity. No “reportable event” within the meaning of Section 4043 of ERISA has occurred at any time with respect to the FNB Retirement Plans.

(e) No liability under subtitle C or D of Title IV of ERISA has been or is expected to be incurred by FNB or First National with respect to the FNB Retirement Plans or with respect to any other ongoing, frozen or terminated defined benefit pension plan currently or formerly maintained by FNB or First National. Neither FNB nor First National presently contributes, and has not contributed, to a “Multi-employer Plan.” All contributions required to be made pursuant to the terms of each of the FNB Plans (including without limitation the FNB Retirement Plans and any other “pension plan” (as defined in Section 3(2) of ERISA, provided such plan is intended to qualify under the provisions of Section 401(a) of the Code) maintained by FNB or First National have been timely made. Neither the FNB Retirement Plans nor any other “pension plan” maintained by FNB of First National has an “accumulated funding deficiency” (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA. Neither FNB nor First National has provided, and neither is required to provide, security to any “pension plan” or to any “Single Employer Plan” pursuant to Section 401(a)(29) of the Code. Under the FNB Retirement Plans and any other “pension plan” maintained by FNB or First National as of the last day of the most recent plan year ended prior to the date hereof, the actuarially determined present value of all “benefit liabilities,” within the meaning of Section 4001(a)(16) of ERISA (as determined on the basis of the actuarial assumptions contained in the plan’s most recent actuarial valuation) did not exceed the then current value of the assets of such plan, and there has been no material change in the financial condition of any such plan since the last day of the most recent plan year.

(f) Except as provided in the terms of the FNB Retirement Plans themselves, there are no restrictions on the rights of FNB or First National to amend or terminate any FNB Retirement Plan without incurring any liability thereunder. Neither the execution and delivery of this Agreement nor the consummation of the transactions described herein will, except as otherwise specifically provided in this Agreement, (i) result in any payment to any person (including without limitation any severance compensation or payment, unemployment compensation, “golden parachute” or “change in control” payment, or otherwise) becoming due under any plan or agreement to any director, officer, employee or consultant; (ii) increase any benefits otherwise payable under any plan or agreement; or (iii) result in any acceleration of the time of payment or vesting of any such benefit.

(g) The actuarial present values of all accrued deferred compensation entitlements (including entitlements under any executive compensation, supplemental retirement, or employment agreement) of employees and former employees of FNB or First National and their beneficiaries have been fully reflected on the FNB Audited Financial Statements to the extent required by and in accordance with GAAP. Any adjustments necessary will be made prior to the earlier of the Closing and March 31, 2004.

2.25. Insurance. FNB has Previously Disclosed to ACB a listing of each blanket bond, liability insurance, life insurance or other insurance policy in effect on September 30, 2003, and in which it or First National was an insured party or beneficiary (each a “FNB Policy” and collectively the “FNB Policies”). FNB Policies provide coverage in such amounts and against such liabilities, casualties, losses, or risks as is customary or reasonable for entities engaged in FNB’s and First National’s businesses or as is required by applicable law or regulation. In the opinion of management of FNB, the insurance coverage provided under the FNB Policies is reasonable and adequate in all respects for FNB and First National. Each of the FNB Policies is in full force and effect and is valid and enforceable in accordance with its terms, and is underwritten by an insurer of recognized financial responsibility and which is qualified to transact business in South Carolina, and FNB and First National have taken all requisite actions (including the giving of required notices) under each such FNB Policy in order to preserve all rights thereunder with respect to all matters. Neither FNB nor First National is in default under the provisions of, has received notice of cancellation or nonrenewal of or any material premium increase on, or has failed to pay any premium on any FNB Policy, and, to the Best Knowledge of management of FNB, there has not been any inaccuracy in any application for any FNB Policy. There are no pending claims with respect to any FNB Policy (and there are no facts which would form the basis of any such claim), and, to the Best Knowledge of management of FNB, there is currently no condition, and there has occurred no event, that is reasonably likely to form the basis for any such claim.

2.26. Insurance Of Deposits. All deposits of First National are insured by the Bank Insurance Fund of the FDIC to the maximum extent permitted by law, all deposit insurance premiums due from First National to the FDIC have been paid in full in a timely fashion, and no proceedings have been commenced or, to the Best Knowledge of management of FNB, are contemplated by the FDIC or otherwise to terminate such insurance.

2.27. Affiliates. FNB has Previously Disclosed to ACB a listing of those persons deemed by FNB as of the date of this Agreement to be “Affiliates” of FNB (as that term is defined in Rule 405 promulgated under the Securities Act of 1933, as amended (the “1933 Act”)), including persons, trusts, estates, corporations, or other entities related to persons deemed to be Affiliates of FNB.

2.28. Obstacles to Regulatory Approval or Tax Treatment. To the Best Knowledge of management of FNB, there exists no fact or condition (including, but not limited to, First National’s record of compliance with the Community Reinvestment Act) relating to FNB or First National that may reasonably be expected to (i) prevent or materially impede or delay ACB from obtaining the regulatory approvals required in order to consummate the transactions described in this Agreement; or (ii) prevent the Merger from qualifying to be a reorganization under Section 368(a) of the Code; and, if any such fact or condition becomes known to FNB or First National, FNB shall promptly (and in any event within three (3) days after obtaining such knowledge) communicate such fact or condition to ACB in writing.

2.29. Disclosure. To the Best Knowledge of management of FNB, no written statement, certificate, schedule, list, or other written information furnished by or on behalf of FNB or First National to ACB in connection with this Agreement and the transactions described herein, when considered as a whole, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements herein or therein, in light of the circumstances under which they were made, not misleading.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF ACB AND AMERICAN

Except as otherwise specifically described herein or as “Previously Disclosed” (as defined in Paragraph 10.13 below) to FNB, ACB and American hereby make the following representations and warranties to FNB:

3.01. Organization; Standing; Power. ACB and American each (i) is duly organized and incorporated, validly existing, and in good standing under the laws of North Carolina; (ii) has all requisite power and authority (corporate and other) to own, lease, and operate their respective properties and to carry on their respective business as now being conducted; (iii) is duly qualified to do business and is in good standing in each other jurisdiction in which the character of the properties owned, leased, or operated by it therein or in which the transaction of its business makes such qualification necessary, except where failure so to qualify would not have a material adverse effect on ACB or American, and (iv) is not transacting business or operating any properties owned or leased by it in violation of any provision of federal or state law or any rule or regulation promulgated thereunder, which violation would have a material adverse effect on ACB or American. American is an “insured depository institution” as defined in the Federal Deposit Insurance Act and applicable regulations thereunder. ACB is registered as a bank holding company with the FRB.

American Community Capital Trust I (“ACB Trust”) (i) is duly organized, validly existing and in good standing as a statutory trust under the laws of Delaware; (ii) has all requisite power and authority (trust and other) to own the “ACB Debentures” (as hereinafter defined) and to carry on its activities as now being conducted; and (iii) is not transacting business or operating any properties owned or leased by it in violation of any provision of federal or state law or any rule or regulation promulgated thereunder, which violation would have a material adverse effect on ACB.

3.02. Capital Stock.

(a) At the Effective Time, ACB’s authorized capital stock will consist of 1,000,000 shares of preferred stock, no par value, and 9,000,000 shares of common stock, $1.00 par value per share, one vote per share, of which no more than 2,824,376 shares, plus such number of additional shares, if any, as shall have been issued by ACB after the date of this Agreement as provided in Paragraph 5.02(b) hereof, will be issued and outstanding.

Each outstanding share of the ACB Stock (i) has been duly authorized and is validly issued and outstanding, and is fully paid and nonassessable; and (ii) has not been issued in violation of the preemptive rights of any shareholder. The ACB Stock has been registered with the SEC under the 1934 Act and ACB is subject to the registration and reporting requirements of the 1934 Act.

(b) American’s authorized capital stock consists of 10,000,000 shares of common stock, $5.00 par value, one vote per share (the “American Common Stock”). Each outstanding share of American Common Stock (i) has been duly authorized and is validly issued and outstanding, and is fully paid and nonassessable (except to the extent provided in N.C. Gen. Stat. § 53-42 of the North Carolina General Statutes); and (ii) has not been issued in violation of the preemptive rights of any shareholder.

(c) At the Effective Time, ACB will have, issued and outstanding, 9% Deferrable Interest Junior Subordinated Debentures Due March 31, 2032 having an aggregate principal liquidation amount of $3,608,260 (the “ACB Debentures”). All such ACB Debentures are held by ACB Trust in connection with the prior issuance of trust preferred securities by ACB and ACB Trust. At the Effective Time, ACB Trust will have, issued and outstanding, trust preferred securities having an aggregate liquidation amount of $3,500,000 (the “ACB Trust Preferred Securities”) and trust common securities having an aggregate liquidation amount of $108,260 (the “Trust Common Securities”). All such Trust Common Securities are owned by ACB.

3.03. Principal Shareholders. ACB owns 100% of the outstanding American Common Stock and ACB Trust I common stock. No person or entity is known to management of ACB to beneficially own, directly or indirectly, more than 5% of the outstanding shares of ACB Stock.

3.04. Subsidiaries.

(a) (i) ACB has Previously Disclosed to FNB a list of all of the subsidiaries of ACB together with the jurisdiction of organization of each such subsidiary; (ii) ACB owns, directly or indirectly, all the issued and outstanding common securities of its subsidiaries; (iii) no equity securities of any of its subsidiaries are or may become required to be issued (other than to ACB) by reason of any contractual right or obligation or otherwise; (iv) there are no contracts, commitments, understandings or arrangements by which any of such subsidiaries are or may be bound to sell or otherwise transfer any equity securities of any such subsidiaries (other than to ACB); (v) there are no contracts, commitments, understandings, or arrangements relating to its rights to vote or to dispose of such securities; (vi) all of the equity securities of each subsidiary held by ACB are fully paid and nonassessable (except to the extent the common stock of American is assessable as set forth in N.C. Gen. Stat. § 53-42), are owned by ACB free and clear of any liens, charges, encumbrances or security interests, have been duly authorized, and are validly issued and outstanding; and (vii) none of the equity securities of any subsidiary held by ACB have been issued in violation of the preemptive rights of any shareholder.

(b) As used in this Agreement, “subsidiary” shall have the same meaning as that term is defined in Rule 1-02 of Regulation S-X of the SEC.

(c) Other than American and ACB Trust, ACB does not own beneficially, directly or indirectly, any equity securities or similar interests of any entity, or any interest in a partnership or joint venture of any kind, other than its subsidiaries.

(d) Each of ACB’s subsidiaries is duly organized and is validly existing in good standing under the laws of the jurisdiction of its organization, and is duly qualified to do business and in good standing in the jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified, except where the failure to so qualify would not have a material adverse effect on ACB or American.

3.05. Convertible Securities, Options, Etc. With the exception of stock options to purchase an aggregate of 356,020 shares of ACB Stock which have been issued and are outstanding under the stock option plans of ACB (collectively the “ACB Stock Option Plans”), and 1,000,500 warrants to purchase shares of ACB Common Stock, neither American nor ACB have any outstanding (i) securities or other obligations (including debentures or other debt instruments) which are convertible into shares of ACB Stock or any other securities of ACB or American; (ii) options, warrants, rights, calls, or other commitments of any nature which entitle any person to receive or acquire any shares of ACB Stock or any other securities of ACB or American; or (iii) plan, agreement or other arrangement pursuant to which shares of ACB Stock or any other securities of ACB or American, or options, warrants, rights, calls, or other commitments of any nature pertaining thereto, have been or may be issued.

3.06. Authorization and Validity of Agreement. This Agreement has been duly and validly approved by ACB’s Board of Directors in the manner required by law, and subject only to approval of this Agreement by the shareholders of ACB in the manner required by law (as contemplated by Paragraph 6.01(b) below) and by the Regulatory Authorities (as contemplated by Paragraph 6.02 below), (i) ACB has the corporate power and authority to execute and deliver this Agreement and to perform its obligations and agreements and carry out the transactions described herein; (ii) all corporate proceedings and approvals required to authorize ACB to enter into this Agreement and to perform its obligations and agreements and carry out the transactions described herein have been duly and properly taken; and (iii) this Agreement has been duly executed on behalf of ACB, and (assuming due authorization, execution and delivery by ACB) constitutes the valid and binding agreement of ACB, enforceable in accordance with its terms (except to the extent enforceability may be limited by (A) applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws from time to time in effect which affect creditors’ rights generally; and (B) by legal and equitable limitations on the availability of injunctive relief, specific performance, and other equitable remedies, and (C) general principles of equity and applicable laws or court decisions limiting the enforceability of indemnification provisions).

3.07. Validity of Transactions, Absence of Required Consents or Waivers. Subject to the approval of this Agreement by the shareholders of ACB in the manner required by law and receipt of required approvals of Regulatory Authorities, neither the execution and delivery of this Agreement, nor the consummation of the transactions described herein, nor compliance by ACB with any of its obligations or agreements contained herein, will: (i) conflict with or result in a breach of the terms and conditions of, or constitute a default or violation under any provision of, ACB’s or American’s Articles of Incorporation or Bylaws, or any contract, agreement, lease, mortgage, note, bond, indenture, license, or obligation or understanding (oral or written) to which ACB or American is bound or by which it, its business, capital stock, or any properties or assets may be affected; (ii) result in the creation or imposition of any lien, claim, interest, charge, restriction, or encumbrance upon any of ACB’s or American’s properties or assets; (iii) violate any applicable federal or state statute, law, rule, or regulation, or any judgment, order, writ, injunction, or decree of any court, administrative or regulatory agency, or governmental body; (iv) result in the acceleration of any obligation or indebtedness of ACB or American; or (v) interfere with or otherwise adversely affect ACB’s or American’s ability to carry on its business as presently conducted.

No consents, approvals, or waivers are required to be obtained from any person or entity in connection with ACB’s execution and delivery of this Agreement, or the performance of its obligations or agreements or the consummation of the transactions described herein, except for required approvals of ACB’s shareholders and of the Regulatory Authorities.

3.08. ACB’s and American’s Books and Records. ACB’s and American’s respective books of account and business records have been maintained in material compliance with all applicable legal and accounting requirements and such books and records are complete and reflect accurately in all material respects ACB’s and American’s respective items of income and expense and all of its assets, liabilities, and shareholders’ equity. The minute books of ACB and American accurately reflect in all material respects the corporate actions which their shareholders and Boards of Directors, and all committees thereof, have taken during the time periods covered by such minute books. All such minute books have been or will be made available to FNB and its representatives.

3.09. ACB Reports. ACB and American have filed all reports, registrations, and statements, together with any amendments required to be made with respect thereto, that were required to be filed with (i) the FDIC, (ii) the North Carolina Commissioner of Banks (the “Commissioner”), (iii) the SEC, (iv) the FRB, and (v) any other

Regulatory Authorities. All such reports, registrations, and statements filed by ACB or American with the FDIC, the Commissioner, the SEC, the FRB, or other such regulatory authority are collectively referred to herein as the “ACB Reports.” To the Best Knowledge (as such term is defined in Paragraph 10.14 hereof) of management of ACB, each ACB Report complied in all material respects with all the statutes, rules, and regulations enforced or promulgated by the Regulatory Authority with which it was filed and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Neither ACB nor American has been notified by any Regulatory Authority that any ACB Report was deficient in any material respect as to form or content.

3.10. ACB Financial Statements. ACB has Previously Disclosed to FNB a copy of its audited consolidated statements of financial condition as of December 31, 2002, 2001 and 2000, and its audited consolidated statements of operations, changes in shareholders’ equity and cash flows for the years ended December 31, 2002, 2001 and 2000, together with notes thereto (the “ACB Audited Financial Statements”), and a copy of its unaudited consolidated statements of financial condition as of September 30, 2003 and its unaudited consolidated statements of income and cash flows for the nine months ended September 30, 2003 and 2002 (the “ACB Interim Financial Statements”). Following the date of this Agreement, ACB promptly will deliver to FNB all other annual or interim financial statements prepared by or for ACB or American. The ACB Audited Financial Statements and the ACB Interim Financial Statements (including any related notes and schedules thereto) (i) are in accordance with ACB’s and American’s books and records; (ii) were prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated; and (iii) present fairly in all material respects ACB’s consolidated financial condition, assets and liabilities, results of operations, changes in shareholders’ equities, and changes in cash flows as of the dates indicated and for the periods specified therein. The ACB Financial Statements have been audited by ACB’s independent certified public accountants, Dixon Odom PLLC.

3.11. Tax Returns and Other Tax Matters. (i) ACB and American have timely filed or caused to be filed all federal, state, and local tax returns and reports which are required by law to have been filed, and to the Best Knowledge of management of ACB, all such returns and reports were true, correct, and complete in all material respects and contained all material information required to be contained therein; (ii) all federal, state, and local income, profits, franchise, sales, use, occupation, property, excise, and other taxes (including interest and penalties), charges and assessments which have become due from or been assessed or levied against ACB, American or their property have been fully paid, or if not yet due, a reserve or accrual, which is adequate in all material respects for the payment of all such taxes to be paid and the obligation for such unpaid taxes, is reflected in the ACB Interim Financial Statements; (iii) the income, profits, franchise, sales, use, occupation, property, excise, withholding, employment and other tax returns and reports of ACB and American have not been subjected to audit by the Internal Revenue Service (the “IRS”) or the North Carolina Department of Revenue and neither ACB nor American has received any indication of the pendency of any audit or examination in connection with any tax return or report and, to the Best Knowledge of management of ACB, no such return or report is subject to adjustment; and (iv) neither ACB nor American executed any waiver or extended the statute of limitations (or been asked to execute a waiver or extend a statute of limitations) with respect to any tax year, the audit of any tax return or report or the assessment or collection of any tax.

3.12. Absence of Material Adverse Changes or Certain Other Events.

(a) Since September 30, 2003, ACB and American have conducted their business only in the ordinary course and there has been no material adverse change, and there has occurred no event or development and there currently exists no condition or circumstance to the Best Knowledge of management of ACB which, with the lapse of time or otherwise, is reasonably likely to cause, create, or result in a material adverse change, in or affecting ACB’s consolidated financial condition or results of operations, business, assets, loan portfolio, investments, properties, or operations.

(b) Since September 30, 2003, and other than in the ordinary course of its business, neither ACB nor American has incurred any material liability or engaged in any material transaction or entered into any material agreement, suffered any loss, destruction, or damage to any of their properties or assets, or made a material acquisition or disposition of any assets or entered into any material contract or lease.

3.13. Absence of Undisclosed Liabilities. Neither ACB nor American has any material liabilities or obligations, whether known or unknown, matured or unmatured, accrued, absolute, contingent, or otherwise, whether due or to become due (including, without limitation, tax liabilities or unfunded liabilities under employee benefit plans or arrangements), other than (i) those reflected in the ACB Audited Financial Statements or the ACB Interim Financial Statements; (ii) increases in deposit accounts, borrowings, and repurchase agreements in the ordinary course of business since September 30, 2003; or (iii) loan commitments in the ordinary course of business since September 30, 2003.

3.14. Compliance with Existing Obligations. ACB and American have performed in all material respects all obligations required to be performed by them under, and neither is in default in any material respect under, or in violation in any material respect of, the terms and conditions of its Articles of Incorporation or Bylaws, and/or any contract, agreement, lease, mortgage, note, bond, indenture, license, obligation, understanding, or other undertaking (whether oral or written) to which either is bound or by which either, their business, capital stock, or any of their properties or assets may be affected, which default or violation would have a material adverse effect on ACB or American.

3.15. Litigation and Compliance with Law.

(a) There are no actions, suits, arbitrations, controversies, or other proceedings or investigations (or, to the Best Knowledge of management of ACB, any facts or circumstances which reasonably could result in such), including, without limitation, any such action by any Regulatory Authority, which currently exists or is ongoing, pending, or, to the Best Knowledge of management of ACB, threatened, contemplated, or probable of assertion, against, relating to, or otherwise affecting ACB or American or any of their respective properties or assets or employees.

(b) ACB and American have all licenses, permits, orders, authorizations, or approvals (“ACB Permits”) of any federal, state, local, or foreign governmental or regulatory body that are material to or necessary for the conduct of their business or to own, lease, and operate its properties. All such ACB Permits are in full force and effect. No violations are or have been recorded in respect of any such ACB Permits. No proceeding is pending or, to the Best Knowledge of management of ACB, threatened or probable of assertion to suspend, cancel, revoke, or limit any ACB Permit.

(c) Neither ACB nor American is subject to any supervisory agreement, enforcement order, writ, injunction, capital directive, supervisory directive, memorandum of understanding, or other similar agreement, order, directive, memorandum, or consent of, with or issued by any Regulatory Authority (including, without limitation, the FDIC, the FRB, or the Commissioner) relating to its financial condition, directors or officers, operations, capital, regulatory compliance, or otherwise. There are no judgments, orders, stipulations, injunctions, decrees, or awards against ACB or American which in any manner limit, restrict, regulate, enjoin, or prohibit any present or past business or practice of ACB or American. Neither ACB nor American has been advised that any Regulatory Authority or any court is contemplating, threatening, or requesting the issuance of any such agreement, order, injunction, directive, memorandum, judgment, stipulation, decree, or award.

(d) Neither ACB nor American is in violation of, or default in any material respect under, and ACB and American have complied in all material respects with, all laws, statutes, ordinances, rules, regulations, orders, writs, injunctions, or decrees of any court or federal, state, municipal, or other Regulatory Authority having jurisdiction or authority over either of their business operations, properties, or assets (including, without limitation, all provisions of North Carolina law relating to usury, the Consumer Credit Protection Act, and all other laws and regulations applicable to extensions of credit by ACB or American). To the Best Knowledge of management of ACB, there is no basis for any claim by any person or authority for compensation, reimbursement, or damages or other penalties for any violations described in this subparagraph.

3.16. Absence of Brokerage or Finders Commissions. Except for the engagement of McColl Partners, LLC and Ryan Beck & Co., Inc. by ACB, (i) no person or firm has been retained by or has acted on behalf of, pursuant to any agreement, arrangement or understanding with, or under the authority of, ACB or its Board of Directors, as a broker, finder or agent or has performed similar functions or otherwise is or may be entitled to receive or claim a brokerage fee or other commission in connection with or as a result of the transactions described herein; and, (ii) ACB has not agreed, and has no obligation, to pay any brokerage fee or other commission to any person or entity in connection with or as a result of the transactions described herein.

3.17 Material Contracts.

(i) ACB and American are not bound by any material contract (as defined in Item 601(b)(10) of Regulation S-B promulgated by the SEC), to be performed after the date hereof that has not been filed with ACB’s Reports.

(ii) ACB’s Previously Disclosed Letter lists any contract, arrangement, commitment or understanding (whether written or oral) to which ACB or American is a party or is bound containing covenants that limit the ability of ACB or American to compete in any line of business or with any person, or that involve any restriction on the geographic area in which, or method by which, ACB or American may carry on its business (other than as may be required by law or any regulatory agency).

(iii) Neither ACB nor American is in default in any material respect, and there has not occurred any event which with the lapse of time or giving of notice or both would constitute a default, under any contract, lease, insurance policy, commitment, or arrangement to which it is a party or by which it or its property is or may be bound or affected or under which it or its property receives benefits, where the consequences of such default would have a material adverse effect on the financial condition, results of operations, prospects, business, assets, loan portfolio, investments, properties, or operations of ACB or American.

3.18 Employment Matters; Employee Relations. There is no action, suit, or proceeding by any person pending or, to the Best Knowledge of management of ACB, threatened, against ACB or American (or any of their employees), involving employment discrimination, sexual harassment, wrongful discharge, workers’ compensation or similar claims.

Neither ACB nor American is a party to or bound by any collective bargaining agreement with any of its employees, any labor union, or any other collective bargaining unit or organization. There is no pending or, to the Best Knowledge of management of ACB, threatened labor dispute, work stoppage, or strike involving ACB, American or any of their employees, or any pending or, to the Best Knowledge of management of ACB, threatened proceeding in which it is asserted that ACB or American has committed any unfair labor practice; and, to the Best Knowledge of management of ACB, there is no activity involving ACB, American or any of their employees seeking to certify a collective bargaining unit or engaging in any other labor organization activity.

3.19. Insurance. ACB and American currently maintain a blanket bond and policies of liability insurance and other insurance (the “ACB Policies”), which provide coverage in such amounts and against such liabilities, casualties, losses, or risks as is customary or reasonable for entities engaged in ACB’s or American’s businesses or as is required by applicable law or regulation; and, in the reasonable opinion of management of ACB, the insurance coverage provided under the ACB Policies is reasonable and adequate in all respects for ACB or American. Each of the ACB Policies is in full force and effect and is valid and enforceable in accordance with its terms, and is underwritten by an insurer of recognized financial responsibility and which is qualified to transact business in North Carolina, and ACB and American have taken all requisite actions (including the giving of required notices) under each such ACB Policy in order to preserve all rights thereunder with respect to all matters. Neither ACB nor American is in default under the provisions of, neither has received any notice of cancellation or nonrenewal of, or any material premium increase on, or any failure to pay any premium on any ACB Policy. To the Best Knowledge of management of ACB, there has not been any inaccuracy in any application for any ACB Policy. There are no pending claims with respect to any ACB Policy and, to the Best Knowledge of management of ACB, there are currently no conditions, and there has been no occurrence of any event that is reasonably likely to form the basis for any such claim.

3.20. Loans, Accounts, Notes and Other Receivables.

(a) All loans, accounts, notes and other receivables reflected as assets on ACB’s or American’s books and records (i) have resulted from bona fide business transactions in the ordinary course of ACB’s or American’s operations; (ii) in all material respects were made in accordance with ACB’s or American’s customary loan policies and procedures; and (iii) are owned by ACB or American free and clear of all liens, encumbrances, assignments, participation or repurchase agreements, or other exceptions to title or to the ownership or collection rights of any other person or entity (other than Federal Home Loan Bank borrowings or repurchase agreements entered into in the ordinary course of business).

(b) All records of ACB and American regarding all outstanding loans, accounts, notes, and other receivables, and all other real estate owned, are accurate in all material respects. With respect to each loan which American’s loan documentation indicates is secured by any Loan Collateral, such loan is secured by valid, perfected, and enforceable liens on all such Loan Collateral having the priority described in American’s records of such loan.

(c) Each loan reflected as an asset on ACB’s or American’s books, and each guaranty therefor, is the legal, valid, and binding obligation of the obligor or guarantor thereon, and no defense, offset, or counterclaim has been asserted with respect to any such loan or guaranty, subject to bankruptcy, insolvency, fraudulent conveyance and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(d) To the Best Knowledge of management of ACB, each of ACB’s or American’s loans and other extensions of credit (with the exception of those loans and extensions of credit which American has designated as special assets or for special handling or placed on any “watch list” because of concerns regarding the ultimate collectibility or deteriorating condition of such assets or any obligors or Loan Collateral therefor) is collectible in the ordinary course of ACB’s or American’s business in an amount which is not less than the amount at which it is carried on ACB’s or American’s books and records.

(e) American’s reserve for loan losses (the “Loan Loss Reserve”) has been established in conformity with GAAP, sound banking practices and all applicable requirements, rules and policies of the Commissioner and the FRB and, in the best judgment of management of American, is reasonable in view of the size and character of American’s loan portfolio, current economic conditions and other relevant factors, and is adequate to provide for losses relating to or the risk of loss inherent in American’s loan portfolios and other real estate owned.

3.21. Securities Portfolio and Investments. All securities owned by ACB or American are held free and clear of all mortgages, liens, pledges, encumbrances, or any other restriction or rights of any other person or entity, whether contractual or statutory (other than customary pledges in the ordinary course of business to secure public funds deposits or Federal Home Loan Bank borrowings or repurchase agreements entered into in the ordinary course of business), which would materially impair the ability of ACB or American to dispose freely of any such security or otherwise to realize the benefits of ownership thereof at any time. There are no voting trusts or other agreements or undertakings to which ACB or American is a party with respect to the voting of any such securities. With respect to all “repurchase agreements” under which ACB or American has “sold” securities under agreement to repurchase, ACB or American has a valid, perfected first lien or security interest in the government securities or other collateral securing the repurchase agreement, and the value of the collateral securing each such repurchase agreement equals or exceeds the amount of the debt owed by ACB or American, as the case may be, which is secured by such collateral.

Except for fluctuations in the market values of United States Treasury and agency securities, municipal securities, or other debt securities since September 30, 2003, there has been no material deterioration or adverse change in the quality, or any material decrease in the value, of ACB’s or American’s securities portfolio as a whole.

3.22. Obstacles to Regulatory Approval or Tax Treatment. To the Best Knowledge of management of ACB, there exists no fact or condition (including American’s record of compliance with the Community Reinvestment Act) relating to ACB or American that may reasonably be expected to (i) prevent or materially impede or delay ACB, American, FNB or First National from obtaining the regulatory approvals required in order to consummate transactions described herein, or (ii) prevent the Merger from qualifying to be a reorganization under Section 368(a) of the Code. If any such fact or condition becomes known to ACB, ACB shall promptly (and in any event within three days after obtaining such knowledge) communicate such fact or condition to FNB in writing.

3.23. Disclosure. To the Best Knowledge of management of ACB, no written statement, certificate, schedule, list, or other written information furnished by or on behalf of ACB or American to FNB in connection with this Agreement and the transactions described herein, when considered as a whole, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements herein or therein, in light of the circumstances under which they were made, not misleading.

3.24. Availability of Funds. ACB has and will have available to it at the Effective Time sources of cash sufficient to pay the aggregate Cash Amount and to pay any other amounts payable pursuant to this Agreement and to effect the transactions contemplated hereby.

ARTICLE IV

COVENANTS OF FNB

4.01. Affirmative Covenants of FNB. FNB and First National hereby covenant and agree as follows with ACB:

(a) “Affiliates” of FNB. FNB will use its best efforts to cause each person who is an Affiliate of FNB (as defined in Paragraph 2.27 hereof), to execute and deliver to ACB at least five (5) days prior to the Closing a written agreement (the “Affiliates’ Agreement”) relating to restrictions on shares of ACB Stock to be received by such Affiliates pursuant to this Agreement and which Affiliates’ Agreement shall be in form and content reasonably satisfactory to ACB. Certificates for the shares of ACB Stock issued to Affiliates of FNB shall bear a restrictive legend (substantially in the form as shall be set forth in the Affiliates’ Agreement) with respect to the restrictions applicable to such shares.

(b) FNB Shareholders’ Meeting. FNB agrees to cause a meeting of its shareholders (the “FNB Shareholders’ Meeting”) to be duly called and held as soon as practicable after the date of this Agreement for the purpose of voting by FNB’s shareholders on the approval of the Merger and the ratification and adoption of this Agreement. In connection with the call and conduct of, and all other matters relating to, the FNB Shareholders’ Meeting (including the solicitation of proxies), FNB will comply in all material respects with all provisions of applicable law and regulations and with its Articles of Incorporation and Bylaws.

(c) Conduct of Business Prior to Effective Time. While the parties recognize that the operation of FNB and First National until the Effective Time is the responsibility of FNB’s and First National’s respective Boards of Directors and officers, FNB and First National agree that, between the date of this Agreement and the Effective Time, and except as otherwise provided herein or expressly agreed to in writing by ACB’s President, FNB and First National will each carry on its business in and only in the regular and usual course in substantially the same manner as such business heretofore was conducted, and, to the extent consistent with such business and within its ability to do so, FNB and First National each agrees that it will:

(i) preserve intact its present business organization, keep available its present officers and employees, and preserve its relationships with customers, depositors, creditors, correspondents, suppliers, and others having business relationships with it;

(ii) maintain all of its properties and equipment in customary repair, order and condition, ordinary wear and tear excepted;

(iii) maintain its books of account and records in the usual, regular and ordinary manner in accordance with sound business practices applied on a consistent basis;

(iv) comply in all material respects with all laws, rules and regulations applicable to it, its properties, assets or employees and to the conduct of its business;

(v) not change its policies or procedures, including existing loan underwriting guidelines, in any material respect except as may be required by law;

(vi) continue to maintain in force insurance such as is described in Paragraph 2.25 hereof; not modify any bonds or policies of insurance in effect as of the date hereof unless the same, as modified, provides substantially equivalent coverage; and, not cancel, allow to be terminated or, to the extent available, fail to renew, any such bond or policy of insurance unless the same is replaced with a bond or policy providing substantially equivalent coverage; and

(vii) promptly provide to ACB such information about its financial condition, results of operations, prospects, businesses, assets, loan portfolio, investments, properties, employees or operations, as ACB reasonably shall request.

(d) Periodic Financial and Other Information. Following the date of this Agreement and until the Effective Time, FNB will deliver to ACB, as soon as each is available:

(i) an income statement and a statement of condition after each month end;

(ii) a copy of all interim financial statements after each quarter end;

(iii) a copy of each report, registration, statement, or other communication or regulatory filing made with or to any Regulatory Authority simultaneous with the filing or making thereof;

(iv) information regarding each new extension of credit by First National in excess of $100,000 (other than a loan secured by a first lien on a one-to-four family principal residence which is being made for the purchase or refinancing of that residence with a loan to value ratio of 80% or less) within ten (10) business days after each calendar month end;

(v) an analysis of First National’s Loan Loss Reserve and management’s assessment of the adequacy of the Loan Loss Reserve within ten (10) business days after each calendar quarter end;

(vi) an analysis and assessment of all of First National’s classified or “watch list” loans, along with the outstanding balance and amount specifically allocated to the Loan Loss Reserve for each such classified or “watch list” Loan within ten (10) business days after each calendar month end; and,

(vii) the following information with respect to First National’s loans and other extensions of credit (such assets being referred to in this Agreement as “Loans”) as of, and within ten (10) business days following, each calendar month end:

(A) a list of Loans past due for 30 days or more as to principal or interest;

(B) a list of Loans in nonaccrual status;

(C) a list of all Loans without principal reduction for a period of longer than one year;

(D) a list of all foreclosed real property or other real estate owned and all repossessed personal property;

(E) a list of each reworked or restructured Loan still outstanding, including original terms, restructured terms and status; and

(F) a list of any actual or threatened litigation by or against FNB pertaining to any Loan or credit, which list shall contain a description of circumstances surrounding such litigation, its present status and management’s evaluation of such litigation.

(e) Notice Of Certain Changes Or Events. Following the execution of this Agreement and up to the Effective Time, FNB promptly will notify ACB in writing of and provide to ACB such information as it shall request regarding (i) any material adverse change in its or First National’s financial condition, results of operations, prospects, business, assets, loan portfolio, investments, properties or operations or of the actual or prospective occurrence of any condition or event which, with the lapse of time or otherwise, is reasonably likely to cause, create or result in any such material adverse change; or (ii) the actual or prospective existence or occurrence of any condition or event which, with the lapse of time or otherwise, has caused or may or could cause any statement, representation, or warranty of FNB or First National herein, to be or become materially inaccurate, misleading, or incomplete, or which has resulted or may or could cause, create, or result in the breach or violation in any material respect of any of FNB’s or First National’s covenants or agreements contained herein or in the failure of any of the conditions described in Paragraphs 7.01 or 7.03 below.

(f) Accruals for Loan Loss Reserve and Expenses. FNB will cooperate with ACB and will make such appropriate accounting entries in its books and records and take such other actions as FNB shall, in its sole discretion, deem to be necessary or desirable in anticipation of the Merger, including without limitation additional provisions to First National’s Loan Loss Reserve or accruals or the creation of reserves for employee benefit and expenses related to the transactions described in this Agreement; provided, however, that notwithstanding any provision of this Agreement to the contrary, and except as otherwise agreed to by FNB and ACB, FNB shall not be required to make any such accounting entries until immediately prior to the Closing. FNB’s representations, warranties and covenants contained in this Agreement shall not be deemed to be untrue or breached in any respect for any purpose as a consequence of any modifications or changes undertaken solely on account of this Paragraph 4.01(f).

(g) Consents to Assignment of Leases. FNB and First National will use their best efforts to obtain any required consents of lessors to the assignment to ACB or American of FNB’s or First National’s rights and obligations under any personal property leases, each of which consents shall be in such form as shall be specified by ACB.

(h) Access. FNB and First National agree that, following the date of this Agreement and to and including the Effective Time, each will provide ACB and its employees, accountants, legal counsel, environmental consultants or other representatives access to all books, records, files and other information (whether maintained electronically or otherwise), to all properties and facilities, and to all its employees, accountants, legal counsel and consultants, as ACB shall, in its sole discretion, consider to be necessary or appropriate; provided, however, that any investigation or reviews conducted by or on behalf of ACB shall be performed in such a manner as will not interfere unreasonably with FNB’s or First National’s normal operations or with their relationships with their customers or employees, and shall be conducted in accordance with procedures established by the parties.

(i) Deposit Liabilities. Following the date of this Agreement and up to the Effective Time, First National will make pricing decisions with respect to its deposit accounts in a manner consistent with its past practices based on competition and prevailing market rates in its banking markets and will give ACB notice of any material changes in the pricing of its deposit accounts.

(j) Further Action; Instruments of Transfer, Etc. FNB covenants and agrees with ACB that it (i) will use its reasonable best efforts in good faith to take or cause to be taken all action reasonably required of it hereunder as promptly as practicable so as to permit the consummation of the transaction described herein at the earliest possible date; (ii) shall perform all acts and execute and deliver to ACB all documents or instruments reasonably required herein or as otherwise shall be reasonably necessary or useful to or reasonably requested by ACB in consummating such transactions; and (iii) will cooperate with ACB in every reasonable way in carrying out, and will pursue diligently the expeditious completion of, such transaction.

(k) Notice of Certain Loans or Other Extensions of Credit. FNB covenants and agrees with ACB that it will give five (5) business days’ prior notice to ACB before committing to making any loan, extension of credit, purchase of a loan participation, letter of credit or renewal of any existing loan, extension of credit or letter of credit which is secured, in whole or in part, by any of the following: (i) any hotel or motel property; (ii) any property on which a dry cleaner’s business is situated; (iii) any property on which any establishment engaged in the business of selling or storing petroleum products or distillates, including but not limited to any gas station, is located; (iv) any property on which underground storage tanks are presently, or were formerly, situated; (v) accounts receivable and/or inventory; (vi) any property located in excess of fifty (50) miles from any banking office of First National; or (vii) any collateral or property with which there may exist an environmental issue.

(l) Termination of Certain Agreements. FNB and First National covenant and agree with ACB that each will, immediately prior to the Effective Time, terminate any such agreements or contracts as ACB shall request, including, but not limited to, any data processing agreements and any employment agreements to which FNB or First National is a party.

4.02. Negative Covenants of FNB. FNB and First National hereby covenant and agree that, between the date hereof and the Effective Time, neither FNB nor First National will do any of the following things or take any of the following actions without the prior written consent and authorization of ACB’s President:

(a) Amendments to Articles of Incorporation or Bylaws. Amend its Articles of Incorporation or Bylaws.

(b) Change in Capital Stock. Make any change in its authorized capital stock, or create any other or additional authorized capital stock or other securities; or issue (including any issuance of shares pursuant to a stock dividend or any issuance of any securities convertible into capital stock), sell, purchase, redeem, retire, reclassify, combine, or split any shares of its capital stock or other securities, or enter into any agreement or understanding with respect to any such action. However, notwithstanding anything contained herein to the contrary, FNB shall be permitted to issue shares of FNB Stock upon the exercise of stock options which are outstanding as of the date of this Agreement.

(c) Options, Warrants, and Rights. Grant or issue any options, warrants, calls, puts, or other rights of any kind relating to the purchase, redemption, or conversion of shares of its capital stock or any other securities (including securities convertible into capital stock) or enter into any agreement or understanding with respect to any such action.

(d) Dividends. Declare or pay any dividends or make any other distributions on or in respect of any shares of its capital stock or otherwise to its shareholders.

(e) Employment, Benefit, or Retirement Agreements or Plans. Except as required by law, (i) enter into or become bound by any contract, agreement, or commitment for the employment or compensation of any officer, employee, or consultant which is not immediately terminable by FNB or First National without cost or other liability on no more than thirty (30) days notice; (ii) adopt, enter into, or become bound by any new or additional profit-sharing, bonus, incentive, change in control, “golden parachute,” stock option, stock purchase, pension, retirement, insurance (hospitalization, life, or other), or similar contract, agreement, commitment, understanding, plan, or arrangement (whether formal or informal) with respect to or which provides for benefits for any of its current or former directors, officers, employees, or consultants; or (iii) enter into or become bound by any contract with or commitment to any labor or trade union or association or any collective bargaining group.

(f) Accounting Practices. Make any changes in its accounting methods, practices, or procedures or in depreciation or amortization policies, schedules, or rates heretofore applied (except as required by GAAP or governmental regulations).

(g) Changes in Business Practices. Except as may be required by the FDIC, the OCC, the SEC, the FRB, or any other governmental agency or other Regulatory Authority or as shall be required by applicable law, regulation, or this Agreement, (i) change in any material respect the nature of its business or the manner in which it conducts its business; (ii) discontinue any material portion or line of its business; (iii) change in any material respect its lending, investment, asset-liability management, or other material banking or business policies; (iv) take any action that would adversely affect or delay its ability to perform its obligations under this Agreement or to consummate the transactions contemplated hereby; (v) take any action that is intended to or expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time prior to the Effective Time, or in any of the conditions to the Merger set forth in Article VII not being satisfied or in a violation of any provision of this Agreement; (vi) knowingly take any action that would prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368 of the Code; (vii) take any action or enter into any agreement that could reasonably be expected to jeopardize or materially delay the receipt of the regulatory approvals described in Paragraph 6.02; or (viii) agree to take, make any commitment to take, or adopt any resolutions of its Board of Directors in support of, any of the actions prohibited by this Paragraph 4.02.

(h) Acquisition or Disposition of Assets.

(i) Sell or lease (as lessor), or enter into or become bound by any contract, agreement, option or commitment relating to the sale, lease (as lessor) or other disposition of, any real estate in any amount other than real estate owned;

(ii) Sell or lease (as lessor), or enter into or become bound by any contract, agreement, option or commitment relating to the sale, lease (as lessor) or other disposition of, any equipment or any other fixed or capital asset (other than real estate) having a book value or a fair market value, whichever is greater, of more than $10,000 for any individual item or asset, or more than $25,000 in the aggregate for all such items or assets;

(iii) Purchase or lease (as lessee), or enter into or become bound by any contract, agreement, option or commitment relating to the purchase, lease (as lessee) or other acquisition of, any real property in any amount;

(iv) Purchase or lease (as lessee), or enter into or become bound by any contract, agreement, option or commitment relating to the purchase, lease (as lessee) or other acquisition of, any equipment or any other fixed asset (other than real estate) having a purchase price, or involving aggregate lease payments, in excess of $10,000 for any individual item or asset, or more than $25,000 in the aggregate for all such items or assets;

(v) Enter into any purchase or other commitment or contract for supplies or services which obligates FNB or First National for a period longer than one hundred eighty (180) days;

(vi) Except in the ordinary course of its business consistent with its past practices and only after first providing ACB the opportunity to participate, sell, or enter into or become bound by any contract, agreement, option or commitment to sell any loan or other receivable or any participation in any loan or other receivable;

(vii) Except in the ordinary course of its business consistent with its past practices and only with the prior approval of ACB, purchase or repurchase, or enter into or become bound by any contract, agreement, option or commitment to purchase or repurchase any loan or other receivable or any participation in any loan or other receivable; or

(viii) Except in the ordinary course of its business consistent with its past practices, sell or dispose of, or enter into or become bound by any contract, agreement, option or commitment relating to the sale or other disposition of, any other asset (whether tangible or intangible, and including without limitation any trade name, trademark, copyright, service mark or intellectual property right or license); or assign its right to or otherwise give any other person its permission or consent to use or do business under the corporate name of FNB or First National or any name similar thereto; or release, transfer or waive any license or right granted to it by any other person to use any trademark, trade name, copyright, service mark or intellectual property right.

(i) Debt; Liabilities. Except in the ordinary course of its business consistent with its past practices, (i) enter into or become bound by any promissory note, loan agreement or other agreement or arrangement pertaining to the borrowing of money; (ii) assume, guarantee, endorse or otherwise become responsible or liable for any obligation of any other person or entity; or (iii) incur any other liability or obligation (absolute or contingent).

(j) Liens; Encumbrances. Mortgage, pledge or subject any of its assets to, or permit any of its assets to become or, except for those liens or encumbrances Previously Disclosed to ACB, remain subject to, any lien or any other encumbrance (other than in the ordinary course of business consistent with its past practices in connection with securing public funds deposits, repurchase agreements, or Federal Home Loan Bank borrowings).

(k) Waiver of Rights. Waive, release or compromise any rights in its favor against or with respect to any of its officers, directors or shareholders or members of families of officers, directors or shareholders, nor waive, release or compromise any material rights against or with respect to any other person or entity except in the ordinary course of business and in good faith for fair value in money or money’s worth.

(l) Other Contracts. Enter into or become bound by any contracts, agreements, commitments or understandings (other than those permitted elsewhere in this Paragraph 4.02) (i) for or with respect to any charitable contributions exceeding the budgeted amounts; (ii) with any governmental agency or Regulatory Authority; (iii) pursuant to which FNB or First National would assume, guarantee, endorse or otherwise become liable for the debt, liability or obligation of any other person or entity; (iv) which is entered into other than in the ordinary course of its business; or (v) which, in the case of any one contract, agreement, commitment or understanding, and whether or not in the ordinary course of its business, would obligate or commit FNB or First National to make expenditures over any period of time of more than $50,000 (other than contracts, agreements, commitments or understandings entered into in the ordinary course of First National’s lending operations).

(m) Aggregate Deposit Liabilities. Take any actions designed to materially increase or decrease the aggregate level of First National’s deposits as they exist on the date of this Agreement.

(n) Foreclosures. Except in the ordinary course of business in connection with any foreclosure of a mortgage or deed of trust securing a loan, bid for or purchase any real property which is covered by that mortgage or deed of trust or which is the subject of that foreclosure.

(o) Loans and Other Extensions of Credit. Make or renew any loan or other extension of credit in an amount in excess of $500,000.

(p) Swaps and Hedges. Enter into or become bound by any contract or agreement whereby FNB or First National agrees to engage in any interest rate or other swap or hedge.

ARTICLE V

COVENANTS OF ACB

5.01. Affirmative Covenants of ACB . ACB and American hereby covenant and agree as follows with FNB:

(a) ACB Shareholders’ Meeting. ACB agrees to cause a meeting of its shareholders (the “ACB Shareholders’ Meeting”) to be duly called and held as soon as practicable after the date of this Agreement for the purpose of voting by ACB’s shareholders on the approval of the Merger and the ratification and adoption of this Agreement. In connection with the call and conduct of, and all other matters relating to the ACB Shareholders’ Meeting (including the solicitation of proxies), ACB will comply in all material respects with all provisions of applicable law and regulations and with its Articles of Incorporation and Bylaws.

(b) Access. ACB and American agree that, following the date of this Agreement and to and including the Effective Time, each will provide FNB and its employees, accountants, legal counsel, environmental consultants or other representatives access to all books, records, files and other information (whether maintained electronically or otherwise), to all properties and facilities, and to all employees, accountants, legal counsel and consultants, as FNB shall, in its sole discretion, consider to be necessary or appropriate; provided, however, that any investigation or reviews conducted by or on behalf of FNB shall be performed in such a manner as will not interfere unreasonably with ACB’s and American’s normal operations or with their relationship with their customers or employees, and shall be conducted in accordance with procedures established by the parties, and, provided further, that FNB shall not have any right of access to ACB’s or American’s personnel files or records.

(c) Further Action; Instruments of Transfer. ACB covenants and agrees with FNB that it (i) will use its best efforts in good faith to take or cause to be taken all action required of it under this Agreement as promptly as practicable so as to permit the consummation of the transaction described herein at the earliest possible date; (ii) shall perform all acts and execute and deliver to FNB all documents or instruments required herein, or as otherwise shall be reasonably necessary or useful to or requested by FNB, in consummating such transactions; (iii) will cooperate with FNB in every way in carrying out, and will pursue diligently the expeditious completion of, such transactions; and (iv) shall take such corporate action as is necessary to authorize the issuance of additional shares of ACB Stock as necessary to complete the Merger.

(d) Employee Benefits. Following the Effective Time, except as otherwise provided in this Agreement, any employee of FNB or First National who becomes an employee of ACB or American (a “New Employee”) shall be entitled to receive all employee benefits and to participate in all benefit plans provided by ACB or American, as applicable, on the same basis (including cost) and subject to the same eligibility and vesting requirements, and to the same conditions, restrictions and limitations, as generally are in effect and applicable to other newly hired employees of ACB or American, as applicable, except that New Employees shall be immediately eligible to participate in all benefit plans of ACB or American, as applicable, but only to the extent that such New Employees would have been eligible to participate in corresponding benefit plans of FNB or First National. Each New Employee shall be given credit for his or her full years of service with FNB or First National for purposes of, including but not limited to eligibility for participation and vesting in ACB’s Section 401(k) savings plan; and for all purposes under ACB’s other benefit plans (including entitlement to vacation and sick leave). A New Employee’s participation will be without regard to pre-existing condition requirements under ACB’s health insurance plan, provided that any such pre-existing condition was covered under FNB’s or First National’s health insurance plan(s) at the effective date of coverage under FNB’s or First National’s health insurance plan and the New Employee provides evidence of such previous coverage in a form satisfactory to ACB’s or American’s health insurance carrier, as applicable.

(e) Additions to Board of Directors. (i) ACB agrees to add to its Board of Directors, effective immediately after the Effective Time, three (3) additional directors, two (2) of whom shall be current members of the Board of Directors of FNB (with V. Stephen Moss being one of such individuals) and one of whom will be a resident of FNB’s market area and mutually agreed to between ACB and FNB. Each such director appointed to the ACB Board of Directors (“Appointed Directors”) shall serve until the next annual meeting of the shareholders at which directors are elected. ACB agrees to nominate for election at such annual meeting of shareholders two (2) of the Appointed Directors to serve a three-year term, and one (1) of the Appointed Directors to serve a two-year term.

(ii) Promptly after the Effective Time, ACB shall, acting as sole shareholder of First National, elect four individuals who are serving as directors or officers of American as of the date of this Agreement to the Board of Directors of First National, with Mr. Randy P. Helton serving as Chairman of the Board of Directors of First National and also to reelect four continuing First National directors.

(f) Employment and Consulting Agreements Provided he remains employed by FNB at the Effective Time in his current position, ACB shall enter into an employment agreement with V. Stephen Moss which shall contain substantially the same terms and conditions and be in substantially the same forms as attached as Exhibit 5.01(f) to this Agreement.

(g) “Blue Sky” Approvals. ACB shall use its best efforts to take all actions, if any, required by applicable state securities or “blue sky” laws (i) to cause the ACB Stock issued at the Effective Time, at the time of the issuance thereof, to be duly qualified or registered (unless exempt) under such laws, or to cause all conditions to any exemptions from qualification or registration thereof under such laws to have been satisfied; and (ii) to obtain any and all other approvals or consents to the issuance of the ACB Stock that are required under state or federal law.

(h) Available Funds. By Closing, ACB will have transferred to its Exchange Agent the funds necessary to satisfy its obligations under Article I of this Agreement.

(i) NASDAQ Notification. By the date which is 15 days prior to the Effective Time, ACB shall file with the National Association of Securities Dealers such notifications and other materials (and shall pay such fees) as shall be required for the listing on NASDAQ of the shares of ACB Stock to be issued to FNB’s shareholders pursuant to the Merger.

(j) Indemnification of Directors and Officers. (i) After the Effective Time, without releasing any insurance carrier and after exhaustion of all applicable director and liability insurance coverage for FNB and its directors and officers, ACB shall indemnify, hold harmless and defend the directors and officers of FNB in office on the date hereof or the Effective Time, to the same extent as it indemnifies its own directors and officers, from and against any and all claims, disputes, demands, causes of action, suits, proceedings, losses, damages, liabilities, obligations, costs and expenses of every kind and nature including, without limitation, reasonable attorneys’ fees and legal costs and expenses therewith whether known or unknown and whether now existing or hereafter arising which may be threatened against, incurred, undertaken, received or paid by such persons in connection with or which arise out of or result from or are based upon any action or failure to act by such person in the ordinary scope of his duties as a director or officer of FNB (including service as a director or officer of any FNB subsidiary or fiduciary of any of the FNB Plans (as defined in Paragraph 2.24(b)) through the Effective Time; provided, however, that ACB shall not be obligated to indemnify such person for (i) any act not available for statutory or permissible indemnification under South Carolina law, (ii) any penalty, decree, order, finding or other action imposed or taken by any regulatory authority, (iii) any violation or alleged violation of federal or state securities laws to the extent that indemnification is prohibited by law, or, provided, however, that (A) ACB shall have the right to assume the defense thereof and upon such assumption ACB shall not be liable to any director or officer of FNB for any legal expenses of other counsel or any other expenses subsequently incurred by such director or officer in connection with the defense thereof, except that if ACB elects not to assume such defense or counsel for such director or officer reasonably advises such director or officer that there are issues which raise conflicts of interest between ACB and such director or officer, such director or officer may retain counsel reasonably satisfactory to him, and ACB shall pay the reasonable fees and expenses of such counsel, (B) ACB shall not be liable for any settlement effected without its prior written consent, and (C) ACB shall have no obligation hereunder to any director or officer of FNB when and if a court of competent jurisdiction shall determine that indemnification of such director or officer in the manner contemplated hereby is prohibited by applicable law. The indemnification provided herein shall be in addition to any indemnification rights an indemnitee may have by law, pursuant to the charter or bylaws of FNB or First National or pursuant to any FNB Plan for which the indemnity serves as a fiduciary.

(ii) From and after the Effective Time, ACB will directly or indirectly cause the persons who served as directors or officers of FNB at the Effective Time to be covered by FNB’s existing directors’ and officers’ liability insurance policy (provided that ACB may substitute therefor policies of at least the same coverage in amounts contained and terms and conditions which are not less advantageous than such policy). Such insurance coverage shall commence at the Effective Time and will be provided for a period of no less than three (3) years after the Effective Time.

5.02. Negative Covenants of ACB. ACB and American each hereby covenant and agree that, between the date hereof and the Effective Time, neither ACB nor American will do any of the following things or take any of the following actions without the prior written consent and authorization of FNB:

(a) Amendments to Articles of Incorporation or Bylaws. Amend its Articles of Incorporation or Bylaws.

(b) Change In Capital Stock. Other than pursuant to its stock repurchase program as currently in effect, (i) make any change in its authorized capital stock, or create any other or additional authorized capital stock or other securities; or (ii) issue, sell, purchase, redeem, retire, reclassify, combine, or split any shares of its capital stock or other securities or enter into any agreement or understanding with respect to any such action. However, notwithstanding anything contained herein to the contrary, ACB shall be permitted to issue shares of ACB Stock upon the exercise of stock options or the conversion of convertible securities which are outstanding as of the date of this Agreement. Notwithstanding anything else contained in this Paragraph 5.02 or otherwise contained in this Agreement, nothing shall prevent ACB from issuing subordinated debentures (or prevent any subsidiary of ACB from issuing common and preferred stock) in connection with any future issuance of trust preferred securities by ACB, provided, however, that such issuance of trust preferred securities by ACB shall not exceed $12,000,000 in aggregate liquidation amount.

(c) Options, Warrants, and Rights. Other than the granting of stock options pursuant to the ACB Stock Option Plans, grant or issue any options, warrants, calls, puts, or other rights of any kind relating to the purchase, redemption, or conversion of shares of its capital stock or any other securities (including securities convertible into capital stock) or enter into any agreement or understanding with respect to any such action.

(d) Accounting Practices. Make any changes in its accounting methods, practices, or procedures or in depreciation or amortization policies, schedules, or rates heretofore applied (except as required by GAAP or governmental regulations).

(e) Changes in Business Practices. Except as may be required by the FDIC, the Commissioner, the SEC, the FRB, or any other governmental agency or other Regulatory Authority or as shall be required by applicable law, regulation, or this Agreement, (i) change in any material respect the nature of its business or the manner in which it conducts its business; (ii) discontinue any material portion or line of its business; (iii) change in any material respect its lending, investment, asset-liability management, or other material banking or business policies; (iv) take any action that would adversely affect or delay its ability to perform its obligations under this Agreement or to consummate the transactions contemplated hereby; (v) take any action that is intended to or expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time prior to the Effective Time, or in any of the conditions to the Merger set forth in Article VII not being satisfied or in a violation of any provision of this Agreement; (vi) knowingly take any action that would prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368 of the Code; (vii) take any action or enter into any agreement that could reasonably be expected to jeopardize or materially delay the receipt of the regulatory approvals described in Paragraph 6.02; or (viii) agree to take, make any commitment to take, or adopt any resolutions of its Board of Directors in support of, any of the actions prohibited by this Paragraph 5.02.

ARTICLE VI

MUTUAL AGREEMENTS

6.01. Registration Statement; Proxy Statement/Prospectus; Recommendation.

(a) Registration Statement. As soon as practicable following the execution of this Agreement, ACB and FNB shall in consultation with each other prepare, and ACB shall file with the SEC, a registration statement on Form S-4 (or on such other form as ACB shall determine to be appropriate) (the “Registration Statement”) covering the ACB Stock to be issued to shareholders of FNB pursuant to this Agreement, and will use their respective reasonable best efforts in good faith to see that the Registration Statement is declared effective by the SEC under the 1933 Act. Additionally, ACB and FNB shall in consultation with each other take all such other actions, if any, as shall be required by applicable state securities or “blue sky” laws (i) to cause the ACB Stock to be issued upon consummation of the Merger, at the time of the issuance thereof, to be duly qualified or registered (unless exempt) under such laws; (ii) to cause all conditions to any exemptions from qualification or registration under such laws to have been satisfied; and (iii) to obtain any and all required approvals or consents to the issuance of such stock.

(b) Preparation and Distribution of Joint Proxy Statement/Prospectus. ACB and FNB jointly will prepare a “Proxy Statement/Prospectus” for distribution to both FNB’s and ACB’s shareholders as the proxy statement relating to their solicitation of proxies for use at the FNB Shareholders’ Meeting, the ACB Shareholders’ Meeting, and as ACB’s prospectus relating to the offer and distribution of ACB Stock as described herein. The Proxy Statement/Prospectus shall be in such form and shall contain or be accompanied by such information regarding the FNB Shareholders’ Meeting, the ACB Shareholders’ Meeting, this Agreement, the parties hereto, and the transactions described or contemplated herein as is required by applicable law and regulations of the SEC applicable to ACB and otherwise as shall be agreed upon by FNB and ACB. ACB shall include the Proxy Statement/Prospectus as the prospectus in the Registration Statement. Each party hereto will cooperate with the other in good faith and will use its respective reasonable best efforts in good faith to respond to any comments of the SEC thereon.

FNB and ACB will each mail the Proxy Statement/Prospectus to its respective shareholders as soon as practicable following the date on which the Registration Statement is declared effective by the SEC.

(c) Recommendation of FNB’s and ACB’s Boards of Directors. Unless, due to a material change in circumstances or for any other reason, either FNB’s or ACB’s Board of Directors reasonably believes, based on a written opinion of outside counsel, that such a recommendation would violate the directors’ duties or obligations as such to FNB, ACB, or to their respective shareholders under applicable law, FNB’s and ACB’s Boards of Directors will unanimously recommend to and actively encourage their respective shareholders to vote their shares of FNB Stock at the FNB Shareholders’ Meeting and ACB Stock at the ACB Shareholders’ Meeting to approve and adopt this Agreement and the Merger, and the Proxy Statement/Prospectus mailed to FNB’s and ACB’s shareholders will so indicate and state that FNB’s and ACB’s Boards of Directors considers the Merger to be advisable and in the best interests of FNB, ACB and their respective shareholders.

6.02. Regulatory Approvals. Promptly following the date of this Agreement, ACB and FNB each shall use their respective reasonable best efforts in good faith to (i) prepare and file, or cause to be prepared and filed, all applications for regulatory approvals and actions as may be required of them, respectively, by applicable law and regulations with respect to the transactions described herein (including applications to the FRB, and to any other applicable federal or state banking, securities, or other regulatory authority as may be required), and (ii) obtain all necessary regulatory approvals required for consummation of the transactions described herein. Before the filing thereof, each party to this Agreement (and its counsel) shall have the right to review and comment on the form and content of any such application to be filed by the other party. Should the appearance of any of the officers, directors, employees, or counsel of any of the parties hereto be requested by any other party or by any governmental agency at any hearing in connection with any such application, such party shall promptly use its best efforts to arrange for such appearance.

6.03. Information for Proxy Statement/Prospectus and Regulatory Approvals. ACB and FNB each agrees to respond promptly, and to use its reasonable best efforts to cause its directors, officers, counsel, accountants, and affiliates to respond promptly, to requests by any other party or its counsel for information for inclusion in the various applications for regulatory approvals and in the Proxy Statement/Prospectus and the Registration Statement. ACB and FNB each hereby covenants that none of the information provided by it for inclusion in such documents and applications will, at the time of mailing of those materials to their respective shareholders, or at the time of receipt of any such required approval of a Regulatory Authority, as the case may be, contain any untrue statement of a material fact or omit any material fact required to be stated therein or necessary in order to make the statements contained therein, in light of the circumstances under which they were made, not false or misleading.

6.04. Expenses. Subject to the provisions of Paragraph 8.03, whether or not this Agreement shall be terminated or the Merger shall be consummated, FNB and ACB each shall pay its own legal, accounting, and financial advisory fees and all its other costs and expenses incurred or to be incurred in connection with the execution and performance of its obligations under this Agreement or otherwise in connection with this Agreement and the transactions described herein (including, without limitation all accounting fees, legal fees, consulting and advisory fees, filing fees, printing costs, and travel expenses). All costs incurred in connection with the printing and mailing of the Proxy Statement/Prospectus shall be deemed to be incurred and shall be paid equally by FNB and ACB.

6.05. Confidentiality. ACB and FNB agree that each will treat as confidential and not disclose to any unauthorized person any documents or other information obtained from or learned about the other during the course of the negotiation of this Agreement and the carrying out of the events and transactions described herein (including any information obtained during the course of any due diligence investigation or review provided for herein or otherwise) and which documents or other information relates in any way to the business, operations, personnel, customers, or financial condition of such other party; and that it will not use any such documents or other information for any purpose except for the purposes for which such documents and information were provided to it and in furtherance of the transactions described herein. However, the above obligations of confidentiality shall not prohibit the disclosure of any such document or information by any party to this Agreement to the extent (i) such document or information is then available generally to the public or is already known to the person or entity to whom disclosure is proposed to be made (other than through the previous actions of such party in violation of this Paragraph 6.05), (ii) such document or information was available to the disclosing party on a nonconfidential basis prior to the same being obtained pursuant to this Agreement, (iii) disclosure is required by subpoena or order of a court or regulatory authority of competent jurisdiction, or by the SEC, FRB, OCC or other regulatory authorities in connection with the transactions described herein, or (iv) in the reasonable opinion of legal counsel to such party, disclosure otherwise is required by law. ACB and FNB shall cause their respective subsidiaries and affiliates, and all of their respective officers, directors, employees and agents to comply with the provisions of this Paragraph 6.05.

In the event this Agreement is terminated for any reason, each party hereto immediately shall return to the other party all copies of any and all documents or other written materials or information of or relating to such other parties which were obtained from them or their Subsidiaries or affiliates during the course of the negotiation of this

Agreement and the carrying out of the events and transactions described herein (whether during the course of any due diligence investigation or review provided for herein or otherwise) and which documents or other information relates in any way to the business, operations, personnel, customers, or financial condition of such other parties.

The parties’ obligations of confidentiality under this Paragraph 6.05 shall survive and remain in effect following any termination of this Agreement.

6.06. Section 16 Matters. Prior to the Effective Time, ACB and FNB shall take all such steps as may be required to cause any dispositions of FNB Common Stock (including derivative securities with respect to FNB Common Stock) or acquisitions of ACB Common Stock resulting from the transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the 1934 Act with respect to FNB to be exempt under Rule 16b-3 promulgated under the 1934 Act. FNB agrees to promptly furnish ACB with all requisite information necessary for ACB to take the actions contemplated by this Paragraph 6.06.

6.07. Treatment of FNB Stock Options.

(a) ACB and FNB agree that, as of the Effective Time, holders of FNB’s 136,068 outstanding options to purchase shares of FNB Stock referenced in Paragraph 2.04 (the “FNB Stock Options”) shall have the option to surrender their FNB Stock Options and receive solely a cash payment amount equal to (i) the excess of Cash Election Price over the exercise price per share of FNB Stock covered by the FNB Stock Option, (ii) multiplied by the total number of shares of FNB Stock covered by the FNB Stock Option. FNB will use its reasonable efforts to obtain from each person who holds a FNB Stock Option and who expresses a desire to surrender the option and receive the cash payment described above, and will deliver to ACB at the Closing, a written agreement in a form specified by ACB agreeing to the surrender of such person’s FNB Stock Option upon payment of the amounts described above. Notwithstanding anything else contained in this Paragraph 6.07, the right of holders of FNB Stock Options to surrender their FNB Stock Options and receive a cash payment in accordance with Paragraph 6.07(a) shall be contingent upon the determination by Dixon Odom, PLLC that such surrender will not affect the Merger’s qualification as a tax-free reorganization pursuant to Section 368 of the Code.

(b) ACB and FNB agree that, as of the Effective Time, ACB shall assume the FNB Stock Option Plan and all FNB Stock Options that are not surrendered shall be assumed by ACB on their then current terms and conditions and be converted into options to purchase shares of ACB Stock, such conversion to be made such that following the Effective Time each FNB Stock Option will represent an option to purchase a number of shares of ACB Stock equal to the Exchange Ratio for every one (1) share of FNB Stock covered by such FNB Stock Option prior to the Effective Time with an appropriate adjustment to the exercise price for such FNB Stock Option. In addition, each FNB Stock Option which is an “incentive stock option” shall be adjusted as required by Section 424 of the Code and the regulations promulgated thereunder so as to continue as an incentive stock option under Section 424(a) of the Code, and so as not to constitute a modification, extension, or renewal of the option, within the meaning of Section 424(h) of the Code. ACB and FNB shall take all necessary steps to effectuate the foregoing provisions of this Paragraph 6.07(b), including appropriate amendments to the FNB option plans if necessary. ACB acknowledges that, pursuant to the terms of the FNB Stock Option Plan, the vesting of all outstanding FNB Stock Options will be automatically accelerated at the Effective Time.

(c) At or prior to the Effective Time, ACB shall take all corporate action necessary to reserve for issuance sufficient shares of ACB Stock for delivery upon exercise of the FNB Stock Options assumed by it in accordance with this Paragraph 6.07. As soon as practicable after the Effective Time, ACB shall file an amendment to the registration statement on Form S-8 (or such other form as may be required), with respect to the shares of ACB Stock subject to such options and shall use its reasonable efforts to maintain the effectiveness of such registration statement (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such options remain outstanding.

6.08. Tax Opinion. ACB and FNB agree to use their best efforts to cause the Merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and to obtain from Dixon Odom, PLLC a written opinion (the “Tax Opinion”), addressed jointly to the Boards of Directors of ACB and FNB, to the foregoing effect. Each further agrees that it will not intentionally take any action that would cause the Merger to fail to so qualify.

6.09 Directors’ and Officers’ Liability Insurance. ACB and FNB agree that, to the extent the same can be purchased at a cost to which they both agree, then immediately prior to the Effective Time, FNB shall purchase “tail” insurance coverage, effective at the Effective Time, under and in the same amount of coverage as is provided by its then current directors’ and officers’ liability policy.

ARTICLE VII

CONDITIONS PRECEDENT TO THE CLOSING

7.01. Conditions to All Parties’ Obligations. Notwithstanding any other provision of this Agreement to the contrary, the obligations of each of the parties to this Agreement to consummate the transactions described herein shall be conditioned upon the satisfaction of each of the following conditions precedent on or prior to the Closing Date:

(a) Approval by Governmental or Regulatory Authorities; No Disadvantageous Conditions. (i) The Merger and the other transactions described herein shall have been approved, to the extent required by law, by the FRB and by all other governmental agencies or Regulatory Authorities having jurisdiction over such transaction, (ii) no governmental agency or Regulatory Authority shall have withdrawn its approval of such transactions or imposed any condition on such transactions or conditioned its approval thereof, which condition is reasonably deemed by ACB or FNB to be materially disadvantageous or burdensome or to impact so adversely the economic or business benefits of this Agreement as to render it inadvisable for such party to consummate the transactions contemplated herein; (iii) all waiting periods required following necessary approvals by governmental agencies or Regulatory Authorities shall have expired, and, in the case of any waiting period imposed by law or regulation following approval by the FRB, or other governmental agency or Regulatory Authority, no unwithdrawn objection to the transactions contemplated herein shall have been raised by the U.S. Department of Justice; and (iv) all other consents, approvals, and permissions, and the satisfaction of all of the requirements prescribed by law or regulation, necessary to the carrying out of the transactions contemplated herein shall have been procured.

(b) Effectiveness of Registration Statement, Compliance with Securities and Other “Blue Sky” Requirements. The Registration Statement shall be effective under the 1933 Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC. ACB shall have taken all such actions, if any, as required by applicable state securities laws (i) to cause the ACB Stock to be issued upon consummation of the Merger, at the time of the issuance thereof, to be duly qualified or registered (unless exempt) under such laws; (ii) to cause all conditions to any exemptions from qualification or registration under such laws to have been satisfied; and (iii) to obtain any and all required approvals or consents with respect to the issuance of such stock, and any such required approvals or consents shall have been obtained and shall remain in effect.

(c) Adverse Proceedings, Injunction, Etc. There shall not be (i) any order, decree, or injunction of any court or agency of competent jurisdiction which enjoins or prohibits the Merger or any of the other transactions described herein or any of the parties hereto from consummating any such transaction; (ii) any pending or threatened investigation of the Merger or any of such other transactions contemplated herein by the U.S. Department of Justice, or any actual or threatened litigation under federal antitrust laws relating to the Merger or any other such transactions; or (iii) any suit, action, or proceeding by any person (including any governmental, administrative, or regulatory agency), pending or threatened before any court or governmental agency in which it is sought to restrain or prohibit FNB, ACB, First National or American from consummating the transactions contemplated herein or carrying out any of the terms or provisions of this Agreement; or (iv) any other suit, claim, action, or proceeding pending or threatened against FNB, ACB, First National or American or any of their officers or directors which shall reasonably be considered by FNB or ACB to be materially burdensome in relation to the proposed transactions or materially adverse in relation to the financial condition of such corporation, and which has not been dismissed, terminated, or resolved to the satisfaction of all parties hereto within ninety (90) days of the institution or threat thereof.

(d) Approval by Boards of Directors and Shareholders. The Boards of Directors of FNB and ACB shall have duly approved and adopted this Agreement by appropriate resolutions and the shareholders of FNB and

ACB shall have duly approved, ratified, and confirmed this Agreement and the transactions contemplated herein, all to the extent required by and in accordance with the provisions of this Agreement, applicable law, and applicable provisions of their respective Articles of Incorporation and Bylaws.

(e) Fairness Opinions.

(i) ACB shall have received from McColl Partners, LLC a written opinion (the “ACB Fairness Opinion”) to the effect that payment of the Consideration is fair, from a financial point of view, to ACB and its shareholders as of the date of approval of this Agreement by its Board of Directors; and McColl Partners, LLC shall have delivered a letter to ACB, updated as of a date within five business days preceding the mailing date of the Joint Proxy Statement/Prospectus, to the effect that it remains its opinion that payment of the Consideration is fair, from a financial point of view, to ACB and its shareholders.

(ii) FNB shall have received from The Orr Group a written opinion (the “FNB Fairness Opinion”) to the effect that the Consideration received by FNB’s shareholders is fair, from a financial point of view, to FNB and its shareholders as of the date of approval of this Agreement by its Board of Directors; and The Orr Group shall have delivered a letter to FNB, updated as of a date within five business days preceding the mailing date of the Joint Proxy Statement/Prospectus, to the effect that it remains its opinion that the Consideration received by FNB’s shareholders is fair, from a financial point of view, to FNB and its shareholders.

(f) Tax Opinion. ACB and FNB shall have received the Tax Opinion from Dixon Odom, PLLC in form satisfactory to each of them.

(g) Listing of ACB’s Stock. ACB Stock shall have been approved for inclusion in the NASDAQ SmallCap Market effective as of the Effective Time.

(h) No Termination or Abandonment. This Agreement shall not have been terminated by any party hereto.

(i) Articles of Merger; Other Actions. Articles of Merger described in Paragraph 1.04 of this Agreement pertaining to the Merger shall have been duly executed by ACB and FNB and filed with the North Carolina Secretary of State and the South Carolina Secretary of State as provided in Paragraph 1.04.

7.02. Additional Conditions to FNB’s Obligations. Notwithstanding any other provision of this Agreement to the contrary, FNB’s obligations to consummate the transactions described herein shall be conditioned upon the satisfaction of each of the following conditions precedent on or prior to the Closing Date:

(a) Material Adverse Change. There shall not have been any material adverse change in the financial condition or results of operations of ACB or American, and there shall not have occurred any event or development and there shall not exist any condition or circumstance which, with the lapse of time or otherwise, is reasonably likely to cause, create, or result in any such material adverse change.

(b) Compliance with Laws. ACB shall have complied in all material respects with all federal and state laws and regulations applicable to the transactions described herein and where the violation of or failure to comply with any such law or regulation is reasonably likely to have a material adverse effect on the financial condition or results of operations of ACB.

(c) ACB’s Representations and Warranties and Performance of Agreements; Officers’ Certificate. Unless waived in writing by FNB as provided in Paragraph 10.02 below, each of the representations and warranties of ACB contained in this Agreement shall have been true and correct as of the date hereof and shall remain true and correct in all material respects on and as of the Effective Time with the same force and effect as though made on and as of such date, except (i) for changes which are not, in the aggregate, material and adverse to the financial condition and results of operations of ACB; and (ii) as otherwise contemplated by this Agreement; and ACB shall have performed in all material respects all of its respective obligations, covenants, and agreements hereunder to be performed by it on or before the Closing Date.

FNB shall have received a certificate dated as of the Closing Date and executed by ACB’s President and Chief Financial Officer to the foregoing effect and as to any other matter as FNB may reasonably request.

(d) Legal Opinion of ACB’s Counsel. FNB shall have received from ACB’s counsel, Gaeta & Associates, P.A., Raleigh, North Carolina, a written opinion, dated as of the Closing Date and in form and substance reasonably satisfactory to FNB.

(e) Other Documents and Information from ACB. ACB and American shall have provided to FNB correct and complete copies of their respective Bylaws, Articles of Incorporation, and board and shareholder resolutions (all certified by their respective secretaries), together with a certificate of the incumbency of its officers and such other closing documents and information as may be reasonably requested by FNB or its counsel.

(f) Acceptance by FNB’s Counsel. The form and substance of all legal matters described herein or related to the transactions contemplated herein shall be reasonably acceptable to FNB’s legal counsel, Nelson, Mullins, Riley & Scarborough, L.L.P., Greenville, South Carolina.

7.03. Additional Conditions to ACB’s Obligations. Notwithstanding any other provision of this Agreement to the contrary, ACB’s obligation to consummate the transactions described herein shall be conditioned upon the satisfaction of each of the following conditions precedent on or prior to the Closing Date:

(a) Material Adverse Change. There shall not have been any material adverse change in the financial condition or results of operations of FNB or First National, and there shall not have occurred any event or development and there shall not exist any condition or circumstance which, with the lapse of time or otherwise, is reasonably likely to cause, create, or result in any such material adverse change.

(b) Compliance with Laws. FNB shall have complied in all material respects with all federal and state laws and regulations applicable to the transactions described herein and where the violation of or failure to comply with any such law or regulation is reasonably likely to have a material adverse effect on FNB.

(c) FNB’s Representations and Warranties and Performance of Agreements; Officers’ Certificate. Unless waived in writing by ACB as provided in Paragraph 10.02 below, each of the representations and warranties of FNB and First National contained in this Agreement shall have been true and correct in all material respects as of the date hereof and shall remain true and correct in all material respects on and as of the Effective Time with the same force and effect as though made on and as of such date, except (i) for changes which do not, in the aggregate, result in a material adverse effect on FNB; and (ii) as otherwise contemplated by this Agreement; and FNB shall have performed in all material respects all its obligations, covenants, and agreements hereunder to be performed by it on or before the Closing Date.

ACB shall have received a certificate dated as of the Closing Date and executed by FNB’s President and Chief Financial Officer to the foregoing effect and as to such other matters as may be reasonably requested by ACB.

(d) Legal Opinion of FNB’s Counsel. ACB shall have received from FNB’s counsel, Nelson, Mullins, Riley & Scarborough, L.L.P., Greenville, South Carolina, a written opinion, dated as of the Closing Date and in the form and substance reasonably satisfactory to ACB.

(e) Other Documents and Information from FNB. FNB and First National shall have provided to ACB correct and complete copies of their respective Articles of Incorporation, Bylaws, and board and shareholder resolutions (all certified by their respective secretaries), together with certificates of the incumbency of FNB’s officers and such other closing documents and information as may be reasonably requested by ACB or its counsel.

(f) Acceptance by ACB’s Counsel. The form and substance of all legal matters described herein or related to the transactions contemplated herein shall be reasonably acceptable to ACB’s legal counsel, Gaeta & Associates, P.A., Raleigh, North Carolina.

(g) Affiliates’ Agreements. ACB shall have received an Affiliates Agreement executed by each person who is an Affiliate of FNB (as defined in Paragraph 2.27 above) at least five (5) days prior to the Closing in form and content reasonably satisfactory to ACB.

(h) Officer Agreements. V. Stephen Moss shall have entered into the agreements set forth in Paragraph 5.01(f) hereof.

ARTICLE VIII

TERMINATION; BREACH

8.01. Mutual Termination. At any time prior to the Effective Time (and whether before or after approval hereof by the shareholders of ACB or FNB), this Agreement may be terminated by the mutual agreement of ACB and FNB. Upon any such mutual termination, all obligations of ACB and FNB hereunder shall terminate and each party shall pay its own costs and expenses as provided in Paragraph 6.04 hereof.

8.02. Unilateral Termination. This Agreement may be terminated by either ACB or FNB (whether before or after approval hereof by FNB’s or ACB’s shareholders) upon written notice to the other party in the manner provided herein and under the circumstances described below.

(a) Termination by FNB. This Agreement may be terminated by FNB by action of its Board of Directors:

(i) if any of the conditions to the obligations of FNB set forth in Paragraphs 7.01 and 7.02 shall not have been satisfied in all material respects or effectively waived in writing by FNB within 15 days of receipt of all shareholder and regulatory approvals (except to the extent that the failure of such condition to be satisfied has been caused by the failure of FNB to satisfy any of its obligations, covenants or agreements contained herein);

(ii) if ACB shall have violated or failed to fully perform any of its obligations, covenants or agreements contained in Articles V or VI herein in any material respect;

(iii) if FNB determines at any time that any of ACB’s representations or warranties contained in Article III hereof or in any other certificate or writing delivered pursuant to this Agreement shall have been false or misleading in any material respect when made or would have been false or misleading in any material respect except for the fact that the representation or warranty was limited to or qualified based on the Best Knowledge of any person, or that there has occurred any event or development or that there exists any condition or circumstance which has caused or, with the lapse of time or otherwise, may or could cause any such representations or warranties to become false or misleading in any material respect or that would cause any such representation or warranty to become false or misleading in any material respect except for the fact that the representation or warranty was limited to or qualified based on the Best Knowledge of any person, in each case such that the conditions set forth in Paragraph 7.02(b) would not be satisfied;

(iv) if, notwithstanding FNB’s satisfaction of its obligations under Paragraphs 6.01 and 6.03, FNB’s shareholders do not ratify and approve this Agreement and the Merger at the FNB Shareholders’ Meeting, or if the ACB Shareholders’ Meeting is not held by May 31, 2004, or such later date as shall be mutually agreed upon in writing by FNB and ACB; or

(v) if the Merger shall not have become effective on or before June 30, 2004 or such later date as shall be mutually agreed upon in writing by FNB and ACB.

However, before FNB may terminate this Agreement for any of the reasons specified above in (i), (ii) or (iii) of this Paragraph 8.02(a), it shall give written notice to ACB in the manner provided herein stating its intent to terminate and a description of the specific breach, default, violation or other condition giving rise to its right to so terminate, and such termination by FNB shall not become effective if, within thirty (30) days following the giving of such notice, ACB shall cure such breach, default or violation or satisfy such condition to the reasonable satisfaction of FNB. In the event ACB cannot or does not cure such breach, default or violation or satisfy such condition to the reasonable satisfaction of FNB within such notice period, termination of this Agreement by FNB thereafter shall be effective upon its giving of written notice thereof to ACB in the manner provided herein.

(b) Termination by ACB. Prior to the Effective Time, this Agreement may be terminated by ACB:

(i) if any of the conditions to the obligations of ACB set forth in Paragraphs 7.01 and 7.03 shall not have been satisfied in all material respects or effectively waived in writing by ACB within 15 days of receipt of all shareholder and regulatory approvals (except to the extent that the failure of such condition to be satisfied has been caused by the failure of ACB to satisfy any of its obligations, covenants or agreements contained herein);

(ii) if FNB shall have violated or failed to fully perform any of its obligations, covenants or agreements contained in Articles IV or VI herein in any material respect;

(iii) if ACB determines that any of FNB’s respective representations and warranties contained in Article II hereof or in any other certificate or writing delivered pursuant to this Agreement shall have been false or misleading in any material respect when made or would have been false or misleading in any material respect except for the fact that the representation or warranty was limited to or qualified based on the Best Knowledge of any person, or that there has occurred any event or development or that there exists any condition or circumstance which has caused or, with the lapse of time or otherwise, may or could cause any such representations or warranties to become false or misleading in any material respect or that would cause any such representation or warranty to become false or misleading in any material respect except for the fact that the representation or warranty was limited to or qualified based on the Best Knowledge of any person, in each case such that the conditions set forth in Paragraph 7.03(b) would not be satisfied;

(iv) if, notwithstanding ACB’s satisfaction of its obligations contained in Paragraphs 6.01 and 6.03, its shareholders do not ratify and approve this Agreement and approve the Merger at the ACB Shareholders’ Meeting, or the FNB Shareholders’ Meeting is not held by May 31, 2004, such later date as shall be mutually agreed upon in writing by FNB and ACB; or

(v) if the Merger shall not have become effective on or before June 30, 2004, or such later date as shall be mutually agreed upon in writing by FNB and ACB.

However, before ACB may terminate this Agreement for any of the reasons specified above in clause (i), (ii) or (iii) of this Paragraph 8.02(b), it shall give written notice to FNB in the manner provided herein stating its intent to terminate and a description of the specific breach, default, violation or other condition giving rise to its right to so terminate, and, such termination by ACB shall not become effective if, within 30 days following the giving of such notice, FNB shall cure such breach, default or violation or satisfy such condition to the reasonable satisfaction of ACB. In the event FNB cannot or does not cure such breach, default or violation or satisfy such condition to the reasonable satisfaction of ACB within such notice period, termination of this Agreement by ACB thereafter shall be effective upon its giving of written notice thereof to FNB in the manner provided herein.

(c) Termination by FNB Due to Price Changes. (i) Prior to the Effective Time, this Agreement may be terminated by FNB if (either before or after the approval of this Agreement by the shareholders of FNB) its Board of Directors so determines by a vote of a majority of the members of its entire Board, at any time during the three business day period commencing with (and including) the Determination Date, if the Average Pre-Closing Price of ACB Stock on the Determination Date is less than $9.17. If FNB elects to exercise its termination right pursuant to this Paragraph 8.02(c)(i), it shall give prompt written notice to ACB (provided that such notice of election to terminate may be withdrawn at any time within the aforementioned three business day period).

(ii) Notwithstanding the foregoing, during the two business day period commencing with its receipt of such notice of termination in accordance with Paragraph 8.02(c)(i) above, ACB shall have the option of increasing the ACB Stock to be received by the holders of FNB Stock hereunder by increasing the Exchange Ratio to a number (rounded to four decimals) equal to a quotient, the numerator of which is $9.17 multiplied by the Exchange Ratio (as then in effect) and the denominator of which is the Average Pre-Closing Price of ACB Stock on the Determination Date. If ACB makes an election contemplated by the preceding sentence, within such two business day period, it shall give prompt written notice to FNB of such election and the revised Exchange Ratio, whereupon no termination shall have occurred pursuant to Paragraph 8.02(c)(i) and this Agreement shall remain in effect in accordance with its terms (except as the Exchange Ratio shall have been so modified), and any references in this Agreement to “Exchange Ratio” shall thereafter be deemed to refer to the Exchange Ratio as adjusted pursuant to this Paragraph 8.02(c)(ii).

(d) Termination by ACB Due to Price Changes. (i) Prior to the Effective Time, this Agreement may be terminated by ACB if (either before or after the approval of this Agreement by the shareholders of ACB) its Board of Directors so determines by a vote of a majority of the members of its entire Board, at any time during the three business day period commencing with (and including) the Determination Date, if the Average Pre-Closing Price of ACB Stock on the Determination Date is in excess of $13.75. if ACB elects to exercise its termination right pursuant to this Paragraph 8.02(d)(i), it shall give prompt written notice to FNB (provided that such notice of election to terminate may be withdrawn at any time within the aforementioned three business day period).

(ii) Notwithstanding the foregoing, during the two business day period commencing with its receipt of such notice of termination in accordance with Paragraph 8.02(d)(i) above, FNB shall have the option of decreasing the ACB Stock to be received by the holders of FNB Stock hereunder by decreasing the Exchange Ratio to a number (rounded to four decimals) equal to a quotient, the numerator of which is the $13.75 multiplied by the Exchange Ratio (as then in effect) and the denominator of which is the Average Pre-Closing Price of ACB Stock on the Determination Date. If FNB makes an election contemplated by the preceding sentence, within such two business day period, it shall give prompt written notice to ACB of such election and the revised Exchange Ratio, whereupon no termination shall have occurred pursuant to Paragraph 8.02(d)(i) and this Agreement shall remain in effect in accordance with its terms (except as the Exchange Ratio shall have been so modified), and any references in this Agreement to “Exchange Ratio” shall thereafter be deemed to refer to the Exchange Ratio as adjusted pursuant to this Paragraph 8.02(d)(ii).

8.03. Breach; Remedies.

(a) Except as otherwise provided below, (i) in the event of a breach by ACB of any of its representations or warranties contained in Article III of this Agreement or in any other certificate or writing delivered pursuant to this Agreement, or in the event of its failure to perform or violation of any of its obligations, agreements or covenants contained in Articles V or VI of this Agreement, then FNB’s sole right and remedy shall be to terminate this Agreement prior to the Effective Time as provided in Paragraph 8.02(a) or, in the case of a failure to perform or violation of any obligations, agreements or covenants, to seek specific performance thereof; and (ii) in the event of any such termination of this Agreement by FNB due to a failure by ACB to perform any of its obligations, agreements or covenants contained in Articles V or VI of this Agreement, then ACB shall be obligated to reimburse FNB for up to (but not more than) $150,000 in expenses described in Paragraph 6.04 which actually have been incurred by FNB.

(b) Likewise, and except as otherwise provided below, (i) in the event of a breach by FNB of any of its representations or warranties contained in Article II of this Agreement, or in the event of its failure to perform or violation of any of its obligations, agreements or covenants contained in Articles IV or VI of this Agreement, then ACB’s sole right and remedy shall be to terminate this Agreement prior to the Effective Time as provided in Paragraph 8.02(b) or, in the case of a failure to perform or violation of any obligations, agreements or covenants, to seek specific performance thereof; and (ii) in the event of any such termination of this Agreement by ACB due to a failure by FNB to perform any of its obligations, agreements or covenants contained in Articles IV or VI of this Agreement, then FNB shall be obligated to reimburse ACB for up to (but not more than) $150,000 in expenses described in Paragraph 6.04 which actually have been incurred by ACB, plus the amount set forth in Paragraph 10.16 hereof, should the provisions of that Paragraph be applicable.

(c) Notwithstanding any provision of this Agreement to the contrary, if any party to this Agreement breaches this Agreement by willfully or intentionally failing to perform or violating any of its obligations, agreements or covenants contained in Articles IV, V or VI of this Agreement, such party shall be obligated to pay all expenses of the other parties described in Paragraph 6.04, together with other damages recoverable at law or in equity.

ARTICLE IX

INDEMNIFICATION

9.01. Indemnification Following Termination of Agreement.

(a) By ACB. ACB agrees that, in the event this Agreement is terminated for any reason and the Merger is not consummated, it will indemnify, hold harmless and defend FNB and its officers, directors, attorneys and financial advisors from and against any and all claims, disputes, demands, causes of action, suits or proceedings of any third party (including any Regulatory Authority), together with all losses, damages, liabilities, obligations, costs and expenses of every kind and nature in connection therewith (including without limitation reasonable attorneys’ fees and legal costs and expenses in connection therewith), whether known or unknown, and whether now existing or hereafter arising, which may be threatened against, incurred, undertaken, received or paid by FNB:

(i) in connection with or which arise out of, result from, or are based upon (A) ACB’s operations or business transactions or its relationship with any of its employees; (B) ACB’s failure to comply with any statute or regulation of any federal, state or local government or agency (or any political subdivision thereof) in connection with the transactions described in this Agreement; or (C) actions, suits, proceedings, injunctions or any other type of legal action brought by shareholders of ACB in connection with the Merger;

(ii) in connection with or which arise out of, result from, or are based upon any fact, condition or circumstance that constitutes a breach by ACB of, or any inaccuracy, incompleteness or inadequacy in, any of its representations or warranties under or in connection with this Agreement, or any failure of ACB to perform any of its covenants, agreements or obligations under or in connection with this Agreement; or

(iii) in connection with or which arise out of, result from, or are based upon any information provided by ACB which is included in the Proxy Statement/Prospectus and which information causes the Proxy Statement/Prospectus, at the time of its mailing to ACB’s shareholders and FNB’s shareholders, to contain any untrue statement of a material fact or to omit any material fact required to be stated therein or necessary in order to make the statements contained therein, in light of the circumstances under which they were made, not false or misleading.

(b) By FNB. FNB agrees that, in the event this Agreement is terminated for any reason and the Merger is not consummated, it will indemnify, hold harmless and defend ACB and its officers, directors, attorneys and financial advisors from and against any and all claims, disputes, demands, causes of action, suits, proceedings of any third party (including any Regulatory Authority), together with all losses, damages, liabilities, obligations, costs and expenses of every kind and nature in connection therewith (including without limitation reasonable attorneys’ fees and legal costs and expenses in connection therewith), whether known or unknown, and whether now existing or hereafter arising, which may be threatened against, incurred, undertaken, received or paid by ACB:

(i) in connection with or which arise out of, result from, or are based upon (A) FNB’s operations or business transactions or its relationship with any of its employees; (B) FNB’s failure to comply with any statute or regulation of any federal, state or local government or agency (or any political subdivision thereof) in connection with the transactions described in this Agreement; or (C) actions, suits, proceedings, injunctions or any other type of legal action brought by shareholders of FNB in connection with the Merger;

(ii) in connection with or which arise out of, result from, or are based upon any fact, condition or circumstance that constitutes a breach by FNB of, or any inaccuracy, incompleteness or inadequacy in, any of its representations or warranties under or in connection with this Agreement, or any failure of FNB to perform any of its covenants, agreements or obligations under or in connection with this Agreement; or

(iii) in connection with or which arise out of, result from, or are based upon any information provided by FNB which is included in the Proxy Statement/Prospectus and which information causes the Proxy Statement/Prospectus, at the time of its mailing to ACB’s shareholders and FNB’s shareholders, to contain any untrue statement of a material fact or to omit any material fact required to be stated therein or necessary in order to make the statements contained therein, in light of the circumstances under which they were made, not false or misleading.

9.02. Procedure for Claiming Indemnification. If any matter subject to indemnification under this Article IX arises in the form of a claim (herein referred to as a “Third Party Claim”) against FNB or ACB, or their respective successors and assigns, or any of their respective subsidiary corporations, officers, directors, attorneys or financial advisors (collectively, the “Indemnitees”), the Indemnitee promptly shall give notice and details thereof, including copies of all pleadings and pertinent documents, to the party obligated for indemnification hereunder (the “Indemnitor”). Within 15 days of such notice, the Indemnitor either (i) shall pay the Third Party Claim either in full or upon agreed compromise; or (ii) shall notify the applicable Indemnitee that the Indemnitor disputes the Third Party Claim and intends to defend against it, and thereafter shall so defend and pay any adverse final judgment or award in regard thereto. Such defense shall be controlled by the Indemnitor and the cost of such defense shall be borne by it, except that the Indemnitee shall have the right to participate in such defense at its own expense and provided that the Indemnitor shall have no right in connection with any such defense or the resolution of any such Third Party Claim to impose any cost, restriction, limitation or condition of any kind that compromises the Indemnitee hereunder. In the case of an Indemnitee that is an officer, director, financial advisor or attorney of a party to this Agreement, then that party agrees that it shall cooperate in all reasonable respects in the defense of any such Third Party Claim, including making personnel, books and records relevant to the Third Party Claim available to the Indemnitor without charge therefor except for out-of-pocket expenses. If the Indemnitor fails to take action within 15 days as hereinabove provided or, having taken such action, thereafter fails diligently to defend and resolve the Third Party Claim, the Indemnitee shall have the right to pay, compromise or defend the Third Party Claim and to assert the indemnification provisions hereof. The Indemnitee also shall have the right, exercisable in good faith, to take such action as may be necessary to avoid a default prior to the assumption of the defense of the Third Party Claim by the Indemnitor.

ARTICLE X

MISCELLANEOUS PROVISIONS

10.01. Survival of Representations, Warranties, Indemnification and Other Agreements.

(a) Representations, Warranties and Other Agreements. None of the representations, warranties or agreements contained in this Agreement shall survive the effectiveness of the Merger, and no party shall have any right after the Effective Time to recover damages or any other relief from any other party to this Agreement by reason of any breach of representation or warranty, any nonfulfillment or nonperformance of any agreement contained herein, or otherwise.

(b) Indemnification. The parties’ indemnification agreements and obligations pursuant to Paragraph 9.01 shall become effective only in the event this Agreement is terminated and shall survive any such termination, and neither of the parties shall have any obligations under Paragraph 9.01 in the event of or following consummation of the Merger.

10.02. Waiver. Any term or condition of this Agreement may be waived (except as to matters of regulatory approvals and other approvals required by law), either in whole or in part, at any time by the party which is, and whose shareholders are, entitled to the benefits thereof; provided, however, that any such waiver shall be effective only upon a determination by the waiving party (through action of its Board of Directors) that such waiver would not adversely affect the interests of the waiving party or its shareholders; and, provided further, that no waiver of any term or condition of this Agreement by any party shall be effective unless such waiver is in writing and signed by the waiving party, nor shall any such waiver be construed to be a waiver of any succeeding breach of the same term or condition or a waiver of any other or different term or condition. No failure or delay of any party to exercise any power, or to insist upon a strict compliance by any other party of any obligation, and no custom or practice at variance with any terms hereof, shall constitute a waiver of the right of any party to demand full and complete compliance with such terms.

10.03. Amendment. This Agreement may be amended, modified or supplemented at any time or from time to time prior to the Effective Time (either before or after its approval by the shareholders of ACB or the shareholders of FNB) by an agreement in writing approved by the Boards of Directors of FNB and ACB executed in the same manner as this Agreement; provided however, that, unless such amendment is approved by ACB’s shareholders and FNB’s shareholders, after approval of this Agreement by ACB’s shareholders and FNB’s shareholders, no change may be made in the amount of Consideration into which each share of FNB Stock will be converted.

10.04. Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered personally or by courier, or by U.S. mail, first class postage prepaid, and addressed as follows:

If to ACB: Randy P. Helton, President and CEO American Community Bancshares, Inc. 4500 Cameron Valley Parkway Suite 150 Charlotte, North Carolina 28211 Fax: 704-367-4936	With copy to: Anthony Gaeta, Jr., Esq. Gaeta & Associates, P.A. 8305 Falls of the Neuse Road, Suite 203 Raleigh, North Carolina 27615 Fax: 919-518-2146

If to FNB: V. Stephen Moss FNB Bancshares, Inc. 217 North Granard Street Gaffney, South Carolina 29341 Fax:	With copy to: Neil E. Grayson, Esq. Nelson, Mullins, Riley & Scarborough, L.L.P. 104 South Main Street Greenville, South Carolina 29601 Fax: 864-250-2359

10.05. Further Assurance. ACB and FNB agree to furnish to each other party such further assurances with respect to the matters contemplated in this Agreement and their respective agreements, covenants, representations and warranties contained herein, including the opinion of legal counsel, as such other party may reasonably request.

10.06. Headings and Captions. Headings and captions of the Paragraphs of this Agreement have been inserted for convenience of reference only and do not constitute a part hereof.

10.07. Gender and Number. As used herein, the masculine gender shall include the feminine and neuter, the singular number, the plural, and vice versa, whenever such meanings are appropriate.

10.08. Entire Agreement. This Agreement (including all schedules and exhibits attached hereto and all documents incorporated herein by reference) contains the entire agreement of the parties with respect to the transactions described herein and supersedes any and all other oral or written agreement(s) heretofore made, and there are no representations or inducements by or to, or any agreements between, any of the parties hereto other than those contained herein in writing.

10.09. Severability of Provisions. The invalidity or unenforceability of any term, phrase, clause, paragraph, restriction, covenant, agreement or other provision hereof shall in no way affect the validity or enforceability of any other provision or part hereof.

10.10. Assignment. This Agreement may not be assigned by any party hereto except with the prior written consent of each of the other parties hereto.

10.11. Counterparts. Any number of counterparts of this Agreement may be signed and delivered, each of which shall be considered an original and which together shall constitute one agreement.

10.12. Governing Law. This Agreement is made in and shall be construed and enforced in accordance with the laws of the State of North Carolina.

10.13. Previously Disclosed Information. As used in this Agreement, “Previously Disclosed” shall mean the disclosure of information by ACB to FNB, or by FNB to ACB, in a letter delivered by the disclosing party or parties to the other parties prior to the date hereof, specifically referring to this Agreement, and arranged in paragraphs corresponding to the Paragraphs, Subparagraphs and items of this Agreement applicable thereto. Information shall be deemed Previously Disclosed for the purpose of a given Paragraph, Subparagraph or item of this Agreement only to the extent that a specific reference thereto is made in connection with disclosure of such information at the time of such delivery.

10.14 Best Knowledge. The term “Best Knowledge” as used in this Agreement with reference to certain facts or information shall be deemed to refer to facts or information of which officers of ACB, or officers of FNB, as the case may be, are consciously aware or of which they should have become consciously aware in the ordinary course of business and the performance of their management duties.

10.15. Inspection.

(a) Any right of FNB under this Agreement to investigate or inspect the assets, books, records, files and other information of ACB in no way shall establish any presumption that FNB should have conducted any investigation or that such right has been exercised by FNB, its agents, representatives or others. Any investigations or inspections actually made by FNB or its agents, representatives or others prior to the date of this Agreement or otherwise prior to the Effective Time shall not be deemed in any way in derogation or limitation of the covenants, representations and warranties made by or on behalf of ACB in this Agreement.

(b) Any right of ACB under this Agreement to investigate or inspect the assets, books, records, files and other information of FNB in no way shall establish any presumption that ACB should have conducted any investigation or that such right has been exercised by ACB, its respective agents, representatives or others. Any investigations or inspections actually made by ACB or its respective agents, representatives or others prior to the date of this Agreement or otherwise prior to the Effective Time shall not be deemed in any way in derogation or limitation of the covenants, representations and warranties made by or on behalf of FNB in this Agreement.

10.16. Exclusivity. So long as this Agreement remains in effect, FNB will not, directly, or indirectly through any person or entity, encourage, solicit or attempt to initiate or procure discussions, negotiations or offers with or from any person or entity (other than ACB) relating to a merger or other acquisition of FNB or the purchase or acquisition of any stock of FNB, any branch office of First National or all or any significant part of FNB’s assets (any of the above being a “Transaction”), or provide assistance to any person in connection with any such offer. Notwithstanding the foregoing, FNB may enter into discussions or negotiations or provide information not customarily disclosed to the public concerning FNB or its business in connection with an unsolicited Transaction if its Board of Directors reasonably believes in good faith, based on the written opinion of its legal counsel, that failure to take such actions would violate the directors’ duties or obligations as such to FNB or to its shareholders. If FNB does receive any unsolicited Transaction proposal, whether written or oral, it will immediately communicate to ACB the fact that it is having discussions or negotiations with a third party regarding a Transaction. If (i) FNB terminates this Agreement following receipt of a Transaction proposal and so long as ACB is not in default under the Agreement; (ii) the Merger is not consummated; and (iii) within eighteen (18) months of the date of this Agreement (A) FNB enters into an agreement with a third party regarding a Transaction or (B) a Transaction is consummated, then FNB will promptly pay to ACB a termination fee of Six Hundred Fifty Thousand Dollars ($650,000).

[The remainder of this page intentionally left blank; Signatures on following page.]

IN WITNESS WHEREOF, FNB and First National and ACB and American have each caused this Agreement to be executed in its name by its duly authorized officers as of the date first above written.

AMERICAN COMMUNITY BANCSHARES, INC.

BY:	/s/ Randy P. Helton
Randy P. Helton, President and CEO

ATTEST:

/s/ Stephanie Helms
Stephanie Helms, Secretary

[CORPORATE SEAL]

AMERICAN COMMUNITY BANK

BY:	/s/ Randy P. Helton
Randy P. Helton, President and CEO

ATTEST:

/s/ Stephanie Helms
Stephanie Helms, Assistant Secretary

[CORPORATE SEAL]

FNB BANCSHARES, INC.

BY:	/s/ V. Stephen Moss
V. Stephen Moss, President and CEO

ATTEST:

/s/ Kimberly D. Barrs
Kimberly Barrs, Secretary

[CORPORATE SEAL]

FIRST NATIONAL BANK OF THE CAROLINAS

BY:	/s/ V. Stephen Moss
V. Stephen Moss, President and CEO

ATTEST:

/s/ Kimberly D. Barrs
Kimberly Barrs, Secretary

[CORPORATE SEAL]

As an inducement to American Community Bancshares, Inc. to enter into this Agreement, each of the undersigned directors of FNB Bancshares, Inc. executes this Agreement and in so doing agrees to vote all of his or her shares of common stock of FNB Bancshares, Inc. in favor of this Agreement and the Merger contemplated hereby, unless prior to the Merger, one or more persons or entities other than American Community Bancshares, Inc. shall have made a bona fide proposal to acquire FNB Bancshares, Inc., merge with FNB Bancshares, Inc. or acquire substantially all of the assets of FNB Bancshares, Inc. (each a “Transaction”) that the FNB Bancshares, Inc. Board of Directors determines, in its good faith judgment and in the reasonable exercise of its fiduciary duties, with respect to legal matters on the written opinion of legal counsel and as to financial matters on the written opinion of its financial advisor or other investment banking firm of national reputation, is more favorable to FNB Bancshares, Inc.’s shareholders and that the failure to terminate the definitive agreement with American Community Bancshares, Inc. and accept such alternative Transaction proposal would be inconsistent with the proper exercise of such fiduciary duties. All terms not defined herein shall have the same meaning as in the Agreement.

/s/ V. Stephen Moss
V. Stephen Moss

/s/ Richard D. Gardner
Richard D. Gardner

/s/ Barry Hamrick
Barry Hamrick

/s/ Haskell D. Mallony
Haskell D. Mallony

/s/ Bill Mason
Bill Mason

/s/ Harold D. Pennington, Sr.
Harold D. Pennington, Sr.

/s/ Harold D. Pennington, Jr.
Harold D. Pennington, Jr.

/s/ Heyward W. Porter
Heyward W. Porter

EXHIBIT 5.01(f)

EMPLOYMENT AGREEMENT

THIS AGREEMENT is entered into as of                     , 2004, by and between FIRST NATIONAL BANK OF THE CAROLINAS, a national banking association (hereinafter referred to as the “Bank”), AMERICAN COMMUNITY BANCSHARES, INC., a North Carolina corporation and the sole shareholder of the Bank (“ACB”), and V. STEPHEN MOSS of Gaffney, South Carolina (hereinafter referred to as the “Officer”).

For and in consideration of their mutual promises, covenants and conditions hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which hereby is acknowledged, the parties agree as follows:

1. Employment. The Bank agrees to employ the Officer and the Officer agrees to accept employment upon the terms and conditions stated herein as President and the Chief Executive Officer of the Bank. The Officer’s principal work location shall be at the Bank’s main office in Gaffney, South Carolina. The Officer shall also serve as a member of the senior executive team of ACB and shall report directly to the chief executive officer of ACB. The Officer shall render such administrative and management services to the Bank as are customarily performed by persons situated in a similar executive capacity. The Officer shall promote the business of the Bank, including being active in civic and community organizations in the Bank’s market area and perform such other duties as shall, from time to time, be reasonably assigned by the Board of Directors of the Bank (the “Directors”) or the chief executive officer of ACB. Upon the request of the Bank, the Officer shall disclose all business activities or commercial pursuits in which Officer is engaged, other than Bank duties.

2. Compensation. The Bank shall pay the Officer during the term of this Agreement, as compensation for all services rendered by him to the Bank, a base salary at the rate of $125,000 per annum, payable in cash not less frequently than monthly. The rate of such salary shall be reviewed by the Directors and the chief executive officer of ACB annually and shall not be decreased during the term of this Agreement. It may be further increased from time to time in such amounts as the Directors and the chief executive officer of ACB, in their discretion, may decide. Officer may participate in the Bank’s or ACB’s incentive compensation, deferred compensation, discretionary bonus, profit-sharing, retirement and other employee benefit plans and participation in any fringe benefits shall not reduce the salary payable to the Officer under this Paragraph.

3. Discretionary Bonuses. During the term of this Agreement, the Officer shall be entitled, as with all other executive management personnel of the Bank or ACB or its other subsidiaries, to such discretionary bonuses as may be authorized, declared and paid pursuant to the Senior Executive Bonus Program then in effect for ACB. No other compensation provided for in this Agreement shall be deemed a substitute for the Officer’s right to such discretionary bonuses when and as declared by the Directors.

4. Participation in Retirement and Employee Benefit Plans; Fringe Benefits. The Officer shall be entitled to participate in any plan relating to deferred compensation, stock options, stock purchases, pension, thrift, profit sharing, group life insurance, medical coverage, disability coverage, education, bank owned life insurance (“BOLI”), supplemental retirement plan (“SERP”) or other retirement or employee benefits that the Bank or ACB has adopted, or may, from time to time adopt, for the benefit of its subsidiaries’ executive employees and for employees generally, subject to the eligibility rules of such plans, and as authorized by the Directors.

The Officer shall also be entitled to participate in any other fringe benefits which are now or may be or become applicable to the Bank’s or ACB’s executive employees, including the payment of reasonable expenses for attending annual and periodic meetings of trade associations, and any other benefits which are commensurate with the duties and responsibilities to be performed by the Officer under this Agreement. Additionally, the Officer shall be entitled to such vacation and sick leave as shall be established under uniform employee policies promulgated for ACB and its subsidiaries. The Bank shall reimburse the Officer for all out-of-pocket reasonable and necessary business expenses which the Officer may incur in connection with his services on behalf of the Bank. During the term hereof, the Bank shall also pay the expenses of the Officer’s existing term life insurance policy in the amount of $250,000 with proceeds payable to a beneficiary of his choosing. On the date hereof, Officer shall be granted options to purchase 10,000 shares of ACB’s common stock pursuant to the provisions of ACB’s Incentive Stock Option Plan (“Plan”). Officer shall be permitted, as President and CEO of the Bank, to direct the grant through the appropriate committee of ACB of 5,000 additional options under ACB’s Plan to other key employees of the Bank. Officer shall be permitted the use of a late model automobile with all business related expenses paid by the Bank and shall be reimbursed for dues payable to a country club and a civic club of which he is a member as of the date of this Agreement.

5. Term. Unless sooner terminated as provided in this Agreement and subject to the right of either Employee or the Bank to terminate Employee’s employment at any time as provided herein, the initial term of this Agreement and Employee’s employment with the Bank hereunder shall be for a period commencing on the date hereof and continuing for a period of three (3) years. At the end of each year during the term of this Agreement, the term of this Agreement shall automatically be extended for an additional one (1) year period beyond the then effective expiration date unless written notice from the Bank or the Employee is received sixty (60) days prior to an anniversary date advising the other that this Agreement shall not be further extended.

6. Loyalty; Noncompetition.

(a) The Officer shall devote his full efforts and entire business time to the performance of his duties and responsibilities under this Agreement.

(b) During the term of this Agreement, or any renewals thereof, and for a period of two years after termination, the Officer agrees he will not, within contiguous counties of branch locations of FNB or ACB in North or South Carolina, or within 50 miles of any Bank office operated during the term of this Agreement, directly or indirectly, own, manage, operate, join, control or participate in the management, operation or control of, or be employed by or connected in any manner with any business which competes with the Bank or any of ACB’s subsidiaries without the prior written consent of ACB; provided, however, that the provisions of this Paragraph shall not apply in the event the Officer’s employment is unilaterally terminated by the Bank for Cause, (as such term is defined in Paragraph 8(c) hereof) or in the event the Officer terminates his employment with the Bank after the occurrence of a “Termination Event” (as such term is defined in Paragraph 10(b) hereof) following a “Change of Control” (as such term is defined in Paragraph 10(d) hereof). Notwithstanding the foregoing, the Officer shall be free, without such consent, to purchase or hold as an investment or otherwise, up to five percent of the outstanding stock or other security of any corporation which has its securities publicly traded on any recognized securities exchange or in any over-the counter market.

(c) The Officer agrees he will hold in confidence all knowledge or information of a confidential nature with respect to the business of ACB of FNB, the Bank or any subsidiary of either received by him during the term of this Agreement and will not disclose or make use of such information without the prior written consent of ACB. The Officer agrees that he will be liable to the Bank for any damages caused by unauthorized disclosure of such information. Upon termination of his employment, the Officer agrees to return all autos, computer, equipment, policy manuals, privileged information or records or copies thereof of the Bank or any subsidiary in his possession or under his control which relate to the activities of the Bank or any subsidiary.

(d) The Officer acknowledges that it would not be possible to ascertain the amount of monetary damages in the event of a breach by the Officer under the provisions of this Paragraph 6. The Officer agrees that, in the event of a breach of this Paragraph 6, injunctive relief enforcing the terms of this Paragraph 6 is an appropriate remedy. If the scope of any restriction contained in this Paragraph 6 is determined to be too broad by any court of competent jurisdiction, then such restriction shall be enforced to the maximum extent permitted by law and the Officer consents that the scope of this restriction may be modified judicially.

7. Standards. The Officer shall perform his duties and responsibilities under this Agreement in accordance with such reasonable standards expected of employees with comparable positions in comparable organizations and as may be established from time to time by the Directors or the chief executive officer of ACB. The Bank will provide the Officer with the working facilities and staff customary for similar executives and necessary for him to perform his duties.

8. Termination and Termination Pay.

(a) The Officer’s employment under this Agreement shall be terminated upon the death of the Officer during the term of this Agreement, in which event, the Officer’s estate shall be entitled to receive the compensation due the Officer through the last day of the calendar month in which his death shall have occurred and for a period of one month thereafter.

(b) The Officer’s employment under this Agreement may be terminated at any time by the Officer upon 60 days’ written notice to the Directors. Upon such termination, the Officer shall be entitled to receive compensation through the effective date of such termination.

(c) The Directors may terminate the Officer’s employment at any time, but any termination by the Directors, other than termination for Cause, shall not prejudice the Officer’s right to compensation or other benefits under this Agreement. The Bank shall provide written notice specifying the grounds for termination for Cause. The Officer shall have no right to receive compensation or other benefits for any period after termination for Cause. For purposes of this Paragraph 8(c), the Bank shall have “Cause” to terminate Officer’s employment upon: (i) a determination by the Bank in good faith, that Officer (A) has breached in any material respect any of the terms or conditions of this Agreement, or (B) is engaging or has engaged in willful misconduct or conduct which is detrimental to the business prospects of the Bank or which has had or likely will have a material adverse effect on the Bank’s business or reputation. Prior to any termination by the Bank of Officer’s employment for a breach, failure to perform or conduct described in this subparagraph (i), the Bank shall give Officer written notice which describes such breach, failure to perform or conduct and, if during a period of five (5) business days following such notice Officer cures or corrects the same to the reasonable satisfaction of the Bank, then this Agreement shall remain in full force and effect. However, notwithstanding the above, if the Bank has given written notice to Officer on a previous occasion of the same or a substantially similar breach, failure to perform or conduct which the Bank determines in good faith to be substantially similar import, or if the Bank determines in good faith that the then current breach, failure to perform or conduct is not reasonably curable, then termination under this subparagraph (i) shall be effective immediately and Officer shall have no right to cure such breach, failure to perform or conduct; (ii) the violation by Officer of any applicable federal or state law, or any applicable rule, regulation, order or statement of policy promulgated by any governmental agency or authority having jurisdiction over the Bank or any of its affiliates or subsidiaries (a “Regulatory Authority”, including without limitation the Federal Deposit Insurance Corporation, the Office of the Comptroller of the Currency or any other banking regulator having legal jurisdiction over the Bank), which results from Officer’s gross negligence, willful misconduct or intentional disregard of such law, rule, regulation, order or policy statement and results in any substantial damage, monetary or otherwise, to the Bank or any of its affiliates or subsidiaries or the Bank’s reputation; (iii) the commission in the course of Officer’s employment with the Bank of an act of fraud, embezzlement, theft or proven personal dishonesty (whether or not resulting in criminal prosecution or conviction); (iv) the conviction of Officer of any felony or any criminal offense involving dishonesty or breach of trust, or the occurrence of any event described in Section 19 of the Federal Deposit Insurance Act or any other event or circumstance which disqualifies Officer from serving as an employee or executive officer of, or a party affiliated with, the Bank or its bank holding company, (v) Officer becomes unacceptable to, or is removed, suspended or prohibited from participating in the conduct of the Bank’s affairs (or if proceedings for that purpose are commenced) by any Regulatory Authority; and (vi) the occurrence of any event believed by the Bank, in good faith, to have resulted in Officer being excluded from coverage, or having coverage limited as to Officer as compared to other covered officers or employees, under the Bank’s then current “blanket bond” or other fidelity bond or insurance policy covering its directors, officers or employees. Notwithstanding such termination, the obligations under Paragraph 6(c) shall survive any termination of employment.

(d) Subject to the Bank’s obligations and the Officer’s rights under (i) Title I of the Americans with Disabilities Act, §504 of the Rehabilitation Act, and the Family and Medical Leave Act, and to (ii) the vacation leave, disability leave, sick leave and any other leave policies of the Bank, the Officer’s employment under this Agreement automatically shall be terminated in the event the Officer becomes disabled during the term of this Agreement and it is determined by the Bank that the Officer is unable to perform the essential functions of his job, with or without reasonable accommodation, under this Agreement for sixty (60) business days or more during any 12-month period. Upon any such termination, the Officer shall be entitled to receive any compensation the Officer shall have earned prior to the date of termination but which remains unpaid, and shall be entitled to any payments provided under any disability income plan of the Bank which is applicable to the Officer. In the event of any disagreement between the Officer and the Bank as to whether the Officer is physically or mentally incapacitated such as will result in the termination of the Officer’s employment pursuant to this Paragraph 8(d), the question of such incapacity shall be submitted to an impartial physician licensed to practice medicine in South Carolina for determination and who will be selected by mutual agreement of the Officer and the Bank, or failing such agreement, by two (2) physicians (one (1) of whom shall be selected by the Bank and the other by the Officer), and such determination of the question of such incapacity by such physician or physicians shall be final and binding on the Officer and the Bank. The Bank shall pay the reasonable fees and expenses of such physician or physicians in making any determination required under this Paragraph 8(d).

9. Additional Regulatory Requirements. Notwithstanding anything contained in this Agreement to the contrary, it is understood and agreed that the Bank (or any of its successors in interest) shall not be required to make any payment or take any action under this Agreement if:

(a) the Bank is declared by any governmental agency having jurisdiction over the Bank (hereinafter referred to as “Regulatory Authority”) to be insolvent, in default or operating in an unsafe or unsound manner; or,

(b) in the opinion of counsel to the Bank, such payment or action (i) would be prohibited by or would violate any provision of state or federal law applicable to the Bank, including, without limitation, the Federal Deposit Insurance Act or the National Bank Act as now in effect or hereafter amended, (ii) would be prohibited by or would violate any applicable rules, regulations, orders or statements of policy, whether now existing or hereafter promulgated, of any Regulatory Authority, or (iii) otherwise would be prohibited by any Regulatory Authority.

10. Change in Control.

(a) In the event of a termination of the Officer’s employment in connection with, or within twenty-four (24) months after, a “Change in Control” (as defined in Subparagraph (d) below) of ACB other than for Cause (as defined in Paragraph 8), the Officer shall be entitled to receive liquidated damages as set forth in Subparagraph (c) below. Said sum shall be payable as provided in Subparagraph (e) below.

(b) In addition to any rights the Officer might have to terminate this Agreement contained in Paragraph 8, the Officer shall have the right to terminate this Agreement upon the occurrence of any of the following events (the “Termination Events”) within twenty-four months following a Change in Control of ACB: (i) Officer is assigned any duties and/or responsibilities that are inconsistent with or constitute a demotion or reduction in his position, duties, responsibilities or status at the time of the Change in Control or with his reporting responsibilities or titles with the Bank or ACB in effect at such time, regardless of Officer’s resulting position; or (ii) Officer’s annual base salary rate is reduced below the annual amount in effect as of the effective date of a Change in Control or as the same shall have been increased from time to time following such effective date; or (iii) Officer’s life insurance, medical or hospitalization insurance, disability insurance, stock options plans, stock purchase plans, deferred compensation plans, management retention plans, retirement plans or similar plans or benefits being provided by the Bank or ACB to the Officer as of the effective date of the Change in Control are reduced in their level, scope or coverage, or any such insurance, plans or benefits are eliminated, unless such reduction or elimination applies proportionately to all salaried employees of the Bank or ACB who participated in such benefits prior to such Change in Control; or (iv) Officer is transferred to a location which is more than twenty (20) miles from his current principal work location without the Officer’s express written consent. A Termination Event shall be deemed to have occurred on the date such action or event is implemented or takes effect.

(c) In the event that the Officer terminates this Agreement pursuant to this Paragraph 10, the Bank will be obligated to pay or cause to be paid to Officer liquidated damages in an amount equal to 1.5 times the Officer’s “base amount” as defined in Section 280G(b)(3) of the Internal Revenue Code of 1986, as amended (the “Code”).

(d) For the purposes of this Agreement, the term Change in Control shall mean any of the following events: (i) after the effective date of this Agreement, any “person” (as such term is defined in Section 7(j)(8)(A) of the Change in Bank Control Act of 1978), directly or indirectly, acquires beneficial ownership of voting stock, or acquires beneficial ownership of voting stock, or acquires irrevocable proxies or any combination of voting stock and irrevocable proxies, representing twenty-five percent (25%) or more of any class of voting securities of ACB, or acquires control of, in any manner, the election of a majority of the directors of ACB; or (ii) ACB consolidates or merges with or into another corporation, association or entity, or is otherwise reorganized, where ACB is not the surviving corporation in such transaction; or (iii) all or substantially all of the assets of ACB are sold or otherwise transferred to or are acquired by any other corporation, association or other person, entity or group; Notwithstanding the other provisions of this Paragraph 10, a transaction or event shall not be considered a Change in Control if, prior to the consummation or occurrence of such transaction or event, Officer and Bank agree in writing that the same shall not be treated as a Change in Control for purposes of this Agreement.

(e) Such amounts payable pursuant to this Paragraph 10 shall be paid, at the option of the Officer, either in one lump sum or in equal monthly payments following termination of this Agreement.

(f) Following a Termination Event which gives rise to Officer’s rights hereunder, the Officer shall have twelve (12) months from the date of occurrence of the Termination Event to terminate this Agreement pursuant to this Paragraph 10. Any such termination shall be deemed to have occurred only upon delivery to the Bank or ACB (or to any successor corporation or other successor) of written notice of termination which describes the Change in Control and the Termination Event. If Officer does not so terminate this Agreement within such twelve-month period, he shall thereafter have no further rights hereunder with respect to that Termination Event, but shall retain rights, if any, hereunder with respect to any other Termination Event as to which such period has not expired.

(g) It is the intent of the parties hereto that all payments made pursuant to this Agreement be deductible by the Bank for federal income tax purposes and not result in the imposition of an excise tax on the Officer. Notwithstanding anything contained in this Agreement to the contrary, any payments to be made to or for the benefit of the Officer which are deemed to be “parachute payments” as that term is defined in Section 280G of the Code, shall be modified or reduced to the extent deemed to be necessary by the Directors to avoid the imposition of excise taxes on the Officer under Section 4999 of the Code or the disallowance of a deduction to the Bank under Section 280(a) of the Code.

(h) In the event any dispute shall arise between the Officer and the Bank as to the terms or interpretation of this Agreement, including this Paragraph 10, whether instituted by formal legal proceedings or otherwise, including any action taken by the Officer to enforce the terms of this Paragraph 10 or in defending against any action taken by the Bank, the Bank shall reimburse the Officer for all costs and expenses, proceedings or actions, in the event the Officer prevails in any such action.

11. Successors and Assigns.

(a) This Agreement shall inure to the benefit of and be binding upon any corporate or other successor of the Bank or ACB which shall acquire, directly or indirectly, by conversion, merger, purchase or otherwise, all or substantially all of the assets of the Bank.

(b) Since the Bank is contracting for the unique and personal skills of the Officer, the Officer shall be precluded from assigning or delegating his rights or duties hereunder without first obtaining the written consent of the Bank.

12. Modification; Wavier; Amendments. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing, signed by the Officer and on behalf of the Bank by such officer as may be specifically designated by the Directors. No waiver by either party hereto, at any time, of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No amendment or addition to this Agreement shall be binding unless in writing and signed by both parties, except as herein otherwise provided.

13. Applicable Law. This Agreement shall be governed in all respects whether as to validity, construction, capacity, performance or otherwise, by the laws of South Carolina, except to the extent that federal law shall be deemed to apply.

14. Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

15. Previous Agreement. Contemporaneously with entering into this Agreement, the Officer is entering into a Termination Agreement and Release which terminates the employment agreement between the Officer and the Bank dated January 17, 1996, as more fully set forth in such Termination Agreement and Release and provides for the payment to the Officer of the amount set forth therein as a result of a change in control of FNB Bancshares, Inc. pursuant to its merger with ACB.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first hereinabove written.

FIRST NATIONAL BANK OF THE CAROLINAS

By:
Name:
Title:

AMERICAN COMMUNITY BANCSHARES, INC.

By:
Name:
Title:

OFFICER

V. Stephen Moss

Appendix B

TITLE 33. CORPORATIONS, PARTNERSHIPS AND ASSOCIATIONS

CHAPTER 13. DISSENTERS’ RIGHTS

ARTICLE 1. RIGHT TO DISSENT AND OBTAIN PAYMENT FOR SHARES

GO TO CODE ARCHIVE DIRECTORY FOR THIS JURISDICTION

S.C. Code Ann. § 33-13-101 (2002)

§ 33-13-101. Definitions.

In this chapter:

(1) “Corporation” means the issuer of the shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer.

(2) “Dissenter” means a shareholder who is entitled to dissent from corporate action under Section 33-13-102 and who exercises that right when and in the manner required by Sections 33-13-200 through 33-13-280.

(3) “Fair value”, with respect to a dissenter’s shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable. The value of the shares is to be determined by techniques that are accepted generally in the financial community.

(4) “Interest” means interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all the circumstances.

(5) “Record shareholder” means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

(6) “Beneficial shareholder” means the person who is a beneficial owner of shares held by a nominee as the record shareholder.

(7) “Shareholder” means the record shareholder or the beneficial shareholder.

§ 33-13-102. Right to dissent.

(A) A shareholder is entitled to dissent from, and obtain payment of the fair value of, his shares in the event of any of the following corporate actions:

(1) consummation of a plan of merger to which the corporation is a party (i) if shareholder approval is required for the merger by Section 33-11-103 or the articles of incorporation and the shareholder is entitled to vote on the merger or (ii) if the corporation is a subsidiary that is merged with its parent under Section 33-11-104 or 33-11-108 or if the corporation is a parent that is merged with its subsidiary under Section 33-11-108;

(2) consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares are to be acquired, if the shareholder is entitled to vote on the plan;

(3) consummation of a sale or exchange of all, or substantially all, of the property of the corporation other than in the usual and regular course of business, if the shareholder is entitled to vote on the sale or exchange, including a sale in dissolution, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale must be distributed to the shareholders within one year after the date of sale;

(4) an amendment of the articles of incorporation that materially and adversely affects rights in respect of a dissenter’s shares because it:

(i) alters or abolishes a preferential right of the shares;

(ii) creates, alters, or abolishes a right in respect of redemption, including a provision respecting a sinking fund for the redemption or repurchase, of the shares;

(iii) alters or abolishes a preemptive right of the holder of the shares to acquire shares or other securities;

(iv) excludes or limits the right of the shares to vote on any matter, or to cumulate votes, other than a limitation by dilution through issuance of shares or other securities with similar voting rights; or

(v) reduces the number of shares owned by the shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under Section 33-6-104; or

(5) in the case of corporations which are not public corporations, the approval of a control share acquisition under Article 1 of Chapter 2 of Title 35;

(6) any corporate action to the extent the articles of incorporation, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

(B) Notwithstanding subsection (A), no dissenters’ rights under this section are available for shares of any class or series of shares which, at the record date fixed to determine shareholders entitled to receive notice of a vote at the meeting of shareholders to act upon the agreement of merger or exchange, were either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc.

§ 33-13-103. Dissent by nominees and beneficial owners.

(a) A record shareholder may assert dissenters’ rights as to fewer than all the shares registered in his name only if he dissents with respect to all shares beneficially owned by any one person and notifies the corporation in writing of the name and address of each person on whose behalf he asserts dissenters’ rights. The rights of a partial dissenter under this subsection are determined as if the shares to which he dissents and his other shares were registered in the names of different shareholders.

(b) A beneficial shareholder may assert dissenters’ rights as to shares held on his behalf only if he dissents with respect to all shares of which he is the beneficial shareholder or over which he has power to direct the vote. A beneficial shareholder asserting dissenters’ rights to shares held on his behalf shall notify the corporation in writing of the name and address of the record shareholder of the shares, if known to him.

§ 33-13-200. Notice of dissenters’ rights.

(a) If proposed corporate action creating dissenters’ rights under Section 33-13-102 is submitted to a vote at a shareholders’ meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters’ rights under this chapter and be accompanied by a copy of this chapter.

(b) If corporate action creating dissenters’ rights under Section 33-13-102 is taken without a vote of shareholders, the corporation shall notify in writing all shareholders entitled to assert dissenters’ rights that the action was taken and send them the dissenters’ notice described in Section 33-13-220.

§ 33-13-210. Notice of intent to demand payment.

(a) If proposed corporate action creating dissenters’ rights under Section 33-13-102 is submitted to a vote at a shareholders’ meeting, a shareholder who wishes to assert dissenters’ rights (1) must give to the corporation before the vote is taken written notice of his intent to demand payment for his shares if the proposed action is effectuated and (2) must not vote his shares in favor of the proposed action. A vote in favor of the proposed action cast by the holder of a proxy solicited by the corporation shall not disqualify a shareholder from demanding payment for his shares under this chapter.

(b) A shareholder who does not satisfy the requirements of subsection (a) is not entitled to payment for his shares under this chapter.

§ 33-13-220. Dissenters’ notice.

(a) If proposed corporate action creating dissenters’ rights under Section 33-13-102 is authorized at a shareholders’ meeting, the corporation shall deliver a written dissenters’ notice to all shareholders who satisfied the requirements of Section 33-13-210(a).

(b) The dissenters’ notice must be delivered no later than ten days after the corporate action was taken and must:

(1) state where the payment demand must be sent and where certificates for certificated shares must be deposited;

(2) inform holders of uncertificated shares to what extent transfer of the shares is to be restricted after the payment demand is received;

(3) supply a form for demanding payment that includes the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action and requires that the person asserting dissenters’ rights certify whether or not he or, if he is a nominee asserting dissenters’ rights on behalf of a beneficial shareholder, the beneficial shareholder acquired beneficial ownership of the shares before that date;

(4) set a date by which the corporation must receive the payment demand, which may not be fewer than thirty nor more than sixty days after the date the subsection (a) notice is delivered and set a date by which certificates for certificated shares must be deposited, which may not be earlier than twenty days after the demand date; and

(5) be accompanied by a copy of this chapter.

§ 33-13-230. Shareholders’ payment demand.

(a) A shareholder sent a dissenters’ notice described in Section 33-13-220 must demand payment, certify whether he (or the beneficial shareholder on whose behalf he is asserting dissenters’ rights) acquired beneficial ownership of the shares before the date set forth in the dissenters’ notice pursuant to Section 33-13-220(b)(3), and deposit his certificates in accordance with the terms of the notice.

(b) The shareholder who demands payment and deposits his share certificates under subsection (a) retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.

(c) A shareholder who does not comply substantially with the requirements that he demand payment and deposit his share certificates where required, each by the date set in the dissenters’ notice, is not entitled to payment for his shares under this chapter.

§ 33-13-240. Share restrictions.

(a) The corporation may restrict the transfer of uncertificated shares from the date the demand for payment for them is received until the proposed corporate action is taken or the restrictions are released under Section 33-13-260.

(b) The person for whom dissenters’ rights are asserted as to uncertificated shares retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.

§ 33-13-250. Payment.

(a) Except as provided in Section 33-13-270, as soon as the proposed corporate action is taken, or upon receipt of a payment demand, the corporation shall pay each dissenter who substantially complied with Section 33-13-230 the amount the corporation estimates to be the fair value of his shares, plus accrued interest.

(b) The payment must be accompanied by:

(1) the corporation’s balance sheet as of the end of a fiscal year ending not more than sixteen months before the date of payment, an income statement for that year, a statement of changes in shareholders’ equity for that year, and the latest available interim financial statements, if any;

(2) a statement of the corporation’s estimate of the fair value of the shares and an explanation of how the fair value was calculated;

(3) an explanation of how the interest was calculated;

(4) a statement of the dissenter’s right to demand additional payment under Section 33-13-280; and

(5) a copy of this chapter.

§ 33-13-260. Failure to take action.

(a) If the corporation does not take the proposed action within sixty days after the date set for demanding payment and depositing share certificates, the corporation, within the same sixty-day period, shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.

(b) If, after returning deposited certificates and releasing transfer restrictions, the corporation takes the proposed action, it must send a new dissenters’ notice under Section 33-13-220 and repeat the payment demand procedure.

§ 33-13-270. After-acquired shares.

(a) A corporation may elect to withhold payment required by section 33-13-250 from a dissenter as to any shares of which he (or the beneficial owner on whose behalf he is asserting dissenters’ rights) was not the beneficial owner on the date set forth in the dissenters’ notice as the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action, unless the beneficial ownership of the shares devolved upon him by operation of law from a person who was the beneficial owner on the date of the first announcement.

(b) To the extent the corporation elects to withhold payment under subsection (a), after taking the proposed corporate action, it shall estimate the fair value of the shares, plus accrued interest, and shall pay this amount to each dissenter who agrees to accept it in full satisfaction of his demand. The corporation shall send with its offer a statement of its estimate of the fair value of the shares, an explanation of how the fair value and interest were calculated, and a statement of the dissenter’s right to demand additional payment under Section 33-13-280.

§ 33-13-280. Procedure if shareholder dissatisfied with payment or offer.

(a) A dissenter may notify the corporation in writing of his own estimate of the fair value of his shares and amount of interest due and demand payment of his estimate (less any payment under Section 33-13-250) or reject the corporation’s offer under Section 33-13-270 and demand payment of the fair value of his shares and interest due, if the:

(1) dissenter believes that the amount paid under Section 33-13-250 or offered under Section 33-13-270 is less than the fair value of his shares or that the interest due is calculated incorrectly;

(2) corporation fails to make payment under Section 33-13-250 or to offer payment under Section 33-13-270 within sixty days after the date set for demanding payment; or

(3) corporation, having failed to take the proposed action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within sixty days after the date set for demanding payment.

(b) A dissenter waives his right to demand additional payment under this section unless he notifies the corporation of his demand in writing under subsection (a) within thirty days after the corporation made or offered payment for his shares.

§ 33-13-300. Court action.

(a) If a demand for additional payment under Section 33-13-280 remains unsettled, the corporation shall commence a proceeding within sixty days after receiving the demand for additional payment and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the sixty-day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

(b) The corporation shall commence the proceeding in the circuit court of the county where the corporation’s principal office (or, if none in this State, its registered office) is located. If the corporation is a foreign corporation without a registered office in this State, it shall commence the proceeding in the county in this State where the principal office (or, if none in this State, the registered office) of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

(c) The corporation shall make all dissenters (whether or not residents of this State) whose demands remain unsettled parties to the proceeding as in an action against their shares and all parties must be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication, as provided by law.

(d) The jurisdiction of the court in which the proceeding is commenced under subsection (b) is plenary and exclusive. The court may appoint persons as appraisers to receive evidence and recommend decisions on the question of fair value. The appraisers have the powers described in the order appointing them or in any amendment to it. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

(e) Each dissenter made a party to the proceeding is entitled to judgment for the amount, if any, by which the court finds the fair value of his shares, plus interest, exceeds the amount paid by the corporation.

§ 33-13-310. Court costs and counsel fees.

(a) The court in an appraisal proceeding commenced under Section 33-13-300 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under Section 33-13-280.

(b) The court also may assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

(1) against the corporation and in favor of any or all dissenters if the court finds the corporation did not comply substantially with the requirements of Sections 33-13-200 through 33-13-280; or

(2) against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this chapter.

(c) If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these counsel reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.

(d) In a proceeding commenced by dissenters to enforce the liability under Section 33-13-300(a) of a corporation that has failed to commence an appraisal proceeding within the sixty-day period, the court shall assess the costs of the proceeding and the fees and expenses of dissenters’ counsel against the corporation and in favor of the dissenters.

Appendix C

GENERAL STATUTES OF NORTH CAROLINA

CHAPTER 55. NORTH CAROLINA

BUSINESS CORPORATION ACT

ARTICLE 13. DISSENTERS’ RIGHTS

§ 55-13-01 Definitions

In this Article:

(1) “Corporation” means the issuer of the shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer.

(2) “Dissenter” means a shareholder who is entitled to dissent from corporate action under G.S. 55-13-02 and who exercises that right when and in the manner required by G.S. 55-13-20 through 55-13-28.

(3) “Fair value,” with respect to a dissenter’s shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable.

(4) “Interest” means interest from the effective date of the corporate action until the date of payment, at a rate that is fair and equitable under all the circumstances, giving due consideration to the rate currently paid by the corporation on its principal bank loans, if any, but not less than the rate provided by G.S. 24-1.

(5) “Record shareholder” means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

(6) “Beneficial shareholder” means the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.

(7) “Shareholder” means the record shareholder or the beneficial shareholder.

§ 55-13-02 Right to dissent

(a) In addition to any rights granted under Article 9, a shareholder is entitled to dissent from, and obtain payment of the fair value of his shares in the event of, any of the following corporate actions:

(1) Consummation of a plan of merger to which the corporation (other than a parent corporation in a merger under G.S. 55-11-04) is a party unless (i) approval by the shareholders of that corporation is not required under G.S. 55-11-03(g) or (ii) such shares are then redeemable by the corporation at a price not greater than the cash to be received in exchange for such shares;

(2) Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, unless such shares are then redeemable by the corporation at a price not greater than the cash to be received in exchange for such shares;

(2a) Consummation of a plan of conversion pursuant to Part 2 of Article 11A of this Chapter;

(3) Consummation of a sale or exchange of all, or substantially all, of the property of the corporation other than as permitted by G.S. 55-12-01, including a sale in dissolution, but not including a sale pursuant to court order or a sale pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed in cash to the shareholders within one year after the date of sale;

(4) An amendment of the articles of incorporation that materially and adversely affects rights in respect of a dissenter’s shares because it

(i) alters or abolishes a preferential right of the shares;

(ii) creates, alters, or abolishes a right in respect of redemption, including a provision respecting a sinking fund for the redemption or repurchase, of the shares;

(iii) alters or abolishes a preemptive right of the holder of the shares to acquire shares or other securities;

(iv) excludes or limits the right of the shares to vote on any matter, or to cumulate votes;

(v) reduces the number of shares owned by the shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under G.S. 55-6-04; or

(vi) changes the corporation into a nonprofit corporation or cooperative organization; or

(5) Any corporate action taken pursuant to a shareholder vote to the extent the articles of incorporation, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

(b) A shareholder entitled to dissent and obtain payment for his shares under this Article may not challenge the corporate action creating his entitlement, including without limitation a merger solely or partly in exchange for cash or other property, unless the action is unlawful or fraudulent with respect to the shareholder or the corporation.

(c) Notwithstanding any other provision of this Article, there shall be no right of shareholders to dissent from, or obtain payment of the fair value of the shares in the event of, the corporate actions set forth in subdivisions (1), (2), or (3) of subsection (a) of this section if the affected shares are any class or series which, at the record date fixed to determine the shareholders entitled to receive notice of and to vote at the meeting at which the plan of merger or share exchange or the sale or exchange of property is to be acted on, were (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc., or (ii) held by at least 2,000 record shareholders. This subsection does not apply in cases in which either:

(1) The articles of incorporation, bylaws, or a resolution of the board of directors of the corporation issuing the shares provide otherwise; or

(2) In the case of a plan of merger or share exchange, the holders of the class or series are required under the plan of merger or share exchange to accept for the shares anything except:

a. Cash;

b. Shares, or shares and cash in lieu of fractional shares of the surviving or acquiring corporation, or of any other corporation which, at the record date fixed to determine the shareholders entitled to receive notice of and vote at the meeting at which the plan of merger or share exchange is to be acted on, were either listed subject to notice of issuance on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc., or held by at least 2,000 record shareholders; or

c. A combination of cash and shares as set forth in sub-subdivisions a. and b. of this subdivision.

§ 55-13-03 Dissent by nominees and beneficial owners

(a) A record shareholder may assert dissenters’ rights as to fewer than all the shares registered in his name only if he dissents with respect to all shares beneficially owned by any one person and notifies the corporation in writing of the name and address of each person on whose behalf he asserts dissenters’ rights. The rights of a partial dissenter under this subsection are determined as if the shares as to which he dissents and his other shares were registered in the names of different shareholders.

(b) A beneficial shareholder may assert dissenters’ rights as to shares held on his behalf only if:

(1) He submits to the corporation the record shareholder’s written consent to the dissent not later than the time the beneficial shareholder asserts dissenters’ rights; and

(2) He does so with respect to all shares of which he is the beneficial shareholder.

§§ 15-13-04 to 55-13-19 Reserved

§ 55-13-20 Notice of dissenters’ rights

(a) If proposed corporate action creating dissenters’ rights under G.S. 55-13-02 is submitted to a vote at a shareholders’ meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters’ rights under this Article and be accompanied by a copy of this Article.

(b) If corporate action creating dissenters’ rights under G.S. 55-13-02 is taken without a vote of shareholders or is taken by shareholder action without meeting under G.S. 55-7-04, the corporation shall no later than 10 days thereafter notify in writing all shareholders entitled to assert dissenters’ rights that the action was taken and send them the dissenters’ notice described in G.S. 55-13-22. A shareholder who consents to shareholder action taken without meeting under G.S. 55-7-04 approving a corporate action is not entitled to payment for the shareholder’s shares under this Article with respect to that corporate action.

(c) If a corporation fails to comply with the requirements of this section, such failure shall not invalidate any corporate action taken; but any shareholder may recover from the corporation any damage which he suffered from such failure in a civil action brought in his own name within three years after the taking of the corporate action creating dissenters’ rights under G.S. 55-13-02 unless he voted for such corporate action.

§ 55-13-21 Notice of intent to demand payment

(a) If proposed corporate action creating dissenters’ rights under G.S. 55-13-02 is submitted to a vote at a shareholders’ meeting, a shareholder who wishes to assert dissenters’ rights:

(1) Must give to the corporation, and the corporation must actually receive, before the vote is taken written notice of his intent to demand payment for his shares if the proposed action is effectuated; and

(2) Must not vote his shares in favor of the proposed action.

(b) A shareholder who does not satisfy the requirements of subsection (a) is not entitled to payment for his shares under this Article.

§ 55-13-22 Dissenters’ notice

(a) If proposed corporate action creating dissenters’ rights under G.S. 55-13-02 is authorized at a shareholders’ meeting, the corporation shall mail by registered or certified mail, return receipt requested, a written dissenters’ notice to all shareholders who satisfied the requirements of G.S. 55-13-21.

(b) The dissenters’ notice must be sent no later than 10 days after shareholder approval, or if no shareholder approval is required, after the approval of the board of directors, of the corporate action creating dissenters’ rights under G.S. 55-13-02, and must:

(1) State where the payment demand must be sent and where and when certificates for certificated shares must be deposited;

(2) Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

(3) Supply a form for demanding payment;

(4) Set a date by which the corporation must receive the payment demand, which date may not be fewer than 30 nor more than 60 days after the date the subsection (a) notice is mailed; and

(5) Be accompanied by a copy of this Article.

§ 55-13-23 Duty to demand payment

(a) A shareholder sent a dissenters’ notice described in G.S. 55-13-22 must demand payment and deposit his share certificates in accordance with the terms of the notice.

(b) The shareholder who demands payment and deposits his share certificates under subsection (a) retains all other rights of a shareholder until these rights are cancelled or modified by the taking of the proposed corporate action.

(c) A shareholder who does not demand payment or deposit his share certificates where required, each by the date set in the dissenters’ notice, is not entitled to payment for his shares under this Article.

§ 55-13-24 Share restrictions

(a) The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is taken or the restrictions released under G.S. 55-13-26.

(b) The person for whom dissenters’ rights are asserted as to uncertificated shares retains all other rights of a shareholder until these rights are cancelled or modified by the taking of the proposed corporate action.

§ 55-13-25 Payment

(a) As soon as the proposed corporate action is taken, or within 30 days after receipt of a payment demand, the corporation pay each dissenter who complied with G.S. 55-13-23 the amount the corporation estimates to be the fair value of his shares, plus interest accrued to the date of payment.

(b) The payment shall be accompanied by:

(1) The corporation’s most recent available balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, an income statement for that year, a statement of cash flows for that year, and the latest available interim financial statements, if any;

(2) An explanation of how the corporation estimated the fair value of the shares;

(3) An explanation of how the interest was calculated;

(4) A statement of the dissenter’s right to demand payment under G.S. 55-13-28; and

(5) A copy of this Article.

§ 55-13-26 Failure to take action

(a) If the corporation does not take the proposed action within 60 days after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.

(b) If after returning deposited certificates and releasing transfer restrictions, the corporation takes the proposed action, it must send a new dissenters’ notice under G.S. 55-13-22 and repeat the payment demand procedure.

§ 55-13-27 Reserved

§ 55-13-28 Procedure if shareholder dissatisfied with corporation’s payment or failure to perform

(a) A dissenter may notify the corporation in writing of his own estimate of the fair value of his shares and amount of interest due, and demand payment of the amount in excess of the payment by the corporation under G.S. 55-13-25 for the fair value of his shares and interest due, if:

(1) The dissenter believes that the amount paid under G.S. 55-13-25 is less than the fair value of his shares or that the interest due is incorrectly calculated;

(2) The corporation fails to make payment under G.S. 55-13-25; or

(3) The corporation, having failed to take the proposed action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within 60 days after the date set for demanding payment.

(b) A dissenter waives his right to demand payment under this section unless he notifies the corporation of his demand in writing (i) under subdivision (a)(1) within 30 days after the corporation made payment for his shares or (ii) under subdivisions (a)(2) and (a)(3) within 30 days after the corporation has failed to perform timely. A dissenter who fails to notify the corporation of his demand under subsection (a) within such 30-day period shall be deemed to have withdrawn his dissent and demand for payment.

§ 55-13-29 Reserved

§ 55-13-30 Court action

(a) If a demand for payment under G.S. 55-13-28 remains unsettled, the dissenter may commence a proceeding within 60 days after the earlier of (i) the date payment is made under G.S. 55-13-25, or (ii) the date of the dissenter’s payment demand under G.S. 55-13-28 by filing a complaint with the Superior Court Division of the General Court of Justice to determine the fair value of the shares and accrued interest. A dissenter who takes no action within the 60-day period shall be deemed to have withdrawn his dissent and demand for payment.

(b) Reserved for future codification purposes.

(c) The court shall have the discretion to make all dissenters (whether or not residents of this State) whose demands remain unsettled parties to the proceeding as in an action against their shares and all parties must be served with a copy of the complaint. Nonresidents may be served by registered or certified mail or by publication as provided by law.

(d) The jurisdiction of the superior court in which the proceeding is commenced under subsection (a) is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them, or in any amendment to it. The parties are entitled to the same discovery rights as parties in other civil proceedings. The proceeding shall be tried as in other civil actions. However, in a proceeding by a dissenter in a corporation that was a public corporation immediately prior to consummation of the corporate action giving rise to the right of dissent under G.S. 55-13-02, there is no right to a trial by jury.

(e) Each dissenter made a party to the proceeding is entitled to judgment for the amount, if any, by which the court finds the fair value of his shares, plus interest, exceeds the amount paid by the corporation.

§ 55-13-31 Court costs and counsel fees

(a) The court in an appraisal proceeding commenced under G.S. 55-13-30 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court, and shall assess the costs as it finds equitable.

(b) The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

(1) Against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of G.S. 55-13-20 through 55-13-28; or

(2) Against either the corporation or a dissenter, in favor of either or any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this Article.

(c) If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these counsel reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.

[Letterhead of The Orr Group]

November 5, 2003

FNB Banchshares, Inc.

217 North Granard Street

Gaffney, SC 29342

Members of the Board:

FNB Bancshares, Inc. (the “Company”) entered into an Agreement and Plan of Merger (“the Agreement”) with American Community Bancshares, Inc. (“American”) as of November 5, 2003, whereby the Company will merge with and into American (the “Merger”).

You have requested our opinion, as investment bankers, with respect to the fairness, from a financial point of view, to the holders of the common stock (the “Stockholders”) of the Company of the consideration to be paid in the Merger as defined in the Agreement (the “Merger Consideration”). Our opinion is as of the date hereof.

In conducting our analysis and arriving at our opinion as expressed herein, we have considered, reviewed and analyzed financial and other information and materials that we have deemed appropriate under the circumstances, and among other things:

(i)	Reviewed the Agreement and certain related documents;

(ii)	Reviewed the historical and current financial position and results of operations of the Company and American;

(iii)	Reviewed certain publicly available information concerning FNB including Annual Reports on Form 10-Q for each of the years in the three year period ended December 31,2002 and Quarterly Reports on Form 10-Q for the periods ending March 31, 2003 and June 30, 2003;

(iv)	Reviewed certain publicly available information concerning American including Annual Reports on Form 10-K for each of the years in the three year period ended December 31, 2002 and Quarterly Reports on Form 10-Q for the periods ending March 31, 2003 and June 30, 2003;

(v)	Reviewed certain available financial forecasts concerning the business and operations of the Company and American that were prepared by management of the Company and American, respectively;

(vi)	Participated in discussions with certain officers and employees of the Company and American to discuss the past and current business operations, financial condition and prospects of the Company and American, as well as matters we believe relevant to our inquiry;

(vii)	Reviewed certain publicly available operating and financial information with respect to other companies that we believe to be comparable in certain respects to the Company and American;

(viii)	Reviewed the current and historical relationships between the trading levels of the Company’s common stock and American’s common stock and the historical and current market for the common stock of the Company, American, and other companies that we believe to be comparable in certain respects to the Company or American;

(ix)	Reviewed the nature and terms of certain other acquisition transactions that we believe to be relevant; and

(x)	Performed such other reviews and analyses we have deemed appropriate.

In our review and analysis, we have assumed and relied upon the accuracy and completeness of all of the financial and other information provided to us, or that is publicly available, and have not attempted independently to verify nor assumed responsibility for verifying any such information. With respect to the financial projections, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the Company or American, as the case may be, and we express no opinion with respect to such forecasts or the assumptions on which they are based. We have not made or obtained or assumed any responsibility for making or obtaining any independent evaluations or appraisals of any of the assets, including properties and facilities, or liabilities of the Company or American.

Our opinion is based upon conditions as they exist and can be evaluated on the date hereof. Our opinion expressed below does not imply any conclusion as to the likely trading range for any common stock following the consummation of the Merger, which may vary depending upon, among other factors, changes in interest rates, dividend rates, market conditions, general economic conditions and factors that generally influence the price of securities. Our opinion does not address the Company’s underlying business decision to effect the Merger. Our opinion is directed only to the fairness, from a financial point of view, of the Merger Consideration and does not constitute a recommendation concerning how holders of the Company’s common stock should vote with respect to the Agreement. The Orr Group will receive a fee from the Company for delivery of this fairness opinion.

In rendering our opinion we have assumed that in the course of obtaining the necessary regulatory approvals for the Merger, no restrictions will be imposed that would have a material adverse affect on the contemplated benefits of the Merger to the Company following the Merger.

Subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration is fair to the Stockholders from a financial point of view.

Very truly yours,

/s/ The Orr Group

The Orr Group

[Letterhead of McColl Partners, LLC]

November 5, 2003

Board of Directors

American Community Bancshares, Inc.

4500 Cameron Valley Parkway

Charlotte, North Carolina 28211

Members of the Board of Directors:

We understand that American Community Bancshares, Inc. (the “Company”) is considering a proposed acquisition of FNB Bancshares, Inc. (“FNB”) via a merger of FNB with and into the Company (the “Proposed Transaction”). We understand that under the terms of the Proposed Transaction, the Company will issue consideration to be received by FNB’s shareholders in connection with the Proposed Transaction consisting of (i) $6,962,610 in cash consideration, subject to adjustment for any subsequent exercise of FNB options, and (ii) 0.50 times 1.7888 shares of the Company’s common stock for each of the outstanding shares of FNB’s common stock as of the date of the consummation of the Proposed Transaction. The terms and conditions of the Proposed Transaction are set forth in more detail in the Agreement and Plan of Merger between the Company and FNB, dated November 5, 2003 (the “Merger Agreement”).

You have asked us whether, in our opinion, the consideration to be issued in the Proposed Transaction is fair, from a financial point of view, to the shareholders of the Company.

In arriving at our opinion, we reviewed and analyzed: (i) the Merger Agreement and exhibits thereto; (ii) certain publicly available information concerning the Company and FNB which we believe to be relevant to our inquiry; (iii) financial and operating information with respect to the business, operations and prospects of FNB and the Company furnished to us by the Company; (iv) a comparison of the historical financial results and present financial condition of FNB and the Company with those of publicly traded companies which we deemed relevant; and (v) a comparison of the financial terms of the Proposed Transaction with the publicly available financial terms of certain other recent transactions which we deemed relevant. In addition, we have had discussions with the senior management personnel of the Company concerning its business, operations, assets, liabilities, present condition and future prospects and the potential strategic benefits expected by the senior management of the Company to result from a combination of the businesses of the Company and FNB and undertook such other studies, analyses and investigations as we deemed appropriate.

We have assumed and relied upon, without independent verification, the accuracy and completeness of the financial and other information discussed with or reviewed by us in arriving at our opinion. With respect to the financial forecasts provided to or discussed with us, we have assumed, at the direction of the management of the Company and without independent

Board of Directors

American Community Bancshares, Inc.

November 5, 2003

verification or investigation, that such forecasts have been reasonably prepared on bases reflecting the best currently available information, estimates and judgments of the management of the Company and FNB as to their future financial performance. In arriving at our opinion, we have not conducted a physical inspection of the properties and facilities of FNB and have not made nor obtained any evaluations or appraisals of the assets or liabilities (including, without limitation, any potential environmental liabilities), contingent or otherwise, of FNB. We have also assumed that the Proposed Transaction will be consummated in accordance with the terms of the Merger Agreement and that the Proposed Transaction will be treated as a tax-free reorganization for federal income tax purposes. We have also assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the Proposed Transaction will be obtained without any adverse effect on the Company or FNB or on the expected benefits of the Proposed Transaction. Our opinion is necessarily based upon market, economic and other conditions as they exist on, and can be evaluated as of, the date of this letter. We express no opinion as to the underlying valuation, future performance or long-term viability of the Company or FNB. Upon the request of the Company, we will update this opinion prior to closing of the Proposed Transaction.

We have been retained by the Board of Directors of the Company to act as financial advisor to the Company in connection with the Proposed Transaction and will receive a fee for our services. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement.

Based upon and subject to the forgoing, we are of the opinion as of the date hereof that the consideration to be issued in the Proposed Transaction is fair, from a financial point of view, to the shareholders of the Company. This opinion is for the benefit of the Board in its evaluation of the Proposed Transaction, and does not constitute a recommendation as to how any stockholder should act or vote with respect to any matters relating to the Proposed Transaction. This opinion may be referred to and may be reproduced in full in any filing made by the Company with the Securities and Exchange Commission in connection with the Proposed Transaction.

Sincerely,

/s/ McColl Partners, LLC

McColl Partners, LLC

This Joint Proxy Statement/Prospectus incorporates important business and financial information  that is not included in, or delivered with, this document. This information is available without charge to shareholders upon written or verbal request. Shareholders should contact Dan R. Ellis, Jr., Chief  Financial Officer, American Community Bancshares, Inc., 4500 Cameron Valley Parkway,  Suite 150, Charlotte, North Carolina 28211 or Kimberly D. Barrs, Corporate Secretary,  FNB Bancshares, Inc., 217 North Granard Street, Gaffney, South Carolina 29341 no  later than             , 2004, in order to receive copies of such information free of charge.

Part II—Information Not Required in Prospectus

Item 20. Indemnification of Directors and Officers

Sections 55-8-50 through 55-8-58 of the North Carolina General Statutes permit a corporation to indemnify its directors, officers, employees or agents under either or both a statutory or nonstatutory scheme of indemnification. Under the statutory scheme, a corporation may, with certain exceptions, indemnify a director, officer, employee or agent of the corporation who was, is, or is threatened to be made, a party to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative, or investigative, because of the fact that such person was a director, officer, agent or employee of the corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. This indemnity may include the obligation to pay any judgment, settlement, penalty, fine (including an excise tax assessed with respect to an employee benefit plan) and reasonable expenses incurred in connection with a proceeding (including counsel fees), but no such indemnification may be granted unless such director, officer, agent or employee: (i) conducted himself in good faith; (ii) reasonably believed: (a) that any action taken in his official capacity with the corporation was in the best interest of the corporation, or (b) that in all other cases his conduct at least was not opposed to the corporation’s best interest; and (iii) in the case of any criminal proceeding, had no reasonable cause to believe his conduct was unlawful. Whether a director has met the requisite standard of conduct for the type of indemnification set forth above its determined by the Board of Directors, a committee of directors, special legal counsel or the shareholders in accordance with Section 55-8-55. A corporation may not indemnify a director under the statutory scheme in connection with a proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation or in connection with a proceeding in which a director was adjudged liable on the basis of having received an improper personal benefit.

In addition to, and separate and apart from the indemnification described above under the statutory scheme, Section 55-8-57 of the North Carolina General Statutes permits a corporation to indemnify or agree to indemnify any of its directors, officers, employees or agents against liability and expenses (including attorney’s fees) in any proceeding (including proceedings brought by or on behalf of the corporation) arising out of their status as such or their activities in such capacities, except for any liabilities or expenses incurred out of their status as such or their activities in such capacities, except for any liabilities or expenses incurred on account of activities that were, at the time taken, known or believed by the person to be clearly in conflict with the best interests of the corporation. The bylaws of American Community, Inc. provide for indemnification to the fullest extent permitted under North Carolina law for persons who serve as directors, officers, employees or agents of American Community, Inc., except to the extent such activities were at the time taken known or believed by the potential indemnities to be clearly in conflict with the best interests of American Community, Inc. Accordingly, American Community, Inc. may indemnify its directors, officers, or employees or agents in accordance with either the statutory or non-statutory standards.

Sections 55-8-52 and 55-8-56 of the North Carolina General Statutes require a corporation, unless its articles of incorporation provide otherwise, to indemnify a director or officer who has been wholly successful, on the merits or otherwise, in the defense of any proceeding to which such director or officer was a party. Unless prohibited by the articles of incorporation, a director or officer also may make application and obtain court-ordered indemnification if the court determines that such director or officer is fairly and reasonably entitled to such indemnification as provided in Sections 55-8-54 and 55-8-56.

Finally, Section 55-8-57 of the North Carolina General Statutes provides that a corporation may purchase and maintain insurance on behalf of an individual who is or was a director, officer, employee or agent of the corporation against certain liabilities incurred by such persons, whether or not the corporation is otherwise authorized by the North Carolina Business Corporation Act to indemnify such party.

American Community, Inc. has purchased a standard directors’ and officers’ liability policy which will, subject to certain limitations, indemnify American Community, Inc. and its officers and directors for damages they become legally obligated to pay as a result of any negligent act, error, or omission committed by directors or officers while acting in their capacity as such.

As permitted by North Carolina law, Article V of American Community, Inc.’s articles of incorporation limits the personal liability of directors for monetary damages for breaches of duty as a director arising out of any legal action whether by or in the right of American Community, Inc. or otherwise, provided that such limitation will not apply to (i) acts or omissions that the director at the time of such breach knew or believed were clearly in conflict with the best interests of American Community, Inc., (ii) any liability under Section 55-8-33 of the General Statutes of North Carolina, or (iii) any transaction from which the director derived an improper personal benefit (which does not include a director’s reasonable compensation or other reasonable incidental benefit for or on account of his service as a director, officer, employee, independent contractor, attorney, or consultant of American Community, Inc.).

Item 21. Exhibits and Financial Statement Schedules

The following documents are filed herewith and made a part of this Registration Statement.

Exhibit Number	Description of Exhibit
2.1	Agreement and Plan of Merger By and Between American Community Bancshares, Inc., American Community Bank, FNB Bancshares, Inc. and First National Bank of the Carolinas, dated as of November 5, 2003 (included as Appendix A to the Joint Proxy Statement/Prospectus)

4.1	Articles of Incorporation of Registrant (incorporated by reference to Registrant’s Registration Statement on Form S-4, filed with the SEC on February 25, 2000 (File No. 333-31148))

4.2	Bylaws of Registrant (incorporated by reference to Registrant’s Registration Statement on Form S-4, filed with the SEC on February 25, 2000 (File No. 333-31148))

4.3	Form of Stock Certificate of Registrant (incorporated by reference to Registrant’s Registration Statement on Form S-4, filed with the SEC on February 25, 2000 (File No. 333-31148)))

5.1	Opinion of Gaeta & Associates, P.A. regarding the legality of securities being registered (filed herewith)

8.1	Form of Tax Opinion of Dixon Odom PLLC (to be filed by amendment)

13.1	FNB Bancshares, Inc. Annual Report on Form 10-KSB for the year ended December 31, 2002, filed with the SEC on March 24, 2003 and as amended on March 31, 2003 (incorporated by reference)

13.2	FNB Bancshares, Inc. Quarterly Report on Form 10-QSB for the quarter ended September 30, 2003, filed with the SEC on October 27, 2003 (incorporated by reference)

13.3	FNB Bancshares, Inc. Quarterly Report on Form 10-QSB for the quarter ended June 30, 2003, filed with the SEC on August 5, 2003 (incorporated by reference)

13.4	FNB Bancshares, Inc. Quarterly Report on Form 10-QSB for the quarter ended March 31, 2003, filed with the SEC on May 9, 2003 (incorporated by reference)

13.5	Registrant’s Annual Report on Form 10-KSB for the year ended December 31, 2002, filed with the SEC on March 28, 2003 (incorporated by reference)

13.6	Registrant’s Quarterly Report on Form 10-QSB for the quarter ended September 30, 2003, filed with the SEC on November 5, 2003 (incorporated by reference)

13.7	Registrant’s Quarterly Report on Form 10-QSB for the quarter ended June 30, 2003, filed with the SEC on August 13, 2003 (incorporated by reference)

13.8	Registrant’s Quarterly Report on Form 10-QSB for the quarter ended March 31, 2003, filed with the SEC on May 15, 2003 (incorporated by reference)

23.1	Consent of Dixon Odom PLLC (filed herewith)

Exhibit Number	Description of Exhibit
23.2	Consent of Dixon Odom PLLC (filed herewith)

23.3	Consent of Gaeta & Associates, P.A. (included with Exhibit 5.1 hereto)

23.4	Consent of The Orr Group (filed herewith)

23.5	Consent of McColl Partners, LLC (included in Appendix E to the Joint Proxy Statement/Prospectus)

24.1	Power of Attorney (filed herewith)

99.1	Registrant’s Form of Proxy (to be filed by amendment)

99.2	FNB Bancshares Inc.’s Form of Proxy (to be filed by amendment)

Item 22. Undertakings

The undersigned registrant hereby undertakes:

(A) (1) To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

(i) include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent not more than a 20 percent change in the maximum offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) include any additional or changed material information on the plan of distribution.

(2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(B) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Charlotte, State of North Carolina, on December 5, 2003.

AMERICAN COMMUNITY BANCSHARES, INC.

By:	/s/ RANDY P. HELTON
Randy P. Helton
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons on December 5, 2003 in the capacities indicated.

SIGNATURE	CAPACITY
/s/ RANDY P. HELTON Randy P. Helton	President, Chief Executive Officer and Director

/s/ DAN R. ELLIS, JR.* Dan R. Ellis, Jr.	Senior Vice President and Chief Financial Officer

/s/ ROBERT G. DINSMORE, JR.* Robert G. Dinsmore, Jr.	Director

/s/ FRANK L. GENTRY* Frank L. Gentry	Director

/s/ THOMAS J. HALL* Thomas J. Hall	Director

/s/ LARRY S. HELMS* Larry S. Helms	Director

/s/ PETER A. PAPPAS* Peter A. Pappas	Director

/s/ L. STEVEN PHILLIPS* L. Steven Phillips	Director

/s/ ALISON J. SMITH* Alison J. Smith	Director

/s/ L. CARLTON TYSON* L. Carlton Tyson	Director

/s/ DAVID D. WHITLEY* David D. Whitley	Director

/s/ GREGORY N. WYLIE* Gregory N. Wylie	Director

* By:	/s/ RANDY P. HELTON
Randy P. Helton
Attorney in Fact

Exhibit Index

Exhibit Number	Description of Exhibit
2.1	Agreement and Plan of Merger By and Between American Community Bancshares, Inc., American Community Bank, FNB Bancshares, Inc. and First National Bank of the Carolinas, dated as of November 5, 2003 (included as Appendix A to the Joint Proxy Statement/Prospectus)

4.1	Articles of Incorporation of Registrant (incorporated by reference to Registrant’s Registration Statement on Form S-4, filed with the SEC on February 25, 2000 (File No. 333-31148))

4.2	Bylaws of Registrant (incorporated by reference to Registrant’s Registration Statement on Form S-4, filed with the SEC on February 25, 2000 (File No. 333-31148))

4.3	Form of Stock Certificate of Registrant (incorporated by reference to Registrant’s Registration Statement on Form S-4, filed with the SEC on February 25, 2000 (File No. 333-31148)))

5.1	Opinion of Gaeta & Associates, P.A. regarding the legality of securities being registered (filed herewith)

8.1	Form of Tax Opinion of Dixon Odom PLLC (to be filed by amendment)

13.1	FNB Bancshares, Inc. Annual Report on Form 10-KSB for the year ended December 31, 2002, filed with the SEC on March 24, 2003 and as amended on March 31, 2003 (incorporated by reference)

13.2	FNB Bancshares, Inc. Quarterly Report on Form 10-QSB for the quarter ended September 30, 2003, filed with the SEC on October 27, 2003 (incorporated by reference)

13.3	FNB Bancshares, Inc. Quarterly Report on Form 10-QSB for the quarter ended June 30, 2003, filed with the SEC on August 5, 2003 (incorporated by reference)

13.4	FNB Bancshares, Inc. Quarterly Report on Form 10-QSB for the quarter ended March 31, 2003, filed with the SEC on May 9, 2003 (incorporated by reference)

13.5	Registrant’s Annual Report on Form 10-KSB for the year ended December 31, 2002, filed with the SEC on March 28, 2003 (incorporated by reference)

13.6	Registrant’s Quarterly Report on Form 10-QSB for the quarter ended September 30, 2003, filed with the SEC on November 5, 2003 (incorporated by reference)

13.7	Registrant’s Quarterly Report on Form 10-QSB for the quarter ended June 30, 2003, filed with the SEC on August 13, 2003 (incorporated by reference)

13.8	Registrant’s Quarterly Report on Form 10-QSB for the quarter ended March 31, 2003, filed with the SEC on May 15, 2003 (incorporated by reference)

23.1	Consent of Dixon Odom PLLC (filed herewith)

23.2	Consent of Dixon Odom PLLC (filed herewith)

23.3	Consent of Gaeta & Associates, P.A. (included with Exhibit 5.1 hereto)

23.4	Consent of The Orr Group (filed herewith)

23.5	Consent of McColl Partners, LLC (included in Appendix E to the Joint Proxy Statement/Prospectus)

24.1	Power of Attorney (filed herewith)

99.1	Registrant’s Form of Proxy (to be filed by amendment)

99.2	FNB’s Form of Proxy (to be filed by amendment)